Exhibit 2.3

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

NEP RENEWABLES, LLC,

NEXTERA ENERGY PARTNERS, LP,
NEP RENEWABLES HOLDINGS, LLC,

and

THE CLASS B PURCHASERS PARTY HERETO

August 31, 2018

SCHEDULES:

A –	Purchaser Allocations
B –	Knowledge Parties
C –	NEP Subsidiaries
D –	Governmental Authorizations
E –	Consents
F –	Affiliate Contracts and Support Obligations

EXHIBITS:

A –	A&R LLC Agreement
B –	Amended NEP Partnership Agreement
C –	Registration Rights Agreement
D –	Build Out Agreement
E –	Issuer Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement, dated as of August 31, 2018 (this “Agreement”), is entered into by and among NEP Renewables, LLC, a Delaware limited liability company (the “Company”), NEP Renewables Holdings, LLC, a Delaware limited liability company (the “Class A Purchaser”), the Class B Purchasers set forth in Schedule A hereto, and NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), solely to the extent of the NEP Obligations.
WHEREAS, the Company was formed by NEP US Sellco, LLC, a Delaware limited liability company (“Sellco”), as a single member limited liability company under the laws of the State of Delaware, by Sellco entering into the limited liability company agreement of the Company, effective as of August 15, 2018 ( the “Initial LLC Agreement”);
WHEREAS, at the Closing (as defined below), (i) the Initial LLC Agreement shall be amended and restated substantially in the form of the Amended and Restated Limited Liability Company Agreement of the Company attached hereto as Exhibit A (the “A&R LLC Agreement”), and, in conjunction therewith, the Company desires to issue and sell to the Class A Purchaser, and the Class A Purchaser desires to purchase from the Company, the Class A Purchased Units (as defined below) and the Class B Purchased Units (as defined below), on the terms and subject to the conditions set forth in this Agreement; (ii) immediately after such issuance and sale of the Class A Purchased Units and the Class B Purchased Units to the Class A Purchaser, the Class A Purchaser desires to sell, transfer, assign, and deliver to the Class B Purchasers, and the Class B Purchasers desire to purchase from the Class A Purchaser, all right, title, and interest of the Class A Purchaser to such Class B Purchased Units, in exchange for payment of the Class B Purchase Price (as defined below) by the Class B Purchaser to the Class A Purchaser, on the terms and subject to the conditions set forth in this Agreement (such transfer of the Class B Purchased Units to the Class B Purchasers, the “Class B Units Sale”); and (iii) immediately following the Class B Units Sale, each of the Class B Purchasers will be admitted as a Class B Member of the Company.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings indicated:
“2014 Registration Rights Agreement” means that certain Registration Rights Agreement by and between NEP and NextEra Energy, Inc., dated as of July 1, 2014.
“2017 Registration Rights Agreement” means that certain Registration Rights Agreement by and among NEP and the purchasers named on Schedule A thereto, dated as of November 15, 2017.

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“2018 Purchased Assets” shall mean all assets to be sold in 2018 by Sellco pursuant to the Asset Purchase Agreement.
“A&R LLC Agreement” has the meaning specified in the recitals to this Agreement.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) NEP and its Subsidiaries, on the one hand, and any Class B Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates shall be considered an Affiliate of such Purchaser.
“Affiliate Contract” means any Contract between the Company or any of its Subsidiaries, on the one hand, and NEP, the NEP GP, or the NEP Subsidiaries, or any of their respective Affiliates, on the other hand.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Amended NEP Partnership Agreement” means the NEP Partnership Agreement, as shall be amended by the NEP LPA Amendment, and as may be further amended from time to time in accordance with the terms thereof.
“Amendment to Asset Purchase Agreement” means the Amendment to the Amended and Restated Purchase and Sale Agreement (2018 Projects), dated as of the date hereof, by and between NEP Acquisitions and Sellco.
“Anti-Corruption Law” means the FCPA or any anti-corruption or anti-bribery law of Canada.
“APA Closing Purchase Price” means the “Closing Purchase Price,” as that term is defined and used in the Asset Purchase Agreement.
“Asset Purchase Agreement” means that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, by and between NEP Acquisitions and Sellco, as theretofore amended from time to time, and as amended by the Amendment to Asset Purchase Agreement.
“Assignment of Asset Purchase Agreement” means that certain Assignment of Amended and Restated Purchase and Sale Agreement, which shall be effective prior to the Closing, by and between NEP Acquisitions and the Class A Purchaser.
“Build Out Agreement” means that certain Build-Out Agreement to be entered into at the closing of the Asset Purchase Agreement by and between NextEra Energy Resources, LLC, a Delaware limited liability company and the Company, a Delaware limited liability company substantially in the form attached hereto as Exhibit D.

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“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.
“Call Option” has the meaning set forth in the A&R LLC Agreement.
“Change of Control” has the meaning set forth in clause (a) of the definition of “Change of Control” in the A&R LLC Agreement.
“Class A Member” has the meaning set forth in the A&R LLC Agreement.
“Class A Purchase Price” means an amount equal to five hundred and twenty-five million U.S. dollars ($525,000,000.00), as adjusted upward or downward to reflect the amount of the Estimated Working Capital (as such term is defined and used in the Asset Purchase Agreement) used to determine the APA Closing Purchase Price.
“Class A Purchased Units” means the number of Class A Units set forth opposite the Class A Purchaser’s name on Schedule A hereto under the column entitled “Purchased Units.”
“Class A Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.
“Class A Purchaser Related Parties” has the meaning specified in Section 6.01.
“Class A Units” means the Company’s Class A Units, having the rights, powers, privileges, duties, and obligations described in the A&R LLC Agreement.
“Class B COC Option” has the meaning set forth in the A&R LLC Agreement.
“Class B Member” has the meaning set forth in the A&R LLC Agreement.
“Class B Purchase Price” means an amount equal to seven hundred and fifty million U.S. dollars ($750,000,000.00).
“Class B Purchased Units” means, (a) prior to the Class B Units Sale, with respect to the Class A Purchaser, the number of Class B Units set forth opposite the Class A Purchaser’s name on Section I of Schedule A under the column entitled “Purchased Units”, and (b) after the Class B Units Sale, with respect to each Class B Purchaser, the number of Class B Units set forth opposite such Class B Purchaser’s name on Section II of Schedule A under the column entitled “Purchased Units,” and, collectively, the aggregate number of all Class B Units set forth on Section II of Schedule A hereto, the “Class B Purchased Units.”
“Class B Purchaser” means, individually, each of the Purchasers of Class B Units listed on Section II of Schedule A hereto.
“Class B Purchasers” means, collectively, the Purchasers of Class B Units listed on Section II of Schedule A hereto.
“Class B Purchaser Related Parties” has the meaning specified in Section 6.01.

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“Class B Units” means the Company’s Class B Units, having the rights, powers, privileges, duties, and obligations described in the A&R LLC Agreement.
“Class B Units Sale” has the meaning set forth in the recitals of this Agreement.
“Closing” means the consummation of the purchase and sale of the Purchased Units.
“Closing Date” means the date the Closing is actually consummated pursuant to Section 2.02(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the United States Securities and Exchange Commission.
“Commitment Fee” has the meaning specified in Section 5.04.
“Company” has the meaning set forth in the introductory paragraph of this Agreement.
“Company Entities” means, collectively, the Company, any Subsidiaries of the Company, and NEP.
“Confidentiality Agreement” means the confidentiality agreement entered into by NEP, on the one hand, and Global Energy & Power Infrastructure II Advisors, L.L.C., on the other hand, in connection with the transactions contemplated hereby, as may be amended from time to time.
“Consent” means any approval, authorization, consent, waiver, license, qualification, written exemption from, or order of or filing with any Governmental Authority, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), or approval of the holders of NEP Common Units or Series A Preferred Units, or any further approval of the Class A Purchaser or any of its Affiliates.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment, or other arrangement, understanding, undertaking, or obligation, whether written or oral.
“Conversion Units” means the NEP Common Units to be issued upon conversion of Issued NEP Non-Voting Units, upon the terms and subject to the conditions of the Amended NEP Partnership Agreement.
“Credit Agreement” means the fully executed credit agreement, dated as of the date hereof among the Class B Purchasers, the lenders party thereto and MUFG Bank, Ltd, as administrative agent, as may be amended, amended and restated, supplemented, or otherwise modified in accordance with Section 5.05(a).
“Debt Financing” has the meaning specified in Section 4.06(b).
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.
“Delaware LLC Act” means the Delaware Limited Liability Company Act.

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“Drop-Dead Date” means December 28, 2018.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Expected Draw Date” means December 1, 2018.
“Equity Commitment Letter” has the meaning specified in Section 4.06(b).
“Equity Financing” has the meaning specified in Section 4.06(b).
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“FERC” means the Federal Energy Regulatory Commission, or its successor.
“Financing” has the meaning specified in Section 4.06(b).
“Financing Arrangements” has the meaning specified in Section 5.05(b).
“Financing Definitive Agreements” has the meaning specified in Section 5.05(a).
“Financing Parties” means those lenders, arrangers, and agents and other financial institutions and investors that are or may become parties to the Credit Agreement and are commercial banks and their Affiliates or a Class B Purchaser or its Affiliates.
“Financing Related Party” means the Financing Parties or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, affiliated (or commonly advised) funds, representatives, agents, assignees, and successors of any of the foregoing.
“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided that for the financial statements of NEP prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
“GEPIF” means Western Renewables Partners, LLC, a Delaware limited liability company.
“Governmental Authority” means, with respect to a particular Person, any country, state, county, city, and political subdivision in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, arbitration body, tribunal, department, commission, board, bureau, or instrumentality of any of them, and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Company Entities means a Governmental Authority having jurisdiction over the Company Entities or any of their respective Properties.

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“Governmental Authorization” means any authorization, approval, order, license, certificate, determination, registration, permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority, including the FERC, and the expiration of any waiting period required under the HSR Act.
“Indebtedness” means any amount payable by the Company or any of its Subsidiaries as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing money borrowed, or the advance of credit, including financings by Subsidiaries of the Company, and the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent undrawn or, in the case of any drawing, not cash collateralized or reimbursed within two (2) Business Days of the date drawn)), (b) indebtedness of a third party described in clauses (a), (c), or (d) of this definition (i) that is guaranteed by the Company or its Subsidiaries or (ii) that is secured by any Lien on assets owned or acquired by, the Company or its Subsidiaries, whether or not the indebtedness secured thereby has been assumed by the Company or its Subsidiaries; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such indebtedness or the fair market of the assets of the Company or any of its Subsidiaries securing such indebtedness, (c) purchase-money indebtedness and capital lease obligations classified as such in accordance with GAAP (other than as a result of the adoption or implementation of Accounting Standards Codification No. 842 or any successor provision or amendment or other modification thereto), or (d) obligations evidenced by bonds, debentures, notes, or other instruments of debt securities.
“Indemnified Party” has the meaning specified in Section 6.03(b).
“Indemnifying Party” has the meaning specified in Section 6.03(b).
“Initial LLC Agreement” has the meaning set forth in the recitals to this Agreement.
“Interest Rate” shall mean and be fixed at 2.00% per annum calculated on an actual/360 basis.
“Issued NEP Non-Voting Units” means the NEP Non-Voting Units to be issued upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, each pursuant to the terms of the A&R LLC Agreement and the Amended NEP Partnership Agreement.
“Issuer Agreement” means that certain Issuer Agreement, dated as of the date hereof, by and among NEP, GEPIF, and the lenders party thereto substantially in the form attached hereto as Exhibit E.
“Knowledge” means, with respect to each of the Company and NEP, the actual knowledge of those individuals listed on Schedule B, in their capacity as employees of NextEra Energy Resources, LLC.
“Law” means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.

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“Letter Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Company, NEP, the Class A Purchaser, and GEPIF.
“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, security interest, security agreement, conditional sale, trust receipt, charge, or claim, or a lease, consignment ,or bailment, preference, or priority, assessment, deed of trust, easement, servitude, or other encumbrance upon or with respect to any property of any kind.
“Margin Loan Credit Agreement” means that certain Margin Loan Agreement, dated as of the date hereof, 2018 among WRP Investco L.P., a Delaware limited partnership, as Borrower, WRP Investco GP LLC, a Delaware limited liability company, as general partner of Borrower, Citibank N.A., as administrative agent, calculation agent, and a lender, MUFG Union Bank, N.A., as a lender, and the other lending institutions that may become a party thereto from time to time, as amended, restated, or otherwise modified from time to time in accordance with the terms thereof.
“Margin Loan Financing” means a debt financing obtained by the Class B Purchaser and its Affiliates as of the date hereof, pursuant to which such Class B Purchaser or its Affiliates have pledged NEP Non-Voting Units and NEP Common Units received upon conversion thereof.
“Material Adverse Effect” means any change, event, or effect that, individually or together with any other changes, events, or effects, has had or would reasonably be expected to have a material adverse effect on (a) the business, Properties, assets, liabilities, financial condition, or results of operations of NEP and its Subsidiaries, taken as a whole, on the one hand, or the Company and its Subsidiaries, taken as a whole, on the other hand or (b) the ability of any of the Company Entities, as applicable, to perform its obligations under the Transaction Documents; provided, however, that a Material Adverse Effect shall not include any adverse effect on the foregoing to the extent such adverse effect results from, arises out of, or relates to (i) a general deterioration in the economy or changes in the general state of the markets or industries in which any one of the Company Entities operates (including, for the avoidance of doubt, adverse changes (A) in commodity prices, (B) in capital spending by participants or their customers in the renewable energy or natural gas energy sector, and (C) otherwise associated with changes in the renewable or natural gas energy sector and the resulting effect on NEP and its Subsidiaries, taken as a whole, on the one hand, or the Company and its Subsidiaries, taken as a whole, on the other hand), except, with respect to this clause (i), to the extent that NEP and its Subsidiaries, taken as a whole, on the one hand, or the Company and its Subsidiaries, taken as a whole, on the other hand, are adversely affected in a disproportionate manner as compared to other industry participants, (ii) any deterioration in the condition of the capital markets or any inability on the part of the Company Entities to access the capital markets, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency, acts of war (whether or not declared) or the occurrence of any other calamity or crisis, including acts of terrorism, hurricane, flood, tornado, earthquake or other natural disaster, (iv) any change in accounting requirements or principles imposed upon the Company Entities or their respective businesses or any change in applicable Law, or the interpretation thereof, (v) any change in the credit rating and/or outlook of any of the Company Entities or any of their securities (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (vi) changes in the market price or trading volume of the NEP Common Units

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(except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), or (vii) any failure of the Company or NEP to meet any internal or external projections, forecasts, or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Material Adverse Effect has occurred).
“Membership Interests” means the Company’s Membership Interests, including Class A Units and Class B Units, as more fully described in the A&R LLC Agreement.
“Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the anti-money laundering statutes and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any Governmental Authority.
“Multiparty Settlement Agreement” means that certain Multiparty Settlement Agreement, which shall be effective at or prior to the Closing, by and among NEP, the Company, the Class A Purchaser, GEPIF, and the lenders party thereto, in the form reasonably agreed by the parties thereto.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
“NEP” has the meaning set forth in the introductory paragraph of this Agreement.
“NEP Acquisitions” means NextEra Energy Partners Acquisitions, LLC, a Delaware limited liability company.
“NEP Change of Control Option” has the meaning set forth in the A&R LLC Agreement.
“NEP Common Units” means Common Units, as that term is defined in the NEP Partnership Agreement.
“NEP Execution Date SEC Documents” means the NEP SEC Documents publicly available and filed with or furnished to the Commission after January 1, 2018, and prior to the date of this Agreement.
“NEP GP” means NextEra Energy Partners GP, Inc., a Delaware corporation and the general partner of NEP.
“NEP LPA Amendment” means an amendment to the NEP Partnership Agreement providing for the issuance of NEP Non-Voting Units, and the conversion of any Issued NEP Non-Voting Units into Conversion Units substantially in the form attached hereto as Exhibit B.
“NEP Obligations” means the obligations of NEP specifically contained in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 5.01, 5.02, 5.03, 5.04, 5.05, 5.06(d), 5.06(e), 5.09, 6.01, 6.02, 6.03, 7.01, 7.02, Article III, and Article VIII.

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“NEP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of NEP, dated as of August 4, 2017, as amended from time to time in accordance with the terms thereof.
“NEP Related Parties” has the meaning specified in Section 6.02.
“NEP SEC Documents” means NEP’s forms, registration statements, reports, schedules, statements, and exhibits filed by it under the Exchange Act or the Securities Act, as applicable.
“NEP Subsidiaries” means, collectively, the Subsidiaries of NEP listed on Schedule C attached hereto.
“NEP Non-Voting Units” means non-voting common units of NEP that shall have the same economic rights as the NEP Common Units, except that such Non-Voting Common Units shall have no voting rights whatsoever and shall not be listed on any National Securities Exchange. Each Issued NEP Non-Voting Unit shall, subject to and in accordance with the terms of the Amended NEP Partnership Agreement, automatically convert into one Conversion Unit upon the terms of and subject to the conditions set forth in the Amended NEP Partnership Agreement.
“Notice of Closing” has the meaning specified in Section 2.02(a).
“NYSE” means the New York Stock Exchange.
“Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws, or other similar organizational documents.
“Permits” means any and all necessary licenses, authorizations, permits, variances, waivers, exemptions, consents, and approvals.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government, or any agency, instrumentality, or political subdivision thereof, or any other form of entity.
“Piggyback Registration” has the meaning given such term in the Registration Rights Agreement.
“Pro Rata Share” means, with respect to each Class B Purchaser, the percentage set forth opposite the name of such Class B Purchaser on Section II of Schedule A hereto under the column entitled “Pro Rata Share.”
“Property” means any interest in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible (including intellectual property rights).
“Purchased Units” means, with respect to each Purchaser, the Class A Units or Class B Units, as applicable, to be purchased by such Purchaser pursuant to this Agreement and, collectively, all of the Class A Purchased Units and the Class B Purchased Units.

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“Purchaser Related Parties” has the meaning specified in Section 6.01.
“Purchasers” means, collectively, the Class A Purchaser and the Class B Purchasers and individually, the Class A Purchaser or an individual Class B Purchaser, as applicable.
“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, between NEP and the Class B Purchasers, substantially in the form attached hereto as Exhibit C.
“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers, and other representatives of such Person.
“Sanctions” means, collectively, the sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, or other relevant comprehensive economic sanctions authority.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Sellco” has the meaning set forth in the recitals to this Agreement.
“Series A Preferred Units” has the meaning set forth for such term in the NEP Partnership Agreement.
“Sponsor” means Global Energy & Power Infrastructure Fund II, L.P.
“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is, in the case of a partnership. a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes; provided that, notwithstanding anything to the contrary herein, all of the entities whose equity interests were indirectly acquired pursuant to the Asset Purchase Agreement (other than the Company), in whole or in part, shall be deemed to be Subsidiaries of the Company.
“Support Obligations” means all guaranties, letters of credit, bonds, collateral, or other credit support provided by NEP, its Affiliates, or any of their respective Subsidiaries (other than a Company Entity) on behalf of any Company Entity.
“Termination Fee” means an amount equal to twenty million U.S. dollars ($20,000,000.00).

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Third-Party Claim” has the meaning specified in Section 6.03(b).
“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the A&R LLC Agreement, the Letter Agreement, and any and all other agreements or instruments executed and delivered to the Purchasers by the Company or NEP hereunder or thereunder, as applicable.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.
Section 1.02    Accounting Procedures and Interpretation
. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of NEP and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II
AGREEMENT TO SELL AND PURCHASE
Section 2.01    Sale and Purchase.
(a)    At the closing of the Asset Purchase Agreement, the Class A Purchaser shall pay an aggregate amount equal to the Class A Purchase Price and the Class B Purchase Price to Sellco to acquire all of the issued and outstanding limited liability company interests of the Company and consummate the transactions contemplated by the Asset Purchase Agreement.
(b)    At the Closing, (i) the Initial LLC Agreement shall be amended and restated substantially in the form of the A&R LLC Agreement attached hereto as Exhibit A, (ii) all of the issued and outstanding limited liability company interests of the Company shall be cancelled and, in exchange therefor, the Company shall issue and sell to the Class A Purchaser, in accordance with the terms of the A&R LLC Agreement, a number of Class A Units equal to the Class A Purchased Units listed in Section I of Schedule A opposite the Class A Purchaser’s name and a number of Class B Units equal to the Class B Purchased Units listed in Section I of Schedule A opposite the Class A Purchaser’s name; and (iii) immediately thereafter, at the Class B Units Sale, all right, title, and interest of the Class A Purchaser in and to such Class B Units, as identified opposite each such Class B Purchaser’s name in Section II of Schedule A hereto, shall be transferred, assigned, and delivered to the Class B Purchasers in accordance with the terms of this Agreement in exchange for payment of the Class B Purchase Price to the Class A Purchaser. Upon the consummation of the Closing and Class B Units Sale in accordance with this Agreement, a

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portion of the Capital Account (as defined in the A&R LLC Agreement) of the Class A Purchaser equal to the Class B Purchase Price shall be carried over to the Capital Account of the applicable Class B Purchaser in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).
(c)    Notwithstanding anything herein to the contrary, prior to the Closing, a Purchaser may assign all or a portion of its rights and obligations hereunder to one or more Affiliates or Subsidiaries of such Purchaser and each such Affiliate or Subsidiary shall be deemed to be a Purchaser hereunder and Schedule A shall be revised to reflect any changes resulting from such assignment; provided that the foregoing shall not relieve a Purchaser from any of its obligations hereunder to the extent not fulfilled by the Affiliate or Subsidiary to which such rights and obligations are assigned.
Section 2.02    Closing.
(a)    The Closing shall take place (i) on a date specified by the Class A Purchaser in a notice to the Company and the Class B Purchasers (the “Notice of Closing”) on a date following the satisfaction or waiver of the conditions set forth in Section 2.03, Section 2.04, Section 2.05, and Section 2.06 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) but shall take place (A) no earlier than the later of the Expected Draw Date and twelve (12) Business Days after receipt by the Class B Purchasers of the Notice of Closing and (B) no later than the Drop-Dead Date, or (ii) at such other time and place as the Company and the Purchasers may agree, subject, in each case, to the satisfaction or waiver of the conditions set forth in Section 2.03, Section 2.04, Section 2.05, and Section 2.06 at the Closing.
(b)    The parties hereto agree that the Company shall be required to deliver the Notice of Closing no later than twelve (12) Business Days prior to the Drop-Dead Date, and to the extent such Notice of Closing has not been delivered by such date, such Notice of Closing shall be deemed to have been given, and the Closing shall occur on the Drop-Dead Date, subject to the satisfaction or waiver of the conditions set forth in Section 2.03, Section 2.04, Section 2.05, and Section 2.06 on such date.
(c)    The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at One Rodney Square, Wilmington, Delaware (or such other location as agreed to by the Company and the Purchasers).
Section 2.03    Mutual Conditions. The respective obligations of the Company and each Purchaser to consummate the purchase and sale of the Purchased Units at the Closing, as well as all obligations of NEP at or after the Closing pursuant to this Agreement, shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
(a)    all Governmental Authorizations set forth in Schedule D shall have occurred or been filed or obtained and shall be in full force and effect, and all waiting periods imposed by any Governmental Authority in respect thereof shall have expired;

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(b)    all of the conditions to the consummation of the purchase of the 2018 Purchased Assets in accordance with the terms of the Asset Purchase Agreement shall have been satisfied or, subject to Section 5.06(a), waived by the parties thereto in accordance with the terms thereof, and the closing of the Asset Purchase Agreement shall have occurred prior to the Closing hereunder (but in any event no earlier than one (1) Business Day prior to the Closing Date hereunder) in accordance with the terms thereof and Section 2.01;
(c)    no statute, rule, order, decree, or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority that temporarily, preliminarily or permanently restrains, precludes, enjoins, or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and
(d)    there shall not be pending any suit, action, or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin, or prohibit the transactions contemplated by this Agreement.
Section 2.04    Conditions to the Purchasers’ Obligations.
(a)    The obligation of the Class A Purchaser to consummate its purchase of Class A Purchased Units at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Class A Purchaser in writing, in whole or in part, to the extent permitted by applicable Law):
(i)    there shall not have occurred a Material Adverse Effect; and
(ii)    each Class B Purchaser shall have satisfied, on or prior to the Closing Date, the conditions set forth in Section 2.05 with respect to such Class B Purchaser (any or all of which conditions may be waived by the Class A Purchaser in writing, in whole or in part, to the extent permitted by applicable Law), and each Class B Purchaser shall have delivered, or caused to be delivered, to the Company such Class B Purchaser’s closing deliveries described in Section 2.07(b).
(b)    The obligation of each Class B Purchaser to consummate its purchase of Class B Purchased Units in the Class B Units Sale at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by such Class B Purchaser with respect to itself in writing, in whole or in part, to the extent permitted by applicable Law):
(i)   the representations and warranties of the Company, NEP and the Class A Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.11, Section 3.13, or Section 3.14 or other representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date

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(except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);
(ii)   the Company shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;
(iii)   NEP shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;
(iv)   the NYSE shall have authorized, upon official notice of issuance, the listing of the Conversion Units to be issued upon conversion of the Issued NEP Non-Voting Units into Conversion Units;
(v)   no notice of delisting from NYSE shall have been received by NEP with respect to the NEP Common Units;
(vi)   the Debt Financing shall have been funded on the terms and conditions set forth in the Credit Agreement, after giving effect to any “flex” rights in the Credit Agreement or any related agreement, or upon terms and conditions that are not materially less favorable, in the aggregate, to the Class B Purchaser;
(vii)   the Margin Loan Credit Agreement shall be in full force and effect;
(viii)   there shall not have occurred a Material Adverse Effect;
(ix)   the Company shall have delivered, or caused to be delivered, to the Purchaser the Company’s closing deliveries described in Section 2.07(a);
(x)   NEP shall have delivered, or caused to be delivered, to the Purchaser the closing deliveries of NEP described in Section 2.07(c);
(xi)   the Class A Purchaser shall have delivered, or caused to be delivered, to the Company the Class A Purchaser’s closing deliveries described in Section 2.07(b);
(xii)   the Issuer Agreement shall be in full force and effect;
(xiii)   the Assignment of Asset Purchase Agreement shall be in full force and effect; and

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(xiv)   the Build Out Agreement shall be in full force and effect.
Section 2.05    Conditions to the Company’s Obligations. The obligation of the Company to consummate the sale and issuance of the Purchased Units to the Class A Purchaser at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):
(a)    the representations and warranties of each Class B Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);
(b)    each Class B Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date; and
(c)    each Class B Purchaser shall have delivered, or caused to be delivered, to the Company such Class B Purchaser’s closing deliveries described in Section 2.07(b), as applicable.
Section 2.06    Conditions to NEP’s Obligations. The obligations of NEP to each Purchaser from and after the Closing pursuant to this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by NEP in writing, in whole or in part, to the extent permitted by applicable Law):
(a)    the representations and warranties of each Class B Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);
(b)    each Class B Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date; and
(c)    each Class B Purchaser shall have delivered, or caused to be delivered, to the Company, such Purchaser’s closing deliveries described in Section 2.07(b), as applicable.
Section 2.07    Deliveries at the Closing.
(a)    Deliveries of the Company. At the Closing (except as otherwise indicated), the Company shall deliver, or cause to be delivered, to the Purchasers:

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(i)   An executed counterpart to the A&R LLC Agreement, substantially in the form attached hereto as Exhibit A, which shall have been duly executed by the Company;
(ii)   An executed counterpart to the Multiparty Agreement that shall have been duly executed by the Company;
(iii)   An officer’s certificate of the Company, dated as of the Closing Date, certifying as to and attaching (A) the Certificate of Formation of the Company, (B) the Initial LLC Agreement, (C) resolutions authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Company, as applicable, setting forth the name and title and bearing the signatures of such officers;
(iv)   A certificate of the Secretary of State of the State of Delaware, dated within ten Business Days prior to the Closing Date, to the effect that the Company is in good standing in the State of Delaware;
(v)   An officer’s certificate of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 2.04(b)(i) and Section 2.04(b)(ii) have been satisfied;
(vi)   In the event that the Commitment Fee is payable by the Company pursuant to Section 5.04, the Company shall deliver payment of the Commitment Fee by wire transfer of immediately available funds to such account as is designated in advance of the Closing by the Class B Purchasers; and
(vii)   Such other documents relating to the transactions contemplated by this Agreement as the Purchasers or their respective counsel may reasonably request.
(b)    Deliveries of Each Purchaser. At or prior to the Closing (except as otherwise indicated), each Purchaser shall deliver or cause to be delivered to the Company:
(i)   A counterpart of the Registration Rights Agreement, which shall have been duly executed by each Class B Purchaser;
(ii)   A cross-receipt executed by the Class A Purchaser and delivered to the Class B Purchasers certifying as to the amount that it has received from each of the Class B Purchasers;
(iii)   A cross-receipt executed by the Class B Purchasers and delivered to the Class A Purchaser certifying that it has received from the Class A Purchaser the number of Class B Purchased Units to be received by such Class B Purchaser in connection with the Closing;

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(iv)   An executed counterpart to the A&R LLC Agreement, substantially in the form attached hereto as Exhibit A, which shall have been duly executed by such Purchaser;
(v)   A certificate of an authorized officer of such Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Section 2.05(a) and Section 2.05(b) have been satisfied;
(vi)   For each Class B Purchaser, payment of such Class B Purchaser’s Pro Rata Share of the Class B Purchase Price payable by wire transfer of immediately available funds to an account designated in advance of the Closing Date by the Class A Purchaser;
(vii)   A properly executed Internal Revenue Service Form W-9 from such Purchaser (or, in the case of a Purchaser which is disregarded for U.S. federal income tax purposes, such Purchaser’s regarded owner); and
(viii)   Such other documents relating to the transactions contemplated by this Agreement as the Company or NEP or their respective counsel may reasonably request.
(c)    Deliveries of NEP. At the Closing (except as otherwise indicated), NEP shall deliver, or cause to be delivered, to the Purchasers:
(i)   An officer’s certificate of NEP, dated as of the Closing Date, certifying as to and attaching (A) the certificate of limited partnership of NEP, (B) the NEP Partnership Agreement, including the NEP LPA Amendment, (C) resolutions authorizing the execution and delivery of the Transaction Documents to which NEP is a party and the consummation of the transactions contemplated thereby, including the issuance of Issued NEP Non-Voting Units upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, and the issuance of any Conversion Units upon conversion of Issued NEP Non-Voting Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of NEP, as applicable, setting forth the name and title and bearing the signatures of such officers;
(ii)   An executed counterpart of the Registration Rights Agreement, which shall have been duly executed by NEP;
(iii)   An executed counterpart to the Multiparty Agreement that shall have been duly executed by NEP;
(iv)   A fully executed “Supplemental Listing Application” approving the Conversion Units for listing by NYSE;
(v)   The NEP LPA Amendment, fully executed and effective in accordance with its terms;

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(vi)   An executed counterpart to the A&R LLC Agreement, substantially in the form attached hereto as Exhibit A, which shall have been duly executed by NEP;
(vii)   A certificate of the Secretary of State of the State of Delaware, dated within ten Business Days prior to the Closing Date, to the effect that NEP is in good standing in the State of Delaware;
(viii)   An officer’s certificate of NEP, dated as of the Closing Date, certifying that the conditions set forth in Section 2.04(b)(i) and Section 2.04(b)(ii) have been satisfied; and
(ix)   Such other documents relating to the transactions contemplated by this Agreement as the Class B Purchasers or their respective counsel may reasonably request.
Section 2.08    Further Assurances. From time to time after the date hereof, subject to any other terms and conditions of this Agreement, without further consideration, the Company, NEP and each Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.
Section 2.09    Withholding. The Class B Purchasers shall be entitled to deduct and withhold from any payments under this Agreement the amounts each Class B Purchaser is required to deduct and withhold under any applicable Law, and amounts so withheld shall be deemed paid for all purposes of this Agreement. Any Taxes deducted or withheld from any payments pursuant this Section 2.09 shall be remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Class A Purchaser, provided that, if on the Closing Date, the Class A Purchaser shall deliver to the Class B Purchasers, withholding certificates pursuant to Treasury Regulations Section 1.1445-2(b)(2) and IRS Notice 2018-29, as applicable, that the Class A Purchaser (or if the Class A Purchaser is a disregarded entity, its regarded owner) is not a non-U.S. person, the Class B Purchasers shall not withhold any amounts under Section 1445 or Section 1446(f) of the Code unless there is a change in Law prior to the Closing Date that requires such withholding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATED TO THE COMPANY AND NEP
The Company represents and warrants to and covenants with the Purchasers, solely with respect to those representations, warranties, and covenants applicable to the Company and its Subsidiaries, and NEP represents and warrants to and covenants with the Purchasers as follows, solely with respect to those representations, warranties and covenants applicable to NEP, as follows:
Section 3.01    Existence.

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(a)    Each of the Company and NEP has been duly formed and is validly existing as a limited partnership or limited liability company, as the case may be, and is in good standing under the Laws of the State of Delaware and (i) has the full limited partnership or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company or NEP is a party and consummate the transactions contemplated hereby and thereby and (ii) in the case of the Company, will have, upon effectiveness of the A&R LLC Agreement, prior to the Closing, full limited liability company power and authority to issue, sell, and deliver the Purchased Units.
(b)    The Organizational Documents of the Company and NEP have been, and in the case of the A&R LLC Agreement and NEP LPA Amendment, once executed pursuant to Section 2.07(a)(ii) and Section 2.07(b)(ii), as applicable, or Section 2.07(c)(iv), as applicable, will be, valid and legally binding agreements of the Company or NEP, as applicable, enforceable against the Company or NEP, as applicable, in accordance with their respective terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
Section 3.02    Capitalization and Valid Issuance of Units.
(a)    Immediately prior to the Closing, the Class A Purchaser will be the sole member of the Company and will hold of record and beneficially all of the issued and outstanding limited liability company interests of the Company, which, upon execution and delivery of the A&R LLC Agreement at the Closing will consist of the number of Class A Units and Class B Units listed in Section I of Schedule A hereto opposite the Class A Purchaser’s name, free and clear of all Liens, except for restrictions on transferability contained in the Delaware LLC Act, A&R LLC Agreement, or applicable state and federal securities Laws. Such Class A Units and Class B Units shall have been, immediately prior to the Closing, duly authorized and validly issued in accordance with the A&R LLC Agreement and fully paid (to the extent required by the A&R LLC Agreement), subject to the provisions of the Delaware LLC Act and the A&R LLC Agreement. As of the Closing Date, there will be no, limited liability company interests of the Company other than the Class A Units and the Class B Units.
(b)    Except for any such preemptive rights that have been waived or will be waived prior to the Closing, there are no persons entitled to statutory, preemptive, or other similar contractual rights to subscribe for the Purchased Units; and, except for the Purchased Units to be acquired pursuant to this Agreement, no options, warrants, or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, limited liability company or other ownership interests in the Company are outstanding.
(c)    Upon the issuance of Issued NEP Non-Voting Units, such Issued NEP Non-Voting Units will be duly authorized, and validly issued and fully paid (to the extent required by the Amended NEP Partnership Agreement), subject to the provisions of the Delaware LP Act, and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Amended NEP Partnership Agreement, this Agreement or applicable state and

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federal securities Laws, (ii) with respect to each Class B Purchaser’s Issued NEP Non-Voting Units, such Liens as are created by such Class B Purchaser, and (iii) such Liens as arise under the Amended NEP Partnership Agreement or the Delaware LP Act.
(d)    Upon the issuance of Conversion Units upon conversion of the Issued NEP Non-Voting Units pursuant to the Amended NEP Partnership Agreement, such Conversion Units will be duly authorized, and validly issued and fully paid (to the extent required by the Amended NEP Partnership Agreement), subject to the provisions of the Delaware LP Act, and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Amended NEP Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) with respect to each Class B Purchaser’s Conversion Units, such Liens as are created by such Class B Purchaser, and (iii) such Liens as arise under the Amended NEP Partnership Agreement or the Delaware LP Act.
Section 3.03    Ownership of the Class A Purchaser. NextEra Energy Partners Acquisitions, LLC is an indirect wholly owned subsidiary of NextEra Energy Operating Partners, LP and is the sole record and beneficial owner of all of the limited liability company interest in the Class A Purchaser, free and clear of all Liens (other than transfer restrictions under the limited liability company agreement of NextEra Energy Partners Acquisitions, LLC or applicable state and federal securities Laws and Liens imposed under any Class A Permitted Loan Financing (as that term is defined in the A&R LLC Agreement) or as arise under the Delaware LLC Act).
Section 3.04    Indebtedness; Liabilities. As of the date hereof, the Company has, and until the consummation of the transactions contemplated by the Asset Purchase Agreement the Company will have, no outstanding Indebtedness or other liabilities or obligations (known, unknown, accrued, absolute, contingent, determined or determinable, or otherwise), other than its obligations under this Agreement and the Asset Purchase Agreement and obligations incurred in connection with the Company’s formation.
Section 3.05    Formation. The Company was formed for the transaction of any lawful business for which a limited liability company may be formed under the Delaware LLC Act. Upon the effectiveness of the A&R LLC Agreement, the purposes of the Company will be acquiring, accepting, owning, holding, selling, leasing, transferring, financing, refinancing, exchanging, managing, and operating, directly or indirectly through its Subsidiaries, the assets and liabilities acquired pursuant to the Asset Purchase Agreement and any ancillary agreements executed in connection therewith, and the Company has not engaged in any business activities other than the foregoing and its formation activities. Prior to the consummation of the Closing, the Company will not have assets or properties other than the equity interests in the Acquired Companies (as defined in the Asset Purchase Agreement), other than the Company, in whole or in part, and bank accounts.
Section 3.06    No Material Adverse Change. Since December 31, 2017, except as described in the NEP Execution Date SEC Documents, there has not been any Material Adverse Effect.
Section 3.07    No Registration Required. Assuming the accuracy of the representations and warranties of the applicable Purchaser contained in Article IV, the issuance and sale of the Purchased Units to such Purchaser pursuant to this Agreement is exempt from registration

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requirements of the Securities Act, and neither the Company nor, to the Company’s Knowledge, any Person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.
Section 3.08    No Restrictions or Registration Rights. Except as described in the A&R LLC Agreement, this Agreement, the NEP Partnership Agreement, the NEP LPA Amendment, the 2017 Registration Rights Agreement, the 2014 Registration Rights Agreement, or the NEP Execution Date SEC Documents, (a) there are no restrictions upon the transfer of any Class B Purchased Units, Issued NEP Non-Voting Units, or Conversion Units, nor any restrictions on the voting of Class B Purchased Units or Conversion Units, (b) and except for such rights that have been waived or as expressly set forth in the Registration Rights Agreement and the 2017 Registration Rights Agreement, neither the offering and sale of the Purchased Units as contemplated by this Agreement, nor any issuance of Issued NEP Non-Voting Units or Conversion Units, gives rise to any rights for or relating to the registration of any Purchased Units or other securities of the Company, and (c) NEP has not granted registration rights to any Person other than the Purchasers that would provide such Person priority over the Purchasers’ rights with respect to any Piggyback Registration.

Section 3.09    Litigation. Except as described in the NEP Execution Date SEC Documents, there are no actions, suits, claims, investigations, orders, injunctions, or proceedings pending or, to the Knowledge of the Company or NEP, threatened or contemplated, to which the Company Entities or any of their respective directors or officers is or would be a party or to which any of their respective Properties is or would be subject at law or in equity, before or by any Governmental Authority, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, NYSE), that would, individually or in the aggregate, if resolved adversely to the Company Entities, constitute a Material Adverse Effect, or that would challenge the validity of any of the Transaction Documents or the right of either of the Company or NEP to enter into any of the Transaction Documents or to consummate the transactions contemplated thereby.
Section 3.10    No Conflicts. The issuance and sale by the Company of the Purchased Units to the Class A Purchaser, the sale by the Class A Purchaser of the Class B Units to the Class B Purchaser, the application of the proceeds thereof, the execution, delivery and performance of the Transaction Documents, the consummation of the transactions contemplated thereby, and the issuance by NEP of any Issued NEP Non-Voting Units or Conversion Units will not conflict with, result in any breach or violation of, constitute a default under (or constitute any event that, with notice, lapse of time or both, would result in any breach or violation of, (a) the Organizational Documents, as may be amended pursuant to this Agreement, of either the Company, the Class A Purchaser, or NEP, (b) any Contract to which any of the Company Entities is a party or by which any of the Company Entities or any of their respective Properties may be bound or affected (including, for the avoidance of doubt, the Asset Purchase Agreement), (c) any Material Contract (as that term is defined and used in the Asset Purchase Agreement), (d) any Law, (e) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of NYSE), or (f) any decree, judgment or order applicable to any of the Company Entities or any of their respective properties, except in the cases of clauses (b) through (f) for any such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, constitute a Material Adverse Effect.

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Section 3.11    Authority; Enforceability. The Company will have all requisite power and authority under the A&R LLC Agreement, upon execution and delivery thereof at the Closing, and the Delaware LLC Act to issue, sell and deliver the Purchased Units in accordance with and upon the terms and conditions set forth in this Agreement and the A&R LLC Agreement. NEP will have all requisite power and authority under the Amended NEP Partnership Agreement, upon execution and delivery of the NEP LPA Amendment prior to the Closing, and the Delaware LP Act to issue any Issued NEP Non-Voting Units and Conversion Units in accordance with and upon the terms and conditions set forth in this Agreement and the Amended NEP Partnership Agreement. All corporate, limited liability company, or limited partnership action required to be taken by the Company or NEP or any of their partners or members for the authorization, issuance, sale, and delivery of the Purchased Units, the execution and delivery of the Transaction Documents, and the consummation of the transactions contemplated thereby, including the exercise of the Call Option, the issuance of NEP Non-Voting Units, and the issuance of Conversion Units, each in accordance with the A&R LLC Agreement and the Amended NEP Partnership Agreement, shall have been validly taken at or prior to the Closing. No further approval from the Class A Purchaser is required under the Initial LLC Agreement in connection with the Company’s issuance and sale of the Purchased Units to the Purchasers. No approval from the holders of NEP Common Units or Series A Preferred Units is required for NEP to issue the Issued NEP Non-Voting Units or the Conversion Units, each in accordance with the A&R LLC Agreement and the Amended NEP Partnership Agreement. Each of the Transaction Documents has been duly and validly authorized and has been or, with respect to the A&R LLC Agreement, the NEP LPA Amendment and the Transaction Documents to be delivered at the Closing, will be, validly executed and delivered by the Company or NEP, as the case may be, and, to the Knowledge of the Company, each of the other parties thereto. Each of the Transaction Documents constitutes, or will constitute, the legal, valid, and binding obligations of the Company or NEP, as the case may be, and, to the Knowledge of the Company and NEP, each of the parties thereto, in each case enforceable in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 3.12    Approvals. No Consent is required in connection with the issuance and sale of the Purchased Units by the Company, the sale by the Class A Purchaser of the Class B Purchased Units to the Class B Purchaser, the issuance by NEP of any Issued NEP Non-Voting Units upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, or the issuance by NEP of Conversion Units upon conversion of the Issued NEP Non-Voting Units, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or NEP or any other party thereto and the consummation by the Company and NEP of the transactions contemplated hereby or thereby, other than Consents (a) required by the Commission in connection with NEP’s obligations under the Registration Rights Agreement and the 2017 Registration Rights Agreement, (b) required under the state securities or “Blue Sky” Laws, (c) set forth on Schedule E hereto, (d) that have been, or prior to the Closing Date will be, obtained, and (e) Consents, the absence or omission of which would not, individually or in the aggregate, have a Material Adverse Effect.

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Section 3.13    Investment Company Status. Neither the Company nor NEP is, and upon the issuance and sale of the Purchased Units as herein contemplated and the application of the net proceeds therefrom, neither the Company nor NEP will be an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.
Section 3.14    Certain Fees. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission from the Purchasers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or NEP.
Section 3.15    Listing and Maintenance Requirements. The NEP Common Units are listed on the NYSE, and NEP has not received any notice of delisting. The issuance and sale of the Purchased Units and the issuance of any Issued NEP Non-Voting Units or Conversion Units will not contravene NYSE rules and regulations.
Section 3.16    Form S-3 Eligibility. NEP is eligible to register the Conversion Units, if and when issued, for resale by the Purchasers under Form S-3 promulgated under the Securities Act.
Section 3.17    No Side Agreements. There are no binding agreements by, among or between the Company or NEP or any of their Affiliates, on the one hand, and any Purchaser or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Transaction Documents and the Initial LLC Agreement.
Section 3.18    Affiliate Contracts and Support Obligations.
(a)    Schedule F sets forth a true and complete list of (i) all of the material Affiliate Contracts and (ii) all material Support Obligations, in each case with all amendments, modifications and supplements thereto. Each Affiliate Contract constitutes a legal, valid, binding and enforceable obligation of the Company Entity party thereto and, to the Knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms. Each Affiliate Contract and each Support Obligation is in full force and effect in all material respects.
(b)    No Company Entity, nor to the Knowledge of the Company, any of the other parties thereto, is in material breach, violation, or default, and, to the Knowledge of the Company, no event, condition, or omission exists or has occurred which with notice or lapse of time or both would constitute any such material breach, violation, or default, or permit termination, modification, or acceleration by such other parties, under such Affiliate Contracts.
(c)    The Company has not received any notice that any Affiliate Contract is not in full force or effect or that any party to any of the Affiliate Contracts intends to terminate or fail to renew at the end of its term, materially increase or decrease any rates, costs, or fees charged to or payable by or to the Company or any of its Subsidiaries, or materially reduce the goods and services provided to or by the Company or any of its Subsidiaries under any Affiliate Contract. The Company has made available to Purchasers true and complete copies of all material Affiliate Contracts.

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Section 3.19    Anti-Corruption. (a) None of the Company Entities or, to the Knowledge of the Company or NEP, any director, officer, agent, employee, affiliate or other person acting on behalf of any Company Entity has taken any action, directly or indirectly, in violation of any Anti-Corruption Law; and (b) such Company Entities and, to the Knowledge of the Company or NEP, their Affiliates have conducted their businesses in compliance with Anti-Corruption Laws in all material respects and have instituted and maintain policies and procedures reasonably designed to ensure, continued compliance therewith by the Company Entities in all material respects.
Section 3.20    Money Laundering Laws. The operations of each of the Company Entities are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no action, suit or proceeding by or before any Governmental Authority involving the Company Entities with respect to the Money Laundering Laws is pending or, to the best Knowledge of the Company or NEP, threatened.
Section 3.21    Sanctions. None of the Company Entities or, to the Knowledge of the Company or NEP, any director, officer, agent, employee, affiliate, or representative of any Company Entity is a Person currently the subject or target of any Sanction, nor is any Company Entity located, organized, or resident in a country or territory that is the subject of Sanctions. The Company Entities will not directly or indirectly use the proceeds of the sale of the Purchased Units, or lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Person to fund or facilitate any activities of or business with any Person, or in any country or territory, that, at the time of such funding or facilitation, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor, or otherwise) of Sanctions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASERS
Each of the Purchasers, severally but not jointly, represents and warrants and covenants to the Company and NEP as follows; provided, however, that the representations and warranties set forth in Section 4.06(a) and in Section 4.07 are made solely by the Class A Purchaser and the representations and warranties set forth in the second sentence of Section 4.01 and in Section 4.06 (other than Section 4.06(a)) are made solely by the Class B Purchasers:
Section 4.01    Existence. Such Purchaser is duly organized and validly existing and in good standing under the Laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted. The Class B Purchasers engage in no other business than acquiring, owning, holding, selling, transferring, and financing the Class B Purchased Units.
Section 4.02    Authorization, Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party. The execution, delivery and performance of such Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action, and no further consent

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or authorization of such Purchaser is required. Each of the Transaction Documents to which such Purchaser is a party has been duly executed and delivered by such Purchaser, where applicable, and constitutes a legal, valid and binding obligation of such Purchaser; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
Section 4.03    No Breach. The execution, delivery and performance of the Transaction Documents to which such Purchaser is a party by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the Organizational Documents of such Purchaser, or (c) violate any Law of any Governmental Authority or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations, or defaults as would not prevent the consummation of the transactions contemplated by such Transaction Documents.
Section 4.04    Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement, except for fees or commissions for which the Company and NEP are not responsible.
Section 4.05    Unregistered Securities.
(a)    Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units and, with respect to each Class B Purchaser, any Issued NEP Non-Voting Units and Conversion Units, as may be applicable. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and, with respect to each Class B Purchaser, the holding of any Issued NEP Non-Voting Units or Conversion Units, as applicable.
(b)    Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of each of the Company and NEP that have been requested and any materials that have been requested by such Purchaser relating to the offer and sale of the Purchased Units and the issuance of any Issued NEP Non-Voting Units or Conversion Units. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of each of the Company and NEP. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchaser and its Representatives shall modify, amend, or affect such Purchaser’s right (i) to rely on the Company’s or NEP’s, as applicable, representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands that its purchase of the Purchased Units involves a high degree of risk.

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Such Purchaser has sought such accounting, legal, and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units.
(c)    Residency. Such Purchaser shall cooperate reasonably with the Company or NEP, as applicable, to provide any information necessary for any applicable securities filings in connection with the transactions contemplated by this Agreement.
(d)    Legends.
(i)    Issued NEP Non-Voting Units. Such Purchaser understands that any Issued NEP Non-Voting Units will bear a restrictive legend as shall be provided in the Amended NEP Partnership Agreement.
(ii)    Conversion Units. Such Purchaser understands that, until such time as any Conversion Units have been sold pursuant to an effective registration statement under the Securities Act, or the Conversion Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Units will bear a restrictive legend as provided in the Amended NEP Partnership Agreement.
(e)    Purchase Representation. Such Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that none of the Purchased Units, any Issued NEP Non-Voting Units, or any Conversion Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that the Company, in issuing the Purchased Units, and NEP in agreeing to issue any Issued NEP Non-Voting Units or Conversion Units, are relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.
(f)    Rule 144. Such Purchaser understands that there is no public trading market for the Purchased Units, that none is expected to develop and that the Purchased Units must be held indefinitely unless and until (i) Issued NEP Non-Voting Units are issued upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, (ii) such Issued NEP Non-Voting Units converted into Conversion Units, and (iii) such Conversion Units are registered under the Securities Act or an exemption from registration is available. Such Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.
(g)    Reliance by the Company and NEP. Such Purchaser understands that the Purchased Units (and subsequently, any Issued NEP Non-Voting Units and Conversion Units that may be issued) are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Company and NEP are

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relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Units, any Issued NEP Non-Voting Units and any Conversion Units.
Section 4.06    Sufficient Funds.
(a)    The Class A Purchaser will have available to it at the Closing sufficient funds to enable it to pay in full at the Closing the entire amount of the Class A Purchase Price in immediately available cash funds.
(b)    The Class B Purchasers have delivered to the Company correct and complete copies of (i) the executed Credit Agreement (including the schedules and exhibits thereto, and any related fee letters (subject to customary redaction of fees and flex provisions, but only to the extent relating exclusively to pricing terms by the Financing Parties party thereto) in connection therewith), among the Class B Purchasers and lenders party thereto, pursuant to which the lenders party thereto have severally committed to provide the debt financing set forth therein in an aggregate amount of at least five hundred million U.S. dollars ($500,000,000.00) at the Closing (“Debt Financing”), and (ii) the executed equity commitment letter (the “Equity Commitment Letter,” and the equity financing set forth therein (“Equity Financing,” and together with the Debt Financing, the “Financing”)) from the Sponsor to provide Equity Financing of at least two hundred seventy million U.S. dollars ($270,000,000.00) at the Closing. The Equity Commitment Letter provides that each of the Company and NEP is a third party beneficiary thereof.
(c)    As of the date of this Agreement, (i) each of the Credit Agreement and the Equity Commitment Letter is in full force and effect and has not been amended or modified in any respect and (ii) the respective commitments contained in the Credit Agreement and the Equity Commitment Letter have not been withdrawn, modified, reduced, or rescinded in any respect. As of the date hereof, each of the Credit Agreement and the Equity Commitment Letter constitutes a valid, binding and enforceable obligation of the Class B Purchasers and, to the Knowledge of the Class B Purchasers, each of the Credit Agreement and the Equity Commitment constitutes a valid, binding and enforceable obligation of the applicable Financing Parties, or Sponsors, as applicable, to provide the Financing contemplated thereby, subject, in each case, only to the satisfaction or waiver of the conditions set forth therein in accordance with the terms thereof, except, in each case, as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity). There are no side letters, other agreements, or other arrangements that would permit the applicable parties to the Credit Agreement or the Equity Commitment Letter to reduce the amount of the Financing or that would otherwise adversely affect the availability of the Financing on the Closing Date. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Class B Purchasers under the Credit Agreement or the Equity Commitment Letter or, to the Knowledge of the Class B Purchasers, any other party to the Credit Agreement or the Equity Commitment Letter. The Class B Purchasers have fully paid any and all commitment fees or other fees required by the Credit Agreement and the Equity Commitment Letter, any related fee letter, and any other

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document entered into in connection with, or related thereto, to be paid on or before the date of this Agreement.
(d)    The aggregate proceeds from the Financing, assuming such proceeds are funded in accordance with the terms of the Equity Commitment Letter and the Credit Agreement plus the Commitment Fee (to the extent payable), constitute all of the financing required by the Class B Purchasers to consummate the transactions, and satisfy their obligations, contemplated by this Agreement, including the payment of the Class B Purchase Price at the Closing and payment of all fees and expenses of the Class B Purchasers due and payable at the Closing. The Credit Agreement contains all of the conditions precedent to the obligations of the Financing Parties thereunder to make the Debt Financing contemplated thereby available to Class B Purchasers at or prior to the Closing, and there are no other conditions precedent to such funding. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the Sponsor to make the Equity Financing available to Class B Purchasers at or prior to the Closing, and there are no other conditions precedent to such funding.
Section 4.07    Title to Class B Purchased Units. The Class A Purchaser will be, immediately prior to the Class B Units Sale, the record and beneficial owner of, and will have valid title to, the Class B Purchased Units listed on Section I of Schedule A opposite the Class A Purchaser’s name, free and clear of all Liens and restrictions on transfer, other than (a) restrictions on transfer under the A&R LLC Agreement or applicable state and federal securities Laws and (b) such Liens as arise under the Delaware LLC Act. At the time of the Class B Unit Sale, the Class A Purchaser will have the requisite right, title, power and authority to sell, assign, convey and transfer the Class B Purchased Units as provided in this Agreement, and, immediately following the Closing, the Class A Purchaser will convey to the Class B Purchaser good and valid title to the Class B Purchased Units, which will constitute all of the issued and outstanding Class B Units of the Company, free and clear of all Liens (other than restrictions on transfer under the A&R LLC Agreement or applicable state and federal securities Laws and such Liens as arise under the Delaware LLC Act).
Section 4.08    No Side Agreements. Other than the Initial LLC Agreement, there are no binding agreements by, among, or between the Company or any of its Affiliates, on the one hand, and such Purchaser or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Transaction Documents.

ARTICLE V
COVENANTS

Section 5.01    Conduct of Business. During the period commencing on the date of this Agreement and ending on the Closing Date, each of the Company and NEP will use commercially reasonable efforts to conduct their respective business in the ordinary course of business, preserve intact its existence and business organization, Permits, goodwill, and present business relationships with all material customers, suppliers, licensors, distributors, and others having significant business relationships with either the Company or NEP (as applicable), to the extent the Company or NEP, as applicable, believes in its sole discretion that such relationships are and continue to be beneficial to either the Company or NEP, as applicable, and their respective businesses; provided, however, that during such period, the Company or NEP, as applicable, shall, as promptly as

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practicable, provide written notice to the Purchasers regarding any material adverse developments in respect of the foregoing. Prior to the Closing, neither the Company nor NEP will (a) modify, amend, or waive in any material respect any provision of the Initial LLC Agreement (other than adoption of the A&R LLC Agreement at the Closing) or the NEP Partnership Agreement (other than in connection with the NEP LPA Amendment) that is in the case of the NEP Partnership Agreement material to (i) the rights of the Company or NEP, as applicable, or (ii) the rights of the Purchasers, in their capacity as purchasers of the applicable Purchased Units, in each case, without the prior written consent of (A) the Class A Purchaser and (B) the Class B Purchasers possessing the right to acquire not less than a majority of the Class B Purchased Units or (b) unless contemplated by this Agreement, take any actions that would be prohibited by Section 2.11 of the Registration Rights Agreement or Section 6.03 or Section 6.04 of the LLC Agreement, in any such case, if the taking of such actions would have been prohibited without the requisite consent of the Class B Purchasers following the Closing.
Section 5.02    Listing of Units. Prior to the Closing, NEP will use its commercially reasonable efforts to obtain approval for listing the Conversion Units, subject to notice of issuance of Conversion Units at the appropriate time.
Section 5.03    Cooperation; Further Assurances. Each of the Company, NEP and the Purchasers shall use its respective commercially reasonable efforts to obtain all approvals and consents (including any Governmental Authorizations) required by or necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Company, NEP, and the Purchasers agrees to execute and deliver all such documents or instruments, including in respect of any required execution of, or consenting to, applications or submissions with FERC, including any inquiries from staff, to take all commercially reasonable action and to do all other commercially reasonable things it determines to be necessary, proper, or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement.
Section 5.04    Commitment Fee. If the Closing does not occur on or before the Expected Draw Date, then each Class B Purchaser shall be entitled to receive a fee which shall accrue on a portion of the Class B Purchase Price equal to two hundred and fifty million U.S. dollars ($250,000,000.00) at a rate per annum equal to the Interest Rate, which shall begin to accrue on the first Business Day following the Expected Draw Date and shall continue to accrue until, and including, the earlier of the Closing Date or the Drop-Dead Date (the “Commitment Fee”); provided, however, that, if the Closing does not occur on or before the Expected Draw Date due to the failure of the satisfaction of a condition set forth in Section 2.05 or Section 2.06, the Commitment Fee shall not begin to accrue until such condition has been satisfied, provided, further, however, that, if the Closing does not occur on or before the Expected Draw Date solely due to the failure of satisfaction of a condition set forth in Section 2.03(a), then, so long as all filings, applications, and notifications seeking Governmental Approval shall have been filed on or prior to the tenth (10th) Business Day following the date hereof, the Commitment Fee shall not begin to accrue until the condition set forth in Section 2.03(a) is satisfied. If it accrues, the Commitment Fee shall be payable in immediately available funds either (a) in the event that the Closing does not occur, by NEP within ten (10) Business Days following the date on which this Agreement is terminated in accordance with Section 7.01 or (b) in the event that the Closing does occur, by the Company at the Closing pursuant to Section 2.07(a). In lieu of paying a Commitment

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Fee to each Class B Purchaser, NEP may, at its sole option, pay the sum of all Commitment Fees due to one Class B Purchaser, to be designated in writing by the Class B Purchasers or, if the Closing occurs, permit the Class B Purchasers to offset the Commitment Fee against the aggregate Class B Purchase Price.
Section 5.05    Class B Purchaser Financing.
(a)    The Class B Purchasers shall use their reasonable best efforts to take, and cause to be taken, all actions and to do, and to cause to be done, all things necessary, proper, or advisable to arrange, consummate and obtain (i) the Equity Financing on the terms and conditions described in the Equity Commitment Letter and (ii) the Debt Financing on the terms and conditions described in the Credit Agreement, in each case, on the Closing Date, including (A) using reasonable best efforts to maintain in effect the Equity Commitment Letter and the Credit Agreement, (B) using reasonable best efforts to timely negotiate and enter into any additional definitive agreements with respect to the Debt Financing on terms and conditions contemplated by the Credit Agreement (any such agreements, collectively with the Credit Agreement, the “Financing Definitive Agreements”), (C) satisfying or causing to be waived on a timely basis all conditions to funding the Financing that are applicable to the Class B Purchasers, and to each Class B Purchaser, in such Equity Commitment Letter and the Financing Definitive Agreements that are within their, and as to each Class B Purchaser, its, control, (D) using reasonable best efforts to consummate the Financing at or prior to the Closing, (E) enforcing their rights under the Equity Commitment Letter and the Credit Agreement, and (F) if the conditions set forth in Section 2.05 and Section 2.06 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction and/or waiver of such conditions at the Closing), consummating the Financing at the Closing . The Class B Purchasers shall not amend, amend and restate, replace, supplement, or otherwise modify or waive any of their rights under the Equity Commitment Letter or any Financing Definitive Agreement or substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative financing sources; provided that the Class B Purchasers may amend, amend and restate, replace, supplement, or otherwise modify or waive any of their rights under, Financing Definitive Agreements, so long as any such amendment, replacement, supplement, or other modification to or waiver of any provisions of such Financing Definitive Agreements shall not (i) permit the syndication of the Debt Financing to parties that are not commercial banks and their Affiliates or a Class B Purchaser or Affiliates of the Class B Purchasers, (ii) expand upon the conditions precedent to the funding on the Closing Date of the Debt Financing as set forth in the Credit Agreement on the date hereof or otherwise modify the Financing Definitive Agreements in a manner that would, or would reasonably be likely to, prevent, impede, or delay the Closing, including in respect of the availability of the Debt Financing, or by releasing or consenting to the termination of any Definitive Financing Agreement prior to the first to occur of Closing and the expiration of the Credit Agreement in accordance with its terms or (iii) reduce the amount of the Debt Financing or reduce the Financing Parties’ commitments under the Credit Agreement (other than as a result of an assignment of a Financing Parties’ commitment to another Financing Party) unless such reduced amount, when combined with the Equity Financing (including any increase thereto) is sufficient to satisfy the Class B Purchasers’ obligations, contemplated by this Agreement, including the payment of the Class B Purchase Price at the Closing and payment of all fees and expenses of the Class B Purchasers due and payable at the Closing.

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(b)    Prior to the Closing, the Company and NEP shall, and shall use their reasonable best efforts to cause each of the Company’s and NEP’s respective officers, directors, managers, employees, advisors, third party consultants, and engineers and the Company’s Subsidiaries to, cooperate, in all cases at the Class B Purchasers’ sole cost and expense upon reasonable advance notice by the Class B Purchasers in connection with the Class B Purchasers’ efforts to obtain the Debt Financing (collectively the “Financing Arrangements”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of NEP, the Company or any of the Company’s Subsidiaries), including (i) providing to the Class B Purchasers and the Financing Parties as promptly as practicable after the date of this Agreement audited financial statements relating to the 2018 Purchased Assets for the fiscal year ended December 31, 2017, and unaudited quarterly financial statements relating to the 2018 Purchased Assets for the fiscal quarter ended March 31, 2018, and when available, for the fiscal quarter ended June 30, 2018 (it being understood that such financial statements will be provided on a project basis and not on a consolidated basis for all 2018 Purchased Assets), (ii) participating and causing appropriate senior management personnel of NEP or the Company to participate in up to three (3) meetings (and a reasonable number of telephone calls) with a reasonable number of prospective lenders under the Debt Financing in connection with the syndication thereof upon reasonable notice and at a time and location to be mutually agreed, (iii) reasonably cooperating with the due diligence efforts of the lenders that are parties to the Credit Agreement, as such due diligence relates to the Company, its Subsidiaries and the 2018 Purchased Assets or NEP, (iv) obtaining the consents and authorizations of accountants and consultants for use of their reports in any materials related to the Debt Financing, (v) cooperating in the preparation of any offering memorandum, bank book, or similar documents used in connection with the syndication and marketing of the Financing Arrangements (including the delivery of customary authorizations and representation letters for any offering memorandum or bank book), (vi) having the Company acknowledge the pledge of the Class B Units and by facilitating the Financing Parties’ perfecting any security interest therein; provided that no such action shall be effective until the Closing, and (viii) at least five (5) Business Days prior to Closing (to the extent requested from the Company at least nine (9) Business Days prior to the anticipated Closing), provide all documentation and other information about the Company as is reasonably requested by the Class B Purchasers, which is required with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and that is required under the Credit Agreement; provided that the Company and NEP shall not (i) be required to take any action that would or would reasonably be expected to cause any director, officer, employee or other representative of the Company or NEP to incur any personal liability, (ii) be required to deliver any legal opinions or accountants’ cold comfort letters or reliance letters, (iii) be required to provide any information or other document to the extent (A) the provision thereof would or would reasonably be expected to violate a confidentiality or other agreement with a third party, violate any law, rule, regulation, court order, or other legal restriction or result in a loss of attorney-client privilege or (B) such information or document constitutes attorney work product, (iv) be required to (A) pay any commitment or other fee or (B) incur any expense in connection with compliance with this Section 5.05, (v) have any liability or any obligation under the Equity Commitment Letter or any Financing Definitive Agreement (or alternative financing that the Class B Purchasers may raise in connection with the transactions contemplated by this Agreement), or (vi) be required to incur any other liability or obligation in connection with the Financing (or any alternative financing that the Class B Purchasers may raise in connection with the transactions contemplated by this Agreement in

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accordance with clause (e) below) unless, in the case of clauses (iv), (v), and (vi), the Class B Purchasers have agreed to reimburse, and have indemnified, the Company and NEP on terms reasonably acceptable to the Company and NEP with respect to such expenses.
(c)    If requested by the Class B Purchasers or any of their Affiliates, whether prior to or following the Closing and the exercise of the Call Option, the Company and NEP will provide the following cooperation: (i) in connection with such Class B Purchasers’ entering into any Margin Loan Financing, providing such cooperation and assistance as such Class B Purchaser or Affiliate thereof may reasonably request (including, without limitation, entering into, one or more “issuer agreements” on and following the date hereof, in each case substantially in the form of the Issuer Agreement and permitting (x) the Class B Purchasers to transfer, assign, and contribute to its Affiliates any NEP Non-Voting Units or the right to receive any such NEP Non-Voting Units, (y) the parties to any Margin Loan Financing to make any reasonable and necessary amendments to the executed credit agreement and/or issuer agreements prior to a draw of any Margin Loan Financing including, without limitation, amendments necessary for the lenders to perfect first priority security interests in any pledged NEP Non-Voting Units or NEP Common Units received upon conversion and (z) the Class B Purchaser to assign to its Affiliates its rights under the Registration Rights Agreement in accordance with the terms thereof), (ii) using commercially reasonable efforts to enable the deposit of the pledged NEP Non-Voting Units in book entry form on the books of The Depository Trust Company, when eligible to do so, (iii) if so requested by such lender or counterparty, as applicable, re-registering the pledged NEP Non-Voting Units in the name of the relevant lender, counterparty, custodian or similar party to any Margin Loan Financing, as securities intermediary and as record owner and only to the extent such Purchaser or its Affiliates continues to beneficially own such pledged NEP Non-Voting Units and/or (iv) using commercially reasonable efforts to enter into the Multiparty Settlement Agreement with the relevant lender or counterparty and such Class B Purchaser relating to the delivery of the NEP Non-Voting Units to such lender or purchaser, as the case may be, for crediting to the relevant collateral accounts upon funding of the relevant loan and payment of the purchase price of such Class B Purchaser.
(d)    The Company and NEP hereby consent to the use of the Company’s and NEP’s logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage NEP or the Company or the reputation or goodwill of NEP or the Company.
(e)    If all or any portion of the Debt Financing becomes unavailable on the terms (which terms include any applicable “flex” rights) and conditions contemplated in the Credit Agreement, the Class B Purchasers shall use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, (i) alternative financing for any such portion from the same or alternative sources on terms and conditions that are not materially less favorable in the aggregate to the Class B Purchasers than the financing contemplated by the Credit Agreement and (ii) one or more new Definitive Financing Agreements with respect to such alternative financing. The Class B Purchasers shall promptly provide the Company and NEP with a copy of any new Definitive Financing Agreement and any related fee letter (subject to customary redaction of fees and flex provisions, but only to the extent relating exclusively to pricing terms) in connection therewith. If any new Definitive Financing Agreement is obtained, (A) any reference in this Agreement to the “Financing” or the “Debt Financing” shall mean the debt financing

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contemplated by any such new Debt Financing Agreement, (B) any reference in this agreement to “Credit Agreement” or “Definitive Financing Agreement” shall be deemed to refer to such new Credit Agreement, and (C) any reference in this Agreement to the “Financing Parties” shall be deemed to include the lender parties to any such new Credit Agreement.
(f)    The Class B Purchasers shall (i) keep the Company and NEP informed on a reasonably current basis in reasonable detail of all material activity concerning the Financing (including the status of its efforts to obtain the Financing or any alternative financing pursuant to Section 5.05(e)) and (ii) promptly provide the Company and NEP with copies of all executed amendments, modifications, or replacements of any Definitive Financing Agreement (it being understood that any amendments, modifications, or replacements shall only be as permitted herein), all Definitive Financing Agreements entered into after the date hereof, and such other information and documentation available to the Class B Purchasers as shall be reasonably requested by the Company or NEP for purposes of monitoring the progress of the financing activities. Without limiting the generality of the foregoing, each Class B Purchaser shall promptly notify the Company and NEP (A) of any breach or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default) by any party to the Definitive Financing Agreements of which such Class B Purchaser becomes aware which could reasonably be expected to affect the availability or quantum of the Debt Financing, (B) of the receipt by such Class B Purchaser of any written notice or other written communication from any Financing Party or the Sponsor with respect to any breach (or threatened breach) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default), or any termination or repudiation, in each case by any party to the Equity Commitment Letter or any Definitive Financing Agreements, and (C) if for any reason such Class B Purchaser at any time believes it will not be able to obtain all or any portion of the Financing to be obtained by any Class B Purchaser on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter or any Definitive Financing Agreements related to the Financing.
Section 5.06    Asset Purchase Agreement.
(a)    Neither the Company nor the Class A Purchaser will (i) terminate the Asset Purchase Agreement without the prior written consent of the Class B Purchasers unless at the time of such termination the Company or the Class A Purchaser has the right to terminate this Agreement pursuant to Section 7.01 or (ii) modify, amend, or waive (including the waiver of any conditions) in any material respect, or provide any consent under, any provision of the Asset Purchase Agreement that is material to (A) the rights of the Company or the Class A Purchaser or (B) the rights of the Class B Purchasers, in their capacity as purchasers of the applicable Class B Purchased Units, in each case, without the prior written consent of the Class B Purchasers possessing the right to acquire not less than a majority of the Class B Purchased Units.
(b)    The Class A Purchaser shall be solely responsible for payment of the positive amount of any Post-Closing Working Capital Adjustment Payment and any Network Upgrades Reimbursement (as each such term is defined and used in the Asset Purchase Agreement) and shall be exclusively entitled to receive any payments from Sellco in the event there is a negative Post-Closing Working Capital Adjustment Payment or any reduction in the APA Purchase Price as a result of any Casualty Value or Condemnation Value (as each such term is defined and used in the Asset Purchase Agreement). In the event that the Company receives

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any payments from Sellco in connection with any Post-Closing Working Capital Adjustment Payment or any payments in connection with any Network Upgrades Reimbursement, Casualty Value, or Condemnation Value, in each case, pursuant to the Asset Purchase Agreement, the Company shall promptly pay over all such amounts to the Class A Purchaser.
(c)    The Company and the Class A Purchaser shall promptly provide the Class B Purchasers with a copy of any notice given or received under the Asset Purchase Agreement and shall promptly provide notice when the Company or the Class A Purchaser, as applicable, becomes aware of any breach of the Asset Purchase Agreement.
(d)    NEP shall cause the Class A Purchaser and NEP Acquisitions to enter into the Assignment of Asset Purchase Agreement prior to the Closing and shall use reasonable best efforts to take, and cause to be taken, all actions and do, and cause to be done, all things necessary, proper, or advisable to maintain in effect the Assignment of Asset Purchase Agreement as of the Closing Date.
(e)    NEP and the Class A Purchaser shall cause the Company to enter into the Build Out Agreement at or prior to the Closing and shall use reasonable best efforts to take, and cause to be taken, all actions and do, and cause to be done, all things necessary, proper, or advisable to maintain in effect the Build Out Agreement as of the Closing Date.
(f)    Without limiting any of the foregoing, any action or determination that would require the consent of the Class B Purchaser with respect to the Asset Purchase Agreement or otherwise under Section 6.03 or Section 6.04 of the LLC Agreement if such action or determination occurred following the Closing shall not be taken without first obtaining the consent of the Class B Purchaser.
Section 5.07    Change of Control. In the event that a Change of Control of NEP occurs or Persons enter into definitive agreements for a transaction that upon consummation would constitute a Change of Control of NEP prior to the Closing, each Purchaser shall have the right for thirty (30) days thereafter to elect by written notice to the Company to be released from its obligation to consummate its purchase of Purchased Units, and upon delivery of such notice such Purchaser shall be relieved from its obligations hereunder.
Section 5.08    Certain Tax Matters. For U.S. federal income and applicable state and local tax purposes, NEP intends to treat the acquisition of the 2018 Purchased Assets, together with the transactions described in this Agreement, as a taxable acquisition described in Section 1001 of the Code of such 2018 Purchased Assets in exchange for the APA Closing Purchase Price. The parties agree that the transaction described in this Agreement is a transaction described in Situation 1 of IRS Revenue Ruling 99-5. No Party shall take any position inconsistent with the treatment described in this Section 5.08 on any tax return or in connection with any tax audit or other proceeding unless otherwise required by Law.
Section 5.09    Tax Waiver. Prior to the Closing, NEP will cause Breckinridge Wind Class A Holdings, LLC to enter into an agreement with NextEra Energy, Inc., whereby NextEra Energy, Inc. and each Affiliate of NextEra Energy, Inc. agrees to release and hold harmless Breckinridge Wind Class A Holdings, LLC, from any and all rights and liability by reason of Breckinridge Wind

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Class A Holdings, LLC being a member of the affiliated group for which NextEra Energy, Inc. is parent whether by reason of Treasury Regulation § 1.1502-6, or from any and all liability under a corresponding provision of state law or pursuant to any tax allocation sharing agreement.

ARTICLE VI
INDEMNIFICATION

Section 6.01    Indemnification by the Company and NEP.
(a)    From and after consummation of the Class B Units Sale, (i) each of the Company and NEP agrees, jointly and not severally, to indemnify each Class B Purchaser and its Affiliates, partners, members, stockholders, and Representatives, and any Affiliate, member, partner, stockholder, or Representative of any of the foregoing (collectively, “Class B Purchaser Related Parties”), (ii) NEP agrees to indemnify the Class A Purchaser and its Affiliates, partners, members, stockholders, and Representatives, and any Affiliate, member, partner, stockholder, or Representative of any of the foregoing (collectively, “Class A Purchaser Related Parties” and, together with the Class B Purchaser Related Parties, the “Purchaser Related Parties”), and (iii) solely with respect to clause (C) below, NEP agrees to indemnify the Company and the Purchaser Related Parties, in each case, from costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and to hold each of the applicable Persons harmless against, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, to pay or reimburse each such applicable Person for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending, or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (A) (1) with respect to NEP’s obligation to indemnify, the failure of any of the representations or warranties contained herein with respect to NEP to be true and correct in all material respects or (2) with respect to the Company’s obligation to indemnify, the failure of any of the representations or warranties contained herein with respect to the Company or any Subsidiary of the Company to be true and correct in all material respects, in each case, other than those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.11, Section 3.13, or Section 3.14 or other representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects when made and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be required to be true and correct as of such date only), (B) (1) with respect to NEP’s obligation to indemnify, the breach of any covenant of NEP contained herein or (2) with respect to the Company’s obligation to indemnify, the breach of any covenant of the Company or a Subsidiary of the Company contained herein, or (C) any actions, suits, claims, investigations, orders, injunctions or proceedings by or on behalf of the unitholders of NEP in connection with the purchase of the 2018 Purchased Assets, the Asset Purchase Agreement, or the transactions contemplated by this Agreement; provided that, in the case of clause (A), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty; provided, further, that, for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party or Company, as applicable, shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Company

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or NEP shall constitute the date upon which such claim has been made; and provided, further, that the aggregate liability of the Company and NEP to the Class A Purchaser and each Class B Purchaser pursuant to clauses (A) and (B) of this Section 6.01 shall not be greater in amount than such Purchaser’s Class A Purchase Price or Pro Rata Share of the Class B Purchase Price, as applicable, and the aggregate liability of the Company and NEP to all Class B Purchasers pursuant to clauses (A) and (B) of this Section 6.01 shall not exceed the aggregate of the Class B Purchase Price. The indemnification obligations pursuant to this Section 6.01 shall be limited as follows: (1) the Company shall be obligated to provide indemnification solely for (y) with respect to Section 6.01(A), breaches of, and inaccuracies with respect to, those representations and warranties relating to the Company and its Subsidiaries and (z) with respect to Section 6.01(B), the breach by the Company and its Subsidiaries; and (2) NEP shall be obligated to provide indemnification solely for (y) with respect to Section 6.01(A), breaches of, and inaccuracies with respect to, those representations and warranties relating to NEP and (z) with respect to Section 6.01(B), the breach by NEP. No Purchaser Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative, or punitive damages under clauses (i) and (ii) of this Section 6.01; provided, however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 6.01 for any such damages to the extent that such damages are in the form of diminution in value or are payable to a third party in connection with any Third-Party Claims.
(b)    Each of the Company and NEP agrees that it will indemnify and hold harmless the Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Company or NEP or alleged to have been incurred by the Company or NEP in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
Section 6.02    Indemnification by the Purchasers.
(a)    From and after consummation of the Class B Units Sale, each Purchaser agrees, severally and not jointly (except that the Class B Purchasers agree severally and jointly with respect to the liability of any and all Class B Purchasers), to indemnify the Company and NEP and their respective Affiliates, partners, members, stockholders, and Representatives, and any Affiliate, member, partner, stockholder, or Representative of any of the foregoing (collectively, “NEP Related Parties”) from, costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and to hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, to pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending, or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct) or (ii) the breach of any of the covenants of such Purchaser contained herein; provided that, in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach

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of any representation or warranty is made prior to the expiration of the survival period of such representation or warranty; and provided, further, that, for purposes of determining when an indemnification claim has been made, the date upon which a NEP Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; and provided, further, that the liability of each such Purchaser shall not be greater in amount than the sum of such Purchaser’s Class A Purchase Price or Class B Purchase Price, as applicable, plus any distributions paid to such Purchaser with respect to the Purchased Units. No NEP Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative, or punitive damages under this Section 6.02; provided, however, that such limitation shall not prevent any NEP Related Party from recovering under this Section 6.02 for any such damages to the extent that such damages are in the form of diminution in value of the Purchased Units (it being understood and agreed that any change in the market price of the Conversion Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any Third-Party Claims.
(b)    Each Purchaser agrees that it will indemnify and hold harmless each of the Company and NEP from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
Section 6.03    Indemnification Procedure.
(a)    A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Section 6.01 and Section 6.02.
(b)    Promptly after any NEP Related Party, Purchaser Related Party, or the Company, as applicable (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit, or proceeding by a third person which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records, and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s

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possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.
Section 6.04    Tax Characterization. All indemnification payments under this Article VI shall be treated as adjustments to the applicable Purchaser’s Class A Purchase Price or Pro Rata Share of the Class B Purchase Price, as applicable, for all Tax purposes, except as otherwise required by applicable Law.

ARTICLE VII
TERMINATION

Section 7.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Company, NEP, and each of the Purchasers;
(b)    by written notice from the Company, NEP or any Purchaser, if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling, or other action is or shall have become final and nonappealable; or
(c)    by written notice from a Purchaser, if the Closing does not occur by 11:59 p.m., Eastern Time, on the Drop-Dead Date; provided, however, that (i) a Class B Purchaser may not terminate this Agreement pursuant to this Section 7.01(c) if such party is, at the time of

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providing such written notice, in breach of any of its obligations under this Agreement and (ii) the Class A Purchaser may not terminate this Agreement pursuant to this Section 7.01(c) if such party, the Company or NEP is, at the time of providing such written notice, in breach of any of its obligations under this Agreement; provided that if the condition set forth in Section 2.03(a) is not satisfied as of the Drop-Dead Date but all other conditions have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing), the Drop-Dead Date may be extended for a period of ninety (90) days by the Company or any Purchaser upon notice to the other parties prior to December 28, 2018, in which case the term “Drop-Dead Date” shall thereafter mean March 31, 2019, for all purposes of this Agreement.
Section 7.02    Certain Effects of Termination.
(a)    In the event that this Agreement is terminated pursuant to Section 7.01:
(i)   except as set forth in Section 7.02(a)(ii), this Agreement shall become null and void and have no further force or effect, but, subject to Section 7.02(b) and Section 7.03, the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination;
(ii)   regardless of any purported termination of this Agreement, this Section 7.02, Section 7.03, and the provisions of Article VIII shall remain operative and in full force and effect as between the Company and NEP, on the one hand, and the Purchasers, on the other hand, unless the Company, NEP, and the Class B Purchasers possessing the right to acquire not less than majority of the Class B Purchased Units execute a writing that expressly (with specific references to the applicable Articles, Sections, or subsections of this Agreement) terminates such rights and obligations as between the Company, NEP, and the Purchasers; and
(iii)   the Confidentiality Agreement shall remain in effect in accordance with Section 8.06(a).
(b)    Except as provided in Section 7.03, the Class B Purchasers shall not be subject to (nor shall the NEP Related Parties seek to recover) monetary damages in connection with this Agreement, and in no event shall the NEP Related Parties seek to recover monetary damages from any Financing Related Party at any time in connection with this Agreement, including in each case in respect of (i) any losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under or relating to this Agreement, or (iv) any breach, termination or failure of or under this Agreement or any inaccuracy of any representation or warranty contained in this Agreement; provided that the foregoing shall not relieve the Class B Purchasers of their obligations under Article VI following the Closing if the Closing occurs.
Section 7.03    Termination Fee.

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(a)    If (i) this Agreement is validly terminated by the Class A Purchaser pursuant to Section 7.01(c) and the conditions to Closing set forth in Section 2.03 and Section 2.04 have been satisfied or validly waived prior to such termination (other than (A) those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to those conditions being capable of being satisfied if the Closing were to occur on the date of termination and (B) those conditions that are not satisfied as a result of a breach of this Agreement by the Class B Purchasers), (ii) at the time of such termination pursuant to Section 7.01(c), the condition set forth in Section 2.05(b) or Section 2.06(b) is not satisfied due to a willful breach by any Class B Purchaser of this Agreement, and (iii) the Company has delivered an irrevocable Notice of Closing to the Purchasers no later than two (2) Business Days after the date on which the condition set forth in Section 2.03(a) is satisfied and (A) such Notice of Closing provides for a Closing to occur on the date that is twelve (12) Business Days after receipt by the Class B Purchasers of the Notice of Closing and (B) the Company has confirmed that if the Equity Financing and Debt Financing are funded on such date it stands ready, willing, and able to consummate the Closing, then GEPIF, on behalf of all of the Class B Purchasers, will pay or cause to be paid to the Class A Purchaser (or its designee(s)) an amount equal to the Termination Fee.
(b)    If the Termination Fee is payable, GEPIF will pay such fee to the Class A Purchaser (or its designee(s)) by wire transfer of immediately available funds on or before the second (2nd) Business Day following the date on which a final determination of a court of competent jurisdiction in a final, non-appealable decision finding that such fee is payable is entered. The Company and each of the Purchasers acknowledge and agree that (i) the agreements contained in this Section 7.03 are an integral part of the transactions contemplated hereby, and without these agreements the other parties hereto would not enter into this Agreement and (ii) any amounts payable pursuant to this Section 7.03 are a reasonable approximation of the Class A Purchaser’s damages and do not constitute a penalty. In the event of litigation relating to the payment of the Termination Fee and upon final determination of a court of competent jurisdiction in a final, non-appealable decision, the non-prevailing party in such litigation shall reimburse the prevailing party’s reasonable and documented costs and expenses (including reasonable attorneys’ fees) actually incurred in connection therewith to a maximum of two million U.S. dollars ($2,000,000.00). Subject to the right of the Company to specific performance of this Agreement pursuant to Section 8.12, the parties hereto expressly acknowledge and agree that payment of the Termination Fee, if due, and the payment in full of any reimbursement, expense, or interest obligations pursuant to this Section 7.03, if any, shall be the sole and exclusive remedy of the Company and the Class A Purchaser against the Class B Purchasers in connection with the termination of this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.01    Expenses. Except as set forth below, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.
Section 8.02    Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this

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Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts, and agreements are references to such instruments, documents, Contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Company or NEP, respectively, has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Company or NEP, as applicable, unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent, or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding, or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never constituted a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible; provided, that, notwithstanding the foregoing, Section 7.02(b) shall not be severable. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
Section 8.03    Survival of Provisions. The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.11, Section 3.13, Section 3.14, Section 4.01, Section 4.02, Section 4.04, Section 4.05(a), Section 4.05(b), Section 4.05(e), and Section 4.07 hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date, as applicable, regardless of any investigation made by or on behalf of the Company, NEP, or the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, exchange, or repurchase thereof.
Section 8.04    No Waiver: Modifications in Writing.
(a)    Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial

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exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.
(b)    Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of any Transaction Document (except in the case of the A&R LLC Agreement or the NEP LPA Amendment, for amendments adopted pursuant to the terms thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification, or termination; provided that Section 7.02, this Section 8.04, Section 8.10, Section 8.11, Section 8.12, Section 8.13, and Section 8.14 (and the related definitions of this Agreement) as they relate to the Financing Parties may not be amended, modified, or supplemented in a manner that is materially adverse to any Financing Party without the prior written consent of such Financing Party (which shall not be unreasonably withheld, conditioned, or delayed). Any amendment, supplement, or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document, and any consent to any departure by the Company and NEP from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on NEP or the Company in any case shall entitle NEP or the Company to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein.
Section 8.05    Binding Effect. This Agreement shall be binding upon the Company, NEP, each of the Purchasers, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
Section 8.06    Non-Disclosure.
(a)    This Agreement shall not affect any of the terms or provisions of the Confidentiality Agreement. The Confidentiality Agreement shall continue to be in full force and effect, pursuant to the terms and conditions thereof, but for the avoidance of doubt, Confidential Information (as defined in the Confidentiality Agreement) refers only to information furnished by or on behalf of the Company or NEP prior to the date hereof. Each Class B Purchaser and their respective Representatives (as defined in the Confidentially Agreement) shall keep the Confidential Information confidential in accordance with, and subject to the terms and conditions of the Confidentiality Agreement; provided, however, that information may be disclosed by the Class B Purchasers to prospective debt financing sources in connection with the syndication and marketing of any Debt Financing or Margin Loan Financing only following receipt of customary confidentiality undertakings from such prospective debt financing sources containing terms no less favorable than those set forth in the Confidentiality Agreement and pursuant to which NEP is an express third party beneficiary.

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(b)    Other than filings made by NEP with the Commission, the Company, NEP, and any of their respective Representatives may disclose the identity of, or any other information concerning, the Purchasers or any of their respective Affiliates only after providing the Purchasers a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 8.06 shall delay any required filing or other disclosure with NYSE or any Governmental Authority or otherwise hinder either the Company’s or NEP’s or their respective Representatives’ ability to timely comply with all Laws or rules and regulations of NYSE or other Governmental Authority. Notwithstanding anything to the contrary in this Section 8.06, each of the Company and NEP may disclose in any manner it determines appropriate the terms and conditions of the transactions contemplated hereby and the Purchased Units, Issued NEP Non-Voting Units, and Conversion Units.
(c)    Notwithstanding anything to the contrary in this Section 8.06, each of the Company and NEP agrees that each Purchaser may (i) publicize its ownership in the Company, as well as the identity of the Company and the size of the investment and its pricing terms with respect to the Membership Interests, on its internet site or in marketing materials, press releases, published “tombstone” announcements, or any other print or electronic medium and (ii) display the Company’s or NEP’s corporate logo in conjunction with any such reference; provided, however, a Purchaser after may take the actions described in this Section 8.06(c) only after providing the Company and NEP with a reasonable opportunity to review and comment on such disclosure; provided that such review and comment shall not be required with respect to communications with limited partners of the funds affiliated with the Purchasers (with such comments being incorporated or reflected, to the extent reasonable, in any such communication).
Section 8.07    Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, or personal delivery to the following addresses:
(a)    If to the Purchasers, to the addresses set forth on Schedule A.

(b)    If to the Company, to:

NEP Renewables, LLC
c/o NextEra Energy Resources, LLC (prior to the closing of the Asset Purchase Agreement)
c/o NextEra Energy Partners, LP (following the closing of the Asset Purchase Agreement)
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Treasurer and Daniel Lotano

with a copy to:

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Skadden, Arps, Slate, Meagher & Flom LLP
920 North King Street
Wilmington, Delaware 19801
Attn: Allison L. Land
E-mail: Allison.Land@skadden.com

(c)    If to NEP, to:

NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Treasurer and Daniel Lotano

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
920 North King Street
Wilmington, Delaware 19801
Attn: Allison L. Land
E-mail: Allison.Land@skadden.com
or to such other address as the Company, NEP or the Purchasers may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile, if sent via facsimile; when sent, if sent by electronic mail prior to 5:00 p.m. Eastern time on a Business Day, or on the next succeeding Business Day, if not; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 8.08    Removal of Legend. In connection with a sale of Conversion Units by a Class B Purchaser in reliance on Rule 144 promulgated under the Securities Act, such Class B Purchaser or its broker shall deliver to NEP a broker representation letter providing to NEP any information NEP deems necessary to determine that the sale of such Conversion Units is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of NEP (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time the such units have been held (taking into account any applicable tacking periods under Rule 144). Upon receipt of such representation letter, NEP shall promptly remove the notation of a restrictive legend in such Purchaser’s book-entry account maintained by NEP, including the legend referred to in Section 4.05, and NEP shall bear all costs associated with the removal of such legend in NEP’s books. At such time as the Conversion Units have been sold pursuant to an effective registration statement under the Securities Act or have been held by any Purchaser for more than one (1) year where such Purchaser is not, and has not been in the preceding three (3) months, an Affiliate of NEP (as defined in Rule 144 promulgated under the Securities Act), if the book-entry account of such Purchaser still bears the notation of the restrictive legend referred to in Section 4.05, NEP agrees, upon request of the Purchaser or its permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.05, and NEP shall bear all costs associated with the

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removal of such legend in the books of NEP regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assignee provides to NEP any information NEP deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of NEP (as defined in Rule 144 promulgated under the Securities Act), a covenant to inform the Company or NEP if it should thereafter become an affiliate (as defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such units have been held. NEP shall cooperate with each Purchaser to effect the removal of the legend referred to in Section 4.05 at any time such legend is no longer appropriate.
Section 8.09    Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreement, and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to in this Agreement, the other Transaction Documents, or the Confidentiality Agreement with respect to the rights granted by the Company or NEP or any of their respective Affiliates or the Purchasers or any of their respective Affiliates. This Agreement, the other Transaction Documents, the Confidentiality Agreement, and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings among the parties with respect to such subject matter.
Section 8.10    Governing Law: Submission to Jurisdiction.
(a)    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)    Without limitation of the foregoing and notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any claims or causes of action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Definitive Financing Agreements or the performance thereof or the financings contemplated thereby, in any

45

forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in the Definitive Financing Agreements, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Parties in any way relating to the Definitive Financing Agreements or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction, and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Definitive Financing Agreements or the performance thereof or the financings contemplated thereby. Each of the parties hereto agrees that it will not, and will not permit its Affiliates to, bring or support any claim against any of the Financing Parties in any way related to this Agreement or the transactions contemplated hereby in any forum other than the forum contemplated by this Section 8.10(b). The Financing Parties are intended third-party beneficiaries of this Section 8.10(b).
Section 8.11    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, INCLUDING IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM AGAINST ANY FINANCING PARTY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 8.12    Exclusive Remedy.
(a)    Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages or other relief may (at any time prior to the valid termination of this Agreement pursuant to Article VII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

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(b)    Notwithstanding anything to the contrary set forth in Section 8.12(a), it is explicitly agreed that each of the Company and NEP shall be entitled to seek an injunction or other appropriate form of specific performance or equitable relief to cause the Class B Purchasers, and each Class B Purchaser, to cause, or for the Company or NEP to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letter, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letter and this Agreement and thereafter effect the Closing if, and only if (i) all conditions in Section 2.03 and Section 2.04 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing, but subject to those conditions’ being capable of being satisfied at such time that specific performance or other equitable remedy is granted) have been satisfied at the time when the Closing would have occurred (or waived by the Company and NEP in accordance with the terms of this Agreement), (ii) the Class B Purchasers shall have failed to complete the Closing when required under Section 2.02, (iii) the Debt Financing has been funded or the Debt Financing will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, and (iv) the Company has confirmed that, if the Equity Financing and Debt Financing are funded, then the Company stands ready, willing, and able to consummate the Closing.
(c)    From and after the Closing, the sole and exclusive remedy for any and all claims for damages arising under, out of, or related to this Agreement or the transactions contemplated hereby shall be the rights of indemnification set forth in Article VI only, and no Person will have any other entitlement, remedy, or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements, and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 8.12(a).
Section 8.13    No Recourse Against Others.
(a)    All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out of, or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Company and NEP, on the one hand, and the Purchasers, on the other. No Person other than the Company and NEP, on the one hand, and the Purchasers on the other, including no member, partner, stockholder, Affiliate, or Representative thereof, nor any member, partner, stockholder, Affiliate, or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each of the Company, NEP, and the Purchasers hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such third Person.

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(b)    Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Company, NEP, and the Purchasers hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other, or otherwise impose liability of the other on any third Person in respect of the transactions contemplated hereby, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each of the Company, NEP, and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
(c)    Without limiting the foregoing and notwithstanding anything to the contrary contained herein, each of the Company and NEP hereby acknowledges and agrees, on behalf of itself and its respective Affiliates, that the Company Entities and their Affiliates shall not have any rights or claims of any kind or description, whether at law or in equity, in contract, tort, or otherwise, against any Financing Party in connection with this Agreement, the Definitive Financing Agreements, or the transactions contemplated hereby or thereby and agrees that in no event shall the Financing Parties have any liability or obligations to the Company Entities or their Affiliates, in each case relating to, arising out of, or in connection with this Agreement, the Definitive Financing Agreements, or the Debt Financing (provided that, notwithstanding the foregoing, nothing in this sentence shall in any way limit or modify the rights and obligations of any Financing Party to the Class B Purchasers and their Affiliates under the Definitive Financing Agreements).
Section 8.14    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Company, NEP, the Purchasers and, for purposes of Article VI and Section 8.13 only, any Purchaser Related Party or NEP Related Party, any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Financing Parties are intended third-party beneficiaries of Section 7.02(b), Section 8.04(b), Section 8.10(b), Section 8.11, Section 8.13(c) and this Section 8.14 as such sections relate to the Financing Parties and shall be entitled to enforce such provisions directly.
Section 8.15    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute but one and the same agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

NEP RENEWABLES, LLC

By	/s/ Mark E. Hickson
Name: Mark E. Hickson
Title: Vice President

NEP RENEWABLES HOLDINGS, LLC

By	/s/ Mark E. Hickson
Name: Mark E. Hickson
Title: Vice President

Solely with respect to the NEP Obligations

NEXTERA ENERGY PARTNERS, LP

By	/s/ Mark E. Hickson
Name: Mark E. Hickson
Title: Executive Vice President, Strategy and Corporate Development

[Signature page to Purchase Agreement]

WESTERN RENEWABLES PARTNERS LLC

By:

By:	/s/ Ryan Shockley
Name: Ryan Shockley Title: President

[Signature page to Purchase Agreement]

Exhibit A

A&R LLC Agreement

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
NEP RENEWABLES, LLC
A Delaware Limited Liability Company

[•], 2018

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

1.01	Definitions	2
1.02	Interpretation	20

ARTICLE 2 ORGANIZATION

2.01	Formation	20
2.02	Name	20
2.03	Registered Office; Registered Agent; Principal Office in the United States; Other Offices	20
2.04	Purposes	20
2.05	No State Law Partnership	21
2.06	Term	21
2.07	Title to Property	21
2.08	Foreign Qualification	21

ARTICLE 3 MEMBERS

3.01	Schedule of Members	21
3.02	Representations and Warranties of the Members	22
3.03	Voting Rights of Members	22
3.04	No Management Rights	23
3.05	Limitation on Liability of Members	23
3.06	Withdrawal of Members	23
3.07	Access to Information	24
3.08	Confidential Information	24

ARTICLE 4 MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS

4.01	Classes of Membership Interests	27
4.02	Additional Membership Interests	27
4.03	Capital Contributions	28
4.04	Capital Calls; Optional Capital Contributions	29
4.05	Loans	29
4.06	No Other Capital Contribution or Loan Obligations	31
4.07	Return of Contributions	31
4.08	Capital Accounts	31

i

ARTICLE 5 DISTRIBUTIONS AND ALLOCATIONS

5.01	Monthly Cash Distributions	31
5.02	Distributions on Dissolution and Winding-Up	32
5.03	Allocations	33
5.04	Varying Interests	35
5.05	Amounts Withheld	35

ARTICLE 6 MANAGEMENT

6.01	Generally	36
6.02	Standard of Care	36
6.03	Major Decisions	38
6.04	Affiliate Transactions	40
6.05	Officers	41
6.06	Business Opportunities	41
6.07	Insurance Coverage	42
6.08	Exculpation and Indemnification	43

ARTICLE 7 TRANSFERS AND TRANSFER RESTRICTIONS

7.01	General Restrictions on Transfers	44
7.02	Call Option	47
7.03	Change of Control of NEP	52
7.04	Change of Control of a Class B Member	54
7.05	Non-Voting NEP Common Units	57
7.06	Certain Assistance	58
7.07	Governmental Authorizations	59

ARTICLE 8 TAXES

8.01	Tax Returns	60
8.02	Certain Tax Matters	61
8.03	Tax Matters Member	62

ARTICLE 9 BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS

9.01	Maintenance of Books	64
9.02	Determination of Internal Rate of Return	64
9.03	Reports	65
9.04	Information Updates	66
9.05	Bank Accounts	66

ii

ARTICLE 10 WITHDRAWAL

10.01	No Right of Voluntary Withdrawal	67
10.02	Deemed Withdrawal	67
10.03	Effect of Withdrawal	67

ARTICLE 11 DISPUTE RESOLUTION

11.01	Disputes	68
11.02	Negotiation to Resolve Disputes	68
11.03	Courts	68
11.04	Specific Performance	69

ARTICLE 12 DISSOLUTION, WINDING-UP AND TERMINATION

12.01	Dissolution	69
12.02	Winding-Up and Termination	69
12.03	Deficit Capital Accounts	72
12.04	Certificate of Cancellation	72

ARTICLE 13 GENERAL PROVISIONS

13.01	Notices	72
13.02	Entire Agreement; Superseding Effect	72
13.03	Effect of Waiver or Consent	72
13.04	Amendment or Restatement	73
13.05	Binding Effect	73
13.06	Governing Law; Severability	73
13.07	Further Assurances	73
13.08	Waiver of Certain Rights	74
13.09	Counterparts	74
13.10	Expenses	74

EXHIBITS:
A – Members
B – Financial Model for Internal Rate of Return

SCHEDULES:
1 – Excluded Parties
2 – Project Financings

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
NEP RENEWABLES, LLC
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of NEP Renewables, LLC, a Delaware limited liability company (the “Company”), dated as of [•], 2018 (the “Effective Date”), is adopted, executed, and agreed to by Western Renewables Partners LLC, a Delaware limited liability company (“GEPIF”), NEP Renewables Holdings, LLC, a Delaware limited liability company (“NEP Member”), each Person that may be admitted as a Member pursuant to the terms of this Agreement, and NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), solely to the extent of its obligations pursuant to Section 7.02 , Section 7.03, Section 7.04, and Section 7.05.
RECITALS
The Company was formed by filing a Certificate of Formation of the Company (the “Delaware Certificate”) with the Office of the Secretary of State of Delaware and, prior to the Effective Date, and Sellco, as the sole initial member of the Company, entered into that certain Limited Liability Company Agreement of the Company, effective as of August 15, 2018 (the “Initial LLC Agreement”), governing the affairs of the Company and the conduct of its business.
Upon consummation of the transactions contemplated by the Asset Purchase Agreement, including the assignment to NEP Member of the rights under such Asset Purchase Agreement held by NextEra Energy Partners Acquisitions, LLC, NEP Member became the sole member of the Company.
Pursuant to that certain Membership Interest Purchase Agreement dated as of August 31, 2018 (the “Purchase Agreement”), among GEPIF, NEP Member, NEP and the Company, (i) at the closing of the Asset Purchase Agreement, NEP Member has agreed to purchase, and the Company has agreed to issue to NEP Member, all of the outstanding limited liability company interests of the Company, and (ii) at the closing of the Purchase Agreement, (A) all of the issued and outstanding limited liability company interests of the Company shall be cancelled and, in exchange therefor, the Company has agreed to issue and sell to NEP Member the Class A Units and Class B Units and (B) immediately thereafter, GEPIF has agreed to purchase, and NEP Member has agreed to sell to GEPIF, the Class B Units.
Upon its acquisition of Class B Units, as of the Effective Date, GEPIF will be admitted as a member of the Company.
In connection with the admission of GEPIF as a member of the Company, NEP Member wishes to amend and restate the Initial LLC Agreement as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GEPIF and NEP Member agree as follows:

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ARTICLE 1
DEFINITIONS
1.01    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
Act means the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute.
Affiliate means, with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent, if any; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent, if any; provided that, with respect to any Member, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if the general partner of such limited partnership is Controlled by such Member’s Parent, if any, or (z) a limited liability company or a Person controlled by a limited liability company if the managing member of the limited liability company is Controlled by such Member’s Parent, if any; provided, further, that, for purposes of this Agreement, the Company shall not be an Affiliate of any Member, nor shall any Member be deemed to be an Affiliate of any other Member solely by virtue of their respective ownership interests in or Control of the Company or any of its subsidiaries.
Affiliate Transaction means, any contract, agreement, or transaction (including any amendment, restatement, renewal, extension, modification, or termination of any existing contract, agreement, or transaction) between the Company or a subsidiary of the Company, on the one hand, and NEP Member, an Affiliate of NEP Member (other than the Company or any subsidiary of the Company), or their respective employees or officers, on the other hand, including, for the avoidance of doubt, the Asset Purchase Agreement and each project operating agreement.
Affiliated Fund means, with respect to any specified Person, any Fund that is an Affiliate of such Person or that is advised by the same investment advisor as such Person or by an Affiliate of such investment advisor or such Person, including, in the case of GEPIF, GEPIF Fund, Global Energy and Power Infrastructure Fund III, L.P. and similar subsequent Funds.
Agreement has the meaning assigned that term in the preamble.
Alternative Method has the meaning assigned that term in Section 8.03(e).
APA Payments has the meaning assigned that term in Section 6.04.
Asset Purchase Agreement means that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, by and between NextEra Energy Partners Acquisitions, LLC and NEP US Sellco, LLC, as heretofore amended from time to time, and as amended by that certain Amendment to the Amended and Restated Purchase and Sale Agreement (2018 Projects), dated as of August 31, 2018.

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Assignee means any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 7.01(b). The Assignee of a dissolved Member is the shareholder, partner, member, or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding-up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.
Attribution Parties has the meaning assigned that term in Section 7.05(a).
Available Cash means, with respect to any calendar month ending prior to the dissolution or liquidation of the Company, and without duplication:
(a)    the sum of all cash and cash equivalents of the Company and its subsidiaries on hand at the end of such month, including all Sale Proceeds, less
(b)    the amount of any cash reserves that is necessary or appropriate in the reasonable discretion and good faith of the Managing Member (i) to provide for the proper conduct of the business of the Company and its subsidiaries (including reserves for future maintenance and capital expenditures and for anticipated expenses, liabilities, and future credit needs of the Company and its subsidiaries) subsequent to such month, (ii) to provide for the payment of all scheduled payments of interest and principal in respect of outstanding loans made to the Company or any of its subsidiaries pursuant to Section 4.05, (iii) to comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject, and (iv) as may be permitted to be held by subsidiaries of the Company pursuant to and in accordance with the Project Financings.
Notwithstanding the foregoing, “Available Cash” (y) shall not include (1) any cash or cash equivalents from Capital Contributions made by Members or equity issuances by any subsidiaries of the Company, (2) any cash or cash equivalents held by the Company’s subsidiaries to the extent that contractual restrictions prohibit the distribution of such cash or cash equivalents to the Company, (3) any cash or cash equivalents from borrowing, refinancings, or refundings of Indebtedness, (4) any Post-Closing Working Capital Adjustment Payment (as that term is defined and used in the Asset Purchase Agreement), whether received by NEP Member, the Company, or otherwise, or (5) prior to the Flip Date, any Build-Out Payment and any Excess Insurance Proceeds; and (z) with respect to the month in which a liquidation or dissolution of the Company occurs and any subsequent month shall be deemed to equal zero.
Bankruptcy or Bankrupt means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or

3

state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and one hundred twenty (120) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and ninety (90) days have expired without the appointment’s having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
Blocker means the Person that directly owns, beneficially and of record, all of the issued and outstanding equity interests of GEPIF.
Blocker Interests has the meaning assigned that term in Section 7.02(h).
Blocker Parent means the Person that directly owns, beneficially and of record, all of the issued and outstanding equity interests of Blocker.
Book Value means, with respect to any Company asset, the adjusted tax basis of such asset for United States federal income tax purposes, except as follows:
(a)    The initial Book Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset;
(b)    The Book Value of all assets of the Company will be adjusted to equal their respective gross fair market values immediately prior to (i) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest; (ii) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest; (iii) the liquidation of the Company; (iv) the beginning of the Post-Flip Stub Period; and (v) at any other time at which revaluations of property are permitted to be made under Treasury Regulation Section 1.704-1(b)(2)(iv); provided that adjustments pursuant to clauses (i) through (v) of this clause (b) shall be made only if the Managing Member determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;
(c)    The Book Value of any asset distributed to any Member will be the gross fair market value of such asset on the date of distribution (taking Code Section 7701(g) into account);

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(d)    The Book Value of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Regulations Section 1.704 1(b)(2)(iv)(m) and clause (c) of the definition of Net Profit and Net Loss; provided, however, that the Book Value will not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e)    Whenever the fair market value of a Company asset is required to be determined pursuant to this definition, the Managing Member shall determine such fair market value in its reasonable discretion (it being agreed by the Members that a determination by the Managing Member that the fair market value of any such asset equals the value of such asset reflected in the most recent financial statements prepared in accordance with GAAP shall be deemed reasonable).
Build-Out Agreement means that certain Build-Out Agreement, to be dated as of the date of the closing of the Asset Purchase Agreement, by and between NextEra Energy Resources, LLC and the Company (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).
Build-Out Payment has the meaning assigned that term in the Build-Out Agreement.
Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.
Call Option has the meaning assigned that term in Section 7.02(a).
Call Option Closing has the meaning assigned that term in Section 7.02(b).
Call Option Closing Date has the meaning assigned that term in Section 7.02(b).
Call Option Extension Purchase Price has the meaning assigned that term in Section 7.02(e).
Call Option Notice has the meaning assigned that term in Section 7.02(b).
Call Option Period has the meaning assigned that term in Section 7.02(a).
Call Option Period Extension has the meaning assigned that term in Section 7.02(e).
Call Option Purchase Price has the meaning assigned that term in Section 7.02(a).

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Capital Account means the account maintained by the Company for each Member in accordance with Section 4.08.
Capital Call has the meaning assigned that term in Section 4.04(a).
Capital Contribution means, with respect to any Member, the amount of money and the Book Value of any property (other than money) (reduced by the amount of any liabilities that are secured by such property) contributed, or deemed to be contributed, to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest and for the avoidance of doubt, as of immediately following the closing of the transactions contemplated by the Purchase Agreement, the Capital Contribution of the Class B Member shall be $750,000,000.
Cash Flows has the meaning assigned that term in Section 9.02(b)(ii).
Change of Control means:
(a)    with respect to NEP Member, any of the following events:
(i)    the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the voting equity of NEP, the General Partner or the general partner interest of the General Partner of NEP (as measured by voting power rather than the number of shares or other equity units or interests) by a Person or group that is not an Affiliate of NextEra Energy, Inc. as of the Purchase Agreement Date if such acquisition gives such Person or group the right to elect half or more of the members of the Board of Directors of NEP or the General Partner, respectively;
(ii)    any Disposition, in one or a series of related transactions, of the equity interests of the OpCo General Partner or the general partner interest held by the OpCo General Partner, the result of which is that (A) NEP ceases to own directly or indirectly more than fifty percent (50%) of the voting equity of the OpCo General Partner or (B) the OpCo General Partner ceases to hold the general partner interest in the Operating Partnership;
(iii)    any Disposition, in one or a series of related transactions, the result of which is that NextEra Energy, Inc. ceases to own directly or indirectly more than thirty-three percent (33%) of the voting equity of NEP (including the Special Voting Units, as that term is used in the partnership agreement of NEP); provided, however, that the foregoing shall not be deemed to constitute a Change of Control for so long as NextEra Energy, Inc. continues to own, directly or indirectly, fifty percent (50%) or more of the voting equity of the General Partner or the general partner interest of the General Partner in NEP;
(iv)    any Disposition, in one or a series of related transactions, of all or substantially all of the assets of NEP and its subsidiaries, taken as a whole;

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(v)    the NEP Common Units are no longer listed or admitted to trading on a National Securities Exchange;
(vi)    any Disposition, in one or a series of related transactions, the result of which is that the Operating Partnership ceases to own, directly or indirectly, all of the equity interests of NEP Member;
(vii)    any foreclosure by any pledgee under a Class A Permitted Loan Financing (or any other financing or agreement of Indebtedness) of any Class A Units;
(viii)    any transaction pursuant to which NextEra Energy, Inc. or any of its Affiliates would acquire (A) all of the issued and outstanding NEP Common Units or (B) all or substantially all of the assets of NEP and its subsidiaries, in each case, by way of merger, consolidation or otherwise; or
(ix)    the removal of the General Partner as general partner of NEP by the limited partners of NEP, unless the successor General Partner is an Affiliate of NextEra Energy, Inc.
(b)    with respect to any Class B Member, any of the following:
(i)    a transaction or series of transactions which results in Global Energy & Power Infrastructure II Advisors, L.L.C. no longer being an Affiliate of BlackRock, Inc. at a time when Global Energy & Power Infrastructure II Advisors, L.L.C. or any of its Affiliates Controls such Class B Member;
(ii)    any Disposition, in one or a series of related transactions, prior to the expiration of the Call Option Period (or the Call Option Period Extension, if applicable) of more than fifty percent (50%) of the interests in such Class B Member held by the manager, managing member, or general partner of such Class B Member;
(iii)    any Disposition, in one or a series of related transactions, prior to the expiration of the Call Option Period (or the Call Option Period Extension, if applicable) of all or substantially all of the assets of such Class B Member;
(iv)    any Disposition to a single purchaser or single group of related purchasers, in one or a series of related transactions, of all or substantially all of the Series A Preferred Units (as that term is defined in the NEP Limited Partnership Agreement) and Class B Units owned by Affiliates of Global Energy & Power Infrastructure II Advisors, L.L.C.; provided that, following such time as Affiliates of Global Energy & Power Infrastructure II Advisors, L.L.C. cease to own any Series A Preferred Units (as that term is defined in the NEP Limited Partnership Agreement), this clause (iv) shall be disregarded and be deemed deleted from this Agreement; or

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(v)    any foreclosure by any pledgee under a Class B Permitted Loan Financing (or any other financing or agreement of indebtedness) of any Class B Units.
For the avoidance of doubt, a change of control of, or Disposition of any interests in, BlackRock, Inc. shall not constitute a “Change of Control” of any Class B Member.
Change of Control Closing has the meaning assigned that term in Section 7.03(b).
Change of Control Closing Date has the meaning assigned that term in Section 7.03(b).
Change of Control Notice has the meaning assigned that term in Section 7.03(b).
Change of Control Purchase Price has the meaning assigned that term in Section 7.03(a).
Claim means any and all judgments, claims, actions, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, arbitrations, inquiries, notices of violation, litigations, citations, summons or subpoenas of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity, and any losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities, and damages (whether actual, consequential, or punitive), including interest, penalties, reasonable attorney’s fees, disbursements, and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.
Class A Member means a Member holding Class A Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, NEP Member is the initial Class A Member.
Class A Permitted Loan Financing means any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class A Units has the meaning assigned that term in Section 4.01.
Class B COC Closing has the meaning assigned that term in Section 7.04(b).
Class B COC Closing Date has the meaning assigned that term in Section 7.04(b).
Class B COC Notice has the meaning assigned that term in Section 7.04(b).
Class B COC Option has the meaning assigned that term in Section 7.04(a).

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Class B COC Purchase Price has the meaning assigned that term in Section 7.04(a).
Class B Member means a Member holding Class B Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, GEPIF is the sole Class B Member.
Class B Permitted Loan Financing means (a) prior to expiration of the Call Option Period (or the Call Option Period Extension, if applicable), any credit facility, solely to the extent the lenders permitted thereunder prior to an acceleration of any such credit facility are banks, trust companies, or other financial institutions regulated as commercial banks or a Class B Member or any of their respective Affiliates; and (b) after expiration of the Call Option Period (or the Call Option Period Extension, if applicable), any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class B Units has the meaning assigned that term in Section 4.01.
COC Member has the meaning assigned that term in Section 7.04(a).
Code means the Internal Revenue Code of 1986, as amended.
Commission means the United States Securities and Exchange Commission.
Company has the meaning assigned that term in the preamble.
Company Level Taxes has the meaning assigned that term in Section 8.03(f).
Confidential Information means information and data (including all copies thereof), whether oral, written, or electronic, that constitutes proprietary or confidential information about the Company, the Members, or their respective Affiliates, including this Agreement, financial statements, tax reports, valuations, analyses of potential or actual investments, reports or other materials, and other documents and information concerning the affairs of the Company and the Members. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:
(a)    is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement;
(b)    is made available to a Member or its Affiliate from a source that, to such Member’s or its Affiliate’s knowledge, is not prohibited from disclosing such information to such Member or its Affiliates by a legal, contractual, or fiduciary obligation;

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(c)    as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to the execution of this Agreement and not subject to a separate confidentiality restriction or other legal, contractual, or fiduciary obligation; or
(d)    has been independently acquired or developed by or on behalf of a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement.
Control, Controls, or Controlled means the possession, directly or indirectly, through one or more intermediaries, of the following:
(a)    (i) in the case of a corporation, fifty percent (50%) or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, general partnership or joint venture, the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, fifty percent (50%) or more of the beneficial interest therein; (iv) in the case of a limited partnership (A) the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions), (B) where the general partner of such limited partnership is a corporation, ownership of fifty percent (50%) or more of the outstanding voting securities of such corporate general partner, (C) where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to fifty percent (50%) or more of the distributions (including liquidating distributions) from such general partner entity, and (D) where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (B) or (C) of this clause (iv), in each case, notwithstanding that such Person with respect to which Control is being determined does not possess, directly or indirectly through one or more subsidiaries, the right to receive at least fifty percent (50%) of the distributions from such limited partnership, or (v) in the case of any other entity, fifty percent (50%) or more of the economic or beneficial interest therein; or
(b)    in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.
Covered Audit Adjustment has the meaning assigned that term in Section 8.03(e).
Covered Persons has the meaning assigned that term in Section 6.08(a).
Credit Agreement has the meaning assigned to that term in the Purchase Agreement.
Credit Agreement Payment in Full means, with respect to the Credit Agreement, Payment in Full, as defined in the Credit Agreement in effect on the date hereof in respect of such Class B Permitted Loan Financing.
Delaware Certificate has the meaning assigned that term in the recitals.

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Delaware Courts has the meaning assigned that term in Section 11.03.
Dispose, Disposing, or Disposition means, with respect to any asset (including a Membership Interest or any portion thereof or any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Membership Interest is transferred or shifted to another Person), a sale, assignment, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary, or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession, or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof) or (ii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up, or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance itself.
Disposing Member means any Member that proposes to consummate a Disposition of all or any portion of its Membership Interest (whether or not the proposed Disposition is to another Member).
Dispute has the meaning assigned that term in Section 11.01.
Disputing Member has the meaning assigned that term in Section 11.01.
Dissolution Event has the meaning assigned that term in Section 12.01.
Economic Risk of Loss has the meaning assigned to that term in Treasury Regulation Section 1.752-2(a).
Effective Date has the meaning assigned that term in the preamble.
Effective Date Capital Contribution has the meaning assigned that term in Section 4.03.
Election Out has the meaning assigned that term in Section 8.03(d).
Emergency means (a) a sudden, unexpected event that requires prompt action by the Company to avoid, prevent, or mitigate (i) imminent harm to Persons or property, including injury, illness, or death of any individual or damage to the properties or assets of the Company or its subsidiaries, any other Person, natural resources (including wildlife), or the environment; (ii) any damage or disrepair to any property or assets of the Company or its subsidiaries (including repairs or replacements thereof); or (iii) any material violation of applicable Law; or (b) an action required to prevent an imminent material default by the Company or any of its subsidiaries, or to cure a material default, on any material contract (other than a default under an Affiliate Transaction, but only to the extent relating to obligations other than the payment of management or operating fees or other fees or expenses payable pursuant to the written

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agreements relating to such Affiliate Transaction that are set forth on Schedule F of the Purchase Agreement or that are approved by the Class B Members after the Effective Date in accordance with Section 6.03(b)(iii)) to which the Company or any of its subsidiaries is a party.
Encumber, Encumbering, or Encumbrance means the creation of a security interest, lien, pledge, mortgage, or other encumbrance, whether such encumbrance be voluntary, involuntary, or by operation of Law.
Excess Insurance Proceeds means the excess of any proceeds from insurance received by the Company or any of its subsidiaries over the costs and expenses incurred by the Company and its subsidiaries to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds.
Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Excluded Party means (a) the Persons listed on Schedule 1 hereto, and (b) any Person (i) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list (“SDN List”) published by the Office of Foreign Assets Control of the U.S. Department of the Treasury at its official website or any replacement website or other replacement official publication of such list, or is otherwise the subject of any Sanctions, or (ii) in which any Person on the SDN List has fifty percent (50%) or greater ownership interest or that is otherwise Controlled by an SDN.
FERC means the Federal Energy Regulatory Commission or any successor Governmental Authority.
Fiscal Year means any twelve (12) month period commencing on January 1 and ending on December 31.
Flip Date means [•], 2021 [the date that is the third anniversary of the Effective Date].
Fund means a private equity, infrastructure or other investment fund entity.
GAAP means generally accepted accounting principles in the United States of America, consistently applied; provided that, for any financial statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
General Partner means NextEra Energy Partners, GP, Inc., a Delaware corporation, and its successors and permitted assigns that are admitted to NEP as the general partner thereof, in their capacity as general partner of NEP.
GEPIF has the meaning assigned that term in the preamble.
GEPIF Fund means Global Energy and Power Infrastructure Fund II, L.P., a Cayman Islands exempted limited partnership.

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Governmental Authority (or Governmental) means a federal, state, local or foreign governmental or quasi-governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village, or other municipality; a district, ward, or other subdivision of any of the foregoing; any executive, legislative, or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council, or other administrative body of any of the foregoing; any court or other judicial body, or any arbitration body or tribunal; and any officer, official, or other representative of any of the foregoing.
Governmental Authorization means any authorization, approval, order, license, certificate, determination, registration, permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority, including the FERC, and the expiration of any waiting period required under the HSR Act.
HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
including means including, without limitation.
Indebtedness means any amount payable by the Company or any of its subsidiaries as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing money borrowed, or the advance of credit, including the Project Financings and the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent undrawn or, in the case of any drawing, not cash collateralized or reimbursed within two (2) Business Days of the date drawn), (b) indebtedness of a third party described in clauses (a), (c), or (d) of this definition that is (i) guaranteed by the Company or its subsidiaries or (ii) secured by any Encumbrance on assets owned or acquired by, the Company or its subsidiaries, whether or not the indebtedness secured thereby has been assumed by the Company or its subsidiaries; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such Indebtedness or the fair market of the assets of the Company or any of its Subsidiaries securing such Indebtedness, (c) purchase-money indebtedness and capital lease obligations classified as such in accordance with GAAP (other than as a result of the adoption or implementation of Accounting Standards Codification No. 842 or any successor provision or amendment or other modification thereto), (d) obligations evidenced by bonds, debentures, notes or other instruments of debt securities, or by warrants or other rights to acquire any debt instruments or debt securities.
Initial LLC Agreement has the meaning assigned that term in the recitals.
Internal Rate of Return means the annual effective pre-tax discounted rate computed by taking into account the Cash Flows and calculated using the “XIRR” function on Microsoft Office Excel 2007 (or the same function in any subsequent version of Microsoft Office Excel).

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IRR Report means the financial model for the transaction attached as Exhibit B to this Agreement as agreed and accepted by the Members and updated in accordance with Section 9.02 to reflect actual results of the Company.
Law means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.
LIBOR has the meaning assigned that term in the Credit Agreement (as that term is defined in the Purchase Agreement).
Major Decisions has the meaning assigned that term in Section 6.03.
Managing Member means NEP Member or any other Person hereafter appointed as a successor Managing Member of the Company as provided in Section 6.01, each in its capacity as such.
Margin Loan Agreement means that certain Margin Loan Agreement, dated as of August 31, 2018, among WRP Investco L.P., a Delaware limited partnership, as Borrower, WRP Investco GP LLC, a Delaware limited liability company as Borrower’s general partner, Citibank, N.A., as administrative agent and as calculation agent, and the lenders party thereto and the other lending institutions that may become a party thereto from time to time, as amended, restated or otherwise modified from time to time in accordance with the terms thereof.
Maximum Amount means, as of any date of determination, the principal amount of the loans borrowed under the Credit Agreement on the Effective Date plus additional amounts owed thereunder as of such date pursuant to the terms of the Credit Agreement as in effect on the date hereof minus any repayments of principal of under the Credit Agreement through such date; provided, however, that the Maximum Amount on any date of determination shall not exceed five hundred fifty million dollars ($550,000,000.00).
Maximum Requested Cash Portion has the meaning assigned that term in Section 7.02(d).
Member means any Person executing this Agreement as of the Effective Date as a member or hereafter admitted to the Company as a New Member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.
Member Nonrecourse Debt has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
Member Nonrecourse Debt Minimum Gain has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).
Member Nonrecourse Deductions has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).

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Membership Interest means, with respect to any Member, (a) such Member’s status as a Member; (b) that Member’s share, as a holder of Class A Units or Class B Units, of the income, gain, loss, deduction, and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including such Member’s rights to vote, consent, and approve matters, as set forth in this Agreement; and (d) all obligations, duties, and liabilities imposed on such Member (under the Act, this Agreement, or otherwise) in its capacity as a Member.
Minimum Gain has the meaning assigned to that term in Treasury Regulation Section 1.704 2(d).
National Securities Exchange means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
NEP has the meaning assigned that term in the preamble.
NEP Change of Control Option has the meaning assigned that term in Section 7.02(a).
NEP Common Unit means an interest of a limited partner in NEP having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the NEP Limited Partnership Agreement.
NEP Limited Partnership Agreement means that certain Second Amended And Restated Agreement of Limited Partnership of NEP, dated as of August 4, 2017, by and among NextEra Energy Partners GP, Inc., a Delaware corporation, as the General Partner, and NextEra Energy Equity Partners, LP, a Delaware limited partnership, together with the other partners that are parties thereto, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof.
NEP Member has the meaning assigned that term in the preamble.
Net Profits and Net Loss means, for each Fiscal Year or other period, including the Pre-Flip Stub Period and the Post-Flip Stub Period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a)    any income of the Company that is exempt from federal income tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section

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1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;
(c)    income, gain, or loss resulting from any disposition of, distribution to a Member of, or depreciation, amortization, or other cost recovery deductions with respect to, Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
(d) in the event the Book Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;
(e) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and
(f) notwithstanding any other provision of this definition of “Net Profits” and “Net Loss,” any item that is specially allocated pursuant to Section 5.03(b) shall not be taken into account in computing Net Profits or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.03(b) shall be determined by applying rules analogous to those set forth in this definition of “Net Profits” and “Net Loss.”
New Member means a Person, other than GEPIF or NEP Member, admitted after the Effective Date pursuant to the terms and conditions herein.
Nonrecourse Deductions has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).
Non-Voting NEP Common Units means non-voting common units of NEP that have the same economic rights as the NEP Common Units but no voting rights on any matter whatsoever and shall not be listed on any National Securities Exchange.
OpCo General Partner means NextEra Energy Operating Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Operating Partnership as the general partner thereof, in their capacity as general partner of the Operating Partnership.
Operating Partnership means NextEra Energy Operating Partners, LP, a Delaware limited partnership.
Option A has the meaning assigned that term in Section 8.03(f).

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Option B has the meaning assigned that term in Section 8.03(f).
Parent means, with respect to any Member, a Person that Controls such Member, including, (a) with respect to NEP Member, the Operating Partnership or any of its successors, (b) with respect to GEPIF as of the Effective Date, Global Energy & Power Infrastructure II Advisors, L.L.C. or any of its successors and BlackRock, Inc. or any of its successors.
Partnership Representative has the meaning assigned that term in Section 8.03(a).
Percentage Interest means, as of any date and with respect to any Member, the percentage of available proceeds distributable to such Member upon the dissolution and winding-up of the Company as of such date, as determined pursuant to Section 5.02.
Person has the meaning assigned that term in Section 18‑101(12) of the Act and also includes a Governmental Authority and any other entity (including any foreign trust or foreign business organization), and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so provides.
Project Entity has the meaning assigned that term in Section 8.02(c).
Project Financing Parties means, with respect to each Project Financing, the parties to such Project Financing.
Project Financings means the credit facilities and other debt and equity financing arrangements of the subsidiaries of the Company, as listed on Schedule 2 hereto, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time in accordance with Section 6.03.
Post-Flip Stub Period means the period beginning on the day following the Flip Date and ending on December 31, 2021.
Pre-Flip Stub Period means the period beginning on January 1, 2021, and ending on the Flip Date.
Purchase Agreement has the meaning assigned that term in the recitals.
Purchase Agreement Date means August 31, 2018.
Quarter means, unless the context requires otherwise, a fiscal quarter of the Company.
Registration Rights Agreement means that certain Registration Rights Agreement, dated as of the date of this Agreement, by and among the Company, NEP, and GEPIF.

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Regulatory Allocations has the meaning assigned to that term in Section 5.03(b)(viii).
Related Party means any Person who is considered for federal income tax purposes to be purchasing electricity generated by a Project Entity and who is related to the Company or a Member within the meaning of Section 45(e)(4) of the Code or any successor provision, but excluding any Person that so purchases electricity generated by a Project Entity to the extent such Person resells the electricity to another Person who is not related to the Company or a Member within the meaning of Section 45(e)(4) of the Code; provided, however, that, for the avoidance of doubt, (i) a Related Party shall not include any Person (or Person related to such Person) whose sole purchases of electricity generated by any Project Entity are retail purchases from a Person other than the Company or a Member or a Person related to the Company or a Member and (ii) if a Person who otherwise would be considered a Related Party sells electricity generated by a Project Entity to a different Related Party, the seller Person shall not be considered a Related Party to the extent that the purchaser Related Party resells such electricity to another party not related to the Company or a Member. This definition is intended to comply with Section 4 of Notice 2008-60, I.R.B. 2008-30 (June 25, 2008) and shall be interpreted consistently with that notice.
Required Governmental Authorizations means those Governmental Authorizations required under Law to be obtained in connection with the exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, each in accordance with the terms hereof.
Sale Proceeds means the net proceeds, after payment of all of the Company’s related costs and expenses, received by the Company as the result of (a) a sale of the Company pursuant to which any Person (or group of Persons) acquires, directly or indirectly, (i) all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis) or (ii) all of the outstanding equity securities of the Company, whether by merger, consolidation, recapitalization, reorganization, purchase of securities, or otherwise, or (b) a Disposition of any material assets of the Company or its subsidiaries.
Sanctions means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the Treasury of the United Kingdom, or other relevant sanctions authority.
SDN has the meaning assigned that term in the definition of the term “Excluded Party.”
SDN List has the meaning assigned that term in the definition of the term “Excluded Party.”
Securities Act means the Securities Act of 1933, as amended.

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Sellco means NEP US Sellco, LLC, a Delaware limited liability company.
Term has the meaning assigned that term in Section 2.06.
Trading Day means a day on which the principal National Securities Exchange on which the NEP Common Units are listed or admitted to trading is open for the transaction of business or, if such NEP Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York, New York generally are open.
Transfer Agent means such bank, trust company, or other Person as may be appointed pursuant to the NEP Limited Partnership Agreement to act as registrar and transfer agent for any class of partnership interests of NEP.
Treasury Regulations means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.
Unreturned Contribution Percentage means, as of any date, with respect to any Member, a fraction, the numerator of which is the aggregate amount of Capital Contributions made by such Member on or prior to such date less the aggregate amount of all distributions paid to such Member pursuant to Section 5.01 prior to such date and, in the case of a liquidation of the Company, Section 5.02(a), and the denominator of which is the aggregate amount of Capital Contributions made by all Members on or prior to such date less the aggregate amount of distributions paid to all such Members pursuant to Section 5.01 prior to such date and, in the case of a liquidation of the Company, Section 5.02(a).
VWAP per NEP Common Unit on any Trading Day means the per NEP Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one NEP Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the NEP Common Units are listed); provided, however, that if the VWAP cannot be calculated for the NEP Common Units on a particular date on any of the foregoing bases, the VWAP of the NEP Common Units on such date shall be the fair market value as determined in good faith by the board of directors of NEP in a commercially reasonable manner.
Withdraw, Withdrawing, or Withdrawal means the withdrawal, resignation, or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Article 7), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

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Withdrawn Member means a Member that is deemed to have Withdrawn pursuant to Section 3.06(a).
1.02    Interpretation. Unless the context requires otherwise: (a) the gender of each word used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) the definitions given for terms in this Article 1 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined; (g) the conjunction “or” shall be understood in its inclusive sense (and/or); and (h) the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph, or clause in which such word appears.
ARTICLE 2
ORGANIZATION
2.01    Formation. The Company has been formed as a Delaware limited liability company by the filing of the Delaware Certificate as of August 15, 2018, and by Sellco’s entrance into the Initial LLC Agreement.
2.02    Name. The name of the Company is NEP Renewables, LLC and all Company business shall be conducted in that name or such other names that comply with Law as the Managing Member may select.
2.03    Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Managing Member may designate, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Managing Member shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Managing Member may designate.
2.04    Purposes. The purposes of the Company are to acquire, accept, own, hold, sell, lease, transfer, finance, refinance, exchange, manage, and operate, directly or indirectly through subsidiaries, the assets and liabilities held by the Company as contemplated by the Asset Purchase Agreement and to engage in any lawful act or activity and to exercise any powers

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permitted to limited liability companies formed under the laws of the State of Delaware that are ancillary, related or incidental to or necessary or appropriate for the accomplishment of the foregoing purposes.
2.05    No State Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided in Article 8 with respect to U.S. federal income tax treatment (and other tax treatment therewith), the Company shall not be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.
2.06    Term. The period of existence of the Company (the “Term”) commenced on August 15, 2018, and shall end at such time as the Company is dissolved and wound up in accordance with this Agreement and the Act and a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 12.04.
2.07    Title to Property. All assets, property, and rights of the Company shall be owned or leased by the Company as an entity and, except with respect to assets, property, or rights of the Company leased or licensed to the Company by a Member (subject to the terms hereof), no Member shall have any ownership interest in such assets, property, or rights in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes. The Company shall hold all assets, property, and rights of the Company in the name of the Company and not in the name of any Member.
2.08    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Company shall execute and deliver any or all certificates or other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.
ARTICLE 3
MEMBERS
3.01    Schedule of Members. The name and address of each Member, the amount of each Member’s Capital Contributions, the number and class of Membership Interest held by each Member, and each Member’s Percentage Interest are set forth on the schedule of Members attached hereto as Exhibit A. As of the Effective Date, GEPIF and NEP Member are the Members of the Company. The Managing Member shall cause the schedule of Members set forth on Exhibit A to be amended, and the books and records of the Company to be updated, to reflect the admission of any new Member, the withdrawal or substitution of any Member, the Disposition of Membership Interests, or the receipt by the Company of notice of any change of address of a Member, each in accordance with, and after compliance with, the terms of this

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Agreement. No amendment or revision to the schedule of Members shall be deemed an amendment to this Agreement. Any reference in this Agreement to the schedule of Members shall be deemed to be a reference to the schedule of Members as amended and in effect from time to time.
3.02    Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Member is a Member:
(a)    that such Member is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the Law of the jurisdiction of its incorporation, organization, or formation; if required by applicable Law, that such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and that such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken;
(b)    that such Member has duly executed and delivered this Agreement, the Registration Rights Agreement, and the other documents that this Agreement contemplates that such Member will execute, and they each constitute the valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and
(c)    that such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default, or violation of, or result in a default or the creation of an encumbrance, or give rise to any right of termination, cancellation, or acceleration of any of the terms, conditions or provisions of (A) the organizational and governing documents of such Member, (B) any contract or agreement to which such Member is a party or by which it or its assets are bound, or (C) any Law, order, judgment, decree, writ, injunction, or arbitral award to which such Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.
3.03    Voting Rights of Members. Other than with respect to the Managing Member, in its capacity as such, and except as provided in Section 3.06, Section 4.04(b), Section 6.01, Section 6.03, Section 6.04, Section 8.03(a), Section 12.01(a), and Section 13.04, no vote, consent, or approval by the Members will be required for any matter or matters relating to the Company and its business or affairs or otherwise arising under this Agreement. If at any time there is more than one Class A Member, then any action requiring the Class A Members to act as a class will require the approval of a majority the issued and outstanding Class A units, and if at any time there is more than one Class B Member, then any action requiring the Class B Members

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to act as a class will require the approval of a majority of the issued and outstanding Class B Units.
3.04    No Management Rights. Except as otherwise expressly provided in this Agreement, no Member, in its capacity as such, other than the Managing Member will have any right, power, or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. No Member other than the Managing Member will hold out or represent to any third party that any such Member has any such power or right or that any such Member is anything other than a member in the Company.
3.05    Limitation on Liability of Members.
(a)    To the fullest extent permitted under the Act and any other Law, no Covered Person will have any personal liability whatsoever solely by reason of being a Covered Person, whether to the Company, its creditors or any other Person, for the debts, obligations, expenses, or liabilities of the Company, whether arising in contract, tort, or otherwise, which will be solely the debts, obligations, expenses, or liabilities of the Company. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations, expenses, or liabilities of the Company. No Member shall take, or cause to be taken, any action that would result in any other Member’s having any personal liability for the obligations of the Company. In no event will any Member, including any Class A Member in its capacity as the Managing Member or any of its, the Company’s, or any of their respective subsidiaries’ officers, directors, members, managers, stockholders, partners, principals, Affiliates, agents, or employees be liable under this Agreement to the Company or any other Member for any (i) punitive damages or (ii) consequential damages, including any loss of future revenue or income, loss of business reputation or business opportunity, damages based on any type of multiple, or any damages that are not reasonably foreseeable, except if in any such case such damages relate to, arise out of or in any way relate to any breach of this Agreement and are in the form of diminution in value (it being understood that any change in the market price of the NEP Common Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any third party Claims.
(b)    No Member will be required to restore a deficit balance in its Capital Account. No Member will be required to make any additional contributions beyond its Effective Date Capital Contributions that have been made as of the Effective Date. To the fullest extent permitted by Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.
3.06    Withdrawal of Members. Except as otherwise provided in this Agreement, no Member will be entitled to (a) voluntarily resign or otherwise Withdraw from the Company; (b) withdraw any part of such Member’s Capital Contributions from the Company; (c) demand the return of such Member’s Capital Contributions; or (d) receive property other than cash in

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return for such Member’s Capital Contribution, in each case, without the prior written consent of all remaining Members, in their sole and absolute discretion.
3.07    Access to Information. Each Member shall be entitled to receive any information that it may request concerning the Company and its subsidiaries, subject to Section 18-305(c) of the Act; provided, however, that this Section 3.07 shall not obligate the Company or the Managing Member to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database), except as otherwise provided in Article 9. Each Member shall also have the right, upon reasonable advance notice, and at all reasonable times during usual business hours, and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its subsidiaries, to inspect the properties of the Company and its subsidiaries and the books of account and other records and reports of the Company and its subsidiaries. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney, or other consultant so designated. The Member making the request shall bear the reasonable and documented out-of-pocket costs and expenses incurred in any inspection made on such Member’s behalf. The Members agree to reasonably cooperate, and to cause their respective independent public accountants, engineers, attorneys, and consultants to reasonably cooperate, in connection with any such request. Confidential Information obtained pursuant to this Section 3.07 shall be subject to the provisions of Section 3.08.
3.08    Confidential Information. (a) Except as permitted by Section 3.08(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates; and (ii) each Member shall use the Confidential Information only in connection with Company matters (including the Company’s conduct of its business in accordance with Section 2.04) or the internal affairs of such Member.
(b)    Notwithstanding Section 3.08(a), but subject to the other provisions of this Section 3.08, a Member may make the following disclosures and uses of Confidential Information:
(i)    disclosures to another Member in connection with the conduct of the business and affairs of the Company and its subsidiaries;
(ii)    disclosures and uses that are approved by the Managing Member;
(iii)    disclosures to Governmental Authorities that may be required from time to time to obtain the Required Governmental Authorizations;
(iv)    disclosures in connection with any financing for the Company or any of its subsidiaries, as approved pursuant to Section 6.03;

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(v)    disclosures to an Affiliate of such Member, including the directors, officers, managers, members, partners, employees, agents, and advisors of such Affiliate, if such Affiliate is subject to a confidentiality obligation with the disclosing Member obligating such Affiliate to keep such Confidential Information confidential or if such Affiliate has agreed in writing to abide by the terms of this Section 3.08;
(vi)    disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company or any of its subsidiaries to provide services to or for the Company or any of its subsidiaries and is subject to a customary confidentiality obligation with the Company obligating such Person to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company as this Section 3.08;
(vii)    disclosures to (A) a bona-fide potential direct or indirect purchaser of such Member’s Membership Interest, (B) any financing source or potential financing source to such Member or the Affiliates of such Member or (C) any advisors, consultants, accountants, attorneys, financing sources or potential financing sources, or other representatives of any bona-fide potential direct or indirect purchaser of such Member’s Membership Interest or any representatives of the foregoing, in each case, if such potential purchaser, financing source, or potential financing source or representative is subject to a confidentiality agreement with the disclosing Member obligating the potential purchaser or financing source or potential financing source or representative to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than this Section 3.08; provided that the Class B Members shall not make any disclosure of any power purchase agreements or tax equity documentation, to such potential purchaser (or its financing sources or potential financing sources) unless and until such potential purchaser has been advanced (in the sole discretion of the Class B Member) beyond the initial stage of any sales process in connection with the potential Disposition of such Class B Member’s Membership Interest; provided, further, that the Class B Members shall not make any such disclosure to an Excluded Party without the prior written consent of NEP Member;
(viii)    disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Exchange Act and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) the rules and regulations of any National Securities Exchange, or (E) pursuant to an audit or examination by a Governmental Authority, or any regulator or self-regulatory organization;
(ix)    disclosures to any Fund that owns, directly or indirectly, or otherwise Controls the disclosing Member, or to any Affiliated Fund, or to any existing or potential investor in such Fund or Affiliated Fund, solely if and to the extent such disclosure is made for the purpose of reasonable reporting to such Fund or Affiliated Fund or such existing or potential investor; provided that (A) such Fund or Affiliated Fund, as applicable, is subject to a confidentiality obligation with the disclosing Member obligating such Fund or Affiliated Fund to keep such Confidential Information

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confidential on terms no less favorable to the Company than those terms set forth in this Section 3.08 and (B) such existing or potential investor in such Fund or Affiliated Fund is subject to a customary confidentiality obligation with the disclosing Member obligating such existing or potential investor to keep such Confidential Information confidential; provided, further, that disclosures to existing and potential investors in any such Fund or Affiliated Fund shall be limited to the Company’s consolidated financial statements (or summaries thereof) and summary descriptions of the existing operations and performance of the business of the Company and its subsidiaries; and
(x)    disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided that, prior to any such disclosure, such Member shall, to the extent legally permissible:
(A)    provide the Company and the Managing Member with prompt written notice (email being sufficient) of such requirements so that the Company or one or more of the Members may seek, at its sole cost and expense, a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.08(b)(vii);
(B)    consult with the Company and the Managing Member on the advisability of taking steps to resist or narrow such disclosure; and
(C)    cooperate with the Company, the Managing Member, and the other Members in any attempt one or more of them may make, at its or their sole cost and expense, to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (1) to furnish only that portion of the Confidential Information that, on the advice of such Member’s internal or external counsel, such Member is legally required to disclose, and (2) to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.
(c)    Each Member shall take such precautionary measures as may be reasonably required to ensure (and such Member shall be responsible for) compliance with this Section 3.08 by any of its Affiliates, and its and their directors, officers, managers, members, partners, employees, advisors, and agents, and any other Persons to which it may disclose Confidential Information in accordance with this Section 3.08.
(d)    Promptly after a Member no longer holds any of its Membership Interest, such Person shall, at such Person’s option, destroy (and provide a written confirmation (email being sufficient) of destruction to the Company with respect to) or return to the Company all

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Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.08, such Person may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) preparing such Member’s tax returns and defending audits, investigations, and proceedings relating thereto or (ii) complying with applicable Law or bona fide internal document retention policies; provided that such Person must keep such retained Confidential Information confidential in accordance with this Section 3.08 for so long as such information is retained or until the second (2nd) anniversary of the end of the Term, whichever is earlier. The Members understand and agree that a Withdrawn Member’s computer systems may automatically back up Confidential Information, and to the extent that such computer back-up procedures create copies of the Confidential Information, the Withdrawn Member may retain such copies in its archival or back-up computer storage for the period it normally archives backed-up computer records; provided that such copies are kept confidential for so long as such information is retained. All Confidential Information retained pursuant to this Section 3.08 shall not be accessed by the Withdrawn Member during such period of retention other than as permitted under this Section 3.08.
(e)    The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.08, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.08 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 11.03 and Section 11.04.
(f)    The obligations of the Members under this Section 3.08 (including the obligations of any Withdrawn Member) shall terminate on the second (2nd) anniversary of the end of the Term.
ARTICLE 4
MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS
4.01    Classes of Membership Interests. As of the Effective Date and pursuant to this Agreement, the Membership Interests in the Company consist of Class A Units (the “Class A Units”) and Class B Units (the “Class B Units”). As of the Effective Date, after giving effect to the transactions set forth in Section 4.03, the Class A Units and the Class B Units shall be held by the Class A Member and the Class B Member, respectively, in the respective amounts set forth on Exhibit A. On and after the Effective Date hereof, the Membership Interests represented by Class A Units and Class B Units will have the respective allocations, distributions, rights, powers, and preferences set forth in this Agreement.
4.02    Additional Membership Interests. Subject to Section 6.03, additional Membership Interests of any class or series may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, on such terms and conditions as the Managing Member may determine at the time of admission. The

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terms of admission or issuance must specify the Percentage Interests applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. Any such admission is effective only after the New Member has executed and delivered to the Members an instrument containing the notice address of the New Member, the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 4.02 shall not be construed to replace the restrictions set forth in Section 7.01.
4.03    Capital Contributions.
(a)    On or prior to the Effective Date, NEP Member shall have paid to Sellco an aggregate amount equal to the Class A Purchase Price and the Class B Purchase Price (each, as defined in the Purchase Agreement) in exchange for all of the issued and outstanding Limited Liability Company Interests (as that term is defined in the Initial LLC Agreement) of the Company and to consummate the transactions contemplated by the Asset Purchase Agreement. As of the Effective Date, the Limited Liability Company Interests (as that term is defined in the Initial LLC Agreement) of the Company, all of which are held by NEP Member, are hereby cancelled and extinguished, without NEP Member’s ceasing to be a member of the Company, and NEP Member is herewith (i) acquiring all of the outstanding Class A Units and is hereby designated the initial Class A Member and (ii) acquiring all of the outstanding Class B Units and is hereby designated the initial Class B Member. To the extent that there are any reductions in the purchase price under Section 7.5 or Section 7.6 of the Asset Purchase Agreement, on the Effective Date, NEP Member shall contribute to the Company cash in the amount of such reduction in exchange for additional Class A Units valued at $1.00 per Class A Unit.
(b)    As of the Effective Date, immediately following the issuance of the Class A Units and Class B Units to NEP Member pursuant to Section 4.03(a), NEP Member is herewith Disposing of all of the Class B Units held by it to GEPIF, as its Assignee, in exchange for an amount in cash equal to the Class B Purchase Price (as that term is defined in the Purchase Agreement). Upon payment of the Class B Purchase Price to NEP Member and consummation of the closing under the Purchase Agreement, (i) the Disposition of the Class B Units to GEPIF by NEP Member shall be deemed to have complied with, and to have satisfied conditions to Dispositions set forth in, Article 7 hereof, and GEPIF shall be admitted to the Company as a Member, (ii) GEPIF shall accept and hold all of the outstanding Class B Units and become the sole Class B Member, (iii) NEP Member shall cease to be a Class B Member, (iv) the Capital Account of NEP Member shall be equal to the Class A Purchase Price (as that term is defined in the Purchase Agreement), and (v) the amount of the Class B Purchase Price shall be carried over to the Capital Account of GEPIF in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l). The schedule of Members attached hereto as Exhibit A shall reflect Capital Contributions of NEP Member and GEPIF in the amounts set forth opposite their respective names on Exhibit A hereto (with respect to each Member, its “Effective Date Capital Contribution”).

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4.04    Capital Calls; Optional Capital Contributions.
(a)    The Managing Member may from time to time make one or more capital calls by written notice (each such written request, a “Capital Call”), which Capital Call shall contain the following information: (i) the purpose for which the requested Capital Contribution will be used, including whether the Capital Contribution is to remedy an Emergency, (ii) the total amount of Capital Contributions requested from all Members, (iii) the amount of Capital Contribution requested from the Member to whom the request is addressed, which shall equal an amount equal to the total amount of the Capital Call multiplied by such Member’s Percentage Interest as of the date of such Capital Call, and (iv) the date on which payments of the Capital Contributions are due (which date shall not be less than twelve (12) Business Days following the date on which the Capital Call is given, subject to Section 4.04(b)) and the method of payment (provided that such date and method shall be the same for each of the Members), and, subject to Section 4.04(b), the Members will have the option (but not the obligation) to make such additional Capital Contributions to the Company in accordance with the terms specified in such Capital Call. Notwithstanding the foregoing, no Member shall be required to make any additional Capital Contribution (other than such Member’s Effective Date Capital Contribution) to the Company pursuant to this Agreement, even if such Capital Call is requested to fund an Emergency.
(b)    With respect to each Capital Call, if any Member elects not to make a Capital Contribution pursuant to such Capital Call, then (i) notwithstanding anything in this Agreement to the contrary, without the consent of the Member(s) electing not to make such Capital Contribution, no Member may make any Capital Contribution pursuant to such Capital Call, and (ii) solely to the extent that the purpose of the Capital Call is to remedy an Emergency, the other Members will have the option (but not the obligation) of making a loan upon the terms and subject to the conditions set forth in Section 4.05 for all or any portion of the amount of capital requested by the Managing Member in such Capital Call.
(c)    In the event that all Members elect to make (or permit) a Capital Contribution pursuant to a Capital Call, then (i) all such Capital Contributions shall be made in cash, unless otherwise agreed by the Class B Members pursuant to Section 6.03, and (ii) all amounts received by the Company pursuant to this Section 4.04 shall be credited to the respective Members’ Capital Accounts as of the date received.
4.05    Loans.
(a)    In the event of an Emergency (whether or not the Managing Member makes a Capital Call with respect to such Emergency pursuant to Section 4.04(a)), subject to Section 6.03, each Member shall have the option (but not the obligation), without the consent of any other Member, to make (and, upon the exercise by a Member of such right by prior written notice to the subsidiary of the Company having such Emergency and the Managing Member and the agreement of terms set forth below, such subsidiary shall and the Managing Member, on behalf of the Company shall cause such subsidiary to accept) an unsecured loan to the subsidiary having such Emergency for an amount equal to its Percentage Interest of the full amount necessary to remedy such Emergency, which loan (i) shall accrue interest at an interest rate equal

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to LIBOR plus two and three-quarters percent (2.75%) per annum, (ii) shall have a term of not less than twenty (20) years, (iii) such subsidiary shall be entitled to repay in full at any time without penalty, (iv) shall require monthly payment of interest and amortization of principal, but only if and to the extent of available cash at such subsidiary, before any distributions of available cash at such subsidiary to the Company, and (v) shall otherwise be made on reasonable terms and conditions determined by the Managing Member; provided, that if any Member fails to fund its full Percentage Interest of the amount required to remedy such Emergency, then the other Members may fund the difference and make a loan to such subsidiary (on the same terms as set forth above) in the full amount necessary to remedy such Emergency. The Company shall cause such subsidiary to use the proceeds from any such loan solely to remedy such Emergency. If any Member disputes the reasonableness of the terms of a loan made by another Member (including the Managing Member) pursuant to this Section 4.05, such Dispute shall be resolved in accordance with the dispute resolution mechanism set forth in Article 11.
(b)    At any time following the seventh (7th) anniversary of the Effective Date, the Managing Member shall have the option (but not the obligation), without the consent of any other Member, to make (and, upon the exercise by the Managing Member of such right by written notice to the other Members, the applicable subsidiary of the Company shall, and the Company shall cause such subsidiary to, accept) one or more unsecured loans to one or more of the Company’s subsidiaries in amounts in the aggregate not to exceed $140 million (plus the amount of any related documented and reasonable out-of-pocket costs, fees, or expenses of the Company or the applicable subsidiary) to repurchase or otherwise acquire, pursuant to and in accordance with the repurchase or buyout rights set forth in the governing documents of such subsidiaries of the Company, the tax equity interests or other equity securities of such subsidiaries that are held by Persons that are not Affiliates of the Company; provided that (i) such loans must be on terms (including pricing) and conditions that are no less favorable to the Company or its subsidiaries than such terms and conditions the Company or its subsidiaries could have received from an unaffiliated third party lender, (ii) such loans shall not decrease any Member’s Percentage Interest or adversely affect the rights of any Member to distributions pursuant to Section 5.01 or Section 5.02, and (iii) as of the date of the making of such loans, the terms of such loans shall not, on a pro forma basis, for any month during the remaining life of the project owned by such subsidiary, reduce the amount of Available Cash projected to be available for distribution to the Members during any such month with respect to such project as compared to the amount of Available Cash projected to be available for distribution to the Members during the applicable month with respect to such project if such repurchase or buyout rights were not exercised. Upon receipt of any such loan from the Managing Member, the applicable subsidiary shall, without the consent of any other Member, repurchase or otherwise acquire such tax equity interests or other equity securities on such terms as set forth in the repurchase or buyout rights set forth in the governing documents of the applicable subsidiaries of the Company and such other terms as may be reasonably approved by the Managing Member (but subject to the limitations contained in the proviso in the immediately preceding sentence).
(c)    No Member (or any of its Affiliates) making a loan to the Company pursuant to this Section 4.05 shall, in its capacity as a lender to the Company, institute or consent to the institution of, or otherwise seek or cause, the Bankruptcy of the Company.

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4.06    No Other Capital Contribution or Loan Obligations. No Member shall be required or permitted to make any Capital Contributions or loans to the Company except pursuant to this Article 4 or as provided in Section 12.02(a)(iv).
4.07    Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
4.08    Capital Accounts. (a) Each Member’s Capital Account shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Net Profit (or items thereof) and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.03(b), and shall be decreased by (w) the amount of money distributed to that Member by the Company, (x) the Book Value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), and (y) allocations to that Member of Net Losses (or items thereof) or other items in the nature of deductions or losses that are specially allocated to such Member pursuant to Section 5.03(b). A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).
(b)    This Section 4.08 is intended to comply with the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and will be applied and interpreted in accordance with such Regulations.
ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS
5.01    Monthly Cash Distributions. Except as provided in this Article 5, within thirty (30) days of the end of each month, the Managing Member shall determine the amount of Available Cash with respect to such month, and all such Available Cash with respect to such month shall, to the extent legally permitted, including pursuant to Section 18-607 of the Act, be distributed to the Members in immediately available funds within thirty (30) days of the end of such month as set forth below:
(a)    From and after the Effective Date through the Flip Date, Available Cash shall be distributed (i) eighty-five percent (85%) to the Class A Members, pro rata in accordance

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with their proportionate interest in Class A Units and (ii) fifteen percent (15%) to the Class B Members, pro rata in accordance with their proportionate interest in Class B Units;
(b)    From and after the Effective Date through the Flip Date, an amount equal to the sum of any Build-Out Payment and any Excess Insurance Proceeds received, in each case, with respect to such month shall be distributed to the Class A Members and the Class B Members pro rata in accordance with their relative aggregate Capital Contributions as of the date of such distribution, in each case, pro rata in accordance with their proportionate interest in the Class A Units or Class B Units, as applicable; and
(c)    From and after the Flip Date, Available Cash shall be distributed (i) twenty percent (20%) to the Class A Members, pro rata in accordance with their proportionate interest in Class A Units and (ii) eighty percent (80%) to the Class B Members, pro rata in accordance with their proportionate interest in Class B Units; provided that, to the extent any Required Governmental Authorizations are required in order for the Class B Members to receive payment of monthly distributions of cash generated with respect to any asset of the Company or its subsidiaries pursuant to this clause (b), then such distributions shall be held in an escrow account for the benefit of the Class B Members until all such Required Governmental Authorizations are obtained. Such escrowed distributions shall be released from such escrow account to the Class B Members promptly following receipt of all such Required Governmental Authorizations.
5.02    Distributions on Dissolution and Winding-Up. Upon the dissolution and winding-up of the Company, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed in the following order: (a) first, to each Member pro rata in accordance with the positive balance, if any, of such Member’s Capital Account (determined without regard to the allocations made pursuant to Section 12.02(b)), until each Member has received such positive balance, (b) second, to each Member based upon its respective Unreturned Contribution Percentage until the amount distributed to such Member, together with any amounts distributed pursuant to clause (a), equals the aggregate Capital Contributions made by such Member (less the aggregate amount of all distributions previously made to such Member pursuant to Section 5.01); (c) third, to the Class B Members, pro rata in accordance with their proportionate interest in the outstanding Class B Units, until the Class B Members have received distributions that yield an Internal Rate of Return to the Class B Members, measured from the Effective Date to the date of dissolution, of either (i) seven and three quarters percent (7.75%), if the dissolution occurs prior to the Flip Date, or (ii) eight and three quarters percent (8.75%), if the dissolution occurs after the Flip Date; and (d) fourth, any and all remaining proceeds after payment of the amounts specified in clauses (a), (b), and (c), to the Class A Members, pro rata in accordance with their proportionate interest in the outstanding Class A Units. Notwithstanding anything in the preceding sentence to the contrary, any amounts otherwise distributable to the Class B Members pursuant to clauses (b) or (c) of the preceding sentence shall instead be distributed to the Class A Members, pro rata in accordance with their proportionate interest in the outstanding Class A Units, to the extent necessary to ensure that the aggregate amount distributable to the Class B Members pursuant to such clauses does not cause the total proceeds distributable to such Class B Members (as determined under Section 12.02) pursuant to this Section 5.02 to exceed eighty percent (80%) of such proceeds.

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5.03    Allocations. (a) For purposes of maintaining the Capital Accounts pursuant to Section 4.07, except as provided in Section 5.03(b) or Section 12.02(b), the Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction, for each Fiscal Year or other applicable period, including the Pre-Flip Stub Period and the Post-Flip Stub Period, shall be allocated among the Members as follows:
(i)    for the period from the Effective Date through the Flip Date, eighty-five percent (85%) in the aggregate to the Class A Members, pro rata in accordance with their proportionate interest in Class A Units, and fifteen percent (15%) in the aggregate to the Class B Members, pro rata in accordance with their proportionate interest in Class B Units and
(ii)    for all periods beginning after the Flip Date, twenty percent (20%) in the aggregate to the Class A Members, pro rata in accordance with their proportionate interest in Class A Units, and eighty percent (80%) in the aggregate to the Class B Members, pro rata in accordance with their proportionate interest in Class B Units.
(b)    Notwithstanding anything to the contrary in Section 5.03(a):
(i)    Nonrecourse Deductions shall be allocated to the Members in the same proportions as the allocations of Net Profits and Net Loss were made for the Fiscal Year or other applicable period pursuant to Section 5.03(a).
(ii)    Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.03(b)(ii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.
(iii)    Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an allocation period (or if there was a net decrease in Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.03(b)(iii), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 5.03(b)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(iv)    Notwithstanding any provision hereof to the contrary except Section 5.03(b)(iii) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an allocation period (or if there was a net decrease

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in Member Nonrecourse Debt Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.03(b)(iv)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 5.03(b)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(v)    Notwithstanding any provision hereof to the contrary except Section 5.03(b)(i) and Section 5.03(b)(ii), no losses or other items of expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit Capital Account balance (or increase any existing deficit Capital Account balance) at the end of the allocation period in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv). All losses and other items expense in excess of the limitation set forth in this Section 5.03(b)(v) shall be allocated to the Members who do not have a deficit Capital Account balances in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) in proportion to their relative positive Capital Accounts but only to the extent that such losses and other items of expense do not cause any such Member to have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv).
(vi)    If any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) resulting in a Capital Account deficit for such Member in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv), items of income and gain will be specially allocated to such Member in any amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Capital Account deficit of the Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.03(b)(vi) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.03(b)(vi) were not in this Agreement. The items of income or gain to be allocated will be determined in accordance with Regulations Section 1.704-1(b)(2)(ii)(d). This subsection (vi) is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Regulations.
(vii)    The allocations set forth in Section 5.03(b)(i) through Section 5.03(b)(vi) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Managing Member is hereby authorized to allocate items of income, gain, loss, and deduction to the Members so as to prevent the Regulatory Allocations from distorting the manner in which cash is distributed among the Members. In general, the Members

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anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred. However, the Managing Member shall have discretion to accomplish this result in any reasonable manner, and in exercising this discretion, the Managing Member shall take into account future Regulatory Allocations under Section 5.03(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made thereunder.
(c)    To the maximum extent possible, except as otherwise provided in this Section 5.03(c), all items of Company income, gain, loss, and deduction for federal income tax purposes shall be allocated among the Members for such purposes in the same manner in which the corresponding items computed for Capital Account purposes are allocated pursuant to Section 5.03(a) and Section 5.03(b). Income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to clause (b) of the definition of “Book Value” shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its Book Value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i).
5.04    Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, in the event a Member Disposes of a Membership Interest during a Fiscal Year, the Net Profits or Net Loss of the Company, and each item of income, gain, loss, credit, and deduction, allocated to such Member and its Assignee for such Fiscal Year or other applicable period will be made between such Member and its Assignee in accordance with Code Section 706 using any convention permitted by Code Section 706 and selected by the Managing Member.
5.05    Amounts Withheld. The Company is authorized to withhold from payments and distributions to the Members and to pay over to any federal, state, or local Governmental Authority any amounts required to be so withheld pursuant to the Code or any provisions of any Law and shall allocate such amounts to the Members with respect to which such amounts were withheld. All amounts withheld pursuant to the Code or any provisions of any Law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated for all purposes under this Agreement as amounts paid or distributed pursuant to this Article 5 to the Members with respect to which such amount was withheld. To the extent operation of the foregoing provisions of this Section 5.05 would create a negative balance in a Member’s Capital Account (or increase the amount by which such Capital Account balance is negative), such Member shall indemnify the other Members and the Company for such withholding.

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ARTICLE 6
MANAGEMENT
6.01    Generally. The business and affairs of the Company shall be managed by the Managing Member, and NEP Member is hereby appointed by the Members as the Managing Member of the Company. The Class A Member(s) shall have the right to designate a successor Managing Member; provided that, in the event that there shall be more than one Class A Member, the Managing Member shall be selected by the holders of a majority of the issued and outstanding Class A Units; provided, further, that the Person appointed to serve as successor Managing Member must be an Affiliate of NEP. Except as provided in Section 6.03, Section 6.04 or as otherwise expressly provided herein, the Managing Member shall have full and exclusive power and authority on behalf of the Company to conduct, direct, and exercise control over all activities of the Company, to manage and administer the business and affairs of the Company, and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company, including the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business, without the need for approval by or any other consent from any other Member. Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member to such Member, no Member will have any authority to bind the Company or to transact any business for the Company. The Managing Member may delegate to one or more Persons all or any part of its power and authority as Managing Member hereunder, including, subject to Section 6.03(b)(iv) and Section 6.04, pursuant to any management services agreement the Company may enter into with any Affiliate of the Company, except for such power and authority with respect to Major Decisions or other matters expressly requiring a vote by or consent of the Members pursuant to this Agreement, which will be expressly retained by the Members.
6.02    Standard of Care.
(a)    Except for those duties expressly set forth in this Agreement, to the fullest extent permitted by Section 18-1101(c) of the Act, neither the Managing Member nor any other Member shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities, including fiduciary duties, of the Managing Member or any other Member otherwise existing at law or in equity, are agreed by the Members to modify, to such extent, such duties and liabilities of the Managing Member and such other Members. Notwithstanding the foregoing, nothing herein shall eliminate or limit (i) the express contractual provisions set forth herein or (ii) the implied contractual covenant of good faith and fair dealing.
(b)    Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that, except as expressly set forth in this Agreement:
(i)    to the fullest extent permitted by applicable Law, no Member, in its capacity as Member, nor any of such Member’s or any of its Affiliates’ respective directors, officers, stockholders, managers, members, partners, employees, or agents shall

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have any fiduciary duty to the Company, any other Member, or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing; and
(ii)    the provisions of this Section 6.02 will apply for the benefit of each Member, and no standard of care, duty, or other legal restriction or theory of liability shall limit or modify the right of any Member to vote in the manner determined by such Member in its sole and absolute discretion, with or without cause, subject to such conditions as it shall deem appropriate, and without taking into account the interests of, and without incurring liability to, the Company, any other Member, or any officer or employee of the Company.
(c)    To the maximum extent permitted by applicable Law but except as expressly set forth in this Agreement, each Member hereby releases and forever discharges each other Member and its Affiliates from all liabilities that such other Member or its Affiliates might owe, under the Act or otherwise, to the Company, the releasing Member, or its Affiliates on the ground that any decision of such other Member to grant or withhold any vote, consent, or approval constituted the breach or violation of any standard of care, any fiduciary duty, or any other legal restriction or theory of liability applicable to such other Member or its Affiliates; provided, however, that nothing herein shall eliminate any Member’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.02 shall limit or waive any claims against, actions, rights to sue, other remedies, or other recourse of the Company, any Member, or any other Person may have against any Member for a breach of contract claim relating to any binding agreement, including this Agreement.
(d)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, whenever the Managing Member makes a determination or takes or declines to take (or causes or permits a subsidiary of the Company to take or decline to take) any other action, in its capacity as such as opposed to in its individual capacity, then, unless another express standard is provided for in this Agreement, the Managing Member shall make such determination or take or decline to take (or cause or permit a subsidiary of the Company to take or decline to take) such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Managing Member in making such determination or taking or declining to take (or causing or permitting a subsidiary of the Company to take or decline to take) such other action (i) reasonably believes that the determination or other action or inaction is in the best interests of the Company and its subsidiaries and (ii) does not take or decline to take (or cause or permit a subsidiary of the Company to take or decline to take) such action with intent to benefit any other business now owned or hereafter acquired by the Managing Member or any of its Affiliates to the detriment of the Company and its subsidiaries.

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(e)    Without limiting the foregoing, the Managing Member shall, and shall carry out its obligations hereunder, in accordance with all Laws and requirements of this Agreement.
6.03    Major Decisions. The Company and its subsidiaries shall not, and the Managing Member shall cause the Company and its subsidiaries not to, take any action under this Section 6.03 (collectively, the “Major Decisions”) without:
(a)    with respect to the following actions, having first obtained the written consent of the holders of a majority of the issued and outstanding Class B Units (in their sole discretion):
(i)    amend or waive any provisions of the Delaware Certificate, this Agreement, or the organizational documents of any subsidiary of the Company in a manner that adversely affects the Class B Members’ interest in the Company or indirect interest in any subsidiary of the Company;
(ii)    alter or change the rights, preference, or privileges of the Class A Units or Class B Units in a manner that adversely affects the Class B Members’ rights in the Class B Units;
(iii)    increase or decrease the authorized number of Class A Units or Class B Units;
(iv)    provide for the payment of any dividend or distribution on, or the redemption or repurchase of, any equity security of the Company that is junior to the Class A Units and Class B Units unless there are no accrued or unpaid dividends on the Class A Units and Class B Units;
(v)    except (A) loans in aggregate amount outstanding at any one time of not more than $60 million pursuant to Section 4.05(a), and (B) loans in aggregate amount of not more than $140 million (plus the amount of any reasonable and documented out-of-pocket costs, fees, or expenses of the Company or its subsidiaries incurred in connection therewith) pursuant to Section 4.05(b), incur Indebtedness, including the refinancing of existing Indebtedness;
(vi)    issue any new or additional Class A Units, Class B Units, or other equity interests of the Company or any of its subsidiaries;
(vii)    dissolve, liquidate, or terminate the business of the Company or any of its subsidiaries, or take any voluntary action to become Bankrupt (including any actions under Article 12 hereof) or agree to become Bankrupt;
(viii)    purchase, rent, license, exchange, or otherwise acquire any material assets, including any tax equity interests in any project operated by a subsidiary of the Company, except to the extent permitted under Section 4.05(b) (it being agreed that the consent of the holders of the Class B Units shall not be required under this

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Section 6.03(a)(viii) with respect to any purchases or acquisitions in the ordinary course of business of spare parts or similar assets necessary to conduct the operations of the subsidiaries of the Company);
(ix)    Dispose of or Encumber any material assets (it being agreed that the consent of the holders of the Class B Units shall not be required under this Section 6.03(a)(ix) with respect to any Disposition or Encumbrance in the ordinary course of business of spare parts or similar assets necessary to conduct the operations of the subsidiaries of the Company);
(x)    change any of its distribution policies or create any cash reserves in excess of the cash reserves permitted in the calculation of Available Cash under this Agreement;
(xi)    enter into a material, new line of business other than that set forth in Section 2.04;
(xii)    enter into any material acquisition, divestiture, joint venture, or partnership;
(xiii)    take, or consent to the taking of, “bonus” depreciation under Code Section 168(k) or any corresponding provision of the Code; or
(xiv)    elect to cause any Membership Interest or other equity interest held by a Class B Member to constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware or Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.
(b)    with respect to the following actions, having first obtained the written consent of the holders of a majority of the issued and outstanding Class B Units, which consent shall not be unreasonably withheld, conditioned, or delayed:
(i)    enter into, amend, modify, or terminate any material contract, agreement, or transaction (including any Material Contract (as defined in the Asset Purchase Agreement)) outside the normal course of business;
(ii)    other than (A) loans in aggregate amount outstanding at any one time of not more than $60 million pursuant to Section 4.05(a), and (B) loans in aggregate amount of not more than $140 million (plus the amount of any reasonable and documented out-of-pocket costs, fees, or expenses of the Company or its subsidiaries incurred in connection therewith) pursuant to Section 4.05(b), enter into, modify, or terminate any Affiliate Transaction, in excess of $1 million in the aggregate in the case of all such Affiliate Transactions (it being agreed that (x) the consent of the holders of the Class B Units shall not be required under this Section 6.03(b)(ii) with respect to any Affiliate Transaction involving the acquisition, Disposition, or Encumbrance, on arms-length terms and in the ordinary course of business, of spare parts or similar assets necessary to conduct the operations of the subsidiaries of the Company and (y) the

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consent of the holders of the Class B Units shall be required under this Section 6.03(b)(ii) for entry into, modification or termination of any Affiliate Transactions not in excess of $1 million in the aggregate if such Affiliate Transactions are not on arms-length terms); or
(iii)    initiate any litigation or other dispute resolution proceeding reasonably expected to involve the payment by the Company or its subsidiaries of more than $1 million per instance or $5 million in the aggregate for all instances, or approve the settlement of any Claim for more than $1 million per Claim or $5 million in the aggregate for all Claims or any Claim that materially restricts the business of the Company or any of its subsidiaries.
6.04    Affiliate Transactions. Notwithstanding anything to the contrary in this Agreement, the taking of any action, or failure to take any action, by the Company or any of its subsidiaries in the Company’s or such subsidiary’s capacity as a party to an Affiliate Transaction in connection with (a) any amendment, modification, extension, renewal, election, notice, or consent by the Company or any of its subsidiaries under any Affiliate Transaction, (b) a breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) by the Company or any of its subsidiaries against a counterparty to an Affiliate Transaction or by a counterparty to an Affiliate Transaction against the Company or any of its subsidiaries (including a waiver of the breach or default, notice of breach or default, or notice of termination for breach or default in accordance with the terms of the Affiliate Transaction), or (c) the enforcement or exercise of, or failure to enforce or exercise, any of the Company’s or any of its subsidiaries’ rights or remedies in respect to such election, notice, or consent, or breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) shall, only after the Class B Members and the Managing Member cooperate in good faith to resolve any disputes among them arising out of or in connection with any of the foregoing, be conducted by or under the direction of the Class B Members, in consultation with the Managing Member, and neither the Company nor any of its subsidiaries shall, and the Managing Member shall not cause the Company or any of its subsidiaries to, take or fail to take any actions in respect of any of the foregoing without the consent of the Class B Members. The advisors, consultants, and other representatives retained by the Company or any of its subsidiaries in connection with any matter subject to this Section 6.04 shall be selected by the Class B Members holding a majority of the issued and outstanding Class B Units, in their reasonable discretion, and the reasonable, documented out-of-pocket fees, costs, and expenses of any such advisors, consultants, or representatives shall be borne by the Company. The Class A Member hereby agrees to pursue any claims for indemnification or other remedies available on behalf of itself, any other Member, the Company or any of its subsidiaries or any other Purchaser Indemnified Parties (as defined in the Asset Purchase Agreement) under or in respect of the Asset Purchase Agreement and to the extent any indemnification or other payments thereunder (“APA Payments”) are made to the Class A Member or any of its Affiliates, the Class A Member shall pay to the Class B Member its portion of such APA Payments to the same extent as the Class B Member would have received such APA Payments if the Company had received such APA Payments and distributed them in the same manner as Build Out Payments are required to be distributed pursuant to Section 5.01(b), and for all purposes of this Agreement such payments shall be deemed distributions under Section 5.01(b). Without limiting the foregoing, the Asset Purchase Agreement shall be

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considered an Affiliate Transaction for purposes of this Section 6.04 and the Class B Member shall have the same rights hereunder with respect to the Asset Purchase Agreement as it would if the Company rather than the Class A Member were the “Purchaser” thereunder.
6.05    Officers. The Managing Member may from time to time as it deems advisable appoint officers of the Company to act on behalf of the Company and assign in writing titles (including president, vice president, secretary, and treasurer) to any such person, and any such assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with such title. Each such officer shall hold office until his successor shall have been duly appointed or until his death, resignation, or removal. Any such officer may be removed by the Managing Member at any time for any reason, with or without cause, in its sole discretion. Any new or replacement officer shall be duly appointed in writing by the Managing Member. All officers shall serve at the discretion of and subject to the direction of the Managing Member. The Managing Member shall be responsible for the actions or inactions of the officers of the Company to the same extent as the Managing Member would be responsible if such actions and inactions were taken by the Managing Member. Each person listed below is hereby appointed to the office set forth opposite such person’s name, to serve until such person’s successor shall have been duly appointed or until such person’s earlier death, resignation, or removal:

Name	Title
Rebecca J. Kujawa	President
Kathy A. Beilhart	Vice President & Treasurer
Paul I. Cutler	Vice President
Daniel Gerard	Vice President
Michael O’Sullivan	Vice President
Alex Rubio	Vice President
Christine Seal	Vice President
Michael Sheehan	Vice President
Melissa A. Plotsky	Secretary
W. Scott Seeley	Assistant Secretary

6.06    Business Opportunities.
(a)    Except with respect to (i) expansions of existing projects of the Company or its subsidiaries and (ii) potential repowerings of existing projects of the Company or its subsidiaries, each Member, including the Managing Member, and each Affiliate of a Member may engage in and possess interests in business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company, any other Member, or any Affiliate of another Member the right to participate therein. Subject to Section 6.03(b)(iv), the Company may transact business with any Member or Affiliate thereof, and no Affiliate of a Member shall be restricted in its right

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to conduct, individually or jointly with others, for its own account any business activities. No Member or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such business activities with, the Company, any other Member or any Affiliate of any other Member, by reason of such business activities. The provisions of this Section 6.06 constitute an agreement to modify or eliminate, as applicable, fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.
(b)    In furtherance of the foregoing, but subject to Section 6.03, each Member:
(i)    renounces in advance each and every interest or expectancy it or any of its Affiliates might be considered to have under the Act, at common law or in equity, by reason of its membership in the Company in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any other Member or its Affiliates now or in the future engages, that is presented to the Company, to any other Member, to any of their respective Affiliates, or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of the Company or of any other Member or any of their respective Affiliates; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any other Member or any of its Affiliates might be considered to owe to the waiving Member, at common law or in equity, by reason of the waiving Member’s membership in the Company, to offer to the Company or the waiving Member or any of its Affiliates any such business opportunity, or in any such opportunity to participate in any such business opportunity.
(c)    The Company:
(i)    renounces in advance each and every interest or expectancy it might be considered to have under the Act, at common law, or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Member or any of its Affiliates now or in the future engages, which is presented to such Member or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of such Member or any of its Affiliates; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any Member or any of its Affiliates might be considered to owe to the Company, at common law or in equity, by reason of such Member’s membership in the Company, to offer to the Company any such business opportunity, or in any such opportunity to participate in any such business opportunity.
6.07    Insurance Coverage. The Managing Member shall cause the Company to acquire and maintain casualty, general liability (including product liability), property damage, and other types of insurance as the Managing Member may deem necessary or appropriate, consistent with applicable industry standards for the industry in which the Company and its

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subsidiaries operate and as otherwise maintained by, or required to by maintained by, the Company and its subsidiaries for any project owned or operated by the Company or its subsidiaries.
6.08    Exculpation and Indemnification.
(a)    To the fullest extent permitted by Law, each Member (including the Managing Member), each officer of the Company, and the Affiliates of the Members, and each of their respective officer, directors, stockholders, partners, members, managers, employees, Affiliates, representatives, and agents, and their respective successors, heirs, and legal and personal representatives (collectively, the “Covered Persons”) shall have no liability to the Company, any Member, or any other Person and is hereby exculpated from any liability arising out of or relating to the Company, its business, assets, properties, subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that the foregoing shall not eliminate any Covered Person from liability resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing. Notwithstanding the foregoing, nothing in this Section 6.08 shall be deemed to impose fiduciary duties on any Member or otherwise modify or limit the standard of care set forth in Section 6.02.
(b)    To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person and each former Covered Person from and against any and all Claims in which such Covered Person may be involved, or threatened to be involved, as a party or otherwise, arising out of or relating to the Company, its business, assets, properties, subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that no Covered Person or former Covered Person shall be entitled to indemnification under this Section 6.08(b) with respect to any Claim (i) resulting from fraud, gross negligence, or the willful misconduct of such Covered Person or former Covered Person, a breach of the express provisions of this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing or (ii) initiated by such Covered Person or former Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Managing Member in connection with Claims brought against such Covered Person by Persons that are not the Company (or any of its subsidiaries) or Affiliates of the Company or any of its subsidiaries. Expenses incurred by a Covered Person or former Covered Person in defending any Claim shall be paid by or on behalf of the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.08(b).
(c)    The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person or former Covered Person for the matters covered hereby shall be the primary source of indemnification and advancement for such Covered Person or former Covered Person in connection therewith and any obligation on the part of any other indemnitor under any other

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agreement to indemnity or advance expenses to such Covered Person or former Covered Person shall be secondary to the Company’s obligation and shall be reduced by any amount that such Covered Person may collect as indemnification or advancement from the Company. Subject to the foregoing, the Company shall be subrogated to the rights of such Covered Person or former Covered Person against, and shall be entitled to seek contribution from, any third party, including any insurance company, that is not an Affiliate of any Member (or any insurance policy covering such Member or its Affiliates) to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after the Covered Person or former Covered Person shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the Claim which gave rise to such indemnification. Any such Covered Person or former Covered Person shall fully cooperate with the Company, at the Company’s expense, in its efforts to enforce against any such third party the rights to which it is so subrogated.
(d)    The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Covered Persons under this Agreement shall apply to any amounts expended by any other indemnitor under any other agreement in respect of indemnification or advancement of expenses to any Covered Person in connection with any Claims to the extent such amounts extended by such other indemnitor are on account of any unpaid indemnity amounts hereunder.
(e)    The right of any Covered Person to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of Law or equity, and extend to such Covered Person’s successors, assigns and legal representatives.
(f)    If this Section 6.08 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or properly constituted arbitration panel, then the Company shall nonetheless, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Person entitled to be indemnified pursuant to this Section 6.08 as to liabilities to the full extent permitted by any applicable portion of this Section 6.08 that shall not have been invalidated.
ARTICLE 7
TRANSFERS AND TRANSFER RESTRICTIONS
7.01    General Restrictions on Transfers.
(a)    Except as otherwise provided in Section 4.03 or in this Article 7, and other than Dispositions by a Member to one or more of its Affiliates, (a) no Class A Member may Dispose of all or any portion of its Class A Units without the prior written consent of GEPIF; and (b) no Class B Member may Dispose of all or any portion of its Class B Units without the prior written consent of NEP Member; provided, however, that (i) each Class A Member shall be permitted to pledge all or a portion of its Membership Interest in, and distributions with respect to, its Class A Units in connection with a Class A Permitted Loan Financing, and each Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the

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Members that any foreclosure under such Class A Permitted Loan Financing on pledged Class A Units shall not be deemed to violate this Section 7.01(a)); and (ii) each Class B Member shall be permitted to pledge all or a portion of its Membership Interest in, and distributions with respect to, its Class B Units in connection with a Class B Permitted Loan Financing, and each Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class B Permitted Loan Financing on pledged Class B Units shall not be deemed to violate this Section 7.01(a)). Notwithstanding the foregoing, but subject to Section 7.01(b), at any time after expiration of the Call Option Period (or the Call Option Period Extension, if applicable), each of the Class B Members may freely Dispose of all or any portion of its Membership Interest to any Person, other than an Excluded Party, without the consent of NEP Member. Each Member agrees that it shall provide the Managing Member and the other Members with prior written notice of any proposed Disposition or Encumbrances of its Membership Interests. Any attempted Disposition or Encumbrance of a Membership Interest other than in strict accordance with this Article 7 shall be, and is hereby declared, null and void ab initio.
(b)    An Assignee may be admitted to the Company as a Member, with the Membership Interest so Disposed of to such Assignee, only if such Disposition is effected in accordance with Section 7.01(a) and, if applicable, Section 7.02 or Section 7.03. In addition to the requirements set forth in Section 7.01(a), any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided that the Managing Member, in its sole and absolute discretion, may waive any of the following requirements (it being understood and agreed that the Disposition of the Class B Units to GEPIF by NEP Member in accordance with and pursuant to the Purchase Agreement and Section 4.03 hereof shall satisfy all requirements set forth in this Agreement to effect such Disposition and admit GEPIF as a Member):
(i)    Disposition Documents. The following documents must be delivered to the Managing Member and must be satisfactory, in form and substance, to the Managing Member (provided that, in the case of a Disposition pursuant to a foreclosure under a Class A Permitted Loan Financing or Class B Permitted Loan Financing, the documents under clause (B) below shall be required to be executed and delivered by only the Assignee of the Disposing Member and all expenses required to be paid under clause (ii) below may be paid by the applicable Assignee):
(A)    Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected.
(B)    Ratification of this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 7.01(b)(i)(A): (aa) the notice address of the Assignee; (bb) if applicable, each Parent of the Assignee; (cc) the Percentage Interests after the Disposition of the Disposing Member and its Assignee (which together must total the Percentage Interest of the

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Disposing Member before the Disposition); (dd) the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it; and (ee) representations and warranties by the Disposing Member and its Assignee that the Disposition and admission is being made in accordance with all applicable Laws and, to the extent applicable, any Class A Permitted Loan Financing or Class B Permitted Loan Financing.
(ii)    Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission on or before the tenth (10th) day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined but in no event later than ninety (90) days thereafter.
(iii)    No Release. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.
(iv)    No Violation of Laws. No Disposition of a Membership Interest shall be permitted unless such Disposition is being made (A) pursuant to a valid exemption from registration under the Securities Act and any applicable state securities Law and in accordance with such securities Laws and (B) in accordance with all other applicable Laws.
(v)    PTP. No Disposition shall be permitted if such Disposition would result in the Company being treated as a publicly traded partnership subject to tax as an association for U.S. federal income tax purposes.
(c)    Notwithstanding anything in this Agreement to the contrary, other than Sections 7.02, 7.03, and 7.04, no Member may Dispose of all or any portion of its Membership Interest to the extent (i) the transferee is, during the period that any tax credits allocated or allowed, or that would otherwise be allocable or allowable, to any Member pursuant to Section 45 of the Code (or any successor provision) may be claimed with respect to the output of any Company asset, a Person who is a Related Party; (ii) the Disposition would, with respect to any Member who is not the transferring Member, result in any recapture, loss, unavailability, delay, or disallowance of all or a portion of any credits otherwise available pursuant to Section 45 of the Code or Section 48 of the Code (or, in each case, any successor provision) allocated or allowed, or that would otherwise be allocable or allowable, to such Member; or (iii) the Disposition would cause any of the assets held by a Project Entity to become “tax-exempt use property” within the meaning of Section 168(h) of the Code during any applicable recovery period.

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7.02    Call Option.
(a)    During the period beginning on the Flip Date and continuing until the first (1st) anniversary of the Flip Date (the “Call Option Period”), NEP Member shall have the right, but not the obligation, to acquire all, but not less than all, of the outstanding Class B Units at a purchase price that implies an Internal Rate of Return to GEPIF of seven and three quarters percent (7.75%), measured from the Effective Date to the Call Option Closing Date (the “Call Option Purchase Price”), upon the terms and conditions set forth in this Section 7.02 (the “Call Option”). NEP Member may not assign its right to purchase the outstanding Class B Units pursuant to this Section 7.02 to any Person other than NEP or a subsidiary thereof; provided, however, that, in the event of any such assignment, NEP Member and NEP shall remain subject to their respective obligations set forth in this Section 7.02 upon any exercise of the Call Option.
(b)    To exercise the Call Option, NEP Member shall deliver to the Class B Members written notice of such exercise (the “Call Option Notice”) containing (i) the date (the “Call Option Closing Date”) on which the Call Option is to be consummated (the “Call Option Closing”), (ii) the Call Option Purchase Price, and (iii) the form of consideration to be used to pay the Call Option Purchase Price, which shall be either cash, Non-Voting NEP Common Units, or a combination of cash and Non-Voting NEP Common Units, subject to Section 7.02(c), and the respective proportions thereof to be paid to the Class B Members (or their nominee(s)); provided, however, that, NEP may exercise the Call Option only if (A) the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange, (B) the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement, would not, immediately following conversion thereof, exceed more than twenty-two and a half percent (22.5%) of the publicly traded class of NEP Common Units then outstanding (inclusive of those NEP Common Units into which the Non-Voting NEP Common Units are convertible), and (C) NEP must have an effective registration statement on file with the Commission covering resales of the underlying NEP Common Units to be received upon conversion of the Non-Voting NEP Common Units; provided, further, that NEP Member may exercise the Call Option only if (y) the NEP LPA Amendment (as that term is used in the Purchase Agreement) shall be in full force and effect, without any modification thereto, and (z) the Registration Rights Agreement shall be in effect with respect to the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement. The Call Option Notice shall be delivered to the Class B Members at least ten (10) days and no more than fifteen (15) days in advance of the Call Option Closing Date, it being understood that delivery of such Call Option Notice may be made prior to the beginning of the Call Option Period but shall not be valid if made after the end of the Call Option Period.
(c)    Subject to Section 7.02(b), NEP Member may pay the Call Option Purchase Price, at its option, in either cash, Non-Voting NEP Common Units, or a combination of cash and Non-Voting NEP Common Units; provided, however, that cash may not constitute more than fifty percent (50%) of the total Call Option Purchase Price paid to the Class B Members (or their nominee(s)). If some or all of the consideration set forth in the Call Option Notice consists of Non-Voting NEP Common Units, the issuance price for each such Non-

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Voting NEP Common Unit will be specified as the 15-day VWAP of the NEP Common Units on the date of the Call Option Notice. The Class B Members shall have five (5) days following receipt of the Call Option Notice to notify NEP Member in writing that the Call Option Purchase Price shall be payable in cash (if any) up to a maximum of thirty percent (30%) of the total Call Option Purchase Price (with the balance to be paid in Non-Voting NEP Common Units), unless the Call Option Notice specified a higher percentage payable in cash.
(d)    If, at any time during the last six (6) months of the Call Option Period, NEP Member has not exercised the Call Option pursuant to Section 7.02(a) and over any period of forty-five (45) days during such six-month period the NEP Common Units yield an average, last quarter annualized paid dividend yield above eight percent (8.0%), NEP Member may extend the Call Option Period for an additional one (1) year following the last day of the Call Option Period (the “Call Option Period Extension”) by providing written notice thereof to the Class B Members. The Call Option Period Extension shall, if so extended, expire on the fifth (5th) anniversary of the Effective Date. At any time during the Call Option Period Extension, NEP Member shall have the right, but not the obligation, to acquire all, but not less than all, of the outstanding Class B Units at a purchase price (the “Call Option Extension Purchase Price”), payable, at its option, in either cash, Non-Voting NEP Common Units, or a combination of cash and Non-Voting NEP Common Units, that implies an Internal Rate of Return to GEPIF, measured from the Effective Date to the Call Option Closing Date, of either (i) eight and three quarters percent (8.75%), if fifty percent (50%) or more of the Call Option Extension Purchase Price is paid in Non-Voting NEP Common Units, or (ii) nine and three quarters percent (9.75%), if over fifty percent (50%) of the Call Option Extension Purchase Price is paid in cash; provided, however, that Non-Voting NEP Common Units may be used to pay any portion of the Call Option Extension Purchase Price only if (A) the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange, (B) the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement, would not, immediately following conversion thereof, exceed more than twenty-two and a half percent (22.5%) of the publicly traded class of NEP Common Units then outstanding (inclusive of those NEP Common Units into which the Non-Voting NEP Common Units are convertible), and (C) NEP must have an effective registration statement on file with the Commission covering resales of the underlying NEP Common Units to be received upon conversion of the Non-Voting NEP Common Units; provided, further, that Non-Voting NEP Common Units may be used to pay any portion of the Call Option Extension Purchase Price only if (y) the NEP LPA Amendment (as that term is used in the Purchase Agreement) shall be in full force and effect, without any modification thereto, and (z) the Registration Rights Agreement shall be in effect with respect to the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement. If some or all of the consideration set forth in such notice consists of Non-Voting NEP Common Units, the issuance price for each such Non-Voting NEP Common Unit will be specified as the 15-day VWAP of the NEP Common Units on the date of such notice. To exercise its right set forth herein, NEP Member shall, prior to expiration of the Call Option Period Extension and at least ten (10) days and no more than fifteen (15) days in advance of such exercise, deliver to the Class B Members written notice containing the same information set forth in Section 7.02(b) with respect to the Call

48

Option Notice. The Class B Members shall have five (5) days following receipt of such notice to notify NEP Member in writing that the Call Option Extension Purchase Price shall be payable in cash (if any) up to a maximum of thirty percent (30%) of the total Call Option Extension Purchase Price (the “Maximum Requested Cash Portion”) (with the balance to be paid in Non-Voting NEP Common Units), unless such notice specified a higher percentage payable in cash.
(e)    On the Call Option Closing Date, (i) the Class B Members will convey all right, title, and interest in and to the Class B Units, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee will pay the cash portion of the Call Option Purchase Price (or Call Option Extension Purchase Price, as applicable) to the Class B Members (or their nominee(s)) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion of the Call Option Purchase Price (or Call Option Extension Purchase Price, as applicable) by issuing Non-Voting NEP Common Units pursuant to the Multiparty Settlement Agreement (as defined in the Margin Loan Agreement), and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Non-Voting NEP Common Units to such Class B Members (or their nominee(s));provided, however, that the Call Option Closing Date may be delayed by the Class B Members, at their option, for a period not to exceed seven (7) Business Days to the extent, in the Class B Members’ reasonable determination, there is or will be an Issuer Trading Suspension (as defined in the Margin Loan Agreement) or a Facility Adjustment Event (as defined in the Margin Loan Agreement) relating to events or circumstances caused by or within the control of NEP or its Affiliates that exists or will exist on such Call Option Closing Date. No fractional Non-Voting NEP Common Units will be issued. The Members agree that the Call Option Closing, whether pursuant to Section 7.02(a) or pursuant to Section 7.02(d), shall be subject to (A) the receipt of all applicable Required Governmental Authorizations and (B) until the Credit Agreement Payment in Full, there being sufficient cash available to the Class B Member at the Call Option Closing for the Class B Member to pay off the sum of the outstanding indebtedness on the Call Option Closing Date under the Credit Agreement (as defined in the Purchase Agreement) (provided that the amount of such indebtedness shall not exceed the amount borrowed thereunder on the Effective Date plus additional amounts owed thereunder pursuant to the terms of the Credit Agreement as in effect on the date hereof), plus the amounts required to be paid by the Class B Member constituting amounts owed by the Class B Member as termination payments and unpaid amounts under any swap, cap, forward, future or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to the Class B Member constituting amounts owed by the counterparty under any such swap, cap, forward, future or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future or other derivative transaction. In the event any such Required Governmental Authorizations shall not have been obtained or such sufficient cash is not available by the date that is otherwise scheduled to be the Call Option Closing Date, then such Call Option Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and sufficient cash is available and, for the avoidance of doubt, the Call Option Purchase Price (or Call Option Extension Purchase Price) set forth in the Call Option Notice shall be calculated from the Effective Date until such date as all such Required Governmental Authorizations and sufficient cash have been obtained.

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Each Class B Member hereby agrees that, in connection with the Call Option Closing, such Class B Member (or its Affiliates) shall borrow under such Margin Loan Agreement the maximum amount available thereunder, to the extent necessary to repay, and shall use such borrowings, together with any cash received as part of the Call Option Purchase Price or Call Option Extension Purchase Price and any other cash or cash equivalents of the Class B Member, to repay, subject to the immediately succeeding sentence, all of such Class B Member’s then outstanding indebtedness and all other indebtedness pursuant to which the Class B Units are Encumbered (other than indebtedness incurred pursuant to the Margin Loan Agreement). To the extent that the proceeds from the Margin Loan Agreement, together with any cash paid as a portion of the Call Option Purchase Price or Call Option Extension Purchase Price and all cash on hand of the Class B Member, are insufficient to repay in full all indebtedness of the Class B Member (and any other indebtedness pursuant to which the Class B Units are Encumbered), then the Class B Members shall use their reasonable best efforts to obtain additional or substitute financing on commercially reasonable terms in such amount as is sufficient to repay in full the amount of all indebtedness and other obligations (including, without limitation, swap, cap, forward, future, or other derivative transactions of the nature described above) of the Class B Members or pursuant to which the Class B Units are Encumbered, such that all Encumbrances on the Class B Units shall be released on or prior to the Call Option Closing. Following consummation of the transactions contemplated by this Section 7.02, the Managing Member will amend this Agreement to reflect the withdrawal of the Class B Members and the transfer of the Class B Units effective as of the Call Option Closing.
(f)    In the event that NEP Member shall be required pursuant to the Purchase Agreement to pay to GEPIF a Commitment Fee (as defined in the Purchase Agreement), the payment of such Commitment Fee shall be disregarded in calculating the Internal Rate of Return of GEPIF for purposes of determining the Call Option Purchase Price (or Call Option Extension Purchase Price, as applicable).
(g)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Call Option Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units. The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of Non-Voting NEP Common Units to such Class B Members (or their nominee(s)).
(h)    Notwithstanding anything to the contrary in Section 7.02(a), with respect to any and all Class B Units held by GEPIF, so long as (i) Global Energy & Power Infrastructure II Advisors, L.L.C. or any of its Affiliates Controls the Blocker Parent, (ii) the Blocker has engaged in no business activities other than its organizational activities, acquiring, accepting, owning, and holding the equity interests of GEPIF, which equity interests constitute all of the issued and outstanding equity interests of GEPIF, and activities incidental thereto, and has no material liabilities, and (iii) GEPIF has engaged in no business activities other than its organizational activities, acquiring, financing, accepting, owning, and holding the Class B Units

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and activities incidental thereto, and has no material liabilities, then, unless GEPIF provides written notice to NEP Member within five (5) days of receipt of the Call Option Notice that it does not wish for NEP Member (or its permitted assignee) to purchase all of the issued and outstanding equity interests of Blocker (collectively, the “Blocker Interests”) pursuant to the Call Option, NEP Member (or its permitted assignee) shall purchase all of the Blocker Interests rather than the outstanding Class B Units held by GEPIF, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the Call Option, and Blocker Parent will convey all right, title, and interest in and to the Blocker Interests (and indirectly the equity interests of GEPIF, together with the Class B Units held by GEPIF), free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to NEP Member or its permitted assignee. Unless the Class B Member exercises the option not to have the Blocker Interests purchased as set forth in this Section 7.02(h), references elsewhere in this Section 7.02 to Class B Units or to a Class B Member selling Class B Units shall be to the Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.02 shall apply mutatis mutandis, and the parties hereto will take all actions necessary to effect the Call Option Closing as the purchase of the Blocker Interests rather than the purchase of the Class B Units.
(i)    Until the Credit Agreement Payment in Full, the Class B Member agrees that it shall not incur indebtedness for borrowed money under the Credit Agreement or otherwise, in excess of the amount of indebtedness borrowed under the Credit Agreement on the Effective Date plus the amount of indebtedness for borrowed money subsequently incurred under the Credit Agreement pursuant to the terms of the Credit Agreement as in effect on the date hereof or (provided that the aggregate amount of all indebtedness for borrowed money of the Class B Member under the Credit Agreement following the effectiveness of any such changes in terms shall not exceed the Maximum Amount immediately prior to such changes) on terms not less favorable to the Class A Members, plus amounts under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(e), plus $1,000,000.00. The Class B Member further agrees that it shall not take any actions or omit to take any actions which result in Encumbrances on the Class B Units securing debt for borrowed money in an aggregate amount in excess of $1,000,000.00, other than Encumbrances that secure the obligations of the Class B Member under the Credit Agreement or any related loan documents and under any swap, cap, forward, future or other derivative transactions of the nature described in Section 7.02(e).
(j)    The NEP Member or its nominee shall be entitled to deduct and withhold from the Call Option Purchase Price (or Call Option Extension Purchase Price, as applicable) the amounts each NEP Member or its nominee is required to deduct and withhold under any applicable Law, and amounts so withheld shall be deemed paid for all purposes of this Agreement. Any Taxes deducted or withheld from any payments pursuant this Section 7.02(i) shall be remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Class B Members, or Blocker Parent, as applicable, provided that, if on the Call Option Closing Date, the Class B Members or Blocker Parent, as applicable, shall deliver to the NEP Member or its nominee, withholding certificates pursuant to Treasury Regulations Section 1.1445-2(b)(2) and, in the case of a sale of the Class B Units, IRS Notice 2018-29, that the Class B Members, or Blocker Parent (or if any such entity is a disregarded entity, its regarded owner) is not a non-U.S. person, the NEP Member or its nominee

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shall not withhold any amounts under Section 1445 or Section 1446(f) of the Code unless there is a change in Law prior to the Call Option Closing Date that requires such withholding.
7.03    Change of Control of NEP.
(a)    At any time following the announcement of a proposed Change of Control of NEP (or the entry into any agreement providing therefor), the Class B Members shall have the right, but not the obligation, to require NEP Member to acquire all, but not less than all, of the outstanding Class B Units at a purchase price that implies an Internal Rate of Return to the Class B Members, measured from the Effective Date to the Change of Control Closing Date and with the assumption that GEPIF shall have remained a Class B Member throughout the entirety of such period, of ten percent (10.0%) (the “Change of Control Purchase Price”), upon the terms and conditions set forth in this Section 7.03 (the “NEP Change of Control Option”). NEP Member may not assign its obligation to purchase such Class B Units pursuant to this Section 7.03 to any Person other than NEP or a subsidiary thereof.
(b)    To exercise the rights of the Class B Members pursuant to Section 7.03(a), the Class B Members shall, at least ten (10) days and no more than fifteen (15) days in advance of such exercise, deliver to NEP Member written notice executed by all such Class B Members of such exercise (the “Change of Control Notice”) containing (i) the date (the “Change of Control Closing Date”) on which the acquisition of the outstanding Class B Units is to be consummated (the “Change of Control Closing”), and (ii) the Change of Control Purchase Price. NEP Member may pay the Change of Control Purchase Price, at its option, in either cash, Non-Voting NEP Common Units, or a combination of cash and Non-Voting NEP Common Units; provided, however, that (y) the NEP LPA Amendment (as that term is used in the Purchase Agreement) shall be in full force and effect, without any modification thereto, and (z) the Registration Rights Agreement shall be in effect with respect to the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement. If some or all of the Change of Control Purchase Price consists of Non-Voting NEP Common Units, the issuance price for each such Non-Voting NEP Common Unit will be specified as the 15-day VWAP of the NEP Common Units on the date that is the earlier of the announcement of a proposed Change of Control of NEP or the entry into a definitive agreement providing for a transaction that if consummated would constitute a Change of Control of NEP.
(c)    On the Change of Control Closing Date, (i) the Class B Members will convey all of the Class B Units, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee (or, if the foregoing do not pay, NEP) will pay the cash portion, if any, of the Change of Control Purchase Price to the Class B Members (or their nominee(s)) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion, if any, of the Change of Control Purchase Price by issuing Non-Voting NEP Common Units no later than three (3) Business Days after the Change of Control Closing Date, and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Non-Voting NEP Common Units to such Class B Members (or their nominee(s)). No fractional Non-Voting NEP Common Units will be issued. The Members agree

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that the Change of Control Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Change of Control Closing Date, then such Change of Control Closing date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Change of Control Purchase Price set forth in the Change of Control Notice shall be calculated from the Effective Date until such date as all such Required Governmental Authorizations have been obtained. Each Class B Member hereby agrees that, in connection with the Change of Control Closing, such Class B Member (or its Affiliates) shall borrow under such Margin Loan Agreement the maximum amount available thereunder, to the extent necessary to repay, and shall use such borrowings, together with any cash received as part of the Change of Control Purchase Price, to repay, subject to the immediately succeeding sentence, all of such Class B Member’s then outstanding indebtedness and all other indebtedness pursuant to which the Class B Units are Encumbered (other than indebtedness incurred pursuant to the Margin Loan Agreement). To the extent that the proceeds from the Margin Loan Agreement, together with any cash paid as a portion of the Change of Control Purchase Price and all cash on hand of the Class B Member, are insufficient to repay in full all indebtedness of the Class B Member (and any other indebtedness pursuant to which the Class B Units are Encumbered), then the Class B Members shall use their reasonable best efforts to obtain additional or substitute financing in such amount as is sufficient to repay in full the amount of all indebtedness of the Class B Members or pursuant to which the Class B Units are Encumbered, such that all Encumbrances on the Class B Units shall be released on or prior to the Change of Control Closing. Following consummation of the transactions contemplated by this Section 7.03, the Managing Member will amend this Agreement to reflect the withdrawal of the Class B Members and the transfer of the Class B Units effective as of the Change of Control Closing.
(d)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Change of Control Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units. The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of Non-Voting NEP Common Units to such Class B Members (or their nominee(s)).
(e)    Notwithstanding anything to the contrary in Section 7.03(a), with respect to any and all Class B Units held by GEPIF, so long as (i) Global Energy & Power Infrastructure II Advisors, L.L.C. or any of its Affiliates Controls the Blocker Parent, (ii) the Blocker has engaged in no business activities other than its organizational activities, acquiring, accepting, owning, and holding the equity interests of GEPIF, which equity interests constitute all of the issued and outstanding equity interests of GEPIF, and activities incidental thereto, and has no material liabilities, and (iii) GEPIF has engaged in no business activities other than its organizational activities, acquiring, financing, accepting, owning, and holding the Class B Units and activities incidental thereto, and has no material liabilities, then, unless GEPIF provides

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written notice to NEP Member within five (5) days of receipt of the Change of Control Notice that it does not wish for NEP Member (or its permitted assignee) to purchase all of the Blocker Interests pursuant to the NEP Change of Control Option, NEP Member (or its permitted assignee) shall purchase all of the Blocker Interests rather than the outstanding Class B Units held by GEPIF, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the NEP Change of Control Option, and Blocker Parent will convey all right, title, and interest in and to the Blocker Interests (and indirectly the equity interests of GEPIF, together with the Class B Units held by GEPIF), free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to NEP Member or its permitted assignee. Unless the Class B Member exercises the option not to have the Blocker Interests purchased as set forth in this Section 7.03(e), references elsewhere in this Section 7.03 to Class B Units or to a Class B Member selling Class B Units shall be to the Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.03 shall apply mutatis mutandis, and the parties hereto will take all actions necessary to effect the Change of Control Closing as the purchase of the Blocker Interests rather than the purchase of the Class B Units.
7.04    Change of Control of a Class B Member.
(a)    If at any time there is an announcement of a proposed Change of Control of a Class B Member (or the entry into any agreement providing therefor), then following such announcement of a proposed Change of Control of a Class B Member (or such entry into any agreement providing therefor), NEP Member shall have the right, but not the obligation, to acquire all, but not less than all, of the outstanding Class B Units held by such Class B Member (in such capacity, the “COC Member”) at a purchase price that implies an Internal Rate of Return to such COC Member of seven and three quarters percent (7.75%), measured from the Effective Date to the Class B COC Closing Date (the “Class B COC Purchase Price”), upon the terms and conditions set forth in this Section 7.04 (the “Class B COC Option”). NEP Member may not assign its right to purchase the applicable Class B Units pursuant to this Section 7.04 to any Person other than NEP or a subsidiary thereof; provided, however, that, in the event of any such assignment, NEP Member and NEP shall remain subject to their respective obligations set forth in this Section 7.04 upon any exercise of the Class B COC Option.
(b)    To exercise the Class B COC Option, NEP Member shall, at least ten (10) days and no more than fifteen (15) days in advance of such exercise, deliver to the COC Member written notice of such exercise (the “Class B COC Notice”) containing (i) the date (the “Class B COC Closing Date”) on which the Class B COC Option is to be consummated (the “Class B COC Closing”), (ii) the Class B COC Purchase Price, and (iii) the form of consideration to be used to pay the Class B COC Purchase Price, which shall be either cash, Non-Voting NEP Common Units, or a combination of cash and Non-Voting NEP Common Units, subject to Section 7.04(c), and the respective proportions thereof to be paid to the COC Member (or its nominee); provided, however, that NEP Member may exercise the Class B COC Option only if (A) the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange, (B) the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement, would not, immediately following conversion thereof, exceed more than

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twenty-two and a half percent (22.5%) of the publicly traded class of NEP Common Units then outstanding (inclusive of those NEP Common Units into which the Non-Voting NEP Common Units are convertible), and (C) NEP must have an effective registration statement on file with the Commission covering resales of the underlying NEP Common Units to be received upon conversion of the Non-Voting NEP Common Units; provided, further, that NEP Member may exercise the Class B COC Option only if (y) the NEP LPA Amendment (as that term is used in the Purchase Agreement) shall be in full force and effect, without any modification thereto, and (z) the Registration Rights Agreement shall be in effect with respect to the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement.
(c)    Subject to Section 7.04(b), NEP Member may pay the Class B COC Purchase Price, at its option, in either cash, Non-Voting NEP Common Units, or a combination of cash and Non-Voting NEP Common Units; provided, however, that cash may not constitute more than fifty percent (50%) of the total Class B COC Purchase Price paid to the Class B Members (or their nominee(s)). If some or all of the consideration set forth in the Class B COC Notice consists of Non-Voting NEP Common Units, the issuance price for each such Non-Voting NEP Common Unit will be specified as the 15-day VWAP of the NEP Common Units on the date of the Class B COC Notice. The Class B Members shall have five (5) days following receipt of the Class B COC Notice to notify NEP Member in writing that the Class B COC Purchase Price shall be payable in cash (if any) up to a maximum of thirty percent (30%) of the total Class B COC Purchase Price (with the balance to be paid in Non-Voting NEP Common Units), unless the Class B COC Notice specified a higher percentage payable in cash.
(d)    On the Class B COC Closing Date, (i) the COC Member will convey all of its right, title, and interest in and to such COC Member’s Class B Units, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee will pay the cash portion of the Class B COC Purchase Price to such COC Member (or its nominee) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion of the Class B COC Purchase Price by issuing Non-Voting NEP Common Units no later than three (3) Business Days after the Class B COC Closing Date, and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Non-Voting NEP Common Units to such COC Member (or its nominee). No fractional Non-Voting NEP Common Units will be issued. The Members agree that the Class B COC Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations and, until the Credit Agreement Payment in Full, there being sufficient cash available to the Class B Member at the Class B COC Closing for the Class B Member to pay off the sum of the outstanding indebtedness on the Class B COC Closing Date under the Credit Agreement (as defined in the Purchase Agreement) (provided that the amount of such indebtedness shall not exceed the amount borrowed thereunder on the Effective Date plus additional amounts owed thereunder pursuant to the terms of the Credit Agreement as in effect on the date hereof), plus the amounts required to be

55

paid by the Class B Member constituting amounts owed by the Class B Member as termination payments and unpaid amounts under any swap, cap, forward, future or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to the Class B Member constituting amounts owed by the counterparty under any such swap, cap, forward, future or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future or other derivative transaction. In the event any such Required Governmental Authorizations shall not have been obtained or such sufficient cash is not available by the date that is otherwise scheduled to be the Class B COC Closing Date, then such Class B COC Closing date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained or such sufficient cash is not available and, for the avoidance of doubt, the Class B COC Purchase Price set forth in the Class B COC Notice shall be calculated from the Effective Date until such date as all such Required Governmental Authorizations and sufficient cash have been obtained. Each Class B Member hereby agrees that, in connection with the Class B COC Closing, such Class B Member (or its Affiliates) shall borrow under such Margin Loan Agreement the maximum amount available thereunder, to the extent necessary to repay, and shall use such borrowings, together with any cash received as part of the Class B COC Purchase Price and any other cash or cash equivalents of the Class B Member, to repay, subject to the immediately succeeding sentence, all of such Class B Member’s then outstanding indebtedness and all other indebtedness pursuant to which the Class B Units are Encumbered (other than indebtedness incurred pursuant to the Margin Loan Agreement). To the extent that the proceeds from the Margin Loan Agreement, together with any cash paid as a portion of the Class B COC Purchase Price and all cash on hand of the Class B Member, are insufficient to repay in full all indebtedness of the Class B Member (and any other indebtedness pursuant to which the Class B Units are Encumbered), then the Class B Members shall use their reasonable best efforts to obtain additional or substitute financing on commercially reasonable terms in such amount as is sufficient to repay in full the amount of all indebtedness and other obligations (including, without limitation, swap, cap, forward, future, or other derivative transactions of the nature described above) of the Class B Members or pursuant to which the Class B Units are Encumbered, such that all Encumbrances on the Class B Units shall be released on or prior to the Class B COC Closing. Following consummation of the transactions contemplated by this Section 7.04, the Managing Member will amend this Agreement to reflect the withdrawal of such COC Member and the transfer of such COC Member’s Class B Units effective as of the Class B COC Closing.
(e)    In the event that NEP Member shall be required pursuant to the Purchase Agreement to pay to GEPIF a Commitment Fee (as defined in the Purchase Agreement), the payment of such Commitment Fee shall be disregarded in calculating the Internal Rate of Return of GEPIF for purposes of determining the Class B COC Purchase Price.
(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Class B COC Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the applicable Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the applicable Class B Units. The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of Non-Voting NEP Common Units to the COC Member (or its nominee).

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(g)    Notwithstanding anything to the contrary in Section 7.04(a), with respect to any and all Class B Units held by GEPIF, so long as (i) Global Energy & Power Infrastructure II Advisors, L.L.C. or any of its Affiliates Controls the Blocker Parent, (ii) the Blocker has engaged in no business activities other than its organizational activities, acquiring, accepting, owning, and holding the equity interests of GEPIF, which equity interests constitute all of the issued and outstanding equity interests of GEPIF, and activities incidental thereto, and has no material liabilities, and (iii) GEPIF has engaged in no business activities other than its organizational activities, acquiring, financing, accepting, owning, and holding the Class B Units and activities incidental thereto, and has no material liabilities, then, unless GEPIF provides written notice to NEP Member within five (5) days of receipt of the Change of Control Notice that it does not wish for NEP Member (or its permitted assignee) to purchase all of the Blocker Interests pursuant to the Class B COC Option, NEP Member (or its permitted assignee) shall purchase all of the Blocker Interests rather than the outstanding Class B Units held by GEPIF, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the Class B COC Option, and Blocker Parent will convey all right, title, and interest in and to the Blocker Interests (and indirectly the equity interests of GEPIF, together with the Class B Units held by GEPIF), free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to NEP Member or its permitted assignee. Unless the Class B Member exercises the option not to have the Blocker Interests purchased as set forth in this Section 7.04(g), references elsewhere in this Section 7.04 to Class B Units or to a Class B Member selling Class B Units shall be to the Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.04 shall apply mutatis mutandis, and the parties hereto will take all actions necessary to effect the Class B COC Closing as the purchase of the Blocker Interests rather than the purchase of the Class B Units.
(h)    Until the Credit Agreement Payment in Full, the Class B Member agrees that it shall not incur indebtedness for borrowed money under the Credit Agreement or otherwise, in excess of the amount of indebtedness borrowed under the Credit Agreement on the Effective Date plus the amount of indebtedness for borrowed money subsequently incurred under the Credit Agreement pursuant to the terms of the Credit Agreement as in effect on the date hereof or (provided that the aggregate amount of all indebtedness for borrowed money of the Class B Member under the Credit Agreement following the effectiveness of any such changes in terms shall not exceed the Maximum Amount immediately prior to such changes) on terms not less favorable to the Class A Members, plus amounts under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.04(d), plus $1,000,000.00. The Class B Member further agrees that it shall not take any actions or omit to take any actions which result in Encumbrances on the Class B Units securing debt for borrowed money in an aggregate amount in excess of $1,000,000.00, other than Encumbrances that secure the obligations of the Class B Member under the Credit Agreement or any related loan documents and under any swap, cap, forward, future or other derivative transactions of the nature described in Section 7.04(d).
7.05    Non-Voting NEP Common Units.
(a)    Subject to and in accordance with the terms of the NEP Limited Partnership Agreement, (i) each Non-Voting NEP Common Unit shall automatically convert into

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one (1) NEP Common Unit immediately upon its Disposition to any Person that is not an Affiliate of the Class B Member Disposing of such Non-Voting NEP Common Unit; and (ii) each Class B Member shall have the right, but not the obligation, to convert all or any portion of the Non-Voting NEP Common Units held by it into NEP Common Units. Notwithstanding anything to the contrary herein, NEP shall not effect any such conversion, and the Class B Members shall not have the right to convert any Non-Voting NEP Common Units to the extent that, after giving effect to the conversion set forth on the applicable Optional Conversion Notice (as such term is defined in the NEP Limited Partnership Agreement), the Class B Member (together with such Class B Member’s Affiliates and any other Persons acting as a group with the Class B Member or any of the Class B Member’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 19.8% of the number of NEP Common Units outstanding immediately after giving effect to such conversion. For purposes of this Section 7.05, beneficial ownership and the beneficial ownership percentage shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, including taking into account any other securities held by the Class B Member or any of the Attribution Parties that are convertible into NEP Common Units, as applicable. NEP hereby agrees that it shall not, without the consent of the Class B Members, alter, amend, or waive any provision of the NEP Limited Partnership Agreement in a manner that would require the consent of the Non-Voting NEP Common Units if the Non-Voting NEP Common Units were outstanding and held solely by the Class B Members.
(b)    In the event of a Disposition of Non-Voting NEP Common Units, NEP hereby agrees to use commercially reasonable efforts to facilitate the conversion of such Non-Voting NEP Common Units in connection with such Disposition, including coordinating with the Transfer Agent to facilitate such Disposition and to record the transfer and conversion of Non-Voting NEP Common Units in a manner that permits the sale of the Non-Voting NEP Common Units in market transactions.
7.06    Certain Assistance. In the event that NEP Member does not exercise the Call Option prior to expiration of the Call Option Period (or, if applicable, the Call Option Period Extension), then NEP Member shall use commercially reasonable efforts to assist the Class B Members in connection with a private placement of the Class B Units then held by such Class B Members and their Affiliates (or then held by the lenders under the Debt Financing (as that term is used in the Purchase Agreement)). In furtherance of the foregoing, the Managing Member shall, and shall cause the Company and its subsidiaries to, use commercially reasonable efforts to cooperate with, provide reasonable assistance with respect to, and take customary actions reasonably requested by the Class B Members, including (a) making the Company’s properties, books and records, and other assets reasonably available for inspection by potential acquirers, (b) establishing a physical or electronic data room that includes materials customarily made available to potential acquirers in connection with such processes, (c) upon reasonable notice, making employees of the Managing Member, the Company, and its Affiliates reasonably available for presentations, site visits, interviews, and other diligence activities, and (d) reasonably assisting in the termination of Encumbrances on the Class B Units under any Class B Permitted Loan Financing and in the perfection of any security interest of other Encumbrances on the Class B Units by the lenders of any such potential acquirers, subject, in each case, to customary confidentiality provisions; provided that none of the foregoing actions

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unreasonably interferes with the operation of any business of the Company or any of its subsidiaries. The Class B Members and their Affiliates shall, promptly upon written request by NEP Member, reimburse NEP Member and its Affiliates for all reasonable and documented out-of-pocket costs, fees, and expenses (including attorneys’ fees and expenses), to the extent such costs, fees, and expenses are incurred by such Person or any of the directors, officers, managers, members, partners, employees, stockholders, representatives, advisors, or Affiliates of such Person in connection with any such Person’s complying with the obligations under this Section 7.06.
7.07    Governmental Authorizations.
(a)    In furtherance and not in limitation of each Member’s obligations pursuant to Section 7.02, Section 7.03, and Section 7.04, each Member shall cooperate with the Managing Member and each other Member and shall use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable on its part to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to obtain all Required Governmental Authorizations, including under the HSR Act and as may be required by the FERC. The Company shall pay all filing fees to obtain such Required Governmental Authorizations.
(b)    In furtherance and not in limitation of the foregoing, each of the Members agrees that, to the extent the Managing Member determines that any Required Governmental Authorization is needed in connection with the occurrence of the Flip Date or the consummation of the Call Option, the NEP Change of Control Option, or the Class B COC Option, the applicable Members (and their respective subsidiaries, if applicable) shall file, or cause to be filed, all appropriate notifications, applications, and filings in connection therewith, including pursuant to the HSR Act and as may be required by the FERC, as promptly as practicable and shall promptly supply any additional information and documentary material that may be requested of such Person by the applicable Governmental Authorities in connection with the HSR Act or any other Law. Each of the Members agrees to use its reasonable best efforts to promptly furnish any information required to be submitted to comply with any request for information or equivalent request from the relevant Governmental Authorities. Each of the Members agrees to (A) give the other Members prompt notice of the making or commencement of any request, litigation, hearing, examination, action, or proceeding with respect to any Governmental Authorization sought hereby; (B) keep the Managing Member reasonably informed as to the status of any such request, litigation, hearing, examination, action, or proceeding; and (C) promptly inform the Managing Member of any material or substantive communication to or from any Governmental Authority to the extent regarding any Governmental Authorization sought hereby and provide a copy of all written communications. Each of the Members further agrees, to the extent not prohibited by Law, to consult the Managing Member on all the information relating to such Member that appears in any filing made with, or written materials submitted to, any Governmental Authority. Each party shall cause its respective counsel to furnish each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the preparation of necessary filings or submissions under the provisions of the HSR Act or any other

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Law. Each party shall cause its counsel to supply to each other party copies of the date-stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority and shall provide prompt notification to the other party when it becomes aware that any consent or approval is obtained, taken, made, given, or denied, as applicable. Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary Governmental Authorizations and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary Governmental Authorizations; provided that no party shall participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings or related investigations or other inquires unless, to the extent not prohibited by Law, it consults with the other parties in advance and, to the extent permitted by the applicable Governmental Authority and Law, gives the other parties the opportunity to attend and participate in such meeting.
(c)    Each of the Members agrees to use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and any other Law, and, in furtherance of the foregoing, each Member agrees to use its reasonable best efforts to avoid or eliminate as soon as possible each and every impediment under the HSR Act and any other Law that may be asserted by any Governmental Authority so as to enable the Members hereto to promptly consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, no Member (and no Parent, subsidiary, or Affiliate of a Member) shall be required to take any of the following actions (or any action that would require a Member (or its Parent, subsidiaries, Affiliates or, in the case of a Class B Member, any direct or indirect portfolio company of investment funds advised or managed by one or more Affiliates of such Class B Member or any investment of such Class B Member or an Affiliate of such Class B Member in connection therewith) to take any of the following actions): (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the divestiture, sale, license, transfer, assignment, or other disposition of assets or business of such Persons; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, contractual rights, obligations, or other arrangements of such Persons; (iii) creating or consenting to create any contractual rights, obligations, tolling agreements, or other arrangements of such Persons, or (iv) otherwise limiting the freedom of action with respect to, any assets, rights, products, licenses, business, operations, or interests therein of any such Persons.

ARTICLE 8
TAXES
8.01    Tax Returns. The Managing Member shall prepare and timely file (on behalf of the Company) all federal, state, and local tax returns required to be filed by the Company. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns. Within seventy-five (75) days after the end of each calendar year, the Company shall provide estimated federal, state and local income tax information and schedules as may be necessary for tax reporting purposes or reasonably, including Internal Revenue Service Schedule

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K-1, and shall provide final information on or about July 31 of each calendar year. The Company shall promptly provide any other tax information reasonably requested by each Member with respect to such year.
8.02    Certain Tax Matters.
(a)    The Company shall make the following elections on the appropriate tax returns:
(i)    to adopt as the Company’s fiscal year the calendar year;
(ii)    to adopt the accrual method of accounting;
(iii)    if a distribution of the Company’s property as described in Code Section 734 occurs or upon a transfer of Membership Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties;
(iv)    to elect to deduct or amortize the organizational expenses of the Company in accordance with Section 709(b) of the Code and to depreciate property pursuant to the most rapid depreciation or cost recovery method available to the Company;
(v)    subject to Section 8.03(h), any other election the Managing Member may deem appropriate; and
(vi)    to elect out of any “bonus” depreciation under Code Section 168(k) or any corresponding provision of the Code.
(b)    Neither the Company nor any Member shall make an election for the Company or any of its direct or indirect subsidiaries to be (i) subject to tax as an association for U.S. federal income tax purposes or (ii) excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.
(c)    NEP Member and the Company, as applicable, shall cause each subsidiary of the Company which is a tax equity partnership (each, a “Project Entity”) to make the following elections:
(i)    an election under Section 754 of the Code for the taxable year of such Project Entity that includes the date of this Agreement, to the extent such an election is not already in effect.
(ii)    To elect out of any “bonus” depreciation under Code Section 168(k) or any corresponding provision of the Code with respect to (A) Project Entity

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assets acquired after the date of this Agreement and (B) any Section 743(b) adjustment of the Company in Project Entity assets.
(d)    If a Project Entity requests consent of the Company to take “bonus” depreciation under Code Section 168(k) or any corresponding provision of the Code, the Company shall not provide such consent except upon the approval of Class B Members in accordance with Section 6.03.
(e)    Each Member represents that its ownership of a Membership Interest will not cause any portion of the Company’s or any Project Entity’s assets to be, and covenants to the Company and each other Member that it will not take any action that would cause any portion of the Company’s or any Project Entity’s assets to become, treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.
8.03    Tax Matters Member. (a) The Managing Member shall serve as the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code (the “Partnership Representative”). The Partnership Representative shall inform each other Member of all significant matters that may come to its attention in its capacity as the Partnership Representative by giving notice thereof on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. In the event that the Managing Member ceases to be the Partnership Representative (or any successor Partnership Representative ceases to be a Member), the Members shall, by unanimous approval, appoint a successor Partnership Representative.
(b)    The Partnership Representative shall provide any Member, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Member of its income tax returns and such Member’s tax information reporting requirements.
(c)    Any reasonable cost or expense incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.
(d)    The Partnership Representative may (but shall not be required to) make the election provided by Section 6221(b) of the Code to have Subchapter C of Chapter 63 of the Code not apply (the “Election Out”).
(e)    If the Internal Revenue Service proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s (or former Member’s) distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code (a “Covered Audit Adjustment”), the Partnership Representative may (but shall not be required to) elect, to the extent that such election is available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members, if applicable), and the Election Out was not previously made, to apply the alternative method provided by Section 6226

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of the Code (the “Alternative Method”). To the extent that the Partnership Representative does not elect the Alternative Method with respect to a Covered Audit Adjustment, the Partnership Representative shall use commercially reasonable efforts to (a) request information necessary to, and to make any modifications available under Sections 6225(c) of the Code to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members) and would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment, and (b) if requested by a Member, provide to such Member information allowing such Member to file an amended U.S. federal income tax return, as described in Section 6225(c)(2) of the Code, to the extent that such amended return and payment of any related U.S. federal income taxes would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (a)). Similar procedures shall be followed in connection with any state or local income tax audit that incorporates rules similar to Subchapter C of Chapter 63 of the Code.
(f)    Notwithstanding any provision of this Agreement to the contrary, any taxes, penalties, and interest payable under the Subchapter C of Chapter 63 of the Code by the Company (“Company Level Taxes”) shall be treated as attributable to the Members (and former Members if applicable) of the Company, and the Partnership Representative shall cause the Company to allocate the burden of any such Company Level Taxes to those Members (and former Members if applicable) to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise), taking into account the effect of any modifications described in Section 8.03(e) that reduce the amount of Company Level Taxes. All Company Level Taxes allocated to a Member (or a former Member if applicable), at the option of the Managing Member, shall (i) be promptly paid to the Company by such Member (or former Member if applicable) (“Option A”) or (ii) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 5.01 and, if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Section 5.02 (“Option B”). If the Managing Member selects Option A, the Company’s payment of the Company Level Taxes allocated to the applicable Member (or former Member if applicable) shall be treated as a distribution to such Member (or former Member) and the payment by such Member (or former Member) to the Company shall be treated as a capital contribution for U.S. federal income tax purposes; provided that such payments shall not affect the Capital Accounts of, any other contributions to be made by, or the distributions and allocations to be made to the applicable Members (or former Member) under this Agreement. If the Managing Member selects Option B, the applicable Member shall for all purposes of this Agreement be treated as having received a distribution of the amount of its allocable share of the Company Level Taxes at the time such Company Level Taxes are paid by the Company. To the fullest extent permitted by applicable Law, each Member (whether or not such Member becomes a Member after the Effective Date) hereby agrees to indemnify and hold harmless the Company and the other Members (or former Members if applicable) from and against any liability for Company Level Taxes allocated to such Member in accordance with this Section 8.03(f) (including with respect to any former Member, any Company Level Taxes allocated to such former Member that are

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attributable to taxable periods (or portions thereof) during which such former Member was treated as holding an interest in the Company).
(g)    If any Member intends to file a notice of inconsistent treatment under Code Section 6222(c), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
(h)    Except as may be required by Law, the Managing Member and the Company shall not make any election or take any action, including such elections or actions specifically authorized under this Section 8.03, that reasonably would be expected to have a disproportionate adverse effect on GEPIF or its direct or indirect investors.
ARTICLE 9
BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS
9.01    Maintenance of Books.
(a)    The Managing Member shall keep or cause to be kept at the principal office of the Company or at such other location it deems necessary or appropriate complete and accurate books and records of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 3.07, Section 9.02 and Section 9.03, supporting documentation of the transactions with respect to the conduct of the Company’s business, and minutes of the proceedings of its Members and the Managing Member, and any other books and records that are required to be maintained by applicable Law.
(b)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year; (ii) maintained on an accrual basis in accordance with GAAP; and (iii) audited by a nationally recognized certified public accounting firm selected by the Managing Member and retained by the Company at the end of each Fiscal Year; provided that the Members’ Capital Accounts shall be maintained in accordance with Article 4 and Article 5.
9.02    Determination of Internal Rate of Return.
(a)    Quarterly Determinations. For so long as the Class B Units are held by GEPIF or its Affiliates, the Managing Member will (i) calculate at least quarterly the Internal Rate of Return achieved by GEPIF and (ii) send GEPIF, within forty-five (45) days after the end of each Quarter, a report in the form of the IRR Report showing the Internal Rate of Return as of such date. The Managing Member will make its advisors available to answer any questions regarding the calculations contained in any such IRR Report.
(b)    Calculation Rules and Conventions. The Managing Member will employ the following calculation rules and conventions in determining the Internal Rate of Return of GEPIF:

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(i)    Continuity of Ownership. The Managing Member will treat ownership of the Class B Units as being continuous from the Effective Date to the date as of which the calculation is being made without regard to any change in ownership of the Class B Units during such period.
(ii)    Cash Flows. The “Cash Flows” taken into account in determining the Internal Rate of Return will consist solely of (A) the aggregate Effective Date Capital Contributions made by the Class B Members in exchange for the Class B Units on the Effective Date and any additional Capital Contributions made by the Class B Member pursuant to Section 4.04 and (B) distributions to the Class B Members. Any amount received by the Class B Members that is in the nature of a recovery or replacement of, or indemnity or compensation for, and is the substantial economic equivalent of, an item that would otherwise be taken into account in the foregoing clauses (A) and (B) (which for the avoidance of doubt, will not include any recovery, or replacement of, or indemnity or compensation for, actual out-of-pocket losses, costs or expenses of the Class B Members) will be deemed received for purposes of the calculation of the Internal Rate of Return on the date so received by such Class B Member (or its nominee).
(c)    Any dispute by a Class B Member of any item or procedure or calculation of, or which affects, the achievement of the Internal Rate of Return contained in any notice or report delivered to the Class B Members will be disputed in accordance with the dispute resolution mechanism set forth in Article 11.
9.03    Reports.
(a)    No later than one hundred seventy-five (175) days following the end of each fiscal year of the Company, the Managing Member shall prepare and deliver to each Member annual financial statements audited by a nationally recognized certified public accounting firm and prepared in accordance with GAAP, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member’s equity as of the end of the immediately preceding fiscal year, starting with the year ended December 31, 2018, and any other financial information as is provided by the Company and its subsidiaries pursuant to the Project Financings.
(b)    No later than seventy-five (75) days following the last day of each of the first three Quarters of each fiscal year, the Managing Member shall prepare and deliver to each Member an unaudited consolidated balance sheet, income statement, and a statement of cash flows for such Quarter; provided that the Managing Member shall prepare and deliver to each Member an unaudited consolidated balance sheet for the fourth Quarter of each fiscal year no later than ninety (90) days following the last day of such Quarter. All unaudited financial statements and other information shall be based on the best information available at the time of issuance, be prepared in conformance with GAAP, and be timely updated and provided to Members to the extent audit or other adjustments are made to information previously provided to the Members with the objective of cooperatively providing each Member with information necessary to maintain its own books and records.

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(c)    Concurrent with the distribution to the Project Financing Parties, the Managing Member shall provide to each Member any report, financial statements, or other information that is to be distributed to the Project Financing Parties pursuant to the Project Financings.
(d)    In addition to its obligations set forth above, the Managing Member shall timely prepare and deliver to any Member or its Parent, upon request, all of such additional financial statements, notes thereto and additional financial information as may be required in order for each Member, its Parent, or an Affiliate of such Member or its Parent to comply with any reporting requirements under (i) the Securities Act and the rules and regulations promulgated thereunder, (ii) the Exchange Act and the rules and regulations promulgated thereunder, or (iii) any National Securities Exchange or automated quotation system.
(e)    The cost of preparing any financial statements or other information pursuant to this Section 9.03 shall be borne by the Company.
9.04    Information Updates.
(a)    The Managing Member shall notify the Class B Members of the occurrence of any Emergency or material risk of Emergency, material developments or events which would or would reasonably be likely to impact the Company or any of its subsidiaries, and any breaches or threatened breaches of any Affiliate Transactions or other material contracts to which the Company or any of its subsidiaries is a party, including (for the avoidance of doubt) any breach or threatened breach of any representation, warranty, covenant or agreement under the Purchase Agreement. The Managing Member shall provide notice of the foregoing events promptly, but in no event more than two (2) Business Days following the date on which the Managing Member becomes aware of such events.
(b)    After expiration of the Call Option Period (or Call Option Period Extension, if applicable), as requested by the Class B Members upon reasonable advance notice, and at reasonable times during usual business hours and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its subsidiaries, the Managing Member will make employees and representatives of the Company and its subsidiaries available to answer questions regarding the performance of the business of the Company and its subsidiaries.
9.05    Bank Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms as the Managing Member may determine. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Managing Member. The Company’s funds may not be commingled with the funds of any other Person. All withdrawals from any such depository shall be made only as authorized by the Managing Member and shall be made only by check, wire transfer, debit memorandum, or other written instruction.

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ARTICLE 10
WITHDRAWAL
10.01    No Right of Voluntary Withdrawal. A Member has no power or right to voluntarily Withdraw from the Company without the prior written consent of all remaining Members, in their sole and absolute discretion.
10.02    Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company if such Member dissolves and commences liquidation or winding-up. If there occurs an event that makes it unlawful for a Member to continue to be a Member, then the Members shall negotiate in good faith to determine a workaround to allow such Member to continue to be a Member.
10.03    Effect of Withdrawal. A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”) must comply with the following requirements in connection with its deemed Withdrawal:
(a)    The Withdrawn Member ceases to be a Member immediately upon the occurrence of the applicable Withdrawal event.
(b)    The Withdrawn Member shall not be entitled to receive any distributions from the Company except as set forth in Section 10.03(e), to exercise any voting or consent rights, or to receive any further information (or access to information) from the Company. The Percentage Interest of such Withdrawn Member shall not be taken into account in calculating the Percentage Interests of the remaining Members for any purposes.
(c)    The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.
(d)    The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrued prior to the Withdrawal.
(e)    The Withdrawn Member shall (i) have the status of only an Assignee, and not a Member, and (ii) be entitled to receive, in such capacity, its share of the Net Profits and Net Losses of the Company and to receive its portion of each distribution that is made by the Company pursuant to Section 5.01 and Section 5.02 as if it held the Membership Interest held immediately prior to its Withdrawal. From the date of the Withdrawal to the date on which the Company is dissolved and its affairs wound up in accordance with Article 12, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account. The rights of a Withdrawn Member under this Section 10.03(e) shall (A) be subordinate to the rights of any other creditor of the Company, (B) not include any right on the part of the Withdrawn Member to receive any interest or other amounts with respect thereto (except as may otherwise be provided in the evidence of any Indebtedness of the Company owed to such Withdrawn Member); (C) not require any Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the

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Withdrawn Member; and (D) be treated as a liability of the Company for purposes of Section 12.02.
(f)    Except as set forth in Section 10.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.
(g)    The Percentage Interests of the remaining Members shall be amended to reflect the Withdrawal of the Withdrawn Member, and such Withdrawn Member’s Class A Units or Class B Units, as applicable, shall be deemed cancelled and extinguished.
(h)    All costs and expenses incurred by the Withdrawn Member in connection with its Withdrawal shall be borne by such Withdrawn Member, and the Withdrawn Member shall reimburse all other Members for all costs and expenses incurred by such Members in connection with such Withdrawal.
ARTICLE 11
DISPUTE RESOLUTION
11.01    Disputes. This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort, or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity, or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) subject to Section 11.02, any deadlock among the Members with respect to any matter subject to a vote of the Members, and (c) the applicability of this Article 11 to a particular dispute. Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be determined solely by the Managing Member. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.
11.02    Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Members (or agents thereof) shall promptly meet (whether by telephone or in person) in a good faith attempt to resolve the Dispute.
11.03    Courts. If a Dispute is still unresolved following ten (10) Business Days after the Disputing Members attempted in good faith to resolve the Dispute in accordance with Section 11.02, then any of such Disputing Members may submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such Court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the Members irrevocably submits to the exclusive jurisdiction of, and agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such party at the address and in the manner provided in Section 13.01. Each of the Members hereby irrevocably and

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unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH MEMBER IRREVOCABLY WAIVES, to the fullest extent permitted by applicable law, any right it may have to a TRIAL BY JURY IN ANY ACTION, suit, OR PROCEEDING arising out of, relating to or otherwise WITH RESPECT TO THIS AGREEMENT or any transaction contemplated hereby.
11.04    Specific Performance. The Members understand and agree that (a) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (b) although monetary damages may be available for the breach of such covenants and agreements such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Member’s or the Company’s right to specific performance, and (c) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Members would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Members and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Members further agrees that neither the Company nor any Member shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.04, and each Member waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION
12.01    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(a)    unanimous consent of all of the Members to dissolve the Company; or
(b)    an event that makes it unlawful for the business of the Company to be carried on; provided that, if such an event occurs, then the Members shall negotiate in good faith to determine a workaround to allow the business of the Company to be lawfully carried on and such event shall not be deemed a “Dissolution Event” unless and until the Members mutually agree that no such workaround is reasonably feasible.
Each Member hereby waives its right to make an application for the dissolution of the Company pursuant to Section 18-802 of the Act.
12.02    Winding-Up and Termination. (a) On the occurrence of a Dissolution Event, the Managing Member shall, or shall designate another Person to, serve as liquidator. The

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liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding-up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(i)    as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the liquidator’s choosing of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;
(ii)    the liquidator shall discharge from Company funds all of the Indebtedness of the Company and other debts, liabilities, expenses, and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.05) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(iii)    all remaining assets of the Company shall be distributed to the Members as follows:
(A)    the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 5;
(B)    with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution, as determined by the Managing Member in its reasonable discretion (it being agreed by the Members that a determination by the Managing Member that the fair market value of any such property equals the value of such property reflected in current financial statements prepared in accordance with GAAP shall be deemed reasonable); and
(C)    Company property (including cash) shall be distributed among the Members in accordance with Section 5.02; and those distributions shall be made by the end of the Fiscal Year of the Company during which the liquidation of the Company occurs (or, if later, ninety (90) days after the date of the liquidation).

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(iv)    If, after giving effect to all allocations, distributions and contributions for all periods (other than those required by this Section 12.02(a)(iv)), the NEP Member has a deficit in its Capital Account balance following the “liquidation,” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), of the NEP Member’s Membership Interest, the NEP Member will be obligated to contribute cash to the Company in an amount equal to such deficit balance by the end of the Fiscal Year of the Company during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation, except that the restoration obligation of the NEP Member in the aggregate pursuant to this Section 12.02(a)(iv) shall not be more than thirty percent (30%) of the NEP Member’s Effective Date Capital Contribution. Notwithstanding the foregoing, (A) the NEP Member will have the unilateral right by written notice to the Managing Member to (1) increase the amount of its deficit restoration obligation over the amount described in the immediately preceding sentence or (2) decrease the amount of, or eliminate, its deficit restoration obligation at any time in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f); (B) after the Flip Date, at the end of any Fiscal Year in which the NEP Member’s deficit restoration obligation exceeds the absolute value of the NEP Member’s deficit Capital Account balance, such deficit restoration obligation shall be automatically reduced in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) to equal such absolute value; and (C) the NEP Member’s deficit restoration obligation will be eliminated in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) on the first date on or after the Flip Date on which the Capital Account balance of the NEP Member is equal to or greater than zero. Notwithstanding anything to the contrary contained herein, no other Member shall have any obligation to restore any deficit in its Capital Account balance unless and until such deficit restoration obligation is consented to in writing by the Managing Member.
(b)    Notwithstanding anything in Section 5.03 to the contrary, in the Fiscal Year or other applicable period in which a Dissolution Event occurs, items of income, gain, loss, and deduction shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 5.02.
(c)    The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
(d)    No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that the liquidator reasonably determines may ever be needed again by one or more Persons who were Members as of the dissolution or termination shall be retained by the Managing Member or its designee, who shall keep such books and records (subject to review by any Person that was a Member at the

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time of dissolution) for a period at least three (3) years. After the expiration of such period of three (3) years, if the Managing Member (or its designee) no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution or termination a reasonable opportunity to take over such custody, (i) shall deliver such books and records to such Persons if they elect to take over such custody (or as all of such Persons otherwise direct) and, upon request by any other Person that elects to take custody (and at such other Person’s cost), deliver a copy of such books and records to such other Person, or (ii) may destroy such books and records if no such Person so elects.
12.03    Deficit Capital Accounts. Except as provided in Section 12.02(a)(iv), no Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in its or another Member’s Capital Account.
12.04    Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.06, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.
ARTICLE 13
GENERAL PROVISIONS
13.01    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail, or by facsimile or other electronic transmission, including electronic mail. A notice, request, or consent given under this Agreement is effective on receipt by the applicable Member. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or such other address as that Member may specify by notice to the Managing Member and the other Members. Any notice, request, or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
13.02    Entire Agreement; Superseding Effect. This Agreement and the other Transaction Documents (as that term is defined in the Purchase Agreement) constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior agreements.
13.03    Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or

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waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute of limitations has run.
13.04    Amendment or Restatement. Each of this Agreement and the Delaware Certificate may, subject to Section 6.03(a)(i), be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Managing Member. Notwithstanding the foregoing, (a) the Managing Member may amend this Agreement without the approval of any Members (i) to implement the valid admission of New Members or Assignees as Members; (ii) to correct typographical, formatting, cross-referencing, or other similar errors; and (iii) to update Exhibit A from time to time to reflect the valid admission of New Members, the valid admission of Assignees as Members, the making of additional Capital Contributions by Members, the issuances of Class A Units, Class B Units, or other classes or groups of Membership Interests, and the Disposition of Membership Interests, so long as such transactions were approved and consummated in accordance with the terms of this Agreement; and (b) if the Managing Member determines that any amendment of this Agreement is necessary to satisfy any Law, the Members shall negotiate in good faith to enter into an amendment of this Agreement to satisfy such Law that is mutually agreeable.
13.05    Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
13.06    Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business, and legal position as they would have been in if the original provision had been valid and enforceable.
13.07    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and

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instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.07 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.
13.08    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
13.09    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
13.10    Expenses. Except as otherwise provided in Section 7.06, each Member shall bear its own transaction costs and any other costs and expenses incurred in connection with being a Member, holding its Membership Interest, and administering its rights and obligations under this Agreement.
[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Members have executed and delivered this Agreement as of the date first set forth above.

MEMBERS:

WESTERN RENEWABLES PARTNERS LLC

By:
Name: Title:

NEP RENEWABLES HOLDINGS, LLC

By:
Name: Title:

Solely with respect to its obligations pursuant to Section 7.02, Section 7.03, Section 7.04, and Section 7.05:

NEXTERA ENERGY PARTNERS, LP

By:
Name: Title:

[Signature page to Amended and Restated Limited Liability Company Agreement of NEP Renewables, LLC]

EXHIBIT A
MEMBERS

Name, Address, Fax and E-mail	Capital Contributions	Number and Class of Membership Interest	Percentage Interest
NEP Renewables Holdings, LLC	$525,000,000.00[1]	525,000,000 Class A Units[2]	41%
Western Renewables Partners LLC	$750,000,000.00	750,000,000 Class B Units	59%

____________________________
1   Note to Draft: To be reduced by the amount of any reduction of the Purchase Price under the Asset Purchase Agreement.
2   Note to Draft: To be reduced by the amount of any reduction of the Purchase Price under the Asset Purchase Agreement.

Exhibit A - Page 1

EXHIBIT B
Financial Model for Internal Rate of Return

[Excel File]

Exhibit B - Page 1

Exhibit B
Amended NEP Partnership Agreement

THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
NEXTERA ENERGY PARTNERS, LP
A Delaware Limited Partnership
Dated as of
[•], 2018

Section 16.10	Consent of Partners	110
Section 16.11	Facsimile and Email Signatures	111

A-v

THIRD AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF NEXTERA ENERGY PARTNERS, LP
This THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NEXTERA ENERGY PARTNERS, LP, dated as of [•], 2018, is entered into by and between NextEra Energy Partners GP, Inc., a Delaware corporation, as the General Partner, and NextEra Energy Equity Partners, LP, a Delaware limited partnership, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Adjusted Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units, as the case may be, the product obtained by multiplying (i) one hundred percent (100%) less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder, as the case may be, by (B) the total number of all Outstanding Units and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.4, the percentage established as a part of such issuance. In calculating the number of Units in clauses (A) and (B) above, the applicable number of Units shall include Outstanding Common Units and the Common Units that would be issued if all Series A Preferred Units and Non-Voting Common Units were converted to Common Units on such date of determination. The Adjusted Percentage Interest with respect to a Series A Preferred Unit shall only be defined by reference to the Adjusted Percentage Interest attributable to the Common Units into which such Series A Preferred Unit would be converted if conversion took place on such date of determination (whether or not such Series A Preferred Units were eligible for conversion at such time).
“Affected Director” has the meaning set forth in Section 7.1(d)(ii).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of the use of the term Group in Section 13.13, a Person will be deemed to “control” if such Person owns or controls, directly or indirectly, ten percent (10%) or more of the voting securities of the subject Person.
“Agreement” means this Third Amended and Restated Agreement of Limited Partnership of NextEra Energy Partners, LP, as it may be amended, supplemented or restated from time to time.

“Applicable Independence Standards” means the listing standards of the National Securities Exchange upon which the Common Units are listed, any applicable rules of the Commission and any publicly disclosed standards used by the Board of Directors, or a committee thereof, in determining and disclosing the independence of the Partnership’s Directors.
“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of ten percent (10%) or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a ten percent (10%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
“Attribution Parties” has the meaning set forth in Section 5.9(b)(v)(B).
“Audit Committee” means the committee of the Board of Directors composed of no fewer than three (3) Directors who shall meet the independence and experience requirements established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange). At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by rules of the Commission.
“Automatic Conversion Notice” has the meaning set forth in Section 5.9(b)(v)(A).
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
(a)    the sum of:
(i)    all cash and cash equivalents of the Partnership on hand at the end of such Quarter; and
(ii)    all cash and cash equivalents of the Partnership expected, on the date of determination of Available Cash with respect to such Quarter, to be received by the Partnership from distributions on OpCo Common Units, OpCo Non-Voting Common Units and OpCo Preferred Units by the Operating Partnership, in each case, made with respect to such Quarter subsequent to the end of such Quarter, less;
(b)    the amount of any cash reserves established by the Board of Directors to:
(i)    provide for the proper conduct of the business of the Partnership subsequent to such Quarter, including the payment of income taxes by the Partnership; or

(ii)    comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject;
provided, that disbursements made by the Partnership or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board of Directors so determines.
Notwithstanding the foregoing, “Available Cash” shall not include any proceeds received pursuant to the Series A Purchase Agreement or any proceeds received for the purchase of any Series A Preferred Units or Series A Parity Securities subsequently issued in accordance with Section 5.8(b)(iv), and with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Average VWAP” per Common Unit over a certain period shall mean the arithmetic average of the VWAP per Common Unit for each Trading Day in such period.
“BlackRock Affiliated Purchasers” means Nasa B Holdings LP, a Delaware limited partnership and Nasa Co-invest Holdings L.P., a Delaware limited partnership.
“BlackRock Purchaser” means Nasa A Holdings LP, a Delaware limited partnership.
“BlackRock Purchaser Notice Address” means
Nasa A Holdings LP,
c/o Global Energy & Power Infrastructure Funds,
1 Lafayette Place, 2nd Floor, Greenwich, Connecticut 06830
Attn: Matthew Raben
Email: matthew.raben@blackrock.com

With a copy to (which shall not constitute notice):
BlackRock, Inc.
Office of the General Counsel
40 East 52nd Street, 19th floor
New York, New York 10022
Attn: David Maryles and Jelena Napolitano
Email: legaltransactions@blackrock.com
or such other address as the BlackRock Purchaser may designate in writing to the Partnership from time to time.
“Board” and “Board of Directors” have the meanings set forth in Section 7.1(a).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Florida shall not be regarded as a Business Day.
“Capital Contribution” means (a) any cash, cash equivalents or the Fair Market Value of Contributed Property, net of Liabilities, that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner, net of any liabilities either assumed by the Partnership upon such contribution or to which such property or other consideration is subject when contributed (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.
“Capital Distribution Basket” means, at the time of determination, (i) an amount equal to four times the total distributions to the holders of OpCo Common Units and OpCo Non-Voting Common Units under the OpCo Partnership Agreement for the preceding Quarter less (ii) the sum of (x) any amounts previously distributed by the OpCo Partnership to the holders of OpCo Common Units and OpCo Non-Voting Common Units under the OpCo Partnership Agreement from Capital Surplus (as defined in the OpCo Partnership Agreement) on or following the date of the Series A Purchase Agreement and (y) any amounts previously distributed by the Partnership to the Common Unitholders and Non-Voting Common Unitholders under this Agreement from Capital Proceeds on or following the date of the Series A Purchase Agreement; provided that if during the preceding Quarter, there was a distribution by the Partnership or the Operating Partnership that reduced the Capital Distribution Basket, the amount in clause (i) shall be determined by reference to the last preceding Quarter during which no such distributions were made.
“Cash Sweep and Credit Support Agreement” means the Amended and Restated Cash Sweep and Credit Support Agreement, dated as of August 4, 2017, between the Operating Partnership and NextEra Energy Resources, LLC.
“Cash Sweep Withdrawals” has the meaning set forth in the Cash Sweep and Credit Support Agreement.
“Cause” means (i) as used in Section 11.3 with respect to the General Partner, a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct to the Partnership or any Limited Partner in the General Partner’s capacity as a general partner of the Partnership; and (ii) as used in Section 7.1(d)(v) with respect to a Director, such Director has (a) been convicted of, or entered a plea of guilty or nolo contendere to, any crime or offense constituting a felony or any other crime involving (y) an act of theft, embezzlement, fraud or dishonesty or (z) a violation of the federal securities laws of the United States; (b) materially breached the terms of this Agreement; or (c) materially violated a written policy or procedure established by the Partnership.
“Certificate” means a certificate in such form (including global form if permitted by applicable rules and regulations) as may be adopted by the Board of Directors and issued by the Partnership evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for the Common Units is attached as

Exhibit A to this Agreement. The initial form of certificate approved by the General Partner for the Series A Preferred Units is attached as Exhibit B to this Agreement, and the initial form of certificate approved by the General Partner for the Non-Voting Common Units is attached as Exhibit D to this Agreement.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
“Class B LLC Member” means a holder of limited liability company interests of NEP Renewables, LLC, a Delaware limited liability company, designated as “Class B Units” in the NEP Renewables LLC Agreement and admitted as a “Class B Member,” as that term is defined in the NEP Renewables LLC Agreement, in accordance with the terms thereof.
“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the Board of Directors, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the Board of Directors.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Combined Interest” means a Departing General Partner’s General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members.
“Commission” means the United States Securities and Exchange Commission.
“Common Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include (i) prior to its conversion into a Common Unit pursuant to the terms hereof, any Series A Preferred Unit, (ii) prior to its conversion into a Common Unit pursuant to the terms hereof, any Non-Voting Common Unit or (iii) any Special Voting Unit, except that, with respect to Article VI and the Management Services Agreement, the term “Common Unit” shall be deemed to also refer to any Non-Voting Common Units.

“Conflicts Committee” means the committee of the Board of Directors composed of two (2) or more Directors, each of whom (A) is not an officer or employee of the General Partner or the Partnership, (B) is not an officer, director or employee of any Affiliate of the General Partner or the Partnership, (C) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than (1) Common Units and (2) awards that are granted to such Director in his capacity as a Director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (D) is determined by the Board of Directors to be independent under the independence standards, established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange), for directors who serve on an audit committee of a board of directors.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership.
“Conversion Date” has the meaning set forth in Section 5.9(b)(v)(D).
“Converting Holder” means a Record Holder of Non-Voting Common Units who delivers an Automatic Conversion Notice or Optional Conversion Notice pursuant to Section 5.9(b)(v)(A) or (B), respectively.
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Departing General Partner” means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.
“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests; provided, however, that a Partnership Interest relating to, convertible into or exchangeable for another Partnership Interest shall not be a Derivative Partnership Interest.
“Directors” has the meaning set forth in Section 7.1(a).
“Eligible Limited Partner” means a holder of Common Units that satisfies, or a Group of no more than twenty (20) holders of Common Units that together satisfy, the requirements of Article XV (including ownership of the Required Units); provided, however, that NEE shall not be entitled to qualify as an Eligible Limited Partner for so long as either it or one of its Affiliates serves as Manager under the Management Services Agreement; provided, further, that a holder of Special Voting Units shall not be entitled, solely by virtue of holding any number of Special Voting Units, to qualify as an Eligible Limited Partner (or member of a Group that otherwise satisfies the requirements of Article XV); provided, further, that a holder of Series A Preferred Units shall not be entitled, solely by virtue of holding any number of Series A Preferred Units, to qualify as an Eligible Limited Partner (or member of a Group that otherwise satisfies the requirements of Article XV); provided, further, that a holder of Non-Voting Common Units shall not be entitled, solely by virtue of holding any number of Non-Voting Common Units, to qualify as an Eligible Limited Partner (or member of a Group that otherwise satisfies the requirements of Article XV).
“Event of Withdrawal” has the meaning given such term in Section 11.1(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.
“Exchange Agreement” means the Exchange Agreement, dated as of July 1, 2014, among NEE Equity, the Partnership, the General Partner and the Operating Partnership.
“Excess Units” has the meaning set forth in Section 5.9(b)(v)(B).
“Fair Market Value” means, with respect to any property or asset, the fair market value of that property or asset, as determined by the Board of Directors in good faith.
“General Partner” means NextEra Energy Partners, GP, Inc., a Delaware corporation, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacity as general partner of the Partnership (except as the context otherwise requires). The General Partner is the sole general partner of the Partnership and the holder of the General Partner Interest.
“General Partner Interest” means the non-economic interest of the General Partner in the Partnership (in its capacity as general partner without reference to any Limited Partner Interest), which includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.
“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.
“Group Member” means a member of the Partnership Group.
“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other

Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.
“IDR Fee” has the meaning given such term in the Management Services Agreement.
“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director (including each LP Elected Director and each NEP GP Appointed Director), officer, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the Board of Directors, the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (f) any Person the General Partner or Board of Directors designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group’s business and affairs.
“Initial Distribution Period” means, with respect to a Series A Preferred Unit, the period commencing on the date of issuance of such Series A Preferred Unit and ending on the third (3rd) anniversary thereof; provided that the Initial Distribution Period with respect to a Series A PIK Unit shall be deemed to be the same as that of the Series A Preferred Unit on which the Series A PIK Unit is paid.
“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-196099), as amended, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Partnership’s initial public offering of such Common Units to the public.
“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.
“Limited Partner” means, unless the context otherwise requires, each Person that is admitted to the Partnership as a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.
“Limited Partner Interest” means an interest of a Limited Partner in the Partnership, which may be evidenced by Series A Preferred Units, Common Units, Non-Voting Common Units, Special Voting Units or other Partnership Interests (other than a General Partner Interest), or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.
“Limited Partner Nominee” has the meaning set forth in Section 15.1.
“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
“LP Elected Director” has the meaning set forth in Section 7.1(d)(ii).
“Management Services Agreement” means the Second Amended and Restated Management Services Agreement, dated as of August 4, 2017, among the Operating Partnership, the Partnership, NextEra Energy Operating Partners GP, LLC and NextEra Energy Management Partners, LP.
“Manager” means the Person serving as the manager under the terms of the Management Services Agreement.
“Maximum Percentage” has the meaning set forth in Section 5.9(b)(v)(B).
“Merger Agreement” has the meaning given such term in Section 14.1.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
“NEE” means NextEra Energy, Inc., a Florida corporation.
“NEE Equity” means NextEra Energy Equity Partners, LP, a Delaware limited partnership.
“NEP GP Appointed Director” has the meaning set forth in Section 7.1(d)(i).
“NEP Renewables LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of NEP Renewables, LLC, dated as of [•], 2018, by and among the members party thereto, as it may be amended, supplemented, or restated from time to time in accordance with its terms.
“Nomination Notice” has the meaning set forth in Section 15.1.

“Non-Voting Common Units” means a Limited Partner Interest having the rights and obligations specified with respect to Units designated as “Non-Voting Common Units” in this Agreement and issued pursuant to the NEP Renewables LLC Agreement.
“OpCo Common Units” means limited partner interests in the Operating Partnership having the rights and obligations specified with respect to “Common Units” in the OpCo Partnership Agreement, as it may be amended, supplemented or restated from time to time.
“OpCo General Partner” means NextEra Energy Operating Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Operating Partnership as general partner of the Operating Partnership, in their capacity as general partner of the Operating Partnership (except as the context otherwise requires). The OpCo General Partner is the sole general partner of the Operating Partnership and the holder of the OpCo General Partner Interest.
“OpCo General Partner Interest” means the non-economic management interest of the OpCo General Partner in the Operating Partnership (in its capacity as general partner without reference to any limited partner interest), which includes any and all rights, powers and benefits to which the OpCo General Partner is entitled as provided in the OpCo Partnership Agreement, together with all obligations of the OpCo General Partner to comply with the terms and provisions of the OpCo Partnership Agreement. The OpCo General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Operating Partnership.
“OpCo Non-Voting Common Units” means limited partner interests in the Operating Partnership having the rights and obligations specified with respect to “Non-Voting Common Units” in the OpCo Partnership Agreement, as it may be amended, supplemented or restated from time to time.
“OpCo Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended through the date of this Agreement, and as it may be further amended, supplemented or restated from time to time.
“OpCo Preferred Units” means limited partner interests in the Operating Partnership having the rights and obligations specified with respect to “Series A Preferred Units” in the OpCo Partnership Agreement, as it may be amended, supplemented or restated from time to time.
“OpCo Series A Parity Securities” means any class or series of limited partner interests in the Operating Partnership that, with respect to distributions on such limited partner interests or distributions upon liquidation of the Operating Partnership, ranks pari passu with (but not senior to) the OpCo Series A Preferred Units.
“Operating Partnership” means NextEra Energy Operating Partners, LP, a Delaware limited partnership.

“Operating Plan” means the operational plan approved annually by the Board of Directors pursuant to Section 7.1(b)(iv).
“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Partnership or the General Partner or any of its Affiliates) acceptable to the Board of Directors or to such other person selecting such counsel or obtaining such opinion.
“Optional Conversion Notice” has the meaning set forth in Section 5.9(b)(v)(C).
“Organizational Limited Partner” means NEE Equity in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.
“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding in the Register as of the date of determination; provided, however, that Restricted Interests shall not be counted for purposes of determining whether a matter has been approved by Limited Partners, except to the extent such votes are reallocated pursuant to Section 13.13; provided, further, that Restricted Interests shall be considered to be Outstanding for all other purposes of this Agreement, it being understood, however, that Restricted Interests shall in each case not be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act.
“Partners” means the General Partner and the Limited Partners.
“Partnership” means NextEra Energy Partners, LP, a Delaware limited partnership.
“Partnership Group” means, collectively, the Partnership and its Subsidiaries.
“Partnership Interest” means the General Partner Interest and any class or series of equity interest in the Partnership, which shall include any Limited Partner Interests but shall exclude any Derivative Partnership Interests.
“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units (other than with respect to Series A Preferred Units), as the case may be, the product obtained by multiplying (i) one hundred percent (100%) less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units (excluding Series A Preferred Units) held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units (excluding Series A Preferred Units), and (b) as to the holders of other Partnership Interests (other than with respect to Series A Preferred Units) issued by the Partnership in accordance with Section 5.4, the percentage established as a part of such issuance. The Percentage Interest with respect to a Series A Preferred Unit shall at all times be zero.
“Permitted Loan” means any bona fide loan or other extension of credit entered into by a Series A Preferred Unitholder or any of its Affiliates with one or more financial institutions and secured by a pledge, hypothecation or other grant of security interest in Series A Preferred Units, Series A Conversion Units, Common Units, or other assets.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Plan of Conversion” has the meaning given such term in Section 14.1.
“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests; (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests; and (c) when used with respect to Series A Preferred Unitholders, apportioned among all Series A Preferred Unitholders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Preferred Unitholder.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.
“Record Date” means the date established by the Board of Directors or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent and the Register as of the Partnership’s close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered in the Register as of the Partnership’s close of business on a particular Business Day.
“Register” means one or more registers in which, subject to such reasonable regulations as the Board of Directors may prescribe and subject to the provisions of Section 4.5(b), the registration and transfer of Limited Partner Interests, and any Derivative Partnership Interests, as applicable, shall be recorded.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of July 1, 2014, between the Partnership and NEE.
“Required Information” means, for purposes of Article XV, (i) the information concerning the Limited Partner Nominee(s) and the Eligible Limited Partner that is required to be disclosed in the Partnership’s proxy statement by the rules and regulations promulgated under the Exchange Act; and (ii) if the Eligible Limited Partner so elects, a Statement. To be timely, the Required Information must be delivered to or mailed and received by the Secretary of the Partnership within the time period specified in Article XV for providing the Nomination Notice.
“Required Units” means that number of Common Units (including Series A Conversion Units and Common Units that have been issued upon exchange or conversion of Special Voting Units or upon conversion of Non-Voting Common Units) as shall constitute ten percent (10%) or more of the aggregate number of Outstanding Common Units (including Series A Conversion Units and Common Units that have been issued upon exchange or conversion of Special Voting Units or upon conversion of Non-Voting Common Units) and Special Voting Units. For the avoidance of doubt, no Series A Preferred Units that have not been converted into Series A Conversion Units, Special Voting Units that have not been converted into or exchanged for Common Units or Non-Voting Common Units that have not been converted into Common Units shall be counted as Required Units.
“Restricted Interests” means Limited Partner Interests with respect to which, pursuant to Section 13.13, the votes cast by the holder thereof on a matter to be acted upon by Limited Partners shall not be counted.
“Right of First Offer Agreement” means the Amended and Restated Right of First Offer Agreement, dated as of August 4, 2017, among the Partnership, the Operating Partnership and NextEra Energy Resources, LLC.
“Right of First Refusal Agreement” means the Right of First Refusal Agreement, dated as of August 4, 2017, among the Partnership, the Operating Partnership and NextEra Energy Resources, LLC.
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.
“Series A Cash COC Event” means a Series A Change of Control involving a payment of consideration directly to the holders of Common Units of the Partnership, and more than ninety percent (90%) of such consideration is cash.
“Series A Change of Control” means the occurrence of any of the following:
(a)    the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the voting equity of the Partnership, the General Partner or the General Partner Interest (as measured by voting power rather than the number of shares, units or the like, and excluding voting power exercisable pursuant to a proxy granted by a Limited Partner in connection with a proxy solicitation conducted pursuant to Regulation 14A of the Exchange Act) by a Person or Group that is not an Affiliate of NEE as of the Series A Initial Issuance Date if such acquisition gives such Person or Group the right to elect half or more of the members of the Board of Directors of the Partnership or the General Partner, respectively;
(b)    any sale, lease, pledge, assignment, transfer, conveyance or other disposition, in one or a series of related transactions, the result of which is that (i) the Partnership ceases to own directly or indirectly more than fifty percent (50%) of the voting equity of the OpCo General Partner (as measured by voting power rather than the number of shares, units or the like, and excluding voting power exercisable pursuant to a proxy granted by a Limited Partner in connection with a proxy solicitation conducted pursuant to Regulation 14A of the Exchange Act) or (ii) the OpCo General Partner ceases to hold one hundred percent (100%) the OpCo General Partner Interest;

(c)    any sale, lease, pledge, assignment, transfer, conveyance or other disposition, in one or a series of related transactions, the result of which is that NEE ceases to own directly or indirectly more than thirty-three percent (33%) of the voting equity of the Partnership (including the Special Voting Units); provided, however, that the foregoing shall not be deemed to constitute a Series A Change of Control for so long as NEE continues to own, directly or indirectly, fifty percent (50%) or more of the voting equity of the General Partner or the General Partner Interest (as measured by voting power rather than the number of shares, units or the like, and excluding voting power exercisable pursuant to a proxy granted by a Limited Partner in connection with a proxy solicitation conducted pursuant to Regulation 14A of the Exchange Act);
(d)    any sale, lease, pledge, assignment, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole (other than to one of the Partnership’s wholly-owned Subsidiaries);
(e)    the Common Units are no longer listed or admitted to trading on a National Securities Exchange;
(f)    any transaction pursuant to which NEE or any of its Affiliates (other than the Partnership or any of its Subsidiaries) would acquire (i) all of the Partnership’s Outstanding Common Units or (ii) all or substantially all of the assets of the Partnership and its Subsidiaries, in each case, by way of merger, consolidation or otherwise; or
(g)    the removal of the General Partner as general partner of the Partnership by the Limited Partners of the Partnership, except where the successor General Partner is an Affiliate of NEE.
“Series A COC Conversion Premium” means (a) on or prior to the first anniversary of the Series A Initial Issuance Date, one hundred fifteen percent (115%), (b) after the first anniversary but on or prior to the second (2nd) anniversary of the Series A Initial Issuance Date, one hundred ten percent (110%), (c) after the second (2nd) anniversary of the Series A Initial Issuance Date but on or prior to the third (3rd) anniversary of the Series A Initial Issuance Date, one hundred five percent (105%), or (d) after the third (3rd) anniversary of the Series A Initial Issuance Date, one hundred one percent (101%).
“Series A COC Conversion Rate” means a conversion ratio equal to the greater of (a) the then applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible) and (b) the quotient of (i) the sum of (x) the product of (A) the sum of (aa) the Series A Issue Price, plus (bb) all Series A Unpaid Distributions on the applicable Series A Preferred Unit, multiplied by (B) the Series A COC Conversion Premium plus (y) Series A Partial Period Distributions on the applicable Series A Preferred Unit, divided by (ii) the Average VWAP for the twenty (20) consecutive Trading Days ending immediately prior to the execution of definitive documentation relating to the Series A Change of Control.
“Series A Conversion Date” has the meaning given such term in Section 5.8(b)(vi)(D).

“Series A Conversion Notice” has the meaning given such term in Section 5.8(b)(vi)(C)(1).
“Series A Conversion Notice Date” has the meaning given such term in Section 5.8(b)(vi)(A).
“Series A Conversion Rate” means, as adjusted pursuant to Section 5.8(b)(vi)(E), the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be the quotient of (a) the sum of (i) the Series A Issue Price, plus (ii) any Series A Unpaid Distributions on the applicable Series A Preferred Unit, plus (iii) only for purposes of the definition of “Series A COC Conversion Rate,” any Series A Partial Period Distributions on the applicable Series A Preferred Unit, divided by (b) the Series A Issue Price.
“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.8(b)(vi)(D). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.
“Series A Converting Unitholder” means a Series A Preferred Unitholder (i) who has delivered a Series A Conversion Notice to the Partnership in accordance with Section 5.8(b)(vi)(C)(1) or (ii) to whom the Partnership has delivered a Series A Forced Conversion Notice in accordance with Section 5.8(b)(vi)(C)(2).
“Series A Distribution Amount” means (a) with respect to any Quarter ending on or before the end of the Initial Distribution Period for a Series A Preferred Unit, an amount per Quarter per Series A Preferred Unit equal to $0.4413; (b) with respect to any Quarter ending after the end of the Quarter during which the Initial Distribution Period ends for a Series A Preferred Unit, an amount per Quarter per Series A Preferred Unit equal to the greater of (i) the amount set forth in clause (a) and (ii) the amount of distributions for such Quarter that would have been payable with respect to such Series A Preferred Unit if such Series A Preferred Unit had converted immediately prior to the Record Date for such Quarter in respect of which such distributions are being paid into the number of Common Unit(s) into which such Series A Preferred Unit would be convertible at the then-applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible); and (c) with respect to the Quarter during which the Initial Distribution Period ends, a prorated amount based on the date that the Initial Distribution Period ends, which amount shall equal the sum of (i) the amount set forth in clause (a) of this paragraph, multiplied by a fraction, the numerator of which equals the number of days in such Quarter commencing on the start of the applicable Quarter and ending on, and including, the last day of the Initial Distribution Period, and the denominator of which equals the total number of days in such Quarter, and (ii) the amount determined as provided in clause (b) of this paragraph, multiplied by a fraction, the numerator of which equals the number of days in such Quarter commencing on the day following the last day of the Initial Distribution Period and ending on, and including, the last day of such Quarter, and the denominator of which equals the total number of days in such Quarter; provided, however, that the Series A Distribution Amount for the Quarter during which the Initial Distribution Period commences shall be prorated for such period and shall equal the amount calculated by multiplying the amount set forth in clause (a) of this paragraph by a fraction, the numerator of which equals the number of days in such Quarter commencing on the applicable issuance date and ending on, and including, the last day of such Quarter, and the denominator of which equals the total number of days in such Quarter.
“Series A Distribution Payment Date” has the meaning given such term in Section 5.8(b)(i)(A).
“Series A Forced Conversion Notice” has the meaning given such term in Section 5.8(b)(vi)(C)(2).
“Series A Forced Conversion Notice Date” has the meaning given such term in Section 5.8(b)(vi)(B).
“Series A Initial Issuance Date” means the date on which Series A Preferred Units are first issued under the Series A Purchase Agreement.
“Series A Issue Price” means $39.2253 per Series A Preferred Unit.
“Series A Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including Common Units and Non-Voting Common Units, but excluding any Series A Parity Securities and Series A Senior Securities.
“Series A Liquidation Value” means the amount equal to the sum of (i) the Series A Issue Price, plus (ii) all Series A Unpaid Distributions, plus (iii) Series A Partial Period Distributions, in each case, with respect to the applicable Series A Preferred Unit.
“Series A Parity Equivalent Units” has the meaning given such term in Section 5.8(b)(iv).
“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with (but not senior to) the Series A Preferred Units.
“Series A Partial Period Distributions” means, with respect to a conversion or redemption of Series A Preferred Units or a liquidation, (a) an amount equal to the Series A Distribution Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the Quarter in which such conversion, redemption or liquidation occurs and the denominator of which is the total number of days in such Quarter, plus (b) to the extent such conversion, redemption or liquidation occurs prior to the Series A Distribution Payment Date in respect of the Quarter immediately preceding such conversion, redemption or liquidation, an amount equal to the Series A Distribution Amount.
“Series A PIK Payment Date” has the meaning given such term in Section 5.8(b)(i)(E).
“Series A PIK Units” means any Series A Preferred Units issued pursuant to a Series A Quarterly Distribution in accordance with Section 5.8(b)(i).

“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.
“Series A Preferred Units” means any Units designated as “Series A Convertible Preferred Units” and issued pursuant to Section 5.8, including any Units issued under Section 5.8(b)(ii) and any Series A PIK Units.
“Series A Purchase Agreement” means the Series A Preferred Unit Purchase Agreement, dated as of June 20, 2017, by and among the Partnership and the Series A Purchasers thereunder, as may be amended from time to time.
“Series A Purchase Agreement Purchasers” means those Persons set forth on Schedule A to the Series A Purchase Agreement.
“Series A Purchaser Change of Control” means, (i) with respect to the BlackRock Purchaser and the BlackRock Affiliated Purchasers, a transaction or series of transactions which results in such Person no longer being controlled by an Affiliate of Global Energy & Power Infrastructure Fund II, L.P. and (ii) with respect to KKR Flatirons Aggregator L.P., as Series A Purchase Agreement Purchaser, a transaction or series of transactions which results in such Person no longer being controlled by an Affiliate of Kohlberg Kravis Roberts & Co. L.P.
“Series A Purchasers” means (a) any Series A Purchase Agreement Purchaser and (b) any Person who subsequently purchases any Series A Preferred Units issued in accordance with Section 5.8(b)(iv).
“Series A Quarterly Distribution” has the meaning given such term in Section 5.8(b)(i)(A).
“Series A Required Voting Percentage” has the meaning given such term in Section 13.3(c).
“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units.
“Series A Substantially Equivalent Unit” has the meaning given such term in Section 5.8(b)(vii)(B)(2).
“Series A Unpaid Distributions” has the meaning given such term in Section 5.8(b)(i)(B).
“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.
“Special Voting Unit” means a Partnership Interest having the rights and obligations specified with respect to Special Voting Units in this Agreement. For the avoidance of doubt, holders of Special Voting Units, in their capacity as such, shall not have any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.
“Statement” means a written statement for inclusion in the Partnership’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of a Limited Partner Nominee’s candidacy.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than fifty percent (50%) of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date hereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Surviving Business Entity” has the meaning given such term in Section 14.2(b).
“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.
“Transaction Documents” means this Agreement, the Group Member Agreement of each other Group Member, the Management Services Agreement, the Exchange Agreement, the Right of First Offer Agreement, the Right of First Refusal Agreement, the Cash Sweep and Credit Support Agreement and the Registration Rights Agreement, as each such agreement is amended or supplemented from time to time.
“transfer” has the meaning given such term in Section 4.4(a).
“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Board of Directors to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.
“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Unit” means a Limited Partner Interest that is designated by the Board of Directors as a “Unit” and shall include Series A Preferred Units, Common Units, Non-Voting Common Units and Special Voting Units.
“Unit Majority” means at least a majority of the Outstanding Common Units and Special Voting Units, voting together as a single class (and including the Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding the Non-Voting Common Units).
“Unitholders” means the Record Holders of Units.
“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates from time to time as an “Unrestricted Person” for purposes of this Agreement.
“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
“VWAP” per Common Unit on any Trading Day shall mean the per Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units are listed). If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the Fair Market Value.
Section 1.2    Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner and the Board of Directors have the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the General Partner or the Board of Directors, and any action taken pursuant thereto, and any determination made by the General Partner or the Board of Directors in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II
ORGANIZATION
Section 2.1    Formation.  The General Partner and the Organizational Limited Partner formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The initial agreement of limited partnership was amended and restated in its entirety by the First Amended and Restated Agreement of Limited Partnership, dated as of July 1, 2014, which is hereby amended and restated in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the record owner thereof for all purposes.
Section 2.2    Name.  The name of the Partnership shall be “NextEra Energy Partners, LP.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the Board of Directors. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board of Directors may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the Board of Directors, the registered office of the Partnership in the State of Delaware shall be located at 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 700 Universe Boulevard, Juno Beach, Florida 33408, or such other place as the Board of Directors may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors determines to be necessary or appropriate. The address of the General Partner shall be 700 Universe Boulevard, Juno Beach, Florida 33408, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2.4    Purpose and Business.  The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Board of Directors and the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that, without the prior written consent of the General Partner, which consent may be granted or withheld in its sole discretion, the Partnership and each other Group Member shall not have any power or authority to solicit, review, respond to or otherwise participate in any request for proposal relating to, or otherwise engage in, or seek to engage in, the development of, (i) any wind or solar energy project (other than any off-shore project), (ii) any natural gas pipeline, or (iii) any utility-scale battery storage facility, in each case, anywhere in the world, other than those projects described in clauses (i) through (iii) that are owned or are being developed by a Group Member as of the date of this Agreement. To the fullest extent permitted by law, neither the General Partner nor the Board of Directors shall have any duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner and the Board of Directors in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so, each in its sole and absolute discretion.
Section 2.5    Powers.  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
Section 2.6    Term.  The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
Section 2.7    Title to Partnership Assets.  Title to the assets of the Partnership, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such assets of the Partnership or any portion thereof. Title to any or all assets of the Partnership may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the Board of Directors may determine. The General Partner hereby declares and warrants that any assets of the Partnership for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All assets of the Partnership shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such assets of the Partnership is held.
ARTICLE III
RIGHTS OF LIMITED PARTNERS
Section 3.1    Limitation of Liability.  The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
Section 3.2    Management of Business.  No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.
Section 3.3    Rights of Limited Partners.
(a)    Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:
(i)    to obtain from the Partnership either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act or any successor or similar rule or regulation under the Securities Act (provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website);
(ii)    to obtain a current list of the name and last known business, residence or mailing address of each Partner; and
(iii)    to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.
(b)    The rights to information granted the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in Partnership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).
(c)    The Board of Directors may keep confidential from the Limited Partners, for such period of time as the Board of Directors deems reasonable, (i) any information that the Board of Directors or the General Partner determines is in the nature of trade secrets or (ii) other information the disclosure of which the Board of Directors determines (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or regulation or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3). Any disclosure of any of the foregoing information to Limited Partners shall require the prior written consent of the General Partner, which consent may be granted or withheld in its sole discretion.
(d)    Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.
ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP
INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1    Certificates.  Owners of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Register. Notwithstanding anything to the contrary in this Agreement, unless the Board of Directors shall determine otherwise in respect of some or all of any or all classes of Partnership Interests and Derivative Partnership Interests, Partnership Interests and Derivative Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary or other authorized officer of the Partnership, and shall bear the legend set forth in Section 4.7(c). The signatures of such officers upon a certificate may be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Partnership with the same effect as if he were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the Board of Directors elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the

Partnership Interests have been duly registered in accordance with the directions of the Partnership. With respect to any Partnership Interests that are represented by physical certificates, the Board of Directors may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.
Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.
(a)    If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests or Derivative Partnership Interests as the Certificate so surrendered.
(b)    The appropriate officers of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:
(i)    makes proof by affidavit, in form and substance satisfactory to the Board of Directors, that a previously issued Certificate has been lost, destroyed or stolen;
(ii)    requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
(iii)    if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
(iv)    satisfies any other reasonable requirements imposed by the Partnership or the Transfer Agent.
If a Limited Partner fails to notify the Partnership within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
(c)    As a condition to the issuance of any new Certificate under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3    Record Holders.  The names and addresses of Unitholders as they appear in the Register shall be the official list of Record Holders of the Limited Partner Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Limited Partner Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Limited Partner Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring or holding Partnership Interests, as between the Partnership on the one hand, and such other Person or Group on the other, such representative Person shall be the Limited Partner with respect to such Limited Partner Interest upon becoming the Record Holder in accordance with Article X and have the rights and obligations of a Limited Partner hereunder as, and to the extent, provided herein, including Section 10.1(a).
Section 4.4    Transfer Generally.
(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or any part of such Limited Partner Interest to another Person who is a Limited Partner or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect or recognize any such transfer or purported transfer.
(c)    Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner, and the term “transfer” shall not include any such disposition.
Section 4.5    Registration and Transfer of Limited Partner Interests.
(a)    The Partnership shall keep, or cause to be kept by the Transfer Agent on behalf of the Partnership, the Register. Without limiting the foregoing and without limiting the discretion of the Board of Directors to change or appoint a new third-party Transfer Agent at any time, on or prior to the Series A Initial Issuance Date the Board of Directors shall appoint the same Transfer Agent for the Common Units to be Transfer Agent for the Series A Preferred Units, and on or prior to the date on which the Partnership issues Non-Voting Common Units the Board of Directors shall appoint the same Transfer Agent for the Common Units to be Transfer Agent for the Non-Voting Common Units.
(b)    The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the Partnership for such transfer; provided that, as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Register.
(c)    Upon the receipt by the Partnership of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Register.
(d)    By acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, or agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the Register and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.
(e)    Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and

(vi) provisions of applicable law, including the Securities Act, Limited Partner Interests shall be freely transferable.
(f)    The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons; provided that NEE Equity may not transfer its Special Voting Units to any Person other than to an Affiliate of NEE Equity to which NEE Equity has also transferred the same number of its OpCo Common Units in accordance with the OpCo Partnership Agreement.
Section 4.6    Transfer of the General Partner’s General Partner Interest.  The General Partner may transfer all or any part of its General Partner Interest without the consent of any other Partner. Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (a) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (b) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (c) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest the General Partner holds as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.
Section 4.7    Restrictions on Transfers.
(a)    Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then-applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation or (iii) cause the Operating Partnership or the Operating Partnership’s Subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.
(b)    The Board of Directors may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Operating Partnership or the Operating Partnership’s Subsidiaries becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii)  preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The Board of Directors may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited

Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class and any Outstanding Limited Partner Interest convertible into such class other than any Non-Voting Common Units (regardless of whether such Outstanding Limited Partnership Interest is then convertible), voting together as a single class.
(c)    Each certificate or book entry evidencing Partnership Interests (other than Series A Preferred Units) shall bear a conspicuous legend in substantially the following form:
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NEXTERA ENERGY PARTNERS, LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NEXTERA ENERGY PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE PARTNERSHIP AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
Section 5.1    Capital Contributions.   Neither the General Partner nor any Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.
Section 5.2    Interest and Withdrawal.
No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.3    Units.
(a)    The Limited Partner Interests of the Limited Partners shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series, with each type, class or series having the rights and privileges set forth in this Agreement. The Partnership shall maintain a schedule of all Limited Partners from time to time, and the respective Units held by them. Ownership of a Unit shall not entitle a Limited Partner to call for a partition or division of any property of the Partnership or for any accounting. As of the date of this Agreement, the Partnership is authorized to issue Series A Preferred Units, Common Units, Non-Voting Common Units and Special Voting Units. All Series A Preferred Units, Common Units and Special Voting Units issued and outstanding immediately prior to the date of this Agreement shall remain issued and outstanding immediately following the date of this Agreement and shall be governed by the terms of this Agreement. Subject to Section 13.13, each holder of Common Units, and each holder of Special Voting Units, shall be entitled to cast, in person or by proxy, one vote for each Common Unit or Special Voting Unit, as applicable, on all matters upon which Limited Partners have the right to vote as set forth in this Agreement and provided under the Delaware Act. The rights of Series A Preferred Unitholders to vote together with the Common Units are set forth in Section 5.8(b)(iii). The rights of holders of Non-Voting Common Units to vote are set forth in Section 5.9(b)(iii).
(b)    As of the date of this Agreement, the number of issued and outstanding Special Voting Units is equal to the number of OpCo Common Units held of record by NEE Equity. In the event that, after the date hereof, NEE Equity becomes the record holder of an additional OpCo Common Unit or ceases to be the record holder of any OpCo Common Unit, the Partnership shall issue Special Voting Units to NEE Equity or cancel Special Voting Units held by NEE Equity, as applicable, such that the number of Special Voting Units held by NEE Equity is equal to the number of OpCo Common Units held by NEE Equity; provided that no Special Voting Units shall be cancelled in connection with a transfer of Special Voting Units by NEE Equity to an Affiliate in accordance with Section 4.5(f). The determination of the Board of Directors as to the number of OpCo Common Units held of record by NEE Equity and the number of Special Voting Units held by NEE Equity shall be made by a good faith determination of the Board of Directors, based on the books and records of the Operating Partnership, which determination shall, absent manifest error, be conclusive and binding on all Partners.
(c)    At such time as the Partnership issues Non-Voting Common Units, the Partnership shall contribute the cash proceeds or other consideration received from the issuance of such Non-Voting Common Units to the Operating Partnership in exchange for a number of OpCo Non-Voting Common Units equal to the number of Non-Voting Common Units so issued.
Section 5.4    Issuances of Additional Partnership Interests.
(a)    Subject to Section 5.8(b)(iv), the Partnership may issue additional Partnership Interests (other than General Partner Interests) and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Partner; provided, however, that the Partnership shall not issue any additional Common Units, Non-Voting Common Units, Series A Preferred Units or Series A

Parity Securities unless the Partnership contributes the cash proceeds or other consideration received from the issuance of such additional Common Units, Non-Voting Common Units, Series A Preferred Units or Series A Parity Securities in exchange for an equivalent number of OpCo Common Units, OpCo Non-Voting Common Units, OpCo Preferred Units or OpCo Series A Parity Securities, as applicable. Notwithstanding the foregoing, the Partnership may (x) issue Common Units (i) pursuant to employee benefit plans or pursuant to the Exchange Agreement or (ii) pursuant to a distribution (including any split or combination) of Common Units to all of the holders of Common Units pursuant to Section 5.6 and (y) issue Non-Voting Common Units pursuant to a distribution (including any split or combination) of Non-Voting Common Units to all of the holders of Non-Voting Common Units pursuant to Section 5.9(b)(v)(E).
(b)    Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the Board of Directors, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.
(c)    The Board of Directors shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.4, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the Register as the Record Holders of such Limited Partner Interests and (iv) all additional issuances of Partnership Interests. The Board of Directors shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The Board of Directors shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.
(d)    No fractional Units shall be issued by the Partnership.
Section 5.5    Limited Preemptive Right.
(a)    Except as provided in this Section 5.5 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.
(b)    The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Adjusted Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.
(c)    After the Series A Initial Issuance Date, for as long as any Series A Purchase Agreement Purchaser or any of its then-Affiliates continues to own any Series A Preferred Units, such Series A Purchase Agreement Purchaser (or its then-Affiliate designees) shall have the right to purchase any Series A Preferred Units or Series A Parity Securities proposed to be issued by the Partnership (other than any Series A PIK Units or any Series A Parity Security PIK units) to any Person other than the Series A Purchase Agreement Purchasers or their Affiliates in an amount equal to the number of such Series A Preferred Units or Series A Parity Securities required in order to maintain such Series A Purchase Agreement Purchaser’s (and its Affiliates that own Series A Preferred Units) Adjusted Percentage Interest (assuming conversion of any outstanding convertible securities) equal to that which existed immediately prior to the issuance of such Series A Preferred Units or Series A Parity Securities, on the same terms and conditions that apply to all offerees in such transaction. In the event of a proposed transaction giving rise to any Series A Purchase Agreement Purchaser’s preemptive rights under the foregoing sentence, the Partnership shall provide notice to the Series A Purchase Agreement Purchasers by sending notice to the BlackRock Purchaser (on behalf of itself and as representative of the other Series A Purchase Agreement Purchasers and any such Affiliates and to the BlackRock Purchaser Notice Address) no later than ten (10) Business Days prior to the expected consummation of such transaction. The BlackRock Purchaser shall provide notice (on behalf of itself and/or any other Series A Purchase Agreement Purchasers) of its and any other Series A Purchase Agreement Purchaser’s (and its Affiliates that own Series A Preferred Units) election to exercise its or their preemptive rights within five (5) Business Days after the Partnership gives the notice described in the immediately preceding sentence by delivering such notice to the Partnership at both of the following physical addresses (or such other address or addresses as the Partnership may designate in writing to the BlackRock Purchaser from time to time):
NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, Florida 33408
Attention: Treasurer
and
NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, Florida 33408
Attention: Daniel Lotano

With a copy to (which shall not constitute notice):
NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, Florida 33408
Attention: Mark Patten
Email: Mark.Patten@nexteraenergy.com
If no notice from the BlackRock Purchaser is received by the Partnership within the specified time, neither the BlackRock Purchaser nor any other Series A Purchase Agreement Purchaser (or any of their Affiliates) shall have any further preemptive rights with respect to such proposed transaction. The Series A Purchase Agreement Purchasers may not transfer their preemptive rights under this Section 5.5(c) (on behalf of itself and/or its Affiliates) (other than to its Affiliates), and each Series A Purchase Agreement Purchaser, and its Affiliates and Affiliate transferees, shall no longer have preemptive rights under this Section 5.5(c) after the occurrence of a Series A Purchaser Change of Control with respect to such Series A Purchase Agreement Purchaser. The BlackRock Purchaser may not transfer any of the rights or obligations to give or receive notices hereunder (on behalf of itself and/or any Series A Purchase Agreement Purchaser or any of its or their Affiliates), without the express written consent of the Partnership. Following such time as the BlackRock Purchaser ceases to own Series A Preferred Units, the BlackRock Purchaser may continue to give or receive notices under this Section 5.5(c) on behalf of any other Series A Purchase Agreement Purchaser or any of its Affiliates who continue to have rights under this Section 5.5(c).
Section 5.6    Splits and Combinations.
(a)    Subject to Section 5.6(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event (subject to the effect of Section 5.8(b)(vi)(E)), and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted; provided, however, that the Partnership may not effect a subdivision or combination of Partnership Interests described in this Section 5.6(a) unless the Operating Partnership also effects an equivalent subdivision or combination.
(b)    Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the Board of Directors shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least twenty (20) days prior to such Record Date to each Record Holder as of a date not less than ten (10) days prior to the date of such notice (or such shorter periods as required by applicable law). The Board of Directors also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Board of Directors shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
(c)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the Board of Directors may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
(d)    The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.4(d) and this Section 5.6(d), each fractional Unit shall be rounded to the nearest whole Unit (with fractional Units equal to or greater than a 0.5 Unit being rounded to the next higher Unit).
Section 5.7    Fully Paid and Non-Assessable Nature of Limited Partner Interests.  All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.
Section 5.8    Series A Preferred Units.
(a)    General. There is hereby created a class of Units designated as “Series A Convertible Preferred Units,” with the designations, preferences and relative, participating, optional or other special rights, powers and duties as set forth in this Section 5.8 and elsewhere in this Agreement.
(b)    Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:
(i)    Distributions.
(A)    Subject to Section 5.8(b)(i)(B), commencing with the Quarter that includes the Series A Initial Issuance Date, subject to Section 5.8(b)(i)(D), the Record Holders of the Series A Preferred Units as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each Outstanding Series A Preferred Unit, cumulative distributions in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount for such Quarter and (2) any Series A Unpaid Distributions (collectively, a “Series A Quarterly Distribution”). With respect to any Quarter (or portion thereof for which a Series A Quarterly Distribution is due) ending on or before the end of the Initial Distribution Period for a Series A Preferred Unit, such Series A Quarterly Distribution shall be paid, as determined by the Board of Directors, in its sole discretion, in Series A PIK Units or in cash, or in a combination of Series A PIK Units and cash. For any Quarter ending after the end of the Initial Distribution Period for a Series A Preferred Unit, each Series A Quarterly Distribution on such Series A Preferred Unit shall be paid, as determined by the Board of Directors, in its sole discretion, in cash or in a combination of Series A PIK Units and cash; provided that, no more than one-ninth (1/9th) of any such Series A Quarterly Distribution shall consist of Series A PIK Units for any Quarter following the Quarter during which the Initial Distribution Period ends; and provided, further, that for the Quarter during which the Initial Distribution Period ends, (i) the portion of the Series A Distribution Amount calculated through the end of the Initial Distribution Period shall not be subject to the foregoing one-ninth (1/9th) limitation, and (ii) the portion of the Series A Distribution Amount calculated after the end of the Initial Distribution Period shall be subject to the foregoing one-ninth (1/9th) limitation. If the Board of Directors, in its sole discretion, elects to pay all or any portion of a Series A Quarterly Distribution in Series A PIK Units, the number of Series A PIK Units to be issued in connection with such Series A Quarterly Distribution shall equal the quotient of (A) the applicable Series A Distribution Amount (or portion thereof to be paid in Series A PIK Units) divided by (B) the Series A Issue Price; provided that instead of issuing any fractional Series A PIK Unit, the Partnership shall round the number of Series A PIK Units issued to each Series A Preferred Unitholder down to the nearest whole Series A PIK Unit and pay cash in lieu of any resulting fractional unit (with the amount of such cash payment being based on the value of such fractional Series A PIK Unit, which shall be the product of the Series A Issue Price multiplied by the number of Series A Conversion Units into which such fractional Series A PIK Units would be convertible at the applicable Series A Conversion Rate on such Record Date (without regard to whether any Series A Preferred Units are then convertible)). Each Series A Quarterly Distribution shall be paid within 45 days following the end of each Quarter (each such payment date, a “Series A Distribution Payment Date”) and, unless otherwise determined by the Board of Directors, in its sole discretion, shall have the same Record Date as established by the Partnership for any distribution to be made by the Partnership on other Partnership Interests in respect of such Quarter. For the avoidance of doubt, subject to Section 5.8(b)(i)(D), the Series A Preferred Units shall not be entitled to any distributions made to Common Unitholders pursuant to Section 6.1(b) for any Quarter so long as the Series A Quarterly Distribution has been declared and paid in full (including any Series A Unpaid Distributions comprising part thereof) in accordance with this Section 5.8(b)(i) on the Series A Preferred Units with respect to such Quarter.
(B)    If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution (in cash or Series A PIK Units) when due for any Quarter during the applicable Initial Distribution Period, then the Series A Preferred Unitholders entitled to such unpaid Series A Quarterly Distribution shall be deemed to have nonetheless received such Series A Quarterly Distribution in Series A PIK Units and, accordingly, shall have all other rights under this Agreement as if such Series A PIK Units had, in fact, been issued on the date such distribution was due. If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution (in cash or Series A PIK Units) in accordance with Section 5.8(b)(i)(A) when due for any Quarter following the applicable Initial Distribution Period, then (i) the Series A Preferred Unitholders entitled to such unpaid Series A Quarterly Distribution shall be deemed to have nonetheless received one-ninth (1/9th) of such Series A Quarterly Distribution in Series A PIK Units and, accordingly, shall have all other rights under this Agreement as if such Series A PIK Units had, in fact, been issued on the date such distribution was due and (ii) from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages (which arrearages shall exclude, for the avoidance of doubt, the Series A PIK Units deemed received under the immediately preceding clause (i)), (1) the amount of such unpaid cash distributions (on a per Series A Preferred Unit basis, “Series A Unpaid Distributions”) unless and until paid will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full and (2) the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full any such cash Series A Distribution Amount when due); provided, however, that pro rata distributions may be declared and paid on the Series A Preferred Units and the Series A Parity Securities in amounts per Series A Preferred Unit and Series A Parity Security that bear to each other the same ratio that accrued and accumulated distributions per Series A Preferred Unit and Series A Parity Security bear to each other.
(C)    The aggregate Series A Distribution Amount (excluding any portion paid in Series A PIK Units) shall be paid out of Available Cash and, for the avoidance of doubt, shall be paid prior to any distributions to the Common Unitholders under Section 6.1.
(D)    Notwithstanding anything in this Section 5.8(b)(i) to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, (i) with respect to a distribution to be made to Record Holders as of the Record Date preceding such conversion, the Record Holder as of such Record Date of such Series A Preferred Unit shall be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date, but shall not be entitled to receive such distribution in respect of the Common Units into which such Series A Preferred Unit was converted on the payment date thereof, and (ii) with respect to a distribution to be made to Record Holders as of any Record Date following such conversion, the Record Holder as of such Record Date of the Common Units into which such Series A Preferred Unit was converted shall be entitled to receive such distribution in respect of such converted Common Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date. For the avoidance of doubt, if a Series A Preferred Unit is converted into Common Units pursuant to the terms hereof following a Record Date but prior to the corresponding Series A Distribution Payment Date, then the Record Holder of such Series A Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Series A Distribution Payment Date a distribution in respect of such Series A Preferred Unit pursuant to Section 5.8(b)(i)(A) and, until such distribution is received, Section 5.8(b)(i)(B) shall continue to apply, but shall not be entitled to receive such distribution in respect of the Common Units into which such Series A Preferred Unit was converted on the Series A Distribution Payment Date.

(E)    When any Series A PIK Units are payable to a Series A Preferred Unitholder pursuant to this Section 5.8, the Partnership shall issue the Series A PIK Units to such holder in accordance with Section 5.8(b)(i)(A) (the date of issuance of such Series A PIK Units, the “Series A PIK Payment Date”). On the Series A PIK Payment Date, the Partnership shall have the option to (i) issue to such Series A Preferred Unitholder a certificate or certificates for the number of Series A PIK Units to which such Series A Preferred Unitholder shall be entitled, or (ii) cause the Transfer Agent to make a notation in book entry form in the books of the Partnership.
(ii)    Issuance of the Series A Preferred Units. The Series A Preferred Units (other than the Series A PIK Units) shall be issued by the Partnership pursuant to the terms and conditions of the Series A Purchase Agreement (as to the Series A Purchase Agreement Purchasers) and pursuant to such terms and conditions the Partnership in its sole discretion determines (with respect to any Series A Purchaser who subsequently purchases any Series A Preferred Units issued in accordance with Section 5.8(b)(iv)).
(iii)    Voting Rights.
(A)    The Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit would be convertible at the then applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible) on each matter with respect to which each Record Holder of a Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the Record Holders of Common Units and Series A Preferred Units, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.
(B)    Notwithstanding anything to the contrary in this Section 5.8(b)(iii), in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Series A Change of Control; provided, however, that the foregoing shall not limit the voting rights of any Series A Preferred Unitholder in connection with any vote of Record Holders of Common Units and Series A Preferred Units together as a single class that may be required.
(C)    Notwithstanding any rights a Series A Preferred Unitholder may have under this Agreement or applicable law, until the Series A Preferred Units are converted to Series A Conversion Units in accordance with the terms hereof, each Series A Preferred Unitholder hereby fully waives any right to nominate or participate in the nomination of any Person for election as a Director of the Partnership or as a member of any other governing body of the Partnership; provided, however, that the foregoing shall not limit the voting rights of a Preferred Unitholder in the election and removal of LP Elected Directors and in the removal of the General Partner in accordance with Section

5.8(b)(iii)(A). For the avoidance of doubt, the foregoing waiver shall not apply to any Series A Preferred Units that have been converted to Series A Conversion Units.
(D)    Notwithstanding any other provision of this Agreement, the Partnership shall not declare or pay distributions in any given Quarter that exceed an amount equal to the then available Capital Distribution Basket from (i) borrowings, refinancing or refundings of indebtedness and sales of debt securities by the Partnership, (ii) sales of equity interests by the Partnership and (iii) sales or dispositions of any assets of the Partnership (any of the foregoing, “Capital Proceeds”).
(iv)    No Series A Senior Securities; Series A Parity Securities. Other than issuances contemplated by the Series A Purchase Agreement, the Partnership shall not, without the consent of the holders of the Series A Required Voting Percentage, issue any (A) Series A Senior Securities (or amend the provisions of any class of Partnership Interests to make such class of Partnership Interests a class of Series A Senior Securities) or (B) Series A Parity Securities (or amend the provisions of any class of Partnership Interests to make such class of Partnership Interests a class of Series A Parity Securities) or Series A Preferred Units; provided that, without the consent or vote of any Series A Preferred Unitholder (but without prejudice to their rights under Section 5.8(b)(iii)(A)), the Partnership may issue after the Series A Initial Issuance Date (1) Series A Preferred Units pursuant to the Series A Purchase Agreement, (2) up to the greater of (a) an aggregate issue price of $1 billion of Series A Parity Securities, and (b) a number of Series A Parity Securities such that, as of the date of the issuance of the Series A Parity Securities, the aggregate number of Series A Parity Securities, together with the Series A Preferred Units contemplated by the Series A Purchase Agreement, in each case on an as-converted basis (or, if the Series A Parity Securities are not convertible, assuming that such Series A Parity Securities are convertible into a number of Common Units equal to the quotient of (i) the aggregate purchase price for such Series A Parity Securities, divided by (ii) the Average VWAP for the thirty (30) Trading Day period ending immediately prior to such issuance (such Common Units, the “Series A Parity Equivalent Units”)), equals no more than fifteen percent (15%) of all Outstanding Common Units and Special Voting Units (including as Outstanding for such purposes, (i) any Common Units issuable in respect of the Series A Preferred Units at the then-applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible), (ii) any Common Units issuable in respect of Series A Parity Securities (including any warrants issued in connection with Series A Parity Securities) at the initial or then-applicable conversion rate, as applicable, (iii) any Common Units issuable in respect of any outstanding warrants or options issued by the Partnership, (iv) any Series A Parity Equivalent Units and (v) any Common Units that would otherwise be excluded by operation of the definition of the term “Outstanding”), and (3) if the Series A Purchase Agreement Purchasers and their then-Affiliates hold a number of Series A Preferred Units purchased under the Series A Purchase Agreement (excluding for this purpose, for the avoidance of doubt, any Series A PIK Units) having an aggregate Series A Issue Price of less than or equal to thirty-three and one-third percent (33-1/3%) of the aggregate Series A Issue Price of all Series A Preferred Units purchased pursuant to the Series A Purchase Agreement (excluding for this purpose, for the avoidance of doubt, any Series A PIK Units), then such number of Series A Parity Securities as determined by the Board of Directors, in its sole discretion, at any time on and after the first time that the Series A Purchase Agreement Purchasers’ and their Affiliates’ holdings are below such threshold; provided that following a Series A Purchaser Change of Control with respect to a Series A Purchase Agreement Purchaser, any Series A Preferred Units held by such Series A Purchase Agreement Purchaser and its Affiliates shall not be considered held by a Series A Purchaser Agreement Purchaser and its then-Affiliates for purposes of the determination under the foregoing clause (3). Subject to Section 5.8(b)(vi)(E), the Partnership may, without any consent or vote of the holders of Outstanding Series A Preferred Units (but without prejudice to their rights under Section 5.8(b)(iii)(A)), issue the Series A PIK Units contemplated by this Agreement or create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount.
(v)    Legends. Each certificate or book entry evidencing a Series A Preferred Unit shall bear a conspicuous legend in substantially the form set forth in Exhibit C of this Agreement.
(vi)    Conversion.
(A)    At the Option of the Series A Preferred Unitholders. Beginning with the earlier of (1) the second (2nd) anniversary of (x) the date of the Series A Purchase Agreement, with respect to the Series A Preferred Units purchased by the Series A Purchase Agreement Purchasers under the Series A Purchase Agreement, or (y) the date of issuance of a Series A Preferred Unit, with respect to any Series A Purchaser who subsequently purchases any Series A Preferred Units issued in accordance with Section 5.8(b)(iv), and (2) immediately prior to the liquidation of the Partnership under Section 12.4, the Series A Preferred Units owned by such Series A Preferred Unitholder on such date shall be convertible, in whole or in part, at any time and from time to time thereafter upon the request of such Series A Preferred Unitholder, but not more than once per Quarter, in accordance with this Section 5.8(b)(vi). If Series A Preferred Units purchased by the Series A Purchase Agreement Purchasers become convertible under clause (x) of the preceding sentence, each such Series A Purchase Agreement Purchaser and its Affiliates shall be entitled to (and limited to) a single conversion right per Quarter (in the aggregate and inclusive of any conversion by any such Series A Purchase Agreement Purchaser’s Affiliates, with each Series A Purchase Agreement Purchaser and its Affiliates being entitled to a single separate conversion right per Quarter), which may be exercised only by the delivery by the BlackRock Purchaser (on behalf of itself and any other Series A Purchase Agreement Purchasers, and any of its or their Affiliates) of a proper Series A Conversion Notice. If Series A Preferred Units owned by a non-Affiliate transferee of a Series A Purchase Agreement Purchaser (or an Affiliate thereof) become convertible under clause (x) of the first sentence of this paragraph, or if Series A Preferred Units owned by a purchaser of Series A Preferred Units issued under Section 5.8(b)(iv) become convertible under clause (y) of the first sentence of this paragraph, each such other Series A Preferred Unitholder and its Affiliates shall be entitled to (and limited to) a single conversion right per Quarter (in the aggregate and inclusive of any conversion by such Series A Preferred Unitholder’s Affiliates). If Series A Preferred Units become convertible under this Section 5.8(b)(vi)(A), such Series A Preferred Units shall be convertible into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by (y) in the case of clause (1) of the first sentence of this paragraph, the Series A Conversion Rate at such time and (z) in the case of clause (2) of the first sentence of this paragraph, the Series A COC Conversion Rate; provided, however, that the Partnership shall not be obligated to honor any such conversion request if such conversion request does not involve an underlying value of Common Units of at least $50 million (taking into account and including any concurrent conversion requests or other Quarterly conversion requests that are required to be aggregated as provided above) based on the Closing Price of Common Units on the Trading Day immediately preceding the date on which a Series A Conversion Notice is received under Section 5.8(b)(vi)(C)(1) (a “Series A Conversion Notice Date”) (or a lesser amount to the extent such exercise covers all of such Series A Preferred Unitholder’s and its Affiliates’ Series A Preferred Units or has been approved by the Partnership). Immediately upon the issuance of Common Units as a result of any conversion of Series A Preferred Units, subject to Section 5.8(b)(i)(D), all rights of the Series A Converting Unitholder with respect to such Series A Preferred Units shall cease, including any further accrual of distributions, and such Series A Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any Person pursuant to this Section 5.8(b)(vi)(A) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date).
(B)    At the Option of the Partnership. Following the first anniversary of the date of issuance of a Series A Preferred Unit, the Partnership shall have the option at any time, but not more than once per Quarter, to convert all or a portion of the Series A Preferred Units that were issued on such date and that are then Outstanding into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate at such time; provided, however, that the Partnership shall not be permitted to convert a number of Series A Preferred Units representing in aggregate more than (x) one-third (1/3) of the total Series A Preferred Units issued pursuant to the Series A Purchase Agreement prior to the second (2nd) anniversary of the final date Series A Preferred Units are purchased under the Series A Purchase Agreement (excluding, for this purpose, for the avoidance of doubt, any Series A PIK Units) or (y) two-thirds (2/3) of the total Series A Preferred Units issued pursuant to the Series A Purchase Agreement prior to the third (3rd) anniversary of the final date Series A Preferred Units are purchased under the Series A Purchase Agreement (excluding, for this purpose, for the avoidance of doubt, any Series A PIK Units). Fractional Common Units shall not be issued to any Person pursuant to this Section 5.8(b)(vi)(B) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the Closing Price of Common Units on the Trading Day immediately preceding the date on which a Series A Forced Conversion Notice under Section 5.8(b)(vi)(C)(2) is sent (a “Series A Forced Conversion Notice Date”)). Notwithstanding the foregoing, in order for the Partnership to exercise such option:
(1)    The Closing Price of the Common Units must be greater than, (x) with respect to a Series A Forced Conversion Notice Date occurring prior to the second (2nd) anniversary of the final date Series A Preferred Units are purchased under the Series A Purchase Agreement (excluding, for this purpose, for the avoidance of doubt, any Series A PIK Units), one hundred twenty percent (120%) of the Series A Issue Price, (y) with respect to a Series A Forced Conversion Notice Date occurring on or after the second (2nd) anniversary of the final date Series A Preferred Units are purchased under the Series A Purchase Agreement (excluding, for this purpose, for the avoidance of doubt, any Series A PIK Units) but prior to the third (3rd) anniversary thereof, one hundred thirty percent (130%) of the Series A Issue Price, or (z) with respect to a Series A Forced Conversion Notice Date occurring on or after the third (3rd) anniversary of the final date Series A Preferred Units are purchased under the Series A Purchase Agreement (excluding, for this purpose, for the avoidance of doubt, any Series A PIK Units), one hundred forty percent (140%), of the Series A Issue Price, for at least twenty (20) Trading Days out of the thirty (30) Trading Day period immediately preceding the Series A Forced Conversion Notice Date;
(2)    The average daily trading volume of the Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading must be equal to or exceed 165,000 (as such amount may be adjusted to reflect any Unit split, combination or similar event) for at least twenty (20) Trading Days out of the thirty (30) Trading Day period immediately preceding the Series A Forced Conversion Notice Date; and
(3)    The Common Units are listed or admitted to trading on a National Securities Exchange;
provided that each such conversion by the Partnership shall be for an aggregate amount of Series A Preferred Units involving an underlying value of Common Units of at least $50 million based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Forced Conversion Notice Date (or a lesser amount if such amount includes all then Outstanding Series A Preferred Units) and shall be allocated among the Series A Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by all Series A Preferred Unitholders.
(C)    Conversion Notice.
(1)    To convert Series A Preferred Units into Common Units pursuant to Section 5.8(b)(vi)(A), a Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice”) to the Partnership stating that such Series A Preferred Unitholder elects to so convert Series A Preferred Units pursuant to Section 5.8(b)(vi)(A), the number of Series A Preferred Units to be converted. The Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units. A Series A Converting Unitholder who is a Series A Purchase Agreement Purchaser (or an Affiliate thereof) may only provide a Series A Conversion Notice through the BlackRock Purchaser as and to the extent provided in Section 5.8(b)(vi)(A), and the

BlackRock Purchaser may not transfer any of the rights or obligations to give or receive notices under this Section 5.8(b)(vi) (on behalf of itself and/or any Series A Purchase Agreement Purchaser or any of its or their Affiliates) without the express written consent of the Partnership. Following such time as the BlackRock Purchaser ceases to own Series A Preferred Units, the BlackRock Purchaser may continue to give or receive notices pursuant to the foregoing on behalf of any other Series A Purchase Agreement Purchaser or any of its Affiliates who are required to provide notice through the BlackRock Purchaser under this Section 5.8(b)(vi). A Series A Conversion Notice shall be considered given under this Section 5.8(b)(vi) when such notice is actually received by the Partnership at both of the following physical addresses (or such other address or addresses as the Partnership may designate in writing to the BlackRock Purchaser from time to time):
NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, Florida 33408
Attention: Treasurer
and
NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, Florida 33408
Attention: Daniel Lotano
With a copy to (which shall not constitute notice):
NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, Florida 33408
Attention: Mark Patten
Email: Mark.Patten@nexteraenergy.com
(2)    To convert Series A Preferred Units into Common Units pursuant to Section 5.8(b)(vi)(B), the Partnership shall give written notice (a “Series A Forced Conversion Notice”) to each Record Holder of Series A Preferred Units stating that the Partnership elects to force conversion of Series A Preferred Units pursuant to Section 5.8(b)(vi)(B) and the number of Series A Preferred Units to be so converted; provided that the Partnership may satisfy the foregoing with respect to any or all Series A Purchase Agreement Purchasers and any or all of their Affiliates by sending such Series A Forced Conversion Notice solely to the BlackRock Purchaser (on behalf of itself and as representative of the other Series A Purchase Agreement Purchasers and its and their Affiliates) to the BlackRock Purchaser Notice Address. The Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.
(D)    Timing. If a Series A Conversion Notice is delivered by a Series A Preferred Unitholder to the Partnership or a Series A Forced Conversion Notice

is delivered by the Partnership to a Series A Preferred Unitholder, each in accordance with Section 5.8(b)(vi)(C), the Partnership shall issue the applicable Series A Conversion Units no later than three (3) Business Days after the Series A Conversion Notice Date or the Series A Forced Conversion Notice Date, as the case may be, occurs (any date of issuance of such Common Units, and any date of issuance of Common Units upon conversion of Series A Preferred Units pursuant to this Section 5.8(b)(vi) or Section 5.8(b)(vii), a “Series A Conversion Date”). On the Series A Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Series A Conversion Units to such Series A Preferred Unitholder. The Series A Preferred Unitholders and the Partnership agree to use commercially reasonable efforts to coordinate with the Transfer Agent to accomplish this objective. Subject to Section 5.8(b)(i)(D), upon issuance of Series A Conversion Units to the Series A Converting Unitholder, all rights under the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder shall be treated for all purposes as the Record Holder of such Series A Conversion Units.
(E)    Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Initial Issuance Date, the Partnership (i) makes a distribution on its Common Units payable in Common Units or other Partnership Interests, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a lesser number of Common Units, (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (v) effects a Pro Rata repurchase of Common Units, in each case other than in connection with a Series A Change of Control (which shall be governed by Section 5.8(b)(vii)), (vi) issues to holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (vii) distributes to holders of Common Units evidences of indebtedness, Partnership Interests (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (i), any rights or warrants referred to in clause (ii), any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its subsidiaries and any distribution of Units or any class or series, or similar Partnership Interest, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions described below), or (viii) consummates a spin-off, where the Partnership makes a distribution to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, then the Series A Conversion Rate and, solely for purposes Section 5.8(b)(vi)(B)(1), the Series A Issue Price, in each case, in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (1) in respect of clauses (i) through (iv) above, so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Series A Preferred Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (2) in respect of clauses (v) through (viii) above, in the reasonable discretion of the Board of Directors to appropriately ensure that the Series A Preferred Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (v) through (viii) above, and (3) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.8 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event, and, solely for purposes of Section 5.8(b)(vi)(B)(1), the Series A Issue Price, and any other terms of the Series A Preferred Units that the Board of Directors, in its reasonable discretion, determines require adjustment to achieve the economic equivalence described below, shall be proportionately adjusted to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Section 5.8(b)(vi)(E) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
(F)    No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Section 5.8(b)(vi), no adjustment shall be made to the Series A Conversion Rate or the Series A Issue Price pursuant to Section 5.8(b)(vi)(E) as a result of any of the following:
(1)    Any issuance of Partnership Interests in exchange for cash;
(2)    Any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the Board of Directors (including any long-term incentive plan);
(3)    Any issuance of Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets or equity interests of a third party in an arm’s-length transaction, (ii) closing of any acquisition by the Partnership of assets or equity interests of NEE or any of its Affiliates or (iii) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding to the extent any such transaction set forth in clause (i), (ii) or (iii) above is validly approved by the Board of Directors; or

(4)    The issuance of Common Units upon conversion of the Series A Preferred Units or Series A Parity Securities.
Notwithstanding anything in this Agreement to the contrary, whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event.
Notwithstanding anything to the contrary in Section 5.8(b)(vi)(E), unless otherwise determined by the Board of Directors, no adjustment to the Series A Conversion Rate or the Series A Issue Price shall be made with respect to any distribution or other transaction described in Section 5.8(b)(vi)(E) if the Series A Preferred Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Series A Preferred Units immediately prior to such event at the then applicable Series A Conversion Rate, without having to convert their Series A Preferred Units.
(vii)    Series A Change of Control.
(A)    Subject to Section 5.8(b)(vi)(B), in the event of a Series A Cash COC Event, the Outstanding Series A Preferred Units shall be automatically converted, without requirement of any action of the Series A Preferred Unitholders, into Common Units immediately prior to the closing of the applicable Series A Change of Control at the Series A COC Conversion Rate.
(B)    Subject to Section 5.8(b)(vi)(B), at least 10 Business Days prior to consummating a Series A Change of Control (other than a Series A Cash COC Event), the Partnership shall provide written notice thereof to the Series A Preferred Unitholders, which notice requirement the Partnership may satisfy with respect to any or all Series A Purchase Agreement Purchasers (and any Affiliates thereof) by sending such notice solely to the BlackRock Purchaser (on behalf of itself and as representative of the other Series A Purchase Agreement Purchasers and any of its and their Affiliates) to the BlackRock Purchaser Notice Address. Subject to Section 5.8(b)(vi)(B), if a Series A Change of Control (other than a Series A Cash COC Event) occurs, then each Series A Preferred Unitholder, with respect to all but not less than all of its Series A Preferred Units, by notice given to the Partnership within five (5) Business Days after the date the Partnership provides written notice of the execution of definitive agreements that provide for such Series A Change of Control, shall be entitled to elect one of the following (with the understanding that any Series A Preferred Unitholder who fails to timely provide notice of its election to the Partnership shall be deemed to have elected the option set forth in sub-clause (1) below). Notice of an election under this Section 5.8(b)(vii)(B) shall be considered given to the Partnership when such notice is actually received by the Partnership at both of the following physical addresses (or such other address or addresses as the Partnership may designate in writing to the BlackRock Purchaser from time to time):
NextEra Energy Partners, LP
700 Universe Boulevard,

Juno Beach, Florida 33408
Attention: Treasurer
and
NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, Florida 33408
Attention: Daniel Lotano
With a copy to (which shall not constitute notice):
NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, Florida 33408
Attention: Mark Patten
Email: Mark.Patten@nexteraenergy.com
Notwithstanding anything else to the contrary herein, the BlackRock Purchaser shall notify the Partnership of the election made by the Series A Purchase Agreement Purchasers (on behalf of itself and as representative of the other Series A Purchase Agreement Purchasers and its and their Affiliates), all Series A Purchase Agreement Purchasers (and any of their Affiliates) may provide notice of an election under this Section only through such a notice by the BlackRock Purchaser on their behalf and shall be deemed to have made such election as indicated to the Partnership by the BlackRock Purchaser, and the BlackRock Purchaser may not transfer any of the rights or obligations to give or receive notices hereunder (on behalf of itself and/or any Series A Purchase Agreement Purchaser or any of its or their Affiliates) without the express written consent of the Partnership. Following such time as the BlackRock Purchaser ceases to own Series A Preferred Units, the BlackRock Purchaser may continue to give or receive notices pursuant to the foregoing on behalf of any other Series A Purchase Agreement Purchaser or any of its Affiliates who are required to provide notice through the BlackRock Purchaser under this Section 5.8(b)(vii)(B).
(1)    Convert all, but not less than all, of such Series A Preferred Unitholder’s Outstanding Series A Preferred Units into Common Units, at the then-applicable Series A Conversion Rate;
(2)    If the Partnership will not be the surviving entity of such Series A Change of Control or the Partnership will be the surviving entity but its Common Units will cease to be listed or admitted to trading on a National Securities Exchange, require the Partnership to use its commercially reasonable efforts to deliver or to cause to be delivered to the Series A Preferred Unitholders, in exchange for their Series A Preferred Units upon such Series A Change of Control, a security in the surviving entity or the parent of the surviving entity that has substantially similar rights, preferences and privileges as the Series A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 5.8(b)(i) and a conversion rate proportionately adjusted such that the conversion of such security in the surviving entity or parent of the surviving entity immediately following the Series A Change of Control would entitle the Record Holder to the number of common securities of such entity (together with a number of common securities of equivalent value to any other assets received by holders of Common Units in such Series A Change of Control) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Series A Change of Control, such Record Holder would have been entitled to receive immediately following such Series A Change of Control (such security in the surviving entity, a “Series A Substantially Equivalent Unit”); provided, however, that, if the Partnership is unable to deliver or cause to be delivered Series A Substantially Equivalent Units to any Series A Preferred Unitholder in connection with such Series A Change of Control, each Series A Preferred Unitholder shall be entitled to (I) require conversion or redemption of such Series A Preferred Units in the manner contemplated by subclause (1) or (4) of this Section 5.8(b)(vii)(B) (at such holder’s election) or (II) convert the Series A Preferred Units held by such Series A Preferred Unitholder immediately prior to such Series A Change of Control into a number of Common Units at a conversion ratio equal to the quotient of: (a) the product of (i) one hundred sixty percent (160%) multiplied by (ii) the Series A Issue Price less the Series A Preferred Unitholder’s Pro Rata portion of the sum of (A) all cash distributions paid on all Series A Preferred Units on or prior to the date of the Series A Change of Control and (B) an amount in cash equal to the aggregate of the Series A Quarterly Distributions paid in Series A PIK Units (based on the value of such Series A PIK Units on the applicable Series A PIK Payment Date) on or before the date of the Series A Change of Control, divided by (b) an amount equal to ninety-five percent (95%) of the Average VWAP for the thirty (30) Trading Day period prior to the closing of the Series A Change of Control; provided, however, that such ratio shall in no event exceed a value per Series A Preferred Unit equal to (aa) one hundred twenty percent (120%) of the Series A Issue Price in the case of a Series A Change of Control occurring prior to the first anniversary of the Series A Initial Issuance Date, (bb) one hundred thirty percent (130%) of the Series A Issue Price in the case of a Series A Change of Control occurring on or after the first anniversary of the Series A Initial Issuance Date, but prior to the second (2nd) anniversary of the Series A Initial Issuance Date, and (cc) one hundred forty percent (140%) of the Series A Issue Price in the case of a Series A Change of Control occurring on or after the second (2nd) anniversary of the Series A Initial Issuance Date, but prior to the third (3rd) anniversary of the Series A Initial Issuance Date.
(3)    If the Partnership is the surviving entity of such Series A Change of Control, continue to hold Series A Preferred Units; or
(4)    Require the Partnership to redeem the Series A Preferred Units at a price per Series A Preferred Unit equal to the sum of (A) the product of one hundred one percent (101%) and the sum of (x) the Series A Issue Price plus (y) Series A Unpaid Distributions on the applicable Series A Preferred Unit, plus (B) Series A Partial Period Distributions on the applicable Series A Preferred Unit. Any redemption pursuant to this sub-clause (4) shall, as determined by the Board of Directors, in its sole discretion, be paid in cash, Common Units listed or admitted to trading on a National Securities Exchange or any combination thereof. If all or any portion of such redemption is to be paid in Common Units, the Common Units to be issued shall be valued at ninety-five percent (95%) of the Average VWAP for the thirty (30) Trading Day period ending on the fifth (5th) Trading Day immediately prior to the Series A Change of Control. No later than three (3) Trading Days prior to the consummation of the related Series A Change of Control, the Partnership shall deliver a written notice to the Record Holders of the Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of cash or Common Units to be received by the Record Holder upon redemption of such Series A Preferred Units. If the Partnership shall be the surviving entity of the related Series A Change of Control, then no later than ten (10) Business Days following the consummation of such Series A Change of Control, the Partnership shall remit the applicable cash or Common Unit listed or admitted to trading on a National Securities Exchange consideration to the Record Holders of then Outstanding Series A Preferred Units. If the Partnership shall not be the surviving entity of the related Series A Change of Control, then the Partnership shall remit the applicable cash immediately prior to the consummation of the Series A Change of Control. The Record Holders shall deliver to the Partnership any Certificates representing the Series A Preferred Units as soon as practicable following the redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to them as a result of such redemption shall be paid in full in cash or Common Units, as applicable. After any such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and Outstanding Limited Partner Interest.
(viii)    Series A Preferred Unit Transfer Restrictions.
(A)    Notwithstanding any other provision of this Section 5.8(b)(viii) (other than the restriction on transfers to a Person that is not a U.S. resident individual or an entity that is not treated as a U.S. corporation or partnership set forth in Section 5.8(b)(viii)(B)), subject to Section 4.7, each Series A Preferred Unitholder shall be permitted to transfer any Series A Preferred Units owned by such Series A Preferred Unitholder to any of its Affiliates or to any other Series A Preferred Unitholder .
(B)    Without the prior written consent of the Partnership, except as specifically provided in the Series A Purchase Agreement or this Agreement, each Series A Purchase Agreement Purchaser (and its Affiliates to which Series A Preferred Units are transferred pursuant to Section 5.8(b)(viii)(A)) shall not, (a) during the period commencing on the date of the Series A Purchase Agreement and ending on the first anniversary of the latest date on which any Series A Preferred Units are purchased thereunder (for the avoidance of doubt, for purposes of the foregoing, excluding any Series A PIK Units), offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Series A

Preferred Units or any rights with respect to such Units, (b) during the period commencing on the date of the Series A Purchase Agreement and ending on the second (2nd) anniversary of the latest date on which any Series A Preferred Units are purchased thereunder (for the avoidance of doubt, for purposes of the foregoing, excluding any Series A PIK Units), directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Series A Preferred Units or Common Units that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Series A Preferred Units or any rights with respect to such Units, (c) transfer any Series A Preferred Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Series A Preferred Units or any rights with respect to such Units, regardless of whether any transaction described above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise, (provided, however, that the foregoing shall not apply if, prior to any such transfer or arrangement, such individual, corporation, partnership or other entity establishes to the satisfaction of the Partnership, its entitlement to a complete exemption from tax withholding, including under Code Sections 1441, 1442, 1445 and 1471 through 1474, and the Treasury Regulations thereunder), or (d) effect any transfer of Series A Preferred Units or Series A Conversion Units or any rights with respect to such Units in a manner that violates the terms of this Agreement; provided, however, that such Series A Preferred Unitholder may make a bona fide pledge of all or any portion of its Series A Preferred Units in connection with a Permitted Loan, and any foreclosure by any pledgee under such Permitted Loan on any such pledged Series A Preferred Units or related Series A Conversion Units (or any sale thereof) shall not be considered a violation or breach of this Section 5.8(b)(viii)(B), and the transfer of the Series A Preferred Units by a pledgee who has foreclosed on such a Permitted Loan shall not be considered a violation or breach of this Section 5.8(b)(viii)(B). Notwithstanding the foregoing, any transferee receiving any Series A Preferred Units pursuant to any part of this Section 5.8(b)(viii) shall agree to the restrictions set forth in this Section 5.8(b)(viii)(B) and Section 5.8(b)(iii)(C) and, to the extent still applicable take all actions necessary to become a party to any confidentiality agreement between the transferor of such Series A Preferred Units and the Partnership. For the avoidance of doubt, in no way does this Section 5.8(b)(viii)(B) prohibit changes in the composition of any Series A Preferred Unitholder or its partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of such Series A Preferred Unitholder among such Series A Preferred Unitholder or its partners or members, so long as such changes in composition only relate to changes in direct or indirect ownership of the Series A Preferred Unitholder among such Series A Unitholder, its Affiliates and the limited partners of the private equity fund vehicles that indirectly own such Series A Preferred Unitholder.
(C)    Subject to Section 4.7, following the first anniversary of the latest date on which any Series A Preferred Units are purchased under the Series A Purchase Agreement (for the avoidance of doubt, for purposes of the foregoing, excluding any Series A PIK Units), the Series A Preferred Unitholders may freely transfer Series A Preferred Units involving an underlying value of Common Units of at least $50 million (taking into account any concurrent transfers by Affiliates of such Series A Preferred Unitholder) based on the Closing Price of Common Units on the Trading Day immediately preceding the date of such transfer (or such lesser amount if it (i) constitutes the remaining holdings of Series A Preferred Units of such Series A Preferred Unitholder or (ii) has been approved by the Board of Directors), subject to compliance with applicable securities laws and this Agreement; provided, however, that this Section 5.8(b)(viii)(C) shall not eliminate, modify or reduce the obligations set forth in subclauses (b), (c) or (d) of Section 5.8(b)(viii)(B).
(ix)    Notices. For the avoidance of doubt, the Partnership shall distribute to the Record Holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.
(x)    OpCo Preferred Unit Terms. Without the consent of the holders of the Series A Required Voting Percentage, the Partnership shall not (i) amend the terms of the OpCo Preferred Units in a manner that is adverse to and inconsistent with the terms of the Series A Preferred Units, (ii) amend Section 5.11(b)(iii)(B) of the OpCo Partnership Agreement, (iii) transfer any OpCo Preferred Units or (iv) provide any consent of the OpCo Preferred Units required under the first paragraph of Section 5.11(b)(iv) of the OpCo Partnership Agreement.
Section 5.9    Non-Voting Common Units.
(a)    General. There is hereby created a class of Units designated as “Non-Voting Common Units,” with the designations, preferences and relative, participating, optional or other special rights, powers and duties of Non-Voting Common Units as set forth in this Section 5.9 and elsewhere in this Agreement.
(b)    Rights of Non-Voting Common Units. The Non-Voting Common Units shall have the following rights, preferences and privileges and the holders of Non-Voting Common Units shall be subject to the following duties and obligations:
(i)    Distributions.
(A)    Commencing with the Quarter that includes the date on which Non-Voting Common Units are first issued in accordance with the NEP Renewables LLC Agreement, the Record Holders of the Non-Voting Common Units as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each outstanding Non-Voting Common Unit, their Pro Rata portion of the distributions made with respect to such Quarter to the holders of Common Units (including Non-Voting Common Units) pursuant to and in accordance with Section 6.1.

(B)    If a Non-Voting Common Unit is converted into a Common Unit pursuant to the terms hereof following a Record Date for a distribution but prior to the payment date of such distribution pursuant to Section 6.1, then the Record Holder of such Non-Voting Common Unit as of such Record Date shall nonetheless remain entitled to receive, on the payment date thereof, such distribution in respect of such Non-Voting Common Unit pursuant to Section 5.9(b)(i)(A) but shall not be entitled to receive any distribution in respect of the Common Units into which such Non-Voting Common Unit was converted on the payment date of such distribution. For the avoidance of doubt, with respect to a distribution to be made to Record Holders as of any Record Date following such conversion, the Record Holder as of such Record Date of the Common Unit into which such Non-Voting Common Unit was converted shall be entitled to receive such distribution in respect of such converted Common Unit on the payment date thereof pursuant to and in accordance with Section 6.1.
(ii)    Issuance of the Non-Voting Common Units. The Non-Voting Common Units shall be issued by the Partnership from time to time pursuant to the terms and conditions of the NEP Renewables LLC Agreement.
(iii)    Voting Rights. Except as provided pursuant to Section 13.3 and Section 14.3, the Outstanding Non-Voting Common Units shall have no voting rights on any matter whatsoever under this Agreement, the Delaware Act or otherwise. To the extent Record Holders of Non-Voting Common Units vote pursuant to Section 13.3 or Section 14.3, each Outstanding Non-Voting Common Unit will be entitled to one vote on any matter with respect to which the Record Holders of Non-Voting Common Units are entitled to vote thereunder.
(iv)    Legends. Each certificate or book entry evidencing a Non-Voting Common Unit shall bear a conspicuous legend in substantially the form set forth in Exhibit D of this Agreement.
(v)    Conversion.
(A)    Automatic Conversion. Subject to the provisions of this Section 5.9(b)(v), each Non-Voting Common Unit held by a Record Holder that is a Class B LLC Member shall automatically convert into one (1) Common Unit (or such number as adjusted pursuant to Section 5.9(b)(v)(E)) immediately upon its transfer by such Class B LLC Member to any Person that is not an Affiliate (as that term is defined in the NEP Renewables LLC Agreement) of such Class B LLC Member. At least one (1) Business Day before the closing of any transfer that results in an automatic conversion pursuant to this Section 5.9(b)(v)(A), the Converting Holder shall deliver written notice of such transfer (an “Automatic Conversion Notice”) to the Partnership at the addresses listed in Section 5.9(b)(v)(C). For purposes of this Section 5.9(b)(v), a pledge (including any pledge where the relevant lender or its custodian becomes the Record Holder, so long as the applicable Class B Member retains beneficial ownership), grant of security interest, or other encumbrance of any Non-Voting Common Units by a Record Holder that is a Class B LLC Member shall not be considered a “transfer” hereunder.

(B)    Optional Conversion. Upon delivery of an Optional Conversion Notice to the Partnership in accordance with Section 5.9(b)(v)(C), each Class B LLC Member shall have the right, but not the obligation, to convert all or any portion of the Non-Voting Common Units held by it into one (1) Common Unit for each Non-Voting Common Unit being converted. Notwithstanding anything to the contrary herein, the Class B LLC Member shall not have the right to convert any Non-Voting Common Units to the extent that, after giving effect to the conversion set forth on the applicable Optional Conversion Notice, the Class B LLC Member (together with such Class B LLC Member’s Affiliates and any other Persons acting as a group with the Class B LLC Member or any of the Class B LLC Member’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 19.8% of the number of Common Units outstanding immediately after giving effect to such conversion (the “Maximum Percentage”). In the event that the issuance of Common Units to the Class B LLC Member upon exercise of this option to convert results in the Class B LLC Member’s and the other Attribution Parties’ being deemed to beneficially own, in the aggregate, more than the Maximum Percentage, (1) the number of Common Units so issued by which the Class B LLC Member’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Units”) shall be deemed null and void ab initio, (2) the Class B LLC Member shall not have the power to vote or to transfer the Excess Shares, and (3) the conversion of such Excess Units from Non-Voting Common Units to Common Units shall be deemed null and void ab initio and the Class B LLC Member shall be deemed to have retained the number of Non-Voting Common Units equal to the amount of such Excess Units as if, in all respects, such conversion had not occurred. For purposes of this Section 5.9(b)(v)(B), beneficial ownership and the beneficial ownership percentage shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, including taking into account any other securities held by the Class B LLC Member or any of the Attribution Parties that are convertible into Common Units, as applicable. For the avoidance of doubt, each Class B LLC Member shall be entitled to (and limited to) a single conversion right under this Section 5.9(b)(v)(B) in each Quarter. Immediately upon the issuance of Common Units as a result of any conversion of Non-Voting Common Units, all rights of the Converting Holder with respect to such Non-Voting Common Units so converted shall cease, subject to Section 5.9(b)(i)(B), and such Converting Holder thereafter shall be treated for all purposes as the owner of the Common Units issuable upon such conversion.
(C)    Conversion Notice. To convert Non-Voting Common Units into Common Units pursuant to Section 5.8(b)(v)(B), a Class B LLC Member holding Non-Voting Common Units shall give written notice (a “Optional Conversion Notice”) to the Partnership stating that such Converting Holder elects to convert all or a portion of its Non-Voting Common Units into Common Units pursuant to, and subject to the terms of, Section 5.9(b)(v)(B). The Common Units issuable upon conversion shall be issued in the name of the Converting Holder or to a transferee specified in such Optional Conversion Notice. An Optional Conversion Notice shall be considered given under this Section 5.9(b)(v) when such notice is actually received by the Partnership at both of the following physical addresses (or such other address or addresses as the Partnership may designate in writing to the holders of Non-Voting Common Units from time to time):

NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, Florida 33408
Attention: Treasurer
and
NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, Florida 33408
Attention: Daniel Lotano
With a copy to (which shall not constitute notice):
NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, Florida 33408
Attention: Jessica L. Aldridge
Email: Jessica.Aldridge@nexteraenergy.com
(D)    Timing. If an Automatic Conversion Notice or an Optional Conversion Notice is delivered by a Converting Holder or Class B LLC Member, as applicable, to the Partnership, each in accordance with this Section 5.9(b)(v), the Partnership shall issue the applicable Common Units no later than two (2) Business Days after the date on which such Automatic Conversion Notice or an Optional Conversion Notice is actually received by the Partnership (the “Conversion Date”). On the Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Common Units issued upon such conversion to the applicable Converting Holder or its specified transferee. The Converting Holder and the Partnership agree to use commercially reasonable efforts to coordinate with the Transfer Agent to accomplish this objective. Subject to Section 5.9(b)(i)(B), upon issuance of Common Units to a Converting Holder (or its specified transferee), all rights under the converted Non-Voting Common Units shall cease, and such holder shall be treated for all purposes as the Record Holder of such Common Units.
(E)    Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, at any time from and after the beginning of the fifteen (15) day period used to determine the number of Non-Voting Common Units to be issued in connection with the exercise of the Call Option, NEP Change of Control Option, or Class B COC Option (as each such term is defined in the NEP Renewables LLC Agreement) in accordance with the NEP Renewables LLC Agreement, the Partnership (i) makes a distribution on its Common Units payable in Common Units or other Partnership Interests, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a lesser number of Common Units, (iv) issues Pro Rata to all holders of Common Units, by reclassification of its Common Units, any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (v) effects a Pro Rata repurchase of Common Units, (vi) issues Pro Rata to all holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units, (vii) distributes Pro Rata to all holders of Common Units evidences of indebtedness, Partnership Interests (other than Common Units), or other assets (including securities, but excluding any distribution referred to in clause (i), any rights or warrants referred to in clause (ii), any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its subsidiaries, and any distribution of Units or any class or series, or similar Partnership Interest, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions described below), or (viii) consummates a spin-off, pursuant to which the Partnership makes a distribution Pro Rata to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, then, (1) in respect of clauses (i) through (iv) above, the Non-Voting Common Units then Outstanding at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted so that the holder of such Non-Voting Common Units shall be entitled to receive an aggregate number of Non-Voting Common Units (or any Partnership Interests other than Common Units into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) equal to the number of Common Units that such holder would have been entitled to receive if the Non-Voting Common Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (2) in respect of clauses (v) through (viii) above, in the reasonable discretion of the Board of Directors, the holders of Non-Voting Common Units shall have the right to participate in such repurchases, issuances, or distributions, and exercise rights with respect to such issuances, as applicable, on the same basis as they would have if such Non-Voting Common Units had been converted into Common Units immediately prior to the Record Date or effective date, as applicable, thereof, and (3) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.9 relating to the Non-Voting Common Units shall not be abridged or amended and that the Non-Voting Common Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, as the Non-Voting Common Units had immediately prior to such transaction or event, and any other terms of the Non-Voting Common Units that the Board of Directors, in its reasonable discretion, determines require adjustment to achieve the economic equivalence described above shall be proportionately adjusted to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Section 5.9(b)(v)(E) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur. For the avoidance of doubt and without limiting the foregoing, it is intended that a Non-Voting Common Unit shall be economically equivalent to a Common Unit and that the Board of Directors will take any action that it determines is reasonably necessary to preserve such intent.

(F)    No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Section 5.9(b)(v), no adjustment shall be made to the Non-Voting Common Units pursuant to Section 5.9(b)(v)(E) as a result of any of the following:
(1)    Any issuance of Partnership Interests in exchange for cash;
(2)    Any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the Board of Directors (including any long-term incentive plan);
(3)    Any issuance of Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets or equity interests of a third party in an arm’s-length transaction, (ii) closing of any acquisition by the Partnership of assets or equity interests of NEE or any of its Affiliates or (iii) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding to the extent any such transaction set forth in clause (i), (ii) or (iii) above is validly approved by the Board of Directors; or
(4)    The issuance of Common Units upon conversion of Non-Voting Common Units.
Notwithstanding anything in this Agreement to the contrary, whenever the issuance of a Partnership Interest or other event would require an adjustment to the Non-Voting Common Units under one or more provisions of this Agreement, only one adjustment shall be made to the Non-Voting Common Units in respect of such issuance or event to the extent that applying more than one adjustment would not preserve the economic equivalence between a Common Unit and a Non-Voting Common Unit.
(G)    Notwithstanding anything to the contrary in Section 5.9(b)(v)(E), unless otherwise determined by the Board of Directors, no adjustment to the Non-Voting Common Units shall be made with respect to any distribution or other transaction described in Section 5.9(b)(v)(E) if the holders of Non-Voting Common Units are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Non-Voting Common Units immediately prior to such event without having to convert their Non-Voting Common Units.
(H)    Notwithstanding anything to the contrary in this Agreement, in the case of a merger, consolidation, or business combination in which the Common Units are converted into or exchanged for cash or other consideration (including securities), the Board of Directors will take all actions reasonably necessary to ensure that the Non-Voting Common Units will be converted into or exchanged for the cash or other consideration that a holder of Non-Voting Common Units would have been entitled to receive if the Non-Voting Common Units had been converted into Common Units immediately prior to the effectiveness of such merger, consolidation, or business combination.
(c)    Transfer Assistance. In the event of a transfer of Non-Voting Common Units to any Person, the Partnership will use commercially reasonable efforts to facilitate the conversion of such Non-Voting Common Units in connection with such transfer, including coordinating with the Transfer Agent to facilitate such transfer and to record the transfer and conversion of such Non-Voting Common Units in a manner that permits the sale of the Non-Voting Common Units in market transactions. For the avoidance of doubt, a holder of Non-Voting Common Units may pledge any Non-Voting Common Units in connection with a bona fide loan or other extension of credit entered into by such holder.

ARTICLE VI
DISTRIBUTIONS
Section 6.1    Distributions to Record Holders
.
(a)    Subject to Section 5.8(b)(i), within forty-five (45) days following the end of each Quarter, an amount equal to one hundred percent (100%) of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the Board of Directors. All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.
(b)    The Partnership will first distribute the aggregate Series A Distribution Amount (excluding any portion paid in Series A PIK Units) and then will distribute the remaining Available Cash to all Common Unitholders (including, for the avoidance of doubt, all holders of Non-Voting Common Units in accordance with Section 5.9(b)(i)), Pro Rata.
(c)    Notwithstanding Section 6.1(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(d)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1    Management by Board of Directors.
(a)    Establishment of Board of Directors. Effective as of the date of this Agreement, there is hereby established a committee (the “Board” or the “Board of Directors”) composed of seven (7) natural persons (the “Directors”) having the authority and duties set forth in this Agreement.
(i)    The initial Directors of the Partnership as of the date of this Agreement are the following individuals: James L. Robo (Chairman), Susan Davenport Austin, Mark E. Hickson, John W. Ketchum, Peter H. Kind, Armando Pimentel, Jr. and James N. Suciu. Each of the foregoing initial Directors shall serve a term commencing on the date of this Agreement and expiring at 11:59:59 p.m. on December 31, 2017 (or such Director’s earlier resignation, retirement, removal from office or death), or such later date as the LP Elected Directors shall have been duly elected and qualified.
(ii)    Each Director shall be entitled to one vote on all matters to be decided by the Board. Any decision to be made by the Board shall require the approval of at least four (4) Directors present and voting at any meeting at which a quorum is present; provided, however, that in the event that the number of Directors then serving on the Board of Directors is fewer than four (4) Directors, the act of the majority of the Directors present and voting at a meeting at which a quorum is present shall be the act of the Board of Directors; provided, further, that, if the Board of Directors is unable to make a decision with respect to any matter contemplated by Section 7.1(b)(i), Section 7.1(b)(iii), Section 7.1(b)(iv), Section 7.1(b)(vi) or Section 7.1(b)(xiii), the Manager shall be authorized to take any action with respect to such matter that is consistent with the Operating Plan then in effect. No Director acting alone (except as provided in Section 7.1(e)(iii)) or with any other Director or Directors (except as provided in the immediately preceding sentence) shall have the power to act for or on behalf of, or to bind, the Partnership. The Board of Directors shall constitute a committee within the meaning of Section 17-303(b)(7) of the Delaware Act.
(b)    Management Generally. In order to enable the Board of Directors to manage the business and affairs of the Partnership, the General Partner hereby delegates to the Board of Directors all management powers over the business and affairs of the Partnership that it may now or hereafter possess under applicable law (other than those powers retained by the General Partner, as set forth in Section 1.2, Section 2.4, Section 3.3(c), Section 7.1(d), Section 7.2, Section 7.7(d), Section 7.10, Section 12.4, Section 13.1(b), Section 13.4(b) and Section 14.4, and other than the General Partner’s obligations pursuant to Article IX of this Agreement) as permitted under Section 17-403(c) of the Delaware Act. The General Partner further agrees to take any and all action necessary and appropriate, in the sole discretion of the Board of Directors, to effect any actions duly authorized by the Board of Directors or any officer of the Partnership, including executing or filing any agreements, instruments or certificates, delivering all documents, providing all information and taking or refraining from taking any action as may be necessary or appropriate to achieve all the effective delegation of power described in this Section 7.1. Each of the Partners and each Person who may acquire an interest in a Limited Partner Interest is hereby deemed to have approved, consented to, ratified and confirmed such delegation. The delegation by the General Partner to the Board of Directors of management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be the general partner of the Partnership, nor shall it cause the Board of Directors or any member thereof to be a general partner of the Partnership or to have or be subject to any liabilities of a general partner of the Partnership that may be applicable. Except as otherwise provided in this Agreement (including pursuant to Section 1.2, Section 2.4, Section 3.3(c), Section 7.1(d), Section 7.2, Section 7.7(d), Section 7.10, Section 12.4, Section 13.1(b), Section 13.4(b), Section 14.4 and Article IX of this Agreement), and except as delegated to the “Manager Group” (as defined in the Management Services Agreement) as set forth in the Management Services Agreement or as otherwise provided therein, the management of the Partnership shall be vested exclusively in the Board of Directors and, subject to the direction of the Board of Directors, the Partnership’s officers and the Board of Directors shall, subject to Section 7.3, have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests (subject to Section 5.8(b)(iv) with respect to Series A Senior Securities and Series A Parity Securities), and the incurring of any other obligations;
(ii)    the making of regulatory and other filings (other than tax filings of Group Members, for which the General Partner retains authority pursuant to Article IX), or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);
(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including (A) the financing of the conduct of the operations of the Partnership Group; (B) the Partnership’s annual Operating Plan; (C) subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); (D) the repayment or guarantee of obligations of any Group Member; and (E) the making of capital contributions to any Group Member;
(v)    the negotiation, authorization and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the

Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract having no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction are less favorable to the Partnership than would otherwise be the case);
(vi)    the distribution of cash held by the Partnership;
(vii)    subject to the terms of the Management Services Agreement, the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary,” and “treasurer”) and agents, internal and outside attorneys, accountants, consultants and contractors, and the determination of their compensation and other terms of employment or hiring;
(viii)    approval of any agreement or arrangement (or any termination or amendment thereof) between any Partner or its Affiliate (other than a Group Member), on the one hand, and the Partnership or any other Group Member, on the other hand;
(ix)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;
(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;
(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(xii)    the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);
(xiii)    subject to Section 5.8(b)(iv) and Article XIV, the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests; and
(xiv)    the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member, including (A) the Partnership’s authorization and approval, as the sole member of the OpCo General Partner, of any actions on behalf of the Operating Partnership, and (B) authorizing the officers of the OpCo General Partner to act or approve any matter on behalf of the Operating Partnership, including the declaration and payment of distributions by the Operating Partnership.

(c)    Neither the General Partner nor any of the Limited Partners in their capacities as such shall have any part in the management of the Partnership (except, with respect to the General Partner, pursuant to Section 1.2, Section 2.4, Section 3.3(c), Section 7.1(d), Section 7.2, Section 7.7(d), Section 7.10, Section 12.4, Section 13.1(b), Section 13.4(b), Section 14.4 and Article IX of this Agreement) and shall have no authority or right to act on behalf of the Partnership or deal with any third parties on behalf of the Partnership in connection with any matter, except as requested or authorized by the Board of Directors.
(d)    Number of Directors; Term of Office. The authorized number of Directors shall be seven (7) Directors.
(i)    Three (3) Directors shall be appointed by the General Partner, in its sole discretion. A Director appointed by the General Partner may sometimes be referred to herein as an “NEP GP Appointed Director.” Each NEP GP Appointed Director shall hold office for the term of which he is appointed and until his successor shall have been duly appointed and qualified or until his earlier resignation, retirement, removal from office or death. The initial NEP GP Appointed Directors shall take office commencing at 12:00:01 a.m. on January 1, 2018 (or such later date as such NEP GP Appointed Directors shall have been duly appointed and qualified).
(ii)    At each annual meeting of Limited Partners commencing with the annual meeting of Limited Partners held in 2017, the Limited Partners shall elect four (4) Directors. A Director elected by the Limited Partners may sometimes be referred to herein as an “LP Elected Director.” Each LP Elected Director shall hold office for a term of one (1) year commencing at 12:00:01 a.m. on January 1 (or such later date as such LP Elected Director shall have been duly elected and qualified) of the next succeeding year and extending through 11:59:59 p.m. on December 31 of such year (or such later date as such LP Elected Director’s successor shall have been duly elected and qualified). Each LP Elected Director shall hold office for the term of which he is elected and until his successor shall have been elected and qualified or until his earlier resignation, retirement, removal from office or death. No person who shall have attained the age of seventy-two (72) years by the date of election shall be eligible for election as an LP Elected Director; provided, however, that the Board of Directors is authorized, in circumstances it deems appropriate and by unanimous approval of all of the Directors then in office (except the LP Elected Director whose qualification is the subject of the action), to render an LP Elected Director then in office (the “Affected Director”) eligible for election as an LP Elected Director until either the date of election next following the Affected Director’s seventy-third (73rd) birthday or the date of election next following the Affected Director’s seventy-fourth (74th) birthday.
(iii)    Candidates for election to the Board of Directors as LP Elected Directors shall be designated by the Partnership’s Chief Executive Officer, subject to the approval of the Board of Directors; provided, however, that, if the Board of Directors fails to approve one or more of the nominees proposed by the Partnership’s Chief Executive Officer, after the Partnership’s Chief Executive Officer shall have had a reasonable opportunity to present to, and discuss with, the Board of Directors his proposed nominees (and any alternative candidates), then (A) any such nominee shall nevertheless be included in the proxy statement for the next annual meeting of Limited Partners and (B) the LP Elected Directors, by a majority vote of the LP Elected Directors then in office, shall be entitled to include in the proxy statement for the next annual meeting of Limited Partners a corresponding number of its own nominees for election to the Board of Directors. Notwithstanding the foregoing, Limited Partners shall be entitled to include in the Partnership’s proxy statement nominees for election to the Board of Directors as LP Elected Directors in accordance with Article XV, subject to compliance with the terms thereof.
(iv)    Any vacancy occurring in the Board of Directors shall be filled only by a majority vote of the Directors then in office, even if less than a quorum, or by a sole remaining Director, and each Director so chosen shall hold office for a term expiring at 11:59:59 p.m. on December 31 of the year in which the vacancy is filled; provided that, if at any time a vacancy is created on the Board of Directors by reason of the death, removal or resignation of any NEP GP Appointed Director, then only the General Partner shall be entitled (in its sole discretion) to designate a replacement for such Director.
(v)    An LP Elected Director may be removed from the Board of Directors (A) by a majority vote of the entire Board of Directors, but only for Cause; or (B) by Limited Partners at a special meeting at which the notice of meeting properly includes the removal of LP Elected Directors for Cause in accordance with Section 13.4; provided that a quorum is present and the required vote of Limited Partners is obtained in accordance with Section 13.9(c). An NEP GP Appointed Director may be removed from the Board of Directors only by the General Partner, with or without Cause.
(e)    Meetings of the Board. Regular and special meetings of the Board of Directors shall be held at such times and places (either within or outside the State of Delaware) as may be determined by the Board of Directors. Notice of the time and place of any regular or special meeting of the Board of Directors shall be given to each Director either by personal delivery, e-mail, facsimile, reputable overnight delivery service, telegram, cablegram or by telephone at least two (2) days prior to the meeting. Notice may also be given through the postal service if mailed at least five (5) days prior to the meeting.
(i)    Notice of a meeting of the Board of Directors need not be given to any Director who signs a waiver of notice either before or after the meeting. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting and a waiver of any and all objections to the place of the meeting, the time of the meeting or the manner in which it has been called or convened, except when a Director states, at the beginning of the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.
(ii)    Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
(iii)    Four (4) Directors shall constitute a quorum for the transaction of business; provided, however, that, whenever, for any reason, vacancies occur in the

Board of Directors that reduce the number of Directors then serving on the Board of Directors to fewer than four (4) Directors, a quorum shall consist of a majority of the remaining Directors then in office, solely for the purpose of filling such vacancies pursuant to Section 7.1(d)(iv).
(iv)    A majority of the Directors present at a meeting of the Board of Directors, whether or not a quorum exists, may adjourn such meeting to another time and place. Notice of any such adjourned meeting shall be given to the Directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of adjournment, to the other Directors.
(v)    Meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Chief Executive Officer of the Partnership or by any three (3) Directors. Regular meetings of committees shall be held on the schedule approved by the Board of Directors. Special meetings of committees may be called by the Chairman of the Board of Directors, the chairman of such committee or any three (3) members of such committee.
(vi)    Members of the Board of Directors may participate in a meeting of Directors by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.
(vii)    Meetings of the Board of Directors shall be presided over by the Chairman of the Board, or if such position is vacant or such person is absent, by the Chief Executive Officer of the Partnership. If neither the Chairman of the Board nor the Chief Executive Officer is present, the Directors shall elect a chairman for the meeting from one of their members present.
(viii)    Any action required to be taken at a meeting of the Directors, or any action that may be taken at a meeting of the Directors or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken, signed by such number of Directors as would be required to approve such matter if a meeting of Directors were held, is filed in the minutes of the proceedings of the Board of Directors or of the committee. Such consent shall have the same effect as a unanimous vote.
(f)    Compensation of the Directors. Directors, as such, shall not receive any stated salary for their services, but shall receive such compensation for their services as may be from time to time agreed upon by the Board of Directors. In addition, a fixed sum and reimbursement for out-of-pocket expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors; provided that nothing contained in this Agreement shall be construed to preclude any Director (including the Chief Executive Officer) from serving the Partnership or any of its Subsidiaries in any other capacity and receiving compensation for such service.

(g)    Chairman of the Board. The Chairman of the Board of Directors shall be the Chief Executive Officer of the Partnership, unless the Board of Directors designates another individual to serve as Chairman of the Board of Directors. At any time, the Chairman of the Board of Directors, if any, may be removed from his position as Chairman by the Board of Directors. The Chairman of the Board of Directors, in his capacity as such, shall not have any of the rights or powers of an officer of the Partnership, unless he, in his capacity as Chairman of the Board of Directors, is appointed as an officer of the Partnership. The Chairman shall preside at all meetings of the Board of Directors and at all meetings of the Partners at which he is present.
(h)    Committees of the Board. The Board of Directors may, by resolution, designate from among the Directors one or more committees (which shall include the Audit Committee and the Conflicts Committee), each of which shall be composed of one or more Directors, and may designate one or more of the Directors as alternate members of any committee, who may, subject to any limitations imposed by the Board of Directors, replace absent or disqualified Directors at any meeting of that committee. Any such committee, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board of Directors, subject to the limitations set forth in the Delaware Act, if any, or in the establishment of the committee. Any member of any such committee may be removed from such committee by the Board of Directors. Unless the resolution designating a particular committee or this Agreement expressly so provides, a committee of the Board of Directors shall not have the authority to authorize or make a distribution to the Limited Partners or to authorize the issuance of Limited Partner Interests. Any committee of the Board of Directors shall constitute a committee within the meaning of Section 17-303(b)(7) of the Delaware Act. Notwithstanding anything contained herein to the contrary, the delegation to any committee of the Board of Directors of any management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause such committee of the Board of Directors or any member thereof to be a general partner of the Partnership or to have or be subject to any liabilities of a general partner of the Partnership that may be applicable. The initial members of the Audit Committee as of the date of this Agreement are James N. Suciu (Chairman), Susan Davenport Austin and Peter H. Kind. The initial members of the Conflicts Committee as of the date of this Agreement are Peter H. Kind (Chairman), Susan Davenport Austin and James N. Suciu.
(i)    Officers and Agents. Officers, employees, agents and consultants of the Partnership shall be appointed, retained, terminated and replaced by the Board of Directors, in its sole discretion; provided, however, that, for so long as NextEra Energy Management Partners, LP (or another Affiliate of NEE) serves as Manager under the Management Services Agreement (or any successor agreement), such officers, employees, agents and consultants of the Partnership shall be appointed, retained, terminated and replaced by the Board of Directors, subject to and in accordance with the designations of the Manager pursuant to the Management Services Agreement. Each such officer, employee, agent and consultant shall have the power, acting individually or jointly, to affix the signature of the Partnership to all deeds, conveyances, mortgages, leases, obligations, bonds, certificates and other papers and instruments in writing that have been authorized by the Board of Directors, enter into contracts on behalf of the Partnership and otherwise represent and bind the Partnership in all matters, in each case, in accordance with the scope of their respective duties.

Section 7.2    Certificate of Limited Partnership.  The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The Board of Directors shall use all reasonable efforts to cause to be filed such other certificates or documents that the Board of Directors determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner or the Board of Directors determines such action to be necessary or appropriate, the General Partner or the Partnership shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.3(a), neither the Partnership nor the General Partner shall be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
Section 7.3    Restrictions on the Partnership’s Authority to Sell Assets of the Partnership Group.
Except as provided in Article XII and Article XIV, the Partnership may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the consent of the General Partner, which consent may be granted or withheld in its sole discretion, and the approval of (a) at least a majority of the Outstanding Common Units (including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding all Non-Voting Common Units and all Units owned by the General Partner and its Affiliates), voting as a separate class, and (b) at least a majority of (i) the Outstanding Special Voting Units and (ii) the Outstanding Common Units (including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding all Non-Voting Common Units) owned by the General Partner and its Affiliates, voting together as a single class; provided, however, that this provision shall not preclude or limit the Partnership’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.
Section 7.4    Reimbursement of the General Partner.
(a)    Except as provided in the Management Services Agreement and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.
(b)    Subject to the Management Services Agreement, and without duplication, the General Partner and its Affiliates shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with its service as General Partner of the Partnership (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. This provision does not affect the ability of the General Partner and its Affiliates to enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.
(c)    The Board of Directors, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the Partnership or any of its Affiliates in each case for the benefit of officers, employees and directors of the Partnership or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to any of its Affiliates any Partnership Interests that the Partnership or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner, if any, in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.
Section 7.5    Outside Activities.
(a)    The General Partner, for so long as it is the General Partner of the Partnership, (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in the Partnership’s public filings with the Commission or (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member.
(b)    Subject to the terms of Section 7.5(c), the Right of First Offer Agreement and the Right of First Refusal Agreement, each Unrestricted Person (other than the General

Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner; provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement or the partnership relationship established hereby in any business ventures of any Unrestricted Person.
(c)    Subject to the terms of Section 7.5(a) and Section 7.5(b), the Right of First Offer Agreement and the Right of First Refusal Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty otherwise existing at law, in equity or otherwise, of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty otherwise existing at law, in equity or otherwise, by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.
(d)    The General Partner and each of its Affiliates may acquire Units or other Partnership Interests and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option and in their sole discretion, all rights relating to all Units or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.
Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)    The General Partner or any of its Affiliates (other than the Partnership) may, but has no obligation to, lend to any Group Member (including, subject to the consent of the Board of Directors, the Partnership), and any Group Member (including, subject to the consent of the Board of Directors, the Partnership) may borrow from the General Partner or any of its Affiliates (other than the Partnership), funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner (and, if the Partnership is the borrowing party, the Board of Directors) may determine; provided, however, that in any such case the lending party may charge the borrowing party interest at prevailing rates (including prevailing origination fees) that would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner (and, if the Partnership is the borrowing party, the Board of Directors). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.
(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the Board of Directors. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member); provided, however, that Cash Sweep Withdrawals shall not be subject to this Section 7.6(b).
(c)    No borrowing by any Group Member or the approval thereof by the Board of Directors shall be deemed to constitute a breach of any duty or any other obligation of any type whatsoever, expressed or implied, of the Board of Directors to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s or its Affiliates’ Percentage Interest of the total amount distributed to all Limited Partners.
Section 7.7    Indemnification.
(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, that no indemnification pursuant to this Section 7.7 shall be available to any Indemnitee (other than a Group Member or a Director) with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.
(c)    The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, including the Management Services Agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 7.7: (i) the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and (iii) action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.8    Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Interests for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)    Each of the General Partner and the Board of Directors may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents, and neither the General Partner nor the Board of Directors shall be responsible for any misconduct or negligence on the part of any such employee or agent appointed in good faith by the General Partner or the Board of Directors.
(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
(d)    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.
(a)    Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates or any Director, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates or the Board of Directors in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding all Non-Voting Common Units and excluding, if the conflict involves the General partner or any of its Affiliates, Common Units and Special Voting Units owned by the General Partner and its Affiliates, but including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A)), (iii) determined by the Board of Directors to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The Board of Directors shall be authorized but not required in connection with the resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution. Notwithstanding the foregoing, the General Partner, for itself and its Affiliates, and the Board of Directors, for any Group Member, may also each adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever the Board of Directors makes a determination to refer or not to refer any potential conflict of interest to the Conflicts Committee for Special Approval, or whenever the General Partner, for itself and its Affiliates, or the Board of Directors, as applicable, determines to seek or not to seek Unitholder approval, the General Partner or the Board of Directors, as applicable, shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner or the Board of Directors, as applicable, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner or the Board of Directors, as applicable, in making such determination or taking or declining to take such other action shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the Board of Directors, any action by the Board of Directors in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith; in all cases subject to the provisions for conclusive determination in Section 7.9(b). Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.
(b)    Whenever the General Partner or the Board of Directors, or any Director or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors or such Director or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Partnership Group; provided that, if the Board of Directors is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.9(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.9(a), as applicable.
(c)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrase, “the General Partner at its option,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.
(d)    The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, by its stockholders, if the General Partner is a corporation, or by the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.
(e)    Notwithstanding anything to the contrary in this Agreement, (i) the Board of Directors and the General Partner and its Affiliates shall have no duty or obligation, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business and (ii) the General Partner and its Affiliates shall have no duty or obligation, express or implied, to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except, in each case, as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Board of Directors or the General Partner or any of its Affiliates to enter into such contracts shall be at its option.
(f)    Except as expressly set forth in this Agreement or required by the Delaware Act, neither the General Partner, nor any Director, nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner, Directors or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee. Notwithstanding the foregoing, nothing herein shall eliminate or limit (i) the express contractual provisions set forth herein or (ii) the implied contractual covenant of good faith and fair dealing.
(g)    The Unitholders shall be deemed to have authorized the General Partner, on behalf of the Partnership as a general partner or managing member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.
Section 7.10    Certain Additional Matters Requiring Consent of the General Partner. In addition to the General Partner’s powers pursuant to Article IX and in addition to any other powers held by, or actions ascribed to, the General Partner under this Agreement or the Delaware Act, the General Partner’s consent, which may be granted or withheld in its sole discretion, shall be required for (a) the merger, consolidation or conversion of any Group Member; (b) the dissolution of any Group Member; (c) any amendment of the OpCo Partnership Agreement; and (d) any direct or indirect transfer of all or any portion of the general partner interest in the Operating Partnership to any Person.
Section 7.11    Purchase or Sale of Partnership Interests.  The Board of Directors may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests. As long as Partnership Interests are held by any Group Member, such

Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.
Section 7.12    Reliance.
(a)    Reliance on Information.
(i)    The General Partner, the Board of Directors and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(ii)    The General Partner, the Board of Directors and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner, the Board of Directors or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.
(iii)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member; provided, however, that officers of the General Partner shall be entitled to act on behalf of and to bind the Partnership only in such matters as the General Partner is authorized to act pursuant to the terms of this Agreement.
(b)    Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the Board of Directors, the General Partner and any officer authorized by the Board of Directors or General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the Board of Directors, the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board of Directors, the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the Board of Directors, the General Partner or any such officer or their representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board of Directors, the General Partner or any such officer or their representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the

Board of Directors, the General Partner or their officers or representatives shall be conclusive evidence in favor of any and every Person’s relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 8.1    Records and Accounting.  The Partnership shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including the Register and all other books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the Board of Directors shall be permitted to calculate cash-based measures by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the Board of Directors determines to be necessary or appropriate.
Section 8.2    Fiscal Year.  The fiscal year of the Partnership shall be a fiscal year ending December 31.
Section 8.3    Reports.
(a)    Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the Partnership shall mail or make available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Unit as of a date selected by the Board of Directors, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Board of Directors, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the Board of Directors determines to be necessary or appropriate.

(b)    Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the Partnership shall mail or make available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Unit, as of a date selected by the Board of Directors, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the Board of Directors determines to be necessary or appropriate.
ARTICLE IX
TAX MATTERS
Section 9.1    Tax Characterizations, Elections and Information
(a)    The Partnership is authorized and has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes.
(b)    The General Partner shall determine whether the Partnership shall make any other tax elections permitted by the Code or state, local or foreign tax law. The General Partner shall have exclusive authority for the making of tax filings, or rendering of periodic or other tax reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership.
(c)    The tax information reasonably required by Record Holders for U.S. federal income tax reporting purposes shall be furnished to Record Holders on or before the date required under the Code and Treasury Regulations thereunder.
Section 9.2    Withholding.  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445, 1471 and 1472 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner, the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.1 in the amount of such withholding from such Partner.
ARTICLE X
ADMISSION OF PARTNERS
Section 10.1    Admission of Limited Partners.

(a)    By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, which nominee, agent or representative shall be subject to Section 10.1(b) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest.
(b)    With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the rights of a Limited Partner in respect of such Units, including the right to vote on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Units in accordance with the direction of the Person who is the beneficial owner of such Units, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 10.1(b) are subject to the provisions of Section 4.3.
(c)    The name and mailing address of each Record Holder shall be listed in the Register. The Partnership shall update the Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).
(d)    Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).
Section 10.2    Admission of Successor General Partner.  A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.
Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.  To effect the admission to the Partnership of any Partner, the Board of Directors shall take all steps necessary or appropriate under the Delaware Act to amend the Register and any other records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Partnership shall prepare and file an amendment to the Certificate of Limited Partnership.
ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS
Section 11.1    Withdrawal of the General Partner.
(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);
(i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners pursuant to Section 11.1(b);
(ii)    The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;
(iii)    The General Partner is removed pursuant to Section 11.2;
(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or
(vi)    (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) in respect of the Event of Withdrawal specified in Section 11.1(a)(i), the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.
Section 11.2    Removal of the General Partner.  The General Partner may be removed if such removal is approved by the Unitholders holding at least sixty-six and two thirds percent (66 2/3%) of the Outstanding Units (including Units held by the General Partner and its Affiliates, but excluding all Non-Voting Common Units) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the holders of a Unit Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units, voting together as a single class, to remove the General Partner pursuant to this Section 11.2 shall not exist or be exercised unless the Partnership has received an Opinion of Counsel that such removal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3    Interest of Departing General Partner and Successor General Partner.
(a)    In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its Combined Interest in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.
For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert that is selected by the Departing General Partner and its successor and that, in turn, may rely on other experts, and the determination by which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then-current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the General Partner Interest and other factors it may deem relevant.
(b)    If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.
(c)    If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Adjusted Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to one hundred percent (100%) less the Adjusted Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Fair Market Value of the Partnership’s assets on such date, net of Liabilities.
(d)    In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Adjusted Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Adjusted Percentage Interest.
Section 11.4    Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
ARTICLE XII
DISSOLUTION AND LIQUIDATION
Section 12.1    Dissolution.  The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and, if applicable, the Partnership receives an Opinion of Counsel pursuant to Section 11.2 as to the matters set forth therein, and such successor is admitted to the Partnership pursuant to Section 10.2;
(b)    an election to dissolve the Partnership by the Board of Directors that is approved by the General Partner, in its sole discretion, and by the holders of (i) at least a majority of the Outstanding Common Units (including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding all Non-Voting Common Units and excluding all Units owned by the General Partner and its Affiliates), voting as a separate class, and (ii) at least a majority of (A) the Outstanding Special Voting Units and (B) the Outstanding Common Units (including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding all Non-Voting Common Units) owned by the General Partner and its Affiliates, voting together as a single class;
(c)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
(d)    at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.
Section 12.2    Continuation of the Business of the Partnership After Dissolution.  Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within ninety (90) days thereafter or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within one hundred eighty (180) days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
(i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;
(ii)    if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
(iii)    the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;
provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act.
Section 12.3    Liquidator.  Upon dissolution of the Partnership in accordance with the provisions of Article XII, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Special Voting Units, voting together as a single class (including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding all Non-Voting Common Units). The Liquidator (if other than the General Partner) shall agree not to resign at any time without fifteen (15) days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Special Voting Units, voting together as a single class (including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding all Non-Voting Common Units). Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within thirty (30) days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Special Voting Units, voting together as a single class (including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding all Non-Voting Common Units). The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner and the Board of Directors under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.
Section 12.4    Liquidation.  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:
(a)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its Fair Market Value, net of Liabilities; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
(c)    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with the priorities for distributions set forth in Article VI, and such distribution shall be made by the end of such taxable period (or, if later, within ninety (90) days after said date of such occurrence); provided that any cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed with respect to the Series A Preferred Units and Series A Senior Securities prior to any distribution of cash or cash equivalents with respect to the Series A Junior Securities. The amount of such distribution paid to the holders of Series A Preferred Units shall be the greater of (i) the Series A Liquidation Value and (ii) the amount that holders of Series A Preferred Units would receive had they converted Series A Preferred Units into the number of Common Units determined by multiplying the number of Series A Preferred Units held by such holder by the Series A Conversion Rate immediately prior to the distribution (regardless of whether the Series A Preferred Units are then convertible).
Section 12.5    Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
Section 12.6    Return of Contributions.  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Partnership.
Section 12.7    Waiver of Partition.  To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE; VOTING
Section 13.1    Amendments to the Partnership Agreement.
(a)    Each Partner agrees that the Board of Directors, without the approval of any Partner, may amend or modify, as applicable, any provision of this Agreement and execute,

swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(i)    a change in the name of the Partnership, the location of the principal office of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
(ii)    admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
(iii)    a change that the Board of Directors determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Operating Partnership and the Operating Partnership’s Subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
(iv)    a change that the Board of Directors determines (A) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, (B) to be necessary or appropriate to (1) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (2) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (C) to be necessary or appropriate in connection with action taken by the Board of Directors pursuant to Section 5.6 or (D) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
(v)    a change in the fiscal year or taxable year of the Partnership and any other changes that the Board of Directors determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;
(vi)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, the General Partner or their respective directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(vii)    an amendment that the Board of Directors determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.4;
(viii)    any amendment expressly permitted in this Agreement to be made by the Board of Directors acting alone;
(ix)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;
(x)    an amendment that the Board of Directors determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;
(xi)    a merger, conveyance or conversion pursuant to Section 14.3(d);
(xii)    a modification pursuant to Section 15.11 with respect to any annual meeting of Limited Partners; or
(xiii)    any other amendments substantially similar to the foregoing.
(b)    Each Partner agrees that the General Partner, without the approval of any other Partner, may, in its sole discretion, amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, in connection with such changes to the ownership structure of OpCo Common Units and Special Voting Units held by the General Partner or its Affiliates as may be required to avoid adverse tax consequences resulting from changes to tax laws, so long as such amendment is not materially adverse to the Partnership or the Limited Partners.
(c)    Each Partner agrees that, without the approval of any Partner, the Board of Directors may amend any provision of this Agreement in such manner as the Board of Directors determines to be necessary or appropriate to prevent the consolidation of the Partnership Group’s financial results with those of NEE and its Subsidiaries (other than Group Members) under U.S. GAAP, so long as such amendment is not materially adverse to the Partnership or the Limited Partners.
Section 13.2    Amendment Procedures.  Amendments to this Agreement may be proposed only by the General Partner, to the extent permitted under Section 13.1(b), or by the Board of Directors in accordance with the terms of this Agreement. To the fullest extent permitted by law, neither the General Partner nor the Board of Directors shall have any duty or obligation to propose or approve any amendment to this Agreement, and each of the General Partner and the Board of Directors may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner or Board of Directors in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner or Board of Directors, as applicable, and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a different percentage of Outstanding Units is required under this Agreement; provided that, subject to Section 13.1(c), any amendment to Article VI, Article VII, Section 13.1(b), Section 13.1(c), Section 13.2, Section 13.4, Section 13.9, Section 13.13 or Article XV, or any defined terms used therein, shall require the approval of the holders of (a) at least a majority of the Outstanding Common Units (including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding all Non-Voting Common Units and excluding all Units owned by the General Partner and its Affiliates), voting as a separate class, and (b) at least a majority of (i) the Outstanding Special Voting Units and (ii) the Outstanding Common Units (including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding all Non-Voting Common Units) owned by the General Partner and its Affiliates, voting together as a single class. For the avoidance of doubt, any modification or waiver of any terms set forth in Article XV of this Agreement made by the Board of Directors pursuant to Section 15.11 shall not constitute an amendment of this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units or class of Limited Partners shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner or the Board of Directors, as applicable, shall seek the written approval of the requisite percentage of Outstanding Units or class of Limited Partners or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Board of Directors shall notify all Record Holders upon final adoption of any amendments. The General Partner and the Board of Directors shall be deemed to have notified all Record Holders as required by this Section 13.2 if the Partnership has posted or made accessible such amendment through the Partnership’s or the Commission’s website.
Section 13.3    Amendment Requirements.
(a)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or class of Limited Partners required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4(b), increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Common Units and Special Voting Units, voting together as a single class (including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding all Non-Voting Common Units), whose aggregate Outstanding Common Units and Special Voting Units, voting together as a single class (including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding all Non-Voting Common Units), constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than ninety percent (90%) of the Outstanding Units (excluding Non-

Voting Common Units) or (z) in the case of an increase in the percentage in Section 13.4(b), not less than a majority of the Outstanding Units (excluding Non-Voting Common Units).
(b)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.
(c)    Except as provided in Section 14.3, and without limitation of the General Partner’s or Board’s authority to adopt amendments to this Agreement without the approval of any Partner as contemplated in Section 13.1, any amendment (including by merger or otherwise) that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. For the avoidance of doubt, (i) any amendment (including by merger or otherwise) adversely affecting the distribution, liquidation, transfer, conversion, or voting rights of the holders of Non-Voting Common Units (including any amendment that would (A) result in the Non-Voting Common Units and Common Units not having the same economic rights, (B) provide the Non-Voting Common Units with voting rights in addition to those set forth in this Agreement, (C) impose new or additional restrictions on transfer of the Non-Voting Common Units, (D) adversely change the conversion rights of the Non-Voting Common Units or impose new or additional restrictions on conversion of such Non-Voting Common Units, (E) adversely change the process of converting the Non-Voting Common Units to Common Units, (F) change the beneficial ownership threshold set forth in Section 5.9(b)(v)(B), (G) make the Non-Voting Common Units redeemable or convertible at the option of the Partnership, other than as set forth herein, or (H) adversely change the Partnership’s obligation to provide transfer assistance in connection with a transfer of Non-Voting Common Units to any Person) would require approval pursuant to the foregoing sentence; and (ii) any amendment (including by merger or otherwise) adversely affecting the distribution, liquidation or conversion rights (including in connection with a Series A Change of Control) of the Series A Preferred Unitholders or the ranking or seniority of the Series A Preferred Units in relation to any other class of Partnership Interests would require approval pursuant to the foregoing sentence; provided that (A) for so long as (y) each Series A Purchase Agreement Purchaser (together with such Purchaser’s then-Affiliates) continues to be the Record Holder or beneficial owner of at least twenty-five percent (25%) of the Outstanding Series A Preferred Units, and (z) a Series A Purchaser Change of Control has not occurred with respect to any Series A Purchase Agreement Purchaser, any amendments that require approval under this sentence must be approved by Series A Preferred Unitholders holding at least sixty-six and two thirds percent (66 2/3%) of the Outstanding Series A Preferred Units; and (B) from and after such time as (y) any Series A Purchase Agreement Purchaser (together with such Purchaser’s then-Affiliates) ceases to be the Record Holder or beneficial owner of at least twenty-five percent (25%) of the Outstanding Series A Preferred Units, or (z) a Series A Purchaser Change of Control occurs with respect to any Series A Purchase Agreement Purchaser, any amendments that require approval under this sentence must be approved by holders of not less than a majority of the Outstanding Series A Preferred Unitholders (the vote required by clause (A) or (B), as applicable, of the foregoing proviso, the “Series A Required Voting Percentage”). Without limiting the generality of clause (ii) of the foregoing sentence, any amendment shall be deemed to have such a material adverse effect on the rights or preferences of the Series A Preferred Units if such amendment would:
(i)    Reduce the Series A Distribution Amount, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel any accrued Series A Unpaid Distributions, or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;
(ii)    Reduce the amount payable or change the form of payment to the Record Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Partnership Interests;
(iii)    Make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein; or
(iv)    Adversely amend the provisions of Section 5.5(c), Section 5.8(b)(iii)(D) or Section 5.8(b)(x).
(d)    Notwithstanding any other provision of this Agreement, any amendment to the provisions relating to the IDR Fee contained in the Management Services Agreement that would materially adversely affect the holders of the Common Units shall be approved by holders of a Unit Majority.
(e)    Notwithstanding any other provision of this Agreement, prior to the approval by the Partnership, as a holder of OpCo Common Units, of (i) any amendment of the OpCo Partnership Agreement that requires approval by holders of a “Unit Majority” (as defined therein), such amendment shall also be approved by holders of a Unit Majority hereunder, and (ii) any amendment of the OpCo Partnership Agreement that requires approval by holders of at least ninety percent (90%) of the OpCo Common Units, such amendment shall also be approved by holders of at least ninety percent (90%) of the Outstanding Units hereunder.
(f)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least ninety percent (90%) of the Outstanding Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.
(g)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least ninety percent (90%) of the Outstanding

Units; provided that clauses (d) and (e)(i) of this Section 13.3 may be amended with the approval of the holders of a Unit Majority.
Section 13.4    Annual and Special Meetings.  All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Meetings of the Limited Partners for the election of Directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors.
(a)    An annual meeting of the Limited Partners for the election of Directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Limited Partners shall not be entitled to bring business at any annual meeting of Limited Partners except pursuant to Rule 14a-8 promulgated under the Exchange Act.
(b)    Special meetings of the Limited Partners may be called by the Board of Directors (or any committee thereof duly authorized to call such a meeting), by the General Partner or by Limited Partners owning (without giving effect to Section 13.13) twenty percent (20%) or more of the Outstanding Units of the class or classes for which a meeting is proposed, subject to compliance with the provisions of this Section 13.4(b).
(i)    Limited Partners may call a special meeting of Limited Partners by delivering to the Secretary of the Partnership one or more requests in writing stating that the signing Limited Partners wish to call a special meeting of all Limited Partners and indicating the specific purposes for which the special meeting is to be called; provided, however, that the Limited Partners shall be entitled to call a special meeting only to remove LP Elected Directors for Cause or the General Partner and not to conduct any other business. No other business may be brought by any Limited Partner before such special meeting except the business listed in the related request; provided that nominations of Directors shall not be permitted at any special meeting requested by Limited Partners. To be in proper written form, a request for a special meeting of Limited Partners must set forth in writing the following:
(A)    as to the Limited Partner or Limited Partners making the request and the beneficial owner, if any, on whose behalf the proposal is made:
(1)    the name and address of such Limited Partner or Limited Partners as they appear on the Partnership’s books, and of such beneficial owner or beneficial owners, if any;
(2)    information about all holdings or other interests in the Partnership’s securities, including: (I) the class or series and number of Units or other Limited Partner Interests that are, directly or indirectly, owned of record or owned beneficially by the Limited Partner(s) and such beneficial owner(s), if any, and a representation that the Limited Partner(s) and beneficial owner(s), if any, will notify the Partnership in writing of the class or series and number of such Units or other Limited Partner Interests owned of record and beneficially as of the Record Date for the meeting, promptly following the later of the Record Date and the date notice of the Record Date is first publicly announced; (II) any Derivative Partnership Interests directly or indirectly owned beneficially by such Limited Partner(s) and beneficial owner(s), if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of Limited Partner Interests; (III) any proxy, contract, arrangement, understanding or relationship pursuant to which such Limited Partner(s) and beneficial owner(s), if any, have a right to vote any security of the Partnership; (IV) any short interest in any security of the Partnership (for purposes hereof, a person or entity shall be deemed to have a short interest in a security if such person or entity directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (V) any rights to distributions from the Limited Partner Interests of the Partnership owned beneficially by such Limited Partner(s) and beneficial owner(s), if any, that are separated or separable from the underlying securities of the Partnership; (VI) any proportionate interest in Limited Partner Interests or Derivative Partnership Interests held, directly or indirectly, by (xx) a general or limited partnership in which such Limited Partner(s) and beneficial owner(s), if any, are general partners or, directly or indirectly, beneficially own an interest in a general partner, (yy) a limited liability company in which such Limited Partner(s) and beneficial owner(s), if any, are managing members or, directly or indirectly, beneficially own an interest in a managing member or (zz) another entity or enterprise in which such Limited Partner(s) and beneficial owner(s), if any, serve in a similar management capacity or directly or indirectly, beneficially own an interest in an entity or enterprise that serves in such a management capacity; and (VII) any performance-related fees (other than an asset-based fee) that such Limited Partner(s) and beneficial owner(s), if any, are entitled to be based on any increase or decrease in the value of Limited Partner Interests or Derivative Partnership Interests, if any, as of the date of such request, including any such interests held by such Limited Partners’ and beneficial owners’, if any, Affiliates, any person or entity with whom such Limited Partners and beneficial owners, if any, is acting in concert or members of such Limited Partners’ and beneficial owners’, if any, immediate family sharing the same household (which information shall be supplemented by such Limited Partner(s) and beneficial owner(s), if any, not later than ten (10) days after the later of the Record Date for the special meeting or the date on which the Record Date for such special meeting is first publicly announced);
(3)    a representation that each Limited Partner is a holder of record of Limited Partner Interests entitled to vote at such special meeting on the removal of LP Elected Directors or the General Partner and intends to appear in person or by proxy at such meeting to propose such removal; and
(4)    any other information relating to such Limited Partner(s) and beneficial owner(s), if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
(B)    in addition, the request must include the following:
(1)    the identity of the LP Elected Director (or LP Elected Directors) or the General Partner sought to be removed at the meeting, the reason for the proposed removal and any material interest of such Limited Partner(s) and beneficial owner(s), if any, in connection with such removal;
(2)    a brief statement as to how such Limited Partner(s) intend to vote on such removal; and
(3)    a description of all agreements, arrangements and understandings, whether written or oral, between such Limited Partner(s) and beneficial owner(s), if any, and any other person or persons (including the names of such persons) in connection with the proposal of such matter by such Limited Partner(s).
(ii)    Within sixty (60) days after receipt of a request from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the Board of Directors shall send a notice of the meeting to the Limited Partners either directly or indirectly. A meeting shall be held at a time and place determined by the Board of Directors on a date not less than ten (10) days nor more than sixty (60) days after the time notice of the meeting is given as provided in Section 16.1.
(iii)    If the notice requirements set forth in this Section 13.4(b) are satisfied by the Limited Partners requesting a special meeting and such Limited Partners’ proposal has been included in a proxy statement that has been prepared by management of the Partnership to solicit proxies for the applicable special meeting of Limited Partners and such Limited Partners do not appear or send a qualified representative to present such proposal at such meeting, the Partnership need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Partnership. For purposes of this Section 13.4(b), to be considered a qualified representative of a Limited Partner, a person must be authorized by a writing executed by such Limited Partner or an electronic transmission delivered by such Limited Partner to the Secretary of the Partnership (in the case of a writing, delivered in person or by facsimile, or sent by U.S. certified mail and received, at the principal executive offices of the Partnership) to act for such Limited Partner as proxy at the meeting of Limited Partners, and such person must produce such writing or electronic transmission, or a reliable printed reproduction of such writing or electronic transmission, at the meeting of Limited Partners.
(iv)    Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
(v)    Notwithstanding the foregoing provisions of this Section 13.4(b), a Limited Partner shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, and all applicable rules and requirements of the National Securities Exchange on which the Common Units are listed or admitted to trading or, if the Common Units are not so listed or admitted to trading, the quotation system on which the Partnership’s securities are listed or quoted, in each case, with respect to the matters set forth in this Section 13.4(b); provided, however, that any references in this Agreement to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals as to any business to be considered pursuant to this Section 13.4(b). Nothing in this Section 13.4(b) shall be deemed to affect any rights of Limited Partners to request inclusion of proposals in the Partnership’s proxy statement pursuant to Rule 14a-8 (or any successor provision) promulgated under the Exchange Act.
Section 13.5    Notice of a Meeting.  Notice of an annual meeting of Limited Partners called pursuant to Section 13.4(a) shall be given to the Record Holders of all Outstanding Units by mail or other means of written communication in accordance with Section 16.1. Notice of a special meeting called pursuant to Section 13.4(b) shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.
Section 13.6    Record Date.  For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the Board of Directors shall set a Record Date, which shall not be less than ten (10) nor more than sixty (60) days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the Board of Directors to give such approvals.
Section 13.7    Postponement and Adjournment.  Prior to the date upon which any meeting of Limited Partners is to be held, the Board of Directors may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two (2) days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless the aggregate amount of such postponement shall be for more than forty-five

(45) days after the original meeting date. Any meeting of Limited Partners may be adjourned by the Board of Directors (or any authorized committee of the Board of Directors) one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No vote of the Limited Partners shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the Board of Directors as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than forty-five (45) days. If the adjournment is for more than forty-five (45) days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII. At any adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting.
Section 13.8    Waiver of Notice of a Meeting.  The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if they had occurred at a meeting duly held after call and notice in accordance with Section 13.4 and this Section 13.5, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.
Section 13.9    Quorum and Voting.
(a)    (i) The presence, in person or by proxy, of holders of a majority of the voting power of the Outstanding Units of the class or classes for which a meeting has been called and which are entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner and its Affiliates) shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a different percentage of such Units, in which case the quorum shall be such different percentage. (ii) At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote at such meeting (on all matters on which the holders of all Units vote together as a single class) or a majority of the Outstanding Units of each class entitled to vote at such meeting (on all matters on which the holders of each class of Units vote separately by class) shall be deemed to constitute the act of all Limited Partners, unless a different percentage or class vote is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such different percentage with respect to the Outstanding Units entitled to vote at such meeting (on all matters on which the holders of all Units vote together as a single class) or a majority of the Outstanding Units of each class entitled to vote at such meeting (on all matters on which the holders of each class of Units vote separately by class) shall be required; provided, in each case, the vote of any such quorum shall be subject to the provisions of Section 13.13. (iii) The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units or class of Limited Partner Interests specified in this Agreement.
(b)    If a quorum exists, a nominee for LP Elected Director shall be elected to the Board of Directors if, subject to Section 13.13, the votes cast for such nominee’s election by Limited Partners present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast by such Limited Partners against such nominee’s election; provided, however, that if the number of persons considered by the Limited Partners for election as LP Elected Directors exceeds the total number of LP Elected Directors to be elected, LP Elected Directors shall be elected by a plurality of the votes cast; provided, further, that all persons considered for election (other than those recommended for nomination by or at the direction of the Chief Executive Officer of the Partnership, the Board of Directors or any duly authorized committee thereof) shall have met all applicable requirements and procedures in being placed in nomination and considered for election, including the requirements set forth in this Agreement and in all applicable laws, rules and regulations.
(c)    If a quorum exists, an LP Elected Director shall be removed from the Board of Directors if, subject to Section 13.13, the votes cast for such LP Elected Director’s removal by the Limited Partners present in person or represented by proxy at the meeting and entitled to vote on the matter exceeds the votes cast by such Limited Partners against such LP Elected Director’s removal.
Section 13.10    Conduct of a Meeting.  The Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board of Directors shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the Partnership. The Board of Directors may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote and the submission and revocation of approvals in writing.
Section 13.11    Action Without a Meeting.  If authorized by the Board of Directors, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) that, subject to Section 13.13, would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The Board of Directors may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than twenty (20) days, specified by the Board of Directors. If a ballot returned to the Partnership does not vote all of the Outstanding Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted.
Section 13.12    Right to Vote and Related Matters.
(a)    Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.
(b)    With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise or as otherwise permitted by the applicable rules and requirements of the National Securities Exchange on which the Common Units are listed or admitted to trading, vote such Units in favor of, and in accordance with the direction of, the Person who is the beneficial owner of such Units, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
Section 13.13    Reductions in Voting Power
(a)    Five Percent (5%) Voting Limitation. If any Person acquires or holds Limited Partner Interests in an amount that would result in such Person’s owning, controlling or holding, together with the members of any related Group, the power to vote five percent (5%) or more of the then Outstanding Limited Partner Interests entitled to vote in the election or removal of LP Elected Directors, then such Person, and any related Group (with the voting limitation set forth herein being applied to each member pro rata within such Group), shall be entitled to vote not more than five percent (5%) of such Outstanding Limited Partner Interests in the election or removal of LP Elected Directors, and the amount of Limited Partner Interests held by such Person and by any related Group in excess of five percent (5%) in voting power shall not be entitled to vote in the election or removal of LP Elected Directors.

(b)    Other Voting Limitations. If any Person acquires or holds Limited Partner Interests in an amount that would result in such Person’s owning, controlling or holding, together with the members of any related Group, the power to vote ten percent (10%) or more of the Limited Partner Interests present and actually voted on any matter (provided, however, that the provisions of this Section 13.13(b) shall be given effect after giving effect to Section 13.13(a)), then the voting power of such Person and any related Group (with the voting limitation set forth herein being applied to each member pro rata within such Group) shall be reduced as follows:
(i)    If such Person is not the General Partner or any of its Affiliates, then such Person, together with any related Group, shall be entitled to vote not more than 9.99% of such Limited Partner Interests present and actually voted on any matter (including the election or removal of LP Elected Directors), and the amount of Limited Partner Interests held by such Person and by any related Group equaling ten percent (10%) or greater in voting power shall be voted proportionally with all other votes of holders of Limited Partner Interests on such matter.
(ii)    If such Person is the General Partner or any of its Affiliates, then such Person, together with any related Group, shall be entitled to vote not more than 9.99% of such Limited Partner Interests present and actually voted in the election or removal of LP Elected Directors, and the amount of Limited Partner Interests held by such Person and by any related Group equaling ten percent (10%) or greater in voting power shall be voted proportionally in the election or removal of LP Elected Directors with all other votes of holders of Limited Partner Interests in the election or removal of LP Elected Directors; provided that this Section 13.13(b)(ii) shall not apply to voting rights on any matter other than the election or removal of LP Elected Directors.
(c)    The incremental voting power voted proportionally pursuant to Section 13.13(b) shall be rounded to the nearest whole Unit (with fractional Units equal to or greater than 0.5 Unit being rounded to the next higher Unit).
Section 13.14    Special Voting Units. Each of the Partners and each other Person who may acquire Partnership Interests agrees that the holders of Special Voting Units shall be entitled to receive notice of, be included in any requisite quora for and participate in any and all approvals, votes or other actions of the Partners on a pro rata basis as, and treating such Persons for all purposes as if they are, Limited Partners holding Common Units, including any and all notices, quora, approvals, votes and other actions that may be taken pursuant to the requirements of the Delaware Act or any other applicable law, rule or regulation, except as otherwise explicitly provided hereunder. The affirmative vote of the holders of a majority of the voting power of all Special Voting Units voting separately as a class shall be required to alter, amend or repeal this Section 13.14 or to adopt any provision inconsistent therewith.
ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION
Section 14.1    Authority.  The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.
Section 14.2    Procedure for Merger, Consolidation or Conversion.
(a)    Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, which consent may be granted or withheld in its sole discretion, and approval of the Board of Directors; provided, however, that, to the fullest extent permitted by law, the General Partner and the Board of Directors shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner and Board of Directors, in determining whether to consent to any merger, consolidation or conversion of the Partnership, shall be permitted to do so in their sole and absolute discretion.
(b)    If the Board of Directors approves, and if the General Partner shall determine to consent to, the merger or consolidation, the Board of Directors shall authorize the officers of the Partnership to execute, deliver and perform the Merger Agreement, which shall set forth:
(i)    name and state of domicile of each of the business entities proposing to merge or consolidate;
(ii)    the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
(iii)    the terms and conditions of the proposed merger or consolidation;
(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights; and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
(v)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
(vi)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and
(vii)    such other provisions with respect to the proposed merger or consolidation that the Board of Directors determines to be necessary or appropriate.
(c)    If the Board of Directors approves, and if the General Partner shall determine, in its sole discretion, to consent to, the conversion, the Board of Directors shall authorize the officers of the Partnership to execute, deliver and perform the Plan of Conversion, which shall set forth:
(i)    the name of the converting entity and the converted entity;
(ii)    a statement that the Partnership is continuing its existence in the organizational form of the converted entity;
(iii)    a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;
(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;
(v)    in an attachment or exhibit, the certificate of limited partnership of the Partnership;
(vi)    in an attachment or exhibit, the certificate of limited partnership, articles of incorporation or other organizational documents of the converted entity;
(vii)    the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and
(viii)    such other provisions with respect to the proposed conversion that the Board of Directors determines to be necessary or appropriate.
Section 14.3    Approval by Limited Partners.  Except as provided in Section 14.3(d), the Board of Directors, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.
(a)    Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of (i) at least a majority of the Outstanding Common Units (including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding all Non-Voting Common Units and excluding all Units owned by the General Partner and its Affiliates), voting as a separate class, and (ii) at least a majority of (A) the Outstanding Special Voting Units and (B) the Outstanding Common Units (including Series A Preferred Units, as provided in Section 5.8(b)(iii)(A), but excluding all Non-Voting Common Units) owned by the General Partner and its Affiliates, voting together as a single class, unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.
(b)    Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.
(c)    Notwithstanding anything else contained in this Article XIV or in this Agreement, the Partnership is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the Partnership has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Operating Partnership or the Operating Partnership’s Subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the Board of Directors determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.
(d)    Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the Partnership is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the Partnership has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Operating Partnership or the Operating Partnership’s Subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed twenty percent (20%) of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.
(e)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.
Section 14.4    Certificate of Merger or Certificate of Conversion.  Upon the required approval by the Board of Directors, the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5    Effect of Merger, Consolidation or Conversion.
(a)    At the effective time of the merger:
(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
(iv)    all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
(b)    At the effective time of the conversion:
(i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;
(ii)    all rights, title and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;
(iii)    all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;
(iv)    all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;
(v)    a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(vi)    the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.
ARTICLE XV
PROXY ACCESS FOR DIRECTOR NOMINATIONS
Section 15.1    General.  Whenever the Board of Directors solicits proxies with respect to the election of LP Elected Directors at an annual meeting of Limited Partners, subject to the provisions of this Article XV, the Partnership shall include in its proxy statement for such annual meeting, in addition to any natural persons nominated for election as an LP Elected Director by or at the direction of the Board of Directors (or any duly authorized committee thereof) or the Chief Executive Officer of the Partnership, in accordance with Section 7.1(d)(iii), the name, together with the Required Information (as defined below), of any natural person nominated for election (a “Limited Partner Nominee”) to the Board of Directors as an LP Elected Director by an Eligible Limited Partner that expressly elects at the time of providing the notice required by this Article XV (the “Nomination Notice”) to have its nominee included in the Partnership’s proxy materials pursuant to this Article XV. Other than any Person included in the Partnership’s proxy statement for election as an LP Elected Directors by Eligible Limited Partners in compliance with this Article XV, Limited Partners shall not have any right to nominate candidates for election as Directors.
Section 15.2    Timely Notice.  To be timely, a Limited Partner’s Nomination Notice must be delivered to or mailed and received by the Secretary of the Partnership at the principal executive offices of the Partnership not earlier than the opening of business on the one hundred twentieth (120th) day prior to, and not later than the close of business on the ninetieth (90th) day prior to, the first anniversary of the date on which the Partnership’s proxy statement for the immediately preceding annual meeting of Limited Partners was made available; provided, however, that, with respect to the annual meeting of Limited Partners held in 2017, a Limited Partner’s Nomination Notice must be delivered to or mailed and received by the Secretary of the Partnership at the principal executive offices of the Partnership no later than September 22, 2017, and no earlier than August 23, 2017; provided, further, that, in the event that the annual meeting is called for a date that is more than thirty (30) days earlier or more than sixty (60) days later than such first anniversary date, to be timely the Nomination Notice must be so received on the later of the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting of Limited Partners or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by the Partnership. In no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of a Nomination Notice as described above. For purposes of this Section 15.2, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Partnership with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, or posted on the Partnership’s website.

Section 15.3    Number of Nominees.  The total number of Limited Partner Nominees (including Limited Partner Nominees who were submitted by an Eligible Limited Partner for inclusion in the Partnership’s proxy solicitation materials pursuant to this Article XV, but who are subsequently withdrawn or whom the Board of Directors decides to nominate as LP Elected Directors) eligible to appear in the Partnership’s proxy materials with respect to an annual meeting of Limited Partners shall not exceed four (4); provided that no Eligible Limited Partner (including, for the avoidance of doubt, any Group that collectively constitutes an Eligible Limited Partner in accordance with Section 15.5) shall be entitled to nominate more than two (2) LP Elected Directors. In the event that the number of Limited Partner Nominees submitted by all Eligible Limited Partners pursuant to this Article XV exceeds this maximum number, each Eligible Limited Partner will select one Limited Partner Nominee for inclusion in the Partnership’s proxy materials until the maximum number is reached, choosing in order of the amount (largest to smallest) of Units each Eligible Limited Partner disclosed as owned in its respective Nomination Notice submitted to the Partnership and confirmed by the Partnership. If the maximum number is not reached after each Eligible Limited Partner has selected one Limited Partner Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached. In the event that two or more Eligible Limited Partners disclose ownership of the same number of Units, such Eligible Limited Partners will choose in the order of receipt of their respective Nomination Notice by the Secretary of the Partnership.
Section 15.4    Ownership Requirement for Eligibility to Make Nominations.
(a)    For purposes of this Article XV, an Eligible Limited Partner shall be deemed to “own” only those Outstanding Common Units (including Series A Conversion Units and Common Units that have been issued upon exchange or conversion of Special Voting Units or upon conversion of Non-Voting Common Units) as to which the Limited Partner possesses both (i) the full voting and investment rights pertaining to the Common Units and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such Common Units; provided that the number of Common Units calculated in accordance with clauses (i) and (ii) shall not include any Common Units (A) sold by such Limited Partner or any of its Affiliates in any transaction that has not been settled or closed, (B) borrowed by such Limited Partner or any of its Affiliates for any purposes or purchased by such Limited Partner or any of its Affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale or other derivative or similar agreement entered into by such Limited Partner or any of its Affiliates, whether any such instrument or agreement is to be settled with Common Units or with cash based on the notional amount or value of Common Units, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such Limited Partner’s or any of its Affiliate’s full right to vote or direct the voting of any such Common Units or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic interest in such Common Units by such Limited Partner or Affiliate.
(b)    A Limited Partner shall “own” Units held in the name of a nominee or other intermediary so long as the Limited Partner retains the right to instruct how the Units are voted on all matters, including with respect to the election of LP Elected Directors and possesses the full economic interest in the Units. A person’s ownership of Units shall be deemed to continue during any period in which (i) the person has loaned such Units, provided that the person has the power to recall such loaned Units on five (5) business days’ notice or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether Outstanding Units are “owned” for these purposes shall be determined by the Board of Directors, a committee thereof or an officer of the Partnership designated pursuant to Section 15.11, which determination shall be conclusive and binding on the Partnership and its Limited Partners, any Limited Partner Nominee and any other person.
Section 15.5    Ownership Amount and Period of Ownership.
(a)    An Eligible Limited Partner must have owned (as ownership is defined above in Section 15.4) the Required Units continuously for the holding period set forth below that is opposite the year in which the applicable annual meeting is to be held, with the final date of such holding period ending as of a date that is at least seven (7) days prior to both (i) the date of the Nomination Notice and (ii) the Record Date for determining Limited Partners entitled to vote with respect to the election of LP Elected Directors at the annual meeting:

Annual Meeting of Limited Partners	Holding Period

2017	at least six (6) months;
2018	at least one (1) year;
2019	at least two (2) years;
2020 and following	at least three (3) years.
(b)    For purposes of satisfying the foregoing ownership requirement under this Article XV, (i) the Common Units owned by one or more Limited Partners, or by the person or persons who own Common Units and on whose behalf any Limited Partner is acting, may be aggregated (provided that the number of Limited Partners and other persons whose ownership of Units may be aggregated for such purpose shall not exceed twenty (20)); (ii) a Group of funds under common management and investment control shall be treated as one Limited Partner or person for this purpose; and (iii) solely for purposes of satisfying the holding periods set forth in Section 15.5(a), (A) Series A Conversion Units shall be deemed to have been owned by such holder since the date on which such Series A Conversion Units were issued, (B) Common Units issued to a holder of Special Voting Units upon conversion or exchange of such Special Voting Units shall be deemed to have been owned by such holder since the date on which such holder first acquired such Special Voting Units so converted or exchanged, and (C) Common Units issued to a holder of Non-Voting Common Units upon conversion of such Non-Voting Common Units shall be deemed to have been owned by such holder since the date on which such holder first acquired such Non-Voting Common Units so converted. No person may be a member of more than one Group of persons constituting an Eligible Limited Partner under this Article XV, and each Group of persons constituting Eligible Limited Partners under this Article XV may not engage in the solicitation of proxies by or on behalf of another Group of persons constituting

Eligible Limited Partners under this Article XV. For the avoidance of doubt, if a Group of Limited Partners aggregates ownership of Common Units in order to meet the requirements under this Article XV, all Common Units held by each Limited Partner constituting its contribution to the Required Units must be held by that Limited Partner continuously for at least the applicable period set forth in Section 15.5(a), and evidence satisfactory to the Partnership of such continuous ownership shall be provided.
(c)    Within the time period specified in this Article XV for providing the Nomination Notice, an Eligible Limited Partner (including, for the avoidance of doubt, each Limited Partner that is a member of a Group that collectively constitutes an Eligible Limited Partner) must provide the following information in writing to the Secretary of the Partnership (in a form reasonably to be specified by the Secretary of the Partnership):
(i)    one or more written statements from each Record Holder of the Common Units (and from each intermediary through which the Common Units are or have been held during the requisite holding period, as set forth in Section 15.5(a)) verifying that, as of a date within seven (7) days prior to the date of the Nomination Notice, the Eligible Limited Partner owns, and has owned continuously for the preceding requisite holding period, the Required Units, and the Eligible Limited Partner’s agreement to provide, within five (5) business days after the Record Date for the annual meeting, written statements from the Record Holder and intermediaries verifying the Eligible Limited Partner’s continuous ownership of the Required Units through the Record Date;
(ii)    the written consent of each Limited Partner Nominee to being named in the proxy statement and proxy card as a nominee and to serving as a director if elected, together with the information and representations that would be required to be set forth in a Limited Partner’s request pursuant to Section 13.4(b);
(iii)    a copy of the Schedule 14N (or any successor form or schedule) that has been filed with the Commission as required by Rule 14a-18 under the Exchange Act (or any successor rule or regulation);
(iv)    a representation that the Eligible Limited Partner (including each member of any Group of holders of Units that together is an Eligible Limited Partner under this Article XV) (A) acquired the Required Units in the ordinary course of business and not with the intent to change or influence control of the Partnership, and does not presently have such intent, (B) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Limited Partner Nominee(s) being nominated pursuant to this Article XV, (C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (or any successor rule or regulation), in support of the election of any individual as a director at the annual meeting other than its Limited Partner Nominee or a nominee of the Chief Executive Officer of the Partnership or the Board of Directors, (D) will not distribute to any Limited Partner any form of proxy for the annual meeting other than the form distributed by the Partnership and (E) in the case of a nomination by a Group of Limited

Partners that together is an Eligible Limited Partner, the designation by all Group members of one Group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including any withdrawal of the nomination; and
(v)    an undertaking that the Eligible Limited Partner agrees to (A) own the Required Units through the date of the annual meeting, (B) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Limited Partner’s communications with the Limited Partners or out of the information that the Eligible Limited Partner provided to the Partnership, (C) indemnify, defend and hold harmless the General Partner, the Partnership and their respective directors, officers, Affiliates and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the General Partner, the Partnership and their respective directors, officers, Affiliates or employees arising out of the Statement or any nomination, solicitation or other activity by the Eligible Limited Partner in connection with its efforts to elect the Limited Partner Nominee pursuant to this Article XV, (D) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting and (E) provide to the Partnership prior to the annual meeting such additional information as may be necessary or required with respect to (D) above.
Section 15.6    Eligible Limited Partner’s Statement; Partnership’s Statement.  The Eligible Limited Partner may provide to the Secretary of the Partnership, at the time the information required by this Article XV is provided, a Statement. Notwithstanding anything to the contrary contained in this Article XV, the Partnership may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation or be materially misleading or inappropriate. The Partnership may solicit against, and include in the Partnership’s proxy statement or any other solicitation materials its own statement opposing or otherwise relating to, any Limited Partner Nominee.
Section 15.7    Nominee Information and Representations.  Within the time period specified in this Article XV for delivering the Nomination Notice, a Limited Partner Nominee must deliver to the Secretary of the Partnership, in a form reasonably to be specified by the Secretary of the Partnership, a written representation and agreement that the Limited Partner Nominee (a) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Partnership, will vote or otherwise act on any matter that has not been disclosed to the Partnership or any commitment that could interfere with the nominee’s ability to comply, if elected as a director of the Partnership, with such person’s duties under applicable law and this Agreement, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Partnership with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as an LP Elected Director that has not been disclosed to the Partnership, (c) will act as a representative of all of the Limited Partners while serving as an LP Elected Director, (d) will provide statements and other information in all communications with and by the Partnership that are or will be true and correct in all material respects and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading and (e) will comply with all the Partnership’s governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other Partnership policies and guidelines applicable to Directors, as well as any applicable law, rule or regulation or listing standards of the National Securities Exchange upon which the Common Units are listed. At the request of the Partnership, the Limited Partner Nominee must submit all completed and signed questionnaires required of the Partnership’s Directors and officers. The Partnership may request such additional information as necessary to permit the Board of Directors, or a committee thereof or an officer of the Partnership designated pursuant to Section 15.11, to determine if each Limited Partner Nominee is independent under the Applicable Independence Standards and otherwise meets the criteria for non-employee directors, as set forth in any applicable policies of the Partnership, which determination shall be conclusive and binding on the Partnership and its Limited Partners, any Limited Partner Nominee and any other person. If the Board of Directors, a committee thereof or an officer of the Partnership designated pursuant to Section 15.11 determines that the Limited Partner Nominee is not independent under the Applicable Independence Standards or does not meet the criteria for non-employee directors, as set forth in the applicable policies of the Partnership, the Limited Partner Nominee will not be eligible for inclusion in the Partnership’s proxy materials. In the event that any information or communication provided by an Eligible Limited Partner or a Limited Partner Nominee ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of circumstances under which they were made, not misleading, each Eligible Limited Partner or Limited Partner Nominee, as the case may be, shall promptly notify the Secretary of the Partnership of all defects in such previously provided information and of the information that is required to correct all such defects.
Section 15.8    Disqualification of Limited Partner Nominees.  The Partnership shall not be required to include, pursuant to this Article XV, any Limited Partner Nominee in its proxy materials for any annual meeting (a) if the Eligible Limited Partner who has nominated such Limited Partner Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (or any successor rule or regulation), in support of the election of any individual as a director at the meeting other than its Limited Partner Nominee(s) or a nominee of the Chief Executive Officer of the Partnership or the Board of Directors, (b) who is not independent under the Applicable Independence Standards, as determined by the Board of Directors, a committee thereof or an officer of the Partnership designated pursuant to Section 15.11, which determination shall be conclusive and binding on the General Partner, the Partnership, the Limited Partners, any Limited Partner Nominee and any other person, (c) whose election as a member of the Board of Directors would cause the Partnership to be in violation of this Agreement, the listing standards of the National Securities Exchange upon which the Common Units are listed, or any applicable law, rule or regulation, (d) who is an employee or director of a competitor or significant (or potentially significant) customer, supplier, contractor, counselor or consultant, (e) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years, (f) who is subject to any order, judgment, decree or other disqualification of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act (or any successor rule or regulation), (g) if such Limited Partner Nominee or the applicable Eligible Limited Partner shall have provided information to the Partnership with respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, as determined by the Board of Directors, a committee thereof or an officer of the Partnership designated pursuant to Section 15.11, which determination shall be conclusive and binding on the Partnership and its Partners, any Limited Partner Nominee and any other person, (h) who is a director or officer of any public utility company or other entity regulated by the Federal Energy Regulatory Commission or the Public Utilities Commission of Texas, (i) whose then-current business or personal interests place the Limited Partner Nominee in a conflict of interest with the Partnership or any of its Subsidiaries or Affiliates or (j) if the Eligible Limited Partner or applicable Limited Partner Nominee otherwise contravenes any of the agreements or representations made by such Eligible Limited Partner or Limited Partner Nominee or otherwise fails to comply with its obligations pursuant to this Article XV.
Section 15.9    Effect of Breach of Agreements.  Notwithstanding anything to the contrary set forth in this Article XV, the Board of Directors, a committee thereof, an officer of the Partnership designated pursuant Section 15.11 or the person presiding at the meeting shall declare a nomination by an Eligible Limited Partner to be invalid, which determination shall be conclusive and binding on the General Partner, the Partnership, the Limited Partners, any Limited Partner Nominee and any other person, and such nomination shall be disregarded notwithstanding that proxies may have been received by the Partnership that cast votes “for” the election of such Eligible Limited Partner’s Limited Partner Nominee(s), if (a) the Limited Partner Nominee(s) or the applicable Eligible Limited Partner shall have breached his or its obligations, agreements or representations contemplated under this Article XV, as determined by the Board of Directors, a committee thereof, an officer of the Partnership designated pursuant to Section 15.11 or the person presiding at the annual meeting of Limited Partners or (b) the Eligible Limited Partner (or a qualified representative thereof) does not appear at the annual meeting of Limited Partners to present any nomination pursuant to this Article XV.
Section 15.10    Obligation to File Soliciting and Communication Materials.  The Eligible Limited Partner (including any person who owns Common Units that constitute part of the Eligible Limited Partner’s ownership for purposes of satisfying Section 15.5) shall file with the Commission any solicitation materials or other communication with the Partnership’s Limited Partners relating to the annual meeting at which the Limited Partner Nominee will be nominated, regardless of whether (a) any filing of such materials or other communication is required under Regulation 14A of the Exchange Act (or any successor regulation) or (b) any exemption from filing is available for such materials or other communication under Regulation 14A of the Exchange Act (or any such successor rule or regulation).
Section 15.11    Authority for Implementation.  Any determination to be made with respect to the satisfaction of any term or condition of this Article XV, or the resolution of any dispute with respect thereto, shall be made by the Board of Directors, a committee thereof or any officer designated by the Board of Directors or a committee thereof, and any such determination or resolution shall be final and binding on the Partnership, any Eligible Limited Partner, any Limited Partner Nominee and any other Person so long as made in good faith (without any further requirements). Without limiting the generality of the foregoing, if the Board of Directors determines that the effect of the requirements set forth in Article XV with respect to a particular annual meeting of Limited Partners, or any other aspect of an annual meeting of Limited

Partners, is such that it is reasonably likely that no two holders of Common Units acting individually (and no two separate Groups of such holders) could each qualify as an Eligible Limited Partner, then the Board of Directors shall waive or modify such requirements with respect to such annual meeting of Limited Partners to make it reasonably likely, as determined by the Board of Directors in good faith, that at least two holders of Common Units (or at least two Groups of such holders) could each qualify as an Eligible Limited Partner for the relevant annual meeting of Limited Partners. The person presiding at the annual meeting of Limited Partners, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Limited Partner Nominee has been nominated in accordance with the provisions of this Article XV and, if not so nominated, shall direct and declare at the meeting that such Limited Partner Nominee shall not be considered for election as an LP Elected Director at the meeting.
ARTICLE XVI
GENERAL PROVISIONS
Section 16.1    Addresses and Notices; Written Communications.
(a)    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown in the Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the Partnership, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the Partnership at the principal office of the Partnership designated pursuant to Section 2.3; provided that when a different notice address is provided herein, such notice shall be deemed given if received at such other address. The Partnership may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b)    The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.
(c)    Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 16.2    Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 16.3    Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 16.4    Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
Section 16.5    Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 16.6    Third-Party Beneficiaries.  Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.
Section 16.7    Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.
Section 16.8    Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.
(a)    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
(b)    Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i)    irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;
(ii)    irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;
(iii)    agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper;
(iv)    expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and
(v)    consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.
Section 16.9    Invalidity of Provisions.  If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions, or parts thereof, contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and any such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.
Section 16.10    Consent of Partners.  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.
Section 16.11    Facsimile and Email Signatures.  The use of facsimile signatures and signatures delivered by email in portable document (.pdf) or similar format affixed in the name and on behalf of the Transfer Agent of the Partnership on certificates representing Common Units or Non-Voting Common Units is expressly permitted by this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

NEXTERA ENERGY PARTNERS GP, INC.

By:
Name:
Title:

EXHIBIT A
to the Third Amended and Restated
Agreement of Limited Partnership of
NextEra Energy Partners, LP

Certificate Evidencing Common Units
Representing Limited Partner Interests in
NextEra Energy Partners, LP

No.	Common Units
In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of NextEra Energy Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), NextEra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that                          (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 700 Universe Boulevard, Juno Beach, Florida 33408. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NEXTERA ENERGY PARTNERS, LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NEXTERA ENERGY PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Exhibit A - 1

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.
This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware

Dated:		NEXTERA ENERGY PARTNERS, LP

	By:	NextEra Energy Partners GP, Inc.

By:
By:

Countersigned and Registered by:
Computershare Trust Company, N.A.

as Transfer Agent and Registrar

By:
Authorized Signature

Exhibit A - 2

[Reverse of Certificate]
ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM-as tenants in common	UNIF GIFT TRANSFERS MIN ACT

TEN ENT-as tenants by the entireties		Custodian

	(Cust)		(Minor)

JT TEN- as joint tenants with right of survivorship and not as tenants in common
Additional abbreviations, though not in the above list, may also be used.

Exhibit A - 3

ASSIGNMENT OF COMMON UNITS OF
NEXTERA ENERGY PARTNERS, LP

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)
                        Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                        as its attorney-in-fact with full power of substitution to transfer the same on the books of NextEra Energy Partners, LP.

Date:__________________	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

Exhibit A - 4

EXHIBIT B
to the Third Amended and Restated Agreement of
Limited Partnership of NextEra Energy Partners, LP

Certificate Evidencing Series A Preferred Units
Representing Limited Partner Interests in
NextEra Energy Partners, LP

No.___________________________________	Series A Preferred Units___________________

In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of NextEra Energy Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), NextEra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that _______________ (the “Holder”) is the registered owner of Series A Preferred Units representing limited partner interests in the Partnership (the “Series A Preferred Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed, subject to certain restrictions. The rights, preferences and limitations of the Series A Preferred Units are set forth in, and this Certificate and the Series A Preferred Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 700 Universe Boulevard, Juno Beach, Florida 33408. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
THE SERIES A PREFERRED UNITS (ALSO REFERRED TO AS “THIS SECURITY”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SERIES A PREFERRED UNITS MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, NEXTERA ENERGY PARTNERS, LP HAS RECEIVED AN OPINION OF COUNSEL OR SUCH OTHER DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NEXTERA ENERGY PARTNERS, LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER; (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NEXTERA ENERGY PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE; OR (C) VIOLATE THE TRANSFER RESTRICTIONS TO WHICH THE SECURITIES ARE SUBJECT PURSUANT TO SECTIONS 5.8 AND 4.7 OF THE PARTNERSHIP AGREEMENT OR SECTION 5.4 OF THE SERIES A PREFERRED UNIT PURCHASE AGREEMENT DATED JUNE 20, 2017. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP.
The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power
Exhibit B - 1

and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

Exhibit B - 2

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated: _____________________________	NEXTERA ENERGY PARTNERS, LP

By: NextEra Energy Partners GP, Inc., its General Partner

By: ____________________________________

By: _____________________________________

Countersigned and Registered by:
Computershare Trust Company, N.A.
as Transfer Agent and Registrar

By:
Authorized Signature

[Reverse of Certificate]
ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM-as tenants in common	UNIF GIFT TRANSFERS MIN ACT

TEN ENT-as tenants by the entireties	Custodian

	(Cust)	(Minor)
JT TEN-as joint tenants with right of survivorship under Uniform Gifts/Transfers to CD Minors Act (State) and not as tenants in common.
Additional abbreviations, though not in the above list, may also be used.

Exhibit B - 3

ASSIGNMENT OF SERIES A PREFERRED UNITS OF
NEXTERA ENERGY PARTNERS, LP

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

________________ Series A Preferred Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint _________________ as its attorney-in-fact with full power of substitution to transfer the same on the books of NextEra Energy Partners, LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.
No transfer of the Series A Preferred Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Series A Preferred Units to be transferred is surrendered for registration or transfer.

Exhibit B - 4

EXHIBIT C
to the Third Amended and Restated Agreement of
Limited Partnership of NextEra Energy Partners, LP

Restrictions on Transfer of Series A Preferred Units

THE SERIES A PREFERRED UNITS (ALSO REFERRED TO AS “THIS SECURITY”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SERIES A PREFERRED UNITS MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, NEXTERA ENERGY PARTNERS, LP HAS RECEIVED AN OPINION OF COUNSEL OR SUCH OTHER DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NEXTERA ENERGY PARTNERS, LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER; (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NEXTERA ENERGY PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE; OR (C) VIOLATE THE TRANSFER RESTRICTIONS TO WHICH THE SECURITIES ARE SUBJECT PURSUANT TO SECTIONS 5.8 AND 4.7 OF THE PARTNERSHIP AGREEMENT OR SECTION 5.4 OF THE SERIES A PREFERRED UNIT PURCHASE AGREEMENT DATED JUNE 20, 2017. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP.

Exhibit C - 1

EXHIBIT D
to the Third Amended and Restated Agreement of
Limited Partnership of NextEra Energy Partners, LP

Certificate Evidencing Non-Voting Common Units
Representing Limited Partner Interests in
NextEra Energy Partners, LP

No.___________________________________	Non-Voting Common Units ________________

In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of NextEra Energy Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), NextEra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that _______________ (the “Holder”) is the registered owner of Non-Voting Common Units representing limited partner interests in the Partnership (the “Non-Voting Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed, subject to certain restrictions. The rights, preferences and limitations of the Non-Voting Common Units are set forth in, and this Certificate and the Non-Voting Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 700 Universe Boulevard, Juno Beach, Florida 33408. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
THE NON-VOTING COMMON UNITS (ALSO REFERRED TO AS “THIS SECURITY”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE NON-VOTING COMMON UNITS MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, NEXTERA ENERGY PARTNERS, LP HAS RECEIVED AN OPINION OF COUNSEL OR SUCH OTHER DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NEXTERA ENERGY PARTNERS, LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER; (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NEXTERA ENERGY PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE; OR (C) VIOLATE THE TRANSFER RESTRICTIONS TO WHICH THE SECURITIES ARE SUBJECT PURSUANT TO SECTION 4.7 OF THE PARTNERSHIP AGREEMENT. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP.
The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power

Exhibit D - 1

and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

Ex D-2

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated: _____________________________	NEXTERA ENERGY PARTNERS, LP

By: NextEra Energy Partners GP, Inc., its General Partner

By: ________________________________

By: _________________________________

Countersigned and Registered by: Computershare Trust Company, N.A. as Transfer Agent and Registrar

By: ____________________________________________
Authorized Signature

[Reverse of Certificate]
ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM-as tenants in common	UNIF GIFT TRANSFERS MIN ACT

TEN ENT-as tenants by the entireties	Custodian

	(Cust)	(Minor)
JT TEN-as joint tenants with right of survivorship under Uniform Gifts/Transfers to CD Minors Act (State) and not as tenants in common.
Additional abbreviations, though not in the above list, may also be used.

Ex D-3

ASSIGNMENT OF NON-VOTING COMMON UNITS OF
NEXTERA ENERGY PARTNERS, LP

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

_____________ Non-Voting Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint _________________ as its attorney-in-fact with full power of substitution to transfer the same on the books of NextEra Energy Partners, LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.
No transfer of the Non-Voting Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Non-Voting Common Units to be transferred is surrendered for registration or transfer.

Ex D-4

Exhibit C
Registration Rights Agreement

NEXTERA ENERGY PARTNERS, LP
AND
THE CLASS B PURCHASERS NAMED ON SCHEDULE A HERETO

REGISTRATION RIGHTS AGREEMENT
Dated [•], 2018

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2018 (this “Agreement”), is entered into by and among NEXTERA ENERGY PARTNERS, LP, a Delaware limited partnership (the “Partnership”), Global Energy & Power Infrastructure II Advisors, L.L.C., a Delaware limited liability company (“GEPIF”), and the other Persons named on Schedule A hereto (GEPIF and each other such Person, a “Class B Purchaser” and, collectively, the “Class B Purchasers”).
RECITALS
WHEREAS, this Agreement is made in connection with the closing of the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of [•], 2018, by and among NEP Renewables, LLC, a Delaware limited liability company (the “Company”), the Partnership, NEP Renewables Holdings, LLC, a Delaware limited liability company (the “NEP Member”), and the Class B Purchasers (the “Purchase Agreement”); and
WHEREAS, the Partnership has agreed to provide the registration rights set forth in this Agreement for the benefit of the Class B Purchasers pursuant to the Purchase Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings in this Section 1.01:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership, on the one hand, and any Class B Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Class B Purchaser or its Affiliates shall be considered an Affiliate of such Class B Purchaser.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Average VWAP” per Common Unit over a certain period shall mean the arithmetic average of the VWAP per Common Unit for each Trading Day in such period.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or Florida are authorized or required by law or other governmental action to close.
“Class B Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” means the interests of limited partners in the Partnership having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the Partnership Agreement.
“Company” has the meaning set forth in the Recitals of this Agreement.
“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of [•], 2018, as may be amended, supplemented or modified from time to time in accordance with the terms thereof.
“Effective Date” means the date of effectiveness of any Registration Statement.
“Effectiveness Period” has the meaning set forth in Section 2.01(a)(i).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“GEPIF” has the meaning set forth in the introductory paragraph of this Agreement.
“Holder” means a record holder of any Registrable Securities.
“Holder Underwriter” has the meaning set forth in Section 2.04(q).
“Holder Underwriter Registration Statement” has the meaning set forth in Section 2.04(q).
“Included Registrable Securities” has the meaning set forth in Section 2.02(a).
“Issuance Date” means the date on which Non-Voting NEP Common Units are issued in accordance with the terms of the Company LLC Agreement and the Partnership Agreement.
“Losses” has the meaning set forth in Section 2.08(a).
“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or

2

successor to such Section) of the Exchange Act) that the Partnership shall designate as a National Securities Exchange for purposes of this Agreement.
“NEP Member” has the meaning set forth in the Recitals of this Agreement.
“Non-Voting NEP Common Units” means the non-voting common units of the Partnership that have the same economic rights as the Common Units but no voting rights on any matter whatsoever, shall not be listed on any National Securities Exchange, and are issuable upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option (as each such term is defined in the Company LLC Agreement) pursuant to and in accordance with the terms of the Company LLC Agreement and the Partnership Agreement.
“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.
“Partnership Agreement” has the meaning set forth in the Purchase Agreement.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.
“Piggyback Notice” has the meaning set forth in Section 2.02(a).
“Piggyback Opt-Out Notice” has the meaning set forth in Section 2.02(a).
“Piggyback Registration” has the meaning set forth in Section 2.02(a).
“Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.
“Registrable Securities” means the Common Units issuable upon conversion of Non-Voting NEP Common Units pursuant to the Company LLC Agreement and the Partnership Agreement, all of which Common Units shall be subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.
“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement or a Piggyback Registration.
“Registration Expenses” has the meaning set forth in Section 2.07(a).
“Registration Statement” means a registration statement filed with the Commission by the Partnership registering Registrable Securities pursuant to the terms of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Selling Expenses” has the meaning set forth in Section 2.07(a).
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

3

“Selling Holder Indemnified Persons” has the meaning set forth in Section 2.08(a).
“Target Effective Date” means the earlier to occur of the following: (a) the date on which the Call Option Notice (as that term is defined in the Company LLC Agreement) is delivered by the NEP Member in accordance with Section 7.02 of the Company LLC Agreement and (b) thirty (30) days after the announcement of a Change of Control (as that term is defined in the Company LLC Agreement) with respect to a Class B Purchaser.
“Trading Day” means a day on which the principal National Securities Exchange on which the Common Units are listed or admitted to trading is open for the transaction of business or, if such Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
“Underwriter” means, with respect to any Underwritten Offering, the underwriters of such Underwritten Offering.
“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an Underwriter on a firm commitment basis for reoffering to the public for cash or an offering that is a “bought deal” with one or more investment banks, in either case, in the sole discretion of the Partnership. For the avoidance of doubt, the term Underwritten Offering does not include at-the-market offerings.
“VWAP” per Common Unit on any Trading Day shall mean the per Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units are listed). If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the Partnership in a commercially reasonable manner.
Section 1.02    Registrable Securities. Except as otherwise specifically provided herein, a Registrable Security will cease to be a Registrable Security under this Agreement upon the earliest to occur of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to an Affiliate or to another Holder or any of its Affiliates or to any assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.10) pursuant to any transaction exempt from registration pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by the Partnership or one of its Affiliates, and (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.10. For the avoidance of doubt, (i) the

4

provisions of this Section 1.02 do not modify the transfer restrictions applicable to the Holders under the Partnership Agreement and (ii) only a Holder that (A) is a named Class B Purchaser under the Purchase Agreement, (B) is an Affiliate of a named Class B Purchaser both (x) at the time any Registrable Securities are transferred to such Holder in compliance with the Purchase Agreement and the Partnership Agreement and (y) at the time of exercise of registration rights pursuant to Section 2.02 or Section 2.03 or (C) acquires Registrable Securities from a Holder specified in (A) or (B) above upon foreclosure of a pledge thereof under a Permitted Loan Financing (as that term is defined in the Company LLC Agreement) shall have any piggyback or demand registration rights under this Agreement.
ARTICLE II
REGISTRATION RIGHTS
Section 2.01    Shelf Registration.
(a)    Shelf Registration Statements
(i)    The Partnership shall use its commercially reasonable efforts to (A) prepare and file an initial Registration Statement to permit the public resale of the Registrable Securities on a continuous basis pursuant to Rule 415 of the Securities Act, or such other rule as is then applicable, at then prevailing prices and (B) cause such initial Registration Statement to become effective no later than the Target Effective Date.
(ii)    The Partnership will use its commercially reasonable efforts to cause the Registration Statement filed pursuant to Section 2.01(a) to be continuously effective under the Securities Act, with respect to any Holder, until the earliest to occur of the following: (A) the date on which there are no longer any Registrable Securities outstanding and (B) the second anniversary of the Issuance Date (the “Effectiveness Period”). A Registration Statement filed pursuant to Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided that, if the Partnership is then eligible, it shall file such Registration Statement on Form S-3. A Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within three (3) Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of such Registration Statement.

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(b)    Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus that is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement, (ii) the Partnership determines it must amend or supplement the Registration Statement or the related Prospectus so that such Registration Statement or Prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading, (iii) the Partnership determines that it would be required to make disclosure of material information in the Registration Statement that the Partnership has a bona fide business purpose for preserving as confidential, or (iv) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of sixty (60) days in any 180-day period or ninety (90) days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, shall promptly terminate any suspension of the use of prospectus that is a part of such Registration Statement it has put into effect, and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.
Section 2.02    Piggyback Registration.
(a)    Participation. If at any time (i) on or after the 1st of January following the Issuance Date and (ii) except in connection with the exercise of a demand registration pursuant to Section 2.03, prior to the 31st of December following the fourth (4th) anniversary of the Issuance Date, the Partnership proposes to file a Registration Statement related to an Underwritten Offering, including pursuant to Section 2.03, then the Partnership shall give not less than four (4) Business Days’ notice (including notification by electronic mail) (the “Piggyback Notice”) of such proposed Underwritten Offering to GEPIF, and such Piggyback Notice shall offer GEPIF (on behalf of itself and as representative of each other Holder) the opportunity to include in such Underwritten Offering up to one-third (including the securities being registered pursuant to Section 2.03) of the aggregate number of Registrable Securities that would be outstanding as of the Issuance Date if all of the Non-Voting NEP Common Units issued on the Issuance Date were converted on such Issuance Date into Common Units (or such larger number of Registrable Securities to the extent consented to by the Partnership in its sole and absolute discretion) (the “Included Registrable Securities”), as GEPIF may request in writing (a “Piggyback Registration”); provided, however, that the Partnership shall not be required to offer such opportunity (A) if GEPIF and the other Holders do not request registration of a minimum of $50 million of Registrable Securities in the aggregate (determined by multiplying the number of Registrable Securities owned by the Average VWAP for the ten

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(10) Trading Days preceding the date of such notice) or (B) if the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Class B Purchasers and the other Holders will have an adverse effect on the price, timing or distribution of the Common Units in such Underwritten Offering, in which case the amount of Registrable Securities to be offered for the accounts of the Class B Purchasers and the other Holders shall be determined based on the provisions of Section 2.02(b). Each Piggyback Notice shall be provided to GEPIF on a Business Day pursuant to Section 3.01, and receipt of such notice shall be confirmed and kept confidential by the Class B Purchasers and the other Holders (and neither the Class B Purchasers nor any other Holder receiving such notice shall purchase or sell Common Units) (provided that any Holder may provide such notice to its personnel, advisors and other representatives on a confidential basis) until either (x) such proposed Underwritten Offering has been publicly announced by the Partnership or (y) GEPIF has received notice from the Partnership that such proposed Underwritten Offering has been abandoned, which the Partnership shall provide to GEPIF reasonably promptly after the final decision to abandon a proposed Underwritten Offering has been made. GEPIF will have two (2) Business Days (or one (1) Business Day in connection with any overnight or bought Underwritten Offering) after such Piggyback Notice has been delivered to request in writing (on behalf of itself and/or the other Holders) that the Partnership include Registrable Securities in the Underwritten Offering. If no request for inclusion from GEPIF is received by the Partnership within the specified time, neither GEPIF nor any other Holder shall have any further right to participate in such Underwritten Offering. If, at any time after giving written notice of the Partnership’s intention to undertake an Underwritten Offering and prior to the pricing of such Underwritten Offering, such Underwritten Offering is terminated or delayed pursuant to the provisions of this Agreement, the Partnership may, at its election, give written notice of such determination to GEPIF (on behalf of itself and the other Holders), and (1) in the case of a termination of such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. GEPIF (on behalf of itself or any Selling Holder) shall have the right to withdraw its request for inclusion of such Registrable Securities, in whole or in part (subject to the other provisions of this Agreement), in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least two (2) Business Days prior to the time of pricing of such Underwritten Offering. GEPIF may deliver written notice (a “Piggyback Opt-Out Notice”) to the Partnership requesting that GEPIF not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that GEPIF may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice (unless subsequently revoked), the Partnership shall not be required to deliver any notice to GEPIF pursuant to this Section 2.02(a) and GEPIF and the other Holders shall no longer be entitled to participate in Underwritten Offerings pursuant to this Section 2.02(a), unless such Piggyback Opt-Out Notice is subsequently revoked by GEPIF. GEPIF shall have the right (on behalf of itself and the other Holders) to exercise the piggyback registration rights set forth in this Section 2.02 up to three (3) times, but not more frequently than once in any twelve-month period; provided, however, if the number of Included Registrable Securities included in the Underwritten Offering is reduced by fifty percent (50%) or more, GEPIF (on behalf of itself and the other Holders) will have the right to withdraw from such Underwritten Offering by delivering written notice to the Partnership at least two (2) Business

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Days prior to the time of pricing of such Underwritten Offering, and such exercise of piggyback registration rights will not decrease the number of piggyback registrations that GEPIF shall have the right to request under this Section 2.02(a).
(b)    Priority of Piggyback Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Partnership that the total amount of Registrable Securities that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Partnership shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Common Units proposed to be included in such Underwritten Offering prior to the delivery by the Partnership of the Piggyback Notice hereunder, unless such Underwritten Offering is undertaken pursuant to the exercise of a Holder’s rights under Section 2.03 below, in which case the allocation between all participating Holders shall be determined as if all such Holders were exercising piggyback registration rights in the following clause, and (ii) second, pro rata among the Persons who are exercising piggyback registration rights related to such Underwritten Offering (based, for each such Holder, on the percentage derived by dividing (x) the number of Common Units proposed to be sold by such Holder in such Underwritten Offering by (y) the aggregate number of Common Units proposed to be sold by all Holders and by any other Persons exercising pari passu piggyback registration rights in such Underwritten Offering).
Section 2.03    Underwritten Offerings.
(a)    Demand Rights. At any time on or after January 1, 2025, and prior to December 31, 2029, GEPIF (on behalf of itself and any other Holders) shall have the right to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering if GEPIF reasonably expects (for itself or any other Holders) (i) gross proceeds of at least $100 million from such Underwritten Offering or (ii) gross proceeds of at least $50 million from such Underwritten Offering and such Registrable Securities represent one hundred percent (100%) of the then-outstanding Registrable Securities held by GEPIF and any applicable Selling Holder. GEPIF (on behalf of itself and any other Holders) shall exercise any such demand registration right by delivering a written notice to the Partnership specifying that (x) it is exercising a demand registration right, (y) the name of each Selling Holder, and (z) the amount of Registrable Securities to be included in the Underwritten Offering. Promptly upon receipt of the written notice, the Partnership shall enter into an underwriting agreement in a form that is customary in Underwritten Offerings of securities by the Partnership with the Managing Underwriter or Underwriters selected by the Partnership, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, GEPIF shall have the right (on behalf of itself and the other Holders) to exercise the demand registration rights set forth in this Section 2.03 not more than three (3) times (and not more frequently than once in any twelve-month period), and only in the event that either the Partnership has not conducted an Underwritten Offering of Common Units in the preceding twelve-month period in which GEPIF (on behalf of itself or other Holders) was eligible to

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exercise piggyback registration rights pursuant to Section 2.02 or, if the Partnership has conducted such an Underwritten Offering, GEPIF (on behalf of itself or other Holders) has been reduced in the amount of Registerable Securities included in such offering pursuant to Section 2.02(b) by twenty-five percent (25%) or more of the Included Registrable Securities; provided, further, the aggregate amount of Registerable Securities that may be included in an Underwritten Offering pursuant to a demand registration right exercised pursuant to this Section 2.03 shall not exceed one-third of the aggregate number of Registrable Securities that would be outstanding as of the Issuance Date if all of the Non-Voting NEP Common Units issued on the Issuance Date were converted on such Issuance Date into Common Units (or such larger number of Registrable Securities to the extent consented to by the Partnership in its sole and absolute discretion); provided, further, that if the Partnership or any of its Affiliates (A) is conducting or actively pursuing a merger, acquisition or disposition transaction with a third party, (B) is conducting or actively pursuing a securities offering of the Partnership’s Common Units with anticipated gross offering proceeds of at least $100 million (other than in connection with any at-the-market offering or similar continuous offering program), or (C) is in possession of material nonpublic information affecting the Common Units that the Partnership has determined, in the best interests of the Partnership, should not be publicly disclosed at that time, then the Partnership may suspend GEPIF’s right to require the Partnership to conduct an Underwritten Offering on GEPIF’s or such Selling Holder’s behalf pursuant to this Section 2.03; provided, however, that the Partnership may only suspend such demand registration right to require the Partnership to conduct an Underwritten Offering pursuant to this Section 2.03 once in any six-month period and in no event for a period that exceeds an aggregate of ninety (90) days in any 180-day period or one hundred twenty (120) days in any 365-day period.
(b)    General Procedures. In connection with any Underwritten Offering contemplated by Section 2.02 or Section 2.03(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.08) and other rights and obligations as are customary in Underwritten Offerings of securities by the Partnership. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the Underwriters, other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell Registerable Securities pursuant thereto, its ownership of the securities being registered on its behalf, its intended method of distribution and any other representation regarding matters required by law. Subject to the other provisions of this Agreement, the terms of each Underwritten Offering shall be approved or disapproved in the sole reasonable discretion of the Partnership; provided, however, in an Underwritten Offering undertaken pursuant to Section 2.03, underwriting discounts and commissions shall be approved by GEPIF; provided, further, the Partnership and GEPIF shall use commercially reasonable efforts to cooperate and coordinate relating to the terms of an Underwritten Offering, including indicative pricing ranges, at all times following the time a notice of exercise a demand registration right is given pursuant to Section 2.03. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.03, GEPIF may (on behalf of such Selling Holder) withdraw such Selling Holder’s Registerable Securities from such Underwritten Offering by written notice to the Partnership and the Managing Underwriter; provided, however, that, to be effective, such withdrawal must be made at least two (2) Business Days prior to the time of pricing of such Underwritten Offering; provided, further, that in the event the Managing Underwriter or Underwriters of any proposed

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Underwritten Offering advise the Partnership that the total amount of Common Units that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Registrable Securities offered or the market for the Common Units, and the amount of Registrable Securities requested to be included in such Underwritten Offering pursuant to Section 2.03(a) is reduced by fifty percent (50%) or more, GEPIF (on behalf of itself and the other Holders) will have the right to withdraw from such Underwritten Offering by delivering written notice to the Partnership at least two (2) Business Days prior to the time of pricing of such Underwritten Offering, in which case the Partnership will have no obligation to proceed with such Underwritten Offering and such Underwritten Offering, whether or not completed, will not decrease the number of Underwritten Offerings that GEPIF shall have the right to request under this Section 2.03. Notwithstanding the ability of a Holder to withdraw Registrable Securities from an Underwritten Offering, the exercise of piggyback registration rights or demand registration rights under this Agreement shall be irrevocable, and, except as otherwise specifically provided above, shall decrease the number of Underwritten Offerings that GEPIF (on behalf of itself and the other Holders) shall have the right to request under Section 2.02 and Section 2.03.
Section 2.04    Further Obligations. In connection with its obligations under this Article II, the Partnership will:
(a)    promptly prepare and file with the Commission the Registrations Statements and such amendments and supplements to any Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period of the Underwritten Offering and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;
(b)    if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;
(c)    furnish to GEPIF (on behalf of itself and each Selling Holder) (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide GEPIF the opportunity to object to any information pertaining to GEPIF and such Selling Holder and the plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other

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registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the resale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;
(d)    if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;
(e)    promptly notify GEPIF (on behalf of itself and each Selling Holder), at any time when a prospectus relating thereto is required to be delivered by any such Selling Holder under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
(f)    promptly notify GEPIF (on behalf of itself and each Selling Holder), at any time when a prospectus relating thereto is required to be delivered by any such Selling Holder under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

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(g)    upon request and subject to appropriate confidentiality obligations, furnish to GEPIF (on behalf of itself and each Selling Holder) copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(h)    in the case of an Underwritten Offering, furnish, or use its reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the Underwriters, dated the date of the closing under the applicable underwriting agreement and (ii) a “comfort letter” addressed to the Underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the Underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such Underwriters may reasonably request;
(i)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;
(j)    make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;
(k)    use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;
(l)    use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;
(m)    provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;
(n)    enter into customary agreements and take such other actions as are reasonably requested by GEPIF (on behalf of itself and each Selling Holder) or the Underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities (including

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making appropriate representatives of the Partnership available to participate in customary marketing activities); provided, however, that representatives of the Partnership shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering which, in any event, shall not be more than the amount of time customarily dedicated in similar Underwritten Offerings undertaken by the Partnership and its Affiliates;
(o)    if reasonably requested by GEPIF (on behalf of itself and any Selling Holder), (i) incorporate in a prospectus supplement or post-effective amendment such information as GEPIF reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
(p)    if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer Registrable Securities without legend upon sale by the Holder of such Registrable Securities under a Registration Statement; and
(q)    if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act (a “Holder Underwriter”), in connection with a Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with GEPIF (on behalf of itself and such Holder Underwriter) in allowing GEPIF (on behalf of itself and such Holder Underwriter) to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof; provided, however, that the Partnership need not disclose any non-public information to any representative of GEPIF unless and until GEPIF and its representatives have entered into a confidentiality agreement with the Partnership. In addition, at the request of GEPIF (on behalf of itself and such Holder Underwriter), the Partnership will furnish to GEPIF, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as GEPIF may reasonably request (provided that such request shall not be more frequently than on an annual basis), (i) a “comfort letter”, dated such date, from the Partnership’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Offerings of securities by the Partnership, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as has been customarily given in Underwritten Offerings of securities by the Partnership, accompanied by standard “10b-5” negative assurance for such offerings and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other Persons serving such functions, as has been customarily given by such officers in Underwritten Offerings of securities by the Partnership. The Partnership will also use its reasonable efforts to provide legal counsel to GEPIF with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.

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Notwithstanding anything to the contrary in this Section 2.04, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement, and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless GEPIF (on behalf of itself and each Selling Holder) has not had an opportunity to conduct customary underwriter’s due diligence as set forth in Section 2.04(q) with respect to the Partnership at the time such Holder’s consent is sought.
Each Selling Holder, upon receipt of notice from the Partnership or from GEPIF of the happening of any event of the kind described in Section 2.04(f), shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(f) or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request that the Managing Underwriter or Managing Underwriters, if any, deliver to the Partnership (at the Partnership’s expense) all copies in its or their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
Section 2.05    Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.03(a) if GEPIF or such Holder has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
Section 2.06    Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is participating in an Underwritten Offering and is included in a Registration Statement agrees to enter into a customary letter agreement (each, a “Lockup”) with underwriters providing that such Holder will not effect any public sale or distribution of a Common Unit during the forty-five (45) calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that, notwithstanding the foregoing, (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the Underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership on whom a restriction is imposed, (ii) the restrictions set forth in this Section 2.06 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder and (iii) the Partnership will use commercially reasonable efforts to ensure that each Lockup shall include customary carve-outs, including carve-outs for the pledge, hypothecation or other granting of a security interest in Common Units or securities convertible into or exchangeable for shares of Common Units as collateral or security for any loan, advance

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or extension of credit and any transfer upon foreclosure upon such Common Units or such securities.
Section 2.07    Expenses.
(a)    Certain Definitions. “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect a Piggyback Registration pursuant to Section 2.02, or an Underwritten Offering pursuant to Section 2.03, and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and National Securities Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.
(b)    Expenses. The Partnership will pay all reasonable Registration Expenses, as determined in good faith, in connection with a Piggyback Registration or an Underwritten Offering, whether or not any sale is made pursuant to such Piggyback Registration or Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. Each Class B Purchaser shall reimburse the Partnership for its pro rata share of all reasonable and documented out-of-pocket costs and expenses in connection with a Registration Statement filed pursuant to Section 2.01(a). In addition, except as otherwise provided in Section 2.08, the Partnership shall not be responsible for professional fees (including legal fees) incurred by the Class B Purchasers or any other Holders in connection with the exercise of the Class B Purchasers’ or such Holders’ rights hereunder.
Section 2.08    Indemnification.
(a)    By the Partnership. In the event of a Registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by

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reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished to it by GEPIF or such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.
(b)    By Each Selling Holder. Each Selling Holder severally and not jointly (other than the Selling Holders that are Class B Purchasers, whose obligations will be joint and several) agrees to indemnify and hold harmless the Partnership, the General Partner and their respective directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder (other than the Selling Holders that are Class B Purchasers, whose obligations will be joint and several) shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holders from the sale of the Registrable Securities giving rise to such indemnification.
(c)    Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08(c), except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected;

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provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.
(d)    Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that the liability of each Selling Holder (other than the Selling Holders that are Class B Purchasers, whose liability shall be joint and several) shall not be greater than the maximum amount for which such Selling Holder could have been liable under the proviso contained in Section 2.08(b). The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(e)    Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

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Section 2.09    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Partnership agrees to use its commercially reasonable efforts to:
(a)    make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;
(b)    file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and
(c)    so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
Section 2.10    Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by a Holder only if (a) such transferee or assignee is an Affiliate of such Holder, and after such transfer or assignment continues to be an Affiliate of such Holder, or such transferee acquires Registrable Securities from a Class B Purchaser or an Affiliate of a Class B Purchaser upon foreclosure of a pledge thereof under a Permitted Loan Financing (as that term is defined in the Company LLC Agreement), (b) the amount of Registrable Securities transferred or assigned to such transferee or assignee shall represent at least $50 million of Registrable Securities (determined by multiplying the number of Registrable Securities owned by the Average VWAP for the ten (10) Trading Days preceding the date of such transfer or assignment), or such lesser amount if it constitutes the remaining holdings of the Holder and its Affiliates, (c) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, (d) with respect to such Holder, a Change of Control (as defined in the Company LLC Agreement) has not occurred and (e) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement. Notwithstanding the foregoing, GEPIF may not transfer any of its rights to give or receive notices, including in respect of the exercise of piggyback or demand registration rights hereunder, on behalf of itself or any Holder, without the express written consent of the Partnership. Notwithstanding anything herein to the contrary, GEPIF may continue to give or receive notices and exercise piggyback or demand registration rights hereunder on behalf of other Holders following such time as GEPIF ceases to own any Registrable Securities.

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Section 2.11    Limitation on Subsequent Registration Rights. From and after the date hereof, the Partnership shall not, without the prior written consent of GEPIF (on behalf of itself and each Selling Holder), enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders of Registrable Securities hereunder. For purposes of this Agreement, the term “pari passu” shall mean only the right to include Common Units in an Underwritten Offering subject to customary cutback provisions, such as contained Section 2.02(b), and shall not refer to any other term of this Agreement or any other agreement or instrument pursuant to which registration rights are granted.
ARTICLE III
MISCELLANEOUS
Section 3.01    Communications. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery or (in the case of any notice given by the Partnership to Class B Purchasers or any other Holder) email to the following addresses:
(a)    If to the Class B Purchasers, to the addresses set forth on Schedule A.
(b)    If to the Partnership:
NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Treasurer and Daniel Lotano

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
920 N. King Street
Wilmington, Delaware 19801
Attention: Allison Land
or to such other address as the Partnership, any Class B Purchaser or any other Holder may designate to each other in writing from time to time or, if to a transferee or assignee of any Class B Purchaser or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.10. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

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Section 3.02    Binding Effect. This Agreement shall be binding upon the Partnership, each of the Class B Purchasers and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
Section 3.03    Assignment of Rights. Except as provided in Section 2.10, neither the Class B Purchasers nor any other Holder may assign or transfer this Agreement or any of the rights, benefits or obligations hereunder without the prior written consent of the Partnership.
Section 3.04    Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, acquisition, consolidation, reorganization, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.
Section 3.05    Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
Section 3.06    Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.
Section 3.07    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.
Section 3.08    Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located

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within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 3.09    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 3.10    Entire Agreement. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein and therein are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Purchase Agreement, with respect to the rights granted by the Partnership, the Class B Purchasers, or any of their respective Affiliates set forth herein or therein. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing, no provision of this Agreement, the Purchase Agreement and the other agreements and documents referred to herein and therein are intended to modify, amend or otherwise affect any provisions of the Partnership Agreement.
Section 3.11    Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and GEPIF (on behalf of itself and each Holder). Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.
Section 3.12    No Presumption. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

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Section 3.13    Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than the Class B Purchasers, the other Holders, their respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of any Class B Purchaser or other Holder hereunder.
Section 3.14    Interpretation. Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by any Class B Purchaser or any other Holder, such action shall be in such Holder’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The words such as “herein,” “hereinafter,” “hereof’ and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such

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words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

NEXTERA ENERGY PARTNERS, LP

By:
Name:
Title:

[WESTERN RENEWABLES PARTNERS LLC]

By:
Name:
Title:

Exhibit D

BUILD-OUT AGREEMENT
This BUILD-OUT AGREEMENT (this “Agreement”), dated as of [______], 2018, is entered into by and between NEXTERA ENERGY RESOURCES, LLC, a Delaware limited liability company (“NextEra”) and NEP RENEWABLES, LLC, a Delaware limited liability company (“NEP Renewables”). NextEra and NEP Renewables shall be referred to hereunder collectively as the “Parties” and, individually as a “Party”.
PRELIMINARY STATEMENTS:
1.    (i) Breckinridge Wind Project, LLC (“Breckinridge”) has developed and owns an approximately 98.1 megawatt wind power electric generating facility located in Garfield County, Oklahoma (the “Breckinridge Wind Project”); (ii) Ninnescah Wind Energy, LLC (“Ninnescah”) has developed and owns an approximately 208.3 megawatt wind power electric generating facility located in Pratt, Kingman and Sedgwick Counties, Kansas (the “Ninnescah Wind Project”); (iii) Kingman Wind Energy I, LLC (“Kingman I”) has developed and owns an approximately 103.3 megawatt wind power electric generating facility commonly known as Kingman I and located in Kingman County, Kansas (the “Kingman I Wind Project”); (iv) Kingman Wind Energy II, LLC (“Kingman II”) has developed and owns an approximately 103.3 megawatt wind power electric generating facility commonly known as Kingman II and located in Kingman County, Kansas (the “Kingman II Wind Project”); (v) NextEra Energy Bluff Point, LLC (“Bluff Point”) has developed and owns an approximately 119.7 megawatt wind power electric generating facility located in Jay and Randolph counties, Indiana (the “Bluff Point Wind Project”); (vi) Cottonwood Wind Project, LLC (“Cottonwood”) has developed and owns an approximately 89.7 megawatt wind power electric generating facility located in Webster County, Nebraska (the “Cottonwood Wind Project”); (vii) Golden Hills North Wind, LLC (“Golden Hills North”) has developed and owns an approximately 46 megawatt wind power electric generating facility located in Alameda County, California (the “Golden Hills North Wind Project”); (viii) Javelina Wind Energy II, LLC (“Javelina II”) has developed and owns an approximately 200 megawatt wind power electric generating facility located in Webb County, Texas (the “Javelina II Wind Project”); (ix) Rush Springs Wind Energy, LLC (“Rush Springs”) has developed and owns an approximately 249.9 megawatt wind power electric generating facility located in Grady and Stephens County, Oklahoma (the “Rush Springs Wind Project”); and (x) Carousel Wind Farm, LLC (“Carousel”, and together with Breckinridge, Ninnescah, Kingman I, Kingman II, Bluff Point, Cottonwood, Golden Hills North, Javelina II and Rush Springs, the “Project Owners”, and each, a “Project Owner”) has developed and owns an approximately 149.7 megawatt wind power electric generating facility located in Kit Carson County in Colorado (the “Carousel Wind Project”, and together with the Breckinridge Wind Project, the Ninnescah Wind Project, the Kingman I Wind Project, the Kingman II Wind Project, Bluff Point Wind Project, Cottonwood Wind Project, Golden Hills North Wind Project, Javelina II Wind Project and Rush Springs Wind Project, the “Projects”, and each, a “Project”). Each of the Projects is located on the land described in the easements, rights of way, leases, deeds and other instruments in real property to which the applicable Project Owner is a party on the date hereof (“Project Easements”).
2.    NextEra or its Affiliates own, or may in the future own options to, and/or may obtain, easements, leases or other land rights in neighboring or adjacent lands to one or more of the Projects (to the extent within five (5) kilometers of any Wind Turbines of any such Project, the “Subsequent Phase Land Rights”, and together with the Project Easements for any such Project, the “Wind Farm Land Rights”).
3.    On [______], 2018, NEP Renewables consummated the direct or indirect acquisition of one hundred percent (100%) of NextEra’s interest in each Project Owner pursuant to the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, as amended by the Amendment to the Amended and Restated Purchase and Sale Agreement, dated as of August 31, 2018.
4.    The Parties contemplate that the Subsequent Phase Land Rights would be used in connection with the construction of additional wind farms.
5.    The Parties wish to set forth the rights, obligations and restrictions binding on and in favor of the Parties and their Affiliates with respect to (a) the economic effects, if any, on each Project Owner (including the owners of each of the Project Owners) as a result of the Wind Interference Effect, Transmission Access Effect and O&M Interference Effect caused by the Implementation of Subsequent Phases, (b) ensuring that the participants in each Subsequent Phase possess sufficient real estate rights in respect to transmission lines on and across the lands covered by the applicable Project Easements to develop that Subsequent Phase (but excluding the placement of Wind Turbines thereon) in an orderly and financeable manner, and (c) the protection of each of the Project Owner’s (as applicable) rights under the applicable Interconnection Agreement, in each such case, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and intending to be legally bound hereby, the Parties hereby agree to the following:
ARTICLE ONE
DEFINITIONS AND PRINCIPLES OF INTERPRETATION
1.1    Definitions. The following capitalized terms will have the respective meanings set forth below.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person will be deemed to be an Affiliate of any specified Person if such Person owns more than fifty percent (50%) of the voting securities of the specified Person, if the specified Person owns more than fifty percent (50%) of the voting securities of such Person, or if more than fifty percent (50%) of the voting securities of the specified Person and such Person are under common control.
“Agreement” means this Build-Out Agreement, as amended from time to time.

“Build-Out Payment” means (A) as to the Breckinridge Wind Project and the Carousel Wind Project (i) the amount set forth in cell “D114” in the Breckinridge DCF tab of the Project Model for the Breckinridge Acquired Companies (as defined in the Purchase and Sale Agreement) after such Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Project, as determined by NextEra in consultation with each of the applicable Independent Engineer and the applicable Independent Transmission Consultant and (ii) the amount set forth in cell “D114” in the Carousel DCF tab of the Project Model for the Carousel Acquired Companies (as defined in the Purchase and Sale Agreement) after such Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Project, as determined by NextEra in consultation with each of the applicable Independent Engineer and the applicable Independent Transmission Consultant, and (B) as to the Palomino Acquired Companies, the Monarch Acquired Companies and the Pacific Plains Acquired Companies (as such terms are defined in the Purchase and Sale Agreement), (i) the amount set forth in cell “D124” in the Palomino DCF tab of the Project Model for the Palomino Acquired Companies after the Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Ninnescah Wind Project, the Kingman I Wind Project and/or the Kingman II Wind Project, as determined by NextEra in consultation with each of the applicable Independent Engineer and the applicable Independent Transmission Consultant, (ii) the amount set forth in cell “D116” in the Pacific Plains DCF tab of the Project Model for the Pacific Plains Acquired Companies after the Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Bluff Point Wind Project, the Cottonwood Wind Project and/or the Golden Hills North Wind Project, as determined by NextEra in consultation with each of the applicable Independent Engineer and the applicable Independent Transmission Consultant, and (iii) the amount set forth in cell “D115” in the Monarch DCF tab of the Project Model for the Monarch Acquired Companies after the Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Rush Springs Wind Project and/or the Javelina II Wind Project, as determined by NextEra in consultation with each of the applicable Independent Engineer and the applicable Independent Transmission Consultant.
“Class A Cash Adjustment” means, on any date of determination, with respect to any Subsequent Phase, as to each of the Projects, (i) the excess, if any, of the Build-Out Payment for all Subsequent Phases over One Hundred Thousand Dollars ($100,000) for the Breckinridge Acquired Companies, (ii) the excess, if any, of the Build-Out Payment for all Subsequent Phases over Five Hundred Thousand Dollars ($500,000) for the Palomino Acquired Companies, (iii) the excess, if any, of the Build-Out Payment for all Subsequent Phases over One Hundred Fifty Thousand Dollars ($150,000) for the Carousel Acquired Companies, (iv) the excess, if any, of the Build-Out Payment for all Subsequent Phases over Two Hundred Fifty Thousand Dollars ($250,000) for the Pacific Plains Acquired Companies, (v) the excess, if any, of the Build-Out Payment for all Subsequent Phases over Five Hundred Thousand Dollars ($500,000) for the Monarch Acquired Companies.
“Class A Member” means any Person holding a Class A Membership Interest.

“Class A Membership Interests” means each of the Class A membership interests in (i) Breckinridge, (ii) Palomino Wind, LLC, (iii) Carousel, (iv) Monarch Wind, LLC and (v) Pacific Plains Wind, LLC.
“Class A Units” means the Class A Membership Interests held by the Class A Member(s).
“Existing Build-Out Agreement” means as to each of the Projects, (i) that certain Build-Out Agreement, dated as of November 4, 2015, by and between NextEra and Breckinridge, (ii) that certain Build-Out Agreement, dated as of December 21, 2016, by and among NextEra, Ninnescah, Kingman I and Kingman II, (iii) that certain Build-Out Agreement, dated as of December 24, 2015, by and between NextEra and Carousel, (iv) that certain Build-Out Agreement, dated as of December 22, 2017, by and among NextEra, Bluff Point, Cottonwood and Golden Hills North and (v) that certain Build-Out Agreement, dated as of December 14, 2016, by and among NextEra, Javelina II and Rush Springs.
“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession thereof, any county or municipal government, any governmental authority and any political subdivision, or agency of any of the foregoing, including courts, departments, commissions, boards, bureaus, regulatory bodies, agencies or other instrumentalities, including any regional transmission organizations or independent system operators.
“Implementation” or “Implement” means as to each of the Projects, the material on-site development, construction or operation of any Subsequent Phase which could reasonably be expected to affect the applicable Project.
“Independent Engineer” has the meaning set forth in each Existing Build-Out Agreement.
“Independent Transmission Consultant” has the meaning set forth in each Existing Build-Out Agreement.
“Interconnection Agreement” means as to each of the Projects, (i) that certain Generator Interconnection Agreement, dated December 9, 2013, by and among Breckinridge, Southwest Power Pool, Inc. and Oklahoma Gas and Electric Company (including First and Second Revised Appendices to the GIA SPP Service Agreement No. 2636), (ii) that certain Generator Interconnection Agreement, dated May 2, 2016, by and among Ninnescah, Southwest Power Pool, Inc. and Westar Energy, Inc., (iii) that certain Generator Interconnection Agreement, dated August 12, 2016, by and among the Kingman I, Southwest Power Pool, Inc. and Westar Energy, Inc., (iv) that certain Generator Interconnection Agreement, dated February 16, 2015, by and between Carousel and Tri-State Generation and Transmission Association, Inc., (v) that certain Generator Interconnection Agreement, dated August 31, 2011, by and among Cottonwood, Southwest Power Pool, Inc. and Nebraska Public Power District (including First, Second, Third, Fourth, Fifth and Sixth Revised Appendices to the GIA SPP Service Agreement No. 2252), (vi) that certain Generator Interconnection Agreement, dated October 23, 2015, by and among Rush Springs, Southwest Power Pool, Inc. and AEP Oklahoma Transmission Company, Inc. (including First Revised Appendices to the GIA SPP Service Agreement No. 3129), (vii) that certain ERCOT Standard Generation Interconnection Agreement, dated December 30, 2015, by and among Javelina II, Electric Transmission Texas, LLC, Javelina Interconnection, LLC and Javelina Wind Energy, LLC, (viii) that certain Amended and Restated Large Generator Interconnection Agreement, dated November 19, 2015, among Golden Hills Interconnection, LLC, Pacific Gas and Electric Company and California Independent System Operator Corporation, as amended by that certain First Amendment to the Amended and Restated Large Generator Interconnection Agreement, dated August 14, 2017, and (ix) that certain Interconnection Service Agreement, dated April 23, 2013, among Bluff Point, PJM Interconnection, L.L.C. and AEP Indiana Michigan Transmission Company, Inc.
“Law” means any applicable statute, law, ordinance, regulation, rate, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.
“NextEra” has the meaning given in the preamble to this Agreement.
“O&M Interference Effect” means as to each of the Projects, the specifically identifiable increased costs or cash savings achieved by the applicable Project due to the Implementation of a Subsequent Phase as a result of sharing the Subsequent Phase Rights, facilities and infrastructure, all of the above as then reasonably determined by the Independent Engineer.
“Parties” or “Party” has the meaning given in the preamble to this Agreement and shall include the respective successors and permitted assigns of each Party.
“Person” means a natural person, partnership, limited partnership, limited liability partnership, limited liability company, trust, business trust, estate, association, joint venture, cooperative, corporation, custodian, nominee or any other individual or entity in its own or any represented capacity.
“Phase Design” has the meaning given in Section 2.1(a).
“Point of Interconnection” has the meaning given in each Interconnection Agreements.
“Project” or “Projects” has the meaning given in paragraph 1 of the Preliminary Statements to this Agreement, and shall include all related interconnection facilities, and all other rights necessary for the ownership and operation of the Projects and the sale of power from the Projects.
“Project Easements” has the meaning given in paragraph 1 of the Preliminary Statements to this Agreement.
“Project Model” has the meaning set forth in the Purchase and Sale Agreement with respect to each of (i) the Breckinridge Acquired Companies, (ii) the Carousel Acquired Companies, (iii) the Palomino Acquired Companies, (iv) the Monarch Acquired Companies and (v) the Pacific Plains Acquired Companies, as modified from time to time pursuant to Section 2.1(i) of this Agreement for each Implementation of a Subsequent Phase for which a Class A Cash Adjustment has been paid.

“Purchase and Sale Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, as amended, supplemented and modified by the Amendment to Amended and Restated Purchase and Sale Agreement, dated as of August 29, 2018, and the Acquired Companies Annex for the D9 Acquired Companies attached as Attachment 1 thereto.
“Subsequent Party” means, with respect to any Subsequent Phase, any Party, NextEra Affiliate, or other valid successor or assignee thereof that owns or plans to develop such Subsequent Phase.
“Subsequent Phase” means any wind farm or expansion of a wind farm which is to be Implemented using Subsequent Phase Rights; provided that, for the avoidance of doubt, any wind farm that is Implemented after giving effect to and complying with the terms and conditions of this Agreement (a “Compliant Project”), shall not, subject to the immediately following sentence, be a “Subsequent Phase” for purposes of Section 2.1 of this Agreement. Notwithstanding the foregoing, in the event that more than two (2) Wind Turbines included in any Compliant Project are to be relocated and such Wind Turbines would be within five (5) kilometers of any Project after such relocation, then the relocation of such Wind Turbines will be treated as an Implementation of a Subsequent Phase for purposes of Section 2.1 (other than the first sentence thereof) of this Agreement. For avoidance of doubt, the Projects shall not be, or be deemed for any purpose to be, a Subsequent Phase and any expansion of, or re-location of the Wind Turbines at, the Projects shall not be subject to this Agreement.
“Subsequent Phase Effect” means as to each of the Projects, the net effect on the applicable Project of the aggregate of the Wind Interference Effect, the Transmission Access Effect and the O&M Interference Effect.
“Subsequent Phase Land Rights” has the meaning given in paragraph 2 of the Preliminary Statements to this Agreement.
“Subsequent Phase Owner” mean any Party or NextEra Affiliate or any Subsequent Party which has or subsequently acquires Subsequent Phase Rights after the date of this Agreement.
“Subsequent Phase Rights” means the right to use (i) the Wind Farm Land Rights, (ii) any facilities or infrastructure of any Project Owner, or (iii) any Project’s substation or the portion of the transmission line or facilities used by any Project Owner which are located between the applicable Project substation and the Point of Interconnection, in each case, to the extent such right relates to the Implementation after the date hereof of a new wind farm, the expansion after the date hereof of a wind farm (other than the applicable Project), or the relocation after the date hereof of more than two (2) Wind Turbines at a wind farm (other than the applicable Project).
“Transmission Access Effect” means, with respect to the Implementation of a Subsequent Phase, as to each of the Projects, the identified detrimental effect on the applicable Project as a result of Subsequent Phase being granted access to and use of such Project’s substation or any transmission line or transmission facility used by any Project Owner located on the applicable Project’s side of each Point of Interconnection, including any increase in line losses and any added costs, expenses or losses (including lost revenues, on a grossed up basis, and lost federal and state production tax credits) of such Project associated with the curtailment, down time or line loss of such Project resulting from the upgrading, tying into, starting up, testing, commissioning or use of such Project’s substation, transmission line or transmission facility by the Subsequent Phase, as then reasonably determined by the Independent Transmission Consultant.
“Wind Farm Land Rights” has the meaning given in paragraph 2 of the Preliminary Statements to this Agreement.
“Wind Interference Effect” means, with respect to the Implementation of a Subsequent Phase, as to each of the Projects, the identified detrimental effect on any Project Owner, calculated as a percentage reduction in the net capacity factor of the applicable Project set forth in the Project Model as a result of wake effects created by the presence of Wind Turbines of the Subsequent Phase in connection with the Implementation of the Subsequent Phase, as then reasonably determined by the applicable Independent Engineer.
“Wind Turbine” means a wind turbine generator, each including the following components: a tower, a nacelle, turbine blades, controller/low voltage distribution panel console (including interconnecting cabling from the nacelle to the ground controller), control panels, wind vanes, FAA lighting, grounding, and anemometers.
1.2    Rules of Interpretation.
(a) Titles, captions and headings in this Agreement are inserted for convenience only and will not be used for the purposes of construing or interpreting this Agreement.
(b) In this Agreement, unless a clear, contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (v) reference to any law means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder; (vi) reference to any Article or Section means such Article or Section of this Agreement, and references in any Article, Section or definition to any clause means such clause of such Article, Section or definition; (vii) “hereunder”, “hereof”, “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (ix) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”.

(c) Words and abbreviations not defined in this Agreement that have well-known technical or power industry meanings in the United States are used in this Agreement in accordance with those recognized meanings.
(d) This Agreement was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party. The Parties have agreed to the wording of this Agreement, and none of the provisions of this Agreement will be construed against one Party on the ground that such Party is the author of this Agreement or any part of this Agreement.
ARTICLE TWO
OBLIGATIONS AND RIGHTS OF THE PARTIES
2.1    Rights to Develop Subsequent Phases. In accordance with the terms of this Agreement, NEP Renewables acknowledges and agrees to the right of any Subsequent Phase Owner to Implement any Subsequent Phase. Each Party and each Subsequent Phase Owner which is a party hereto agrees that it will not Implement any Subsequent Phase, except in compliance with the procedures set forth in this Section 2.1. Without limiting the foregoing, NextEra agrees that it will not permit any of its Affiliates to Implement any Subsequent Phase unless such Affiliate complies with the procedures set forth in this Section 2.1 or enters into a build-out agreement with respect to such Subsequent Phase (an “Affiliate Build-Out Agreement”) in substantially the form of, or becomes a party to, this Agreement. In addition, NextEra further agrees that prior to it or any of its Affiliates selling or otherwise transferring any direct or indirect interest in an Affiliate of NextEra that has Subsequent Phase Rights to any non-Affiliate, it shall cause such Affiliate holding such Subsequent Phase Rights to become a party to this Agreement or to enter into a build-out agreement with respect to such Subsequent Phase Rights in substantially the form of this Agreement (a “Transferred Affiliate Build-Out Agreement”) unless the Affiliate holding such Subsequent Phase Rights continues to be controlled directly or indirectly by NextEra. Without limiting NextEra’s obligations under this Section 2.1, any Affiliate Build-Out Agreement or Transferred Affiliate Build-Out Agreement shall apply only to the Subsequent Phase Rights acquired by such Affiliate while it is an Affiliate of NextEra.
(a) Prior to the later of (i) the beginning the Implementation of any Subsequent Phase or (ii) ten (10) days following the execution of this Agreement, the Subsequent Phase Owner will, at its own expense, prepare and present to each Project Owner, each Independent Engineer and each Independent Transmission Consultant a detailed development procedure (including the proposed design and construction timetable for the Subsequent Phase) (the “Phase Design”) sufficient to allow (i) the applicable Independent Engineer to analyze and determine on a preliminary basis the applicable Wind Interference Effect and the applicable O&M Interference Effect and (ii) the applicable Independent Transmission Consultant to analyze and determine on a preliminary basis the applicable Transmission Access Effect. NextEra, or its Affiliates, and the Subsequent Phase Owner will cause (i) the applicable Independent Engineer to calculate the applicable Wind Interference Effect and the applicable O&M Interference Effect and (ii) the applicable Independent Transmission Consultant to calculate the applicable Transmission Access Effect; provided, however, that NextEra, its Affiliates and the Subsequent Phase Owner shall have no obligation to cause any Independent Engineer to perform such calculation with respect to a Wind Interference Effect if no Wind Turbines of the Subsequent Phase will be within five (5) kilometers of any Wind Turbines of any Project.
(b) Based on the Subsequent Phase Effect, if any, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) under Section 2.1(a), NextEra will run the applicable Project Model for such Project or Projects, in each case, changing the inputs or assumptions, as applicable, solely to give effect to the applicable Subsequent Phase Effect as calculated on a preliminary basis.
(c) If the applicable Project Model is modified for the Subsequent Phase Effect, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) on a preliminary basis, results in a Build-Out Payment greater than zero, then NextEra will determine the relevant Class A Cash Adjustment, assuming that the Subsequent Phase is built in accordance with the Phase Design. If a Class A Cash Adjustment is equal to zero, no further action is required under this Section 2.1(c).
(d) [Reserved.]
(e) As a condition to commencing construction of the Subsequent Phase or relocation of the applicable Wind Turbine included in such Subsequent Phase, the Subsequent Phase Owner will provide one or more guarantees by NextEra for any Class A Cash Adjustment, as applicable, or in lieu thereof, a letter of credit or other security in form and substance, and issued by a party, reasonably satisfactory to NEP Renewables.
(f) Prior to commencement of operation of a Subsequent Phase (or any portion thereof which could reasonably be expected to affect any Project) on a commercial basis, the Subsequent Phase Owner and NextEra will cause the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by applicable the Independent Transmission Consultant) to calculate the Subsequent Phase Effect on a final basis to reflect the final design and construction timetable (including changes in the projected construction schedule and operations date).
(g) Based on the Subsequent Phase Effect, if any, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) under Section 2.1(f), NextEra will re‑run the applicable Project Model for such Project or Projects, changing the inputs or assumptions, as applicable, solely to give effect to the final Subsequent Phase Effect.
(h) If the final determination of the Subsequent Phase Effect, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant), in connection with the Implementation of the Subsequent Phase is negative as to NEP Renewables, NextEra will determine (i) the Class A Cash Adjustment, if applicable, and the Subsequent Phase Owner will, within thirty (30) days of such determination, pay any such Class

A Cash Adjustment, as applicable, due to NEP Renewables. If the applicable Project Model, as modified on a final basis for the final Subsequent Phase Effect results in a Class A Cash Adjustment equal to zero, then, no further action is required under this Section 2.1(h) with respect to the Class A Units, as the case may be.
(i) Upon payment of a Class A Cash Adjustment, the applicable Project Model, will be revised to reflect, with respect to any Project or Projects, (i) the final Subsequent Phase Effect and (ii) the final Class A Cash Adjustment and, as so revised, will be the Project Model used for purposes of this Section 2.1 in respect of the next Subsequent Phase, if any.
(j) If NEP Renewables disputes the calculation of a Class A Cash Adjustment, the Subsequent Phase Owner and the Parties shall meet and work together in good faith to resolve such dispute. If the Subsequent Phase Owner and the Parties cannot resolve such disagreement within twenty (20) days, the Subsequent Phase Owner shall pay the portion of any Class A Cash Adjustment, as the case may be, that is not in dispute and each shall appoint an independent expert to resolve such dispute. Thereafter, if such independent experts cannot agree within twenty (20) days of receiving all appropriate information, they shall jointly appoint a third independent expert whose decision shall be binding on the parties and failing agreement on such third independent expert within ten (10) days such third independent expert shall be appointed by the International Chamber of Commerce upon the request of any party. To the extent it is determined that any Class A Cash Adjustment was not calculated correctly, the Subsequent Phase Owner shall make a supplemental Class A Cash Adjustment, (with interest at the prevailing rate) as necessary. The cost of the independent experts shall be the responsibility of the Subsequent Phase Owner unless NEP Renewables or its Affiliates shall have acted in bad faith in which case they shall be obligated to pay such costs.
(k) NextEra will not and will not permit any NextEra Affiliate to, and each Party agrees it will not, sell or transfer any Subsequent Phase Rights to another Subsequent Party, unless it simultaneously assigns and delegates to such Subsequent Party, and such Subsequent Party shall assume, the rights and obligations of the Subsequent Phase Owner under this Agreement to the extent relating to such Subsequent Phase or enters into a build-out agreement in respect of such Subsequent Phase in substantially the form of this Agreement; provided, that in connection with any assignment of any Subsequent Phase Rights relating to a Subsequent Phase which is being Implemented and for which a guaranty by NextEra, letter of credit or other security is outstanding, such guaranty, letter of credit or other security shall either remain in full force and effect or be replaced with another guaranty, letter of credit or other security in form and substance, and issued by a party which is, reasonably satisfactory to NEP Renewables.
ARTICLE THREE
GENERAL PROVISIONS
3.1    Notices. Any notice to be given under this Agreement will be in writing and will be delivered by hand or express courier against written receipt, or sent by prepaid first class mail, e-mail or facsimile copy to the Persons and addresses specified below (or such other Person or address as a Party may previously have notified all other Parties in writing for that purpose). A notice will be deemed to have been served when delivered by hand or express courier at that address or received by, e-mail (provided, in the case of e-mail only, that a copy is sent by one of the other delivery methods described in this Section 3.1) or facsimile copy, or, if sent by registered mail as aforesaid, on the date delivered. The names and addresses for the service of notices referred to in this Section 3.1 are:
If to NEP Renewables, to:
[NEP Renewables, LLC
c/o NextEra Energy Partners GP, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:    Corporate Secretary
Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309]
If to NextEra, to:
[NextEra Energy Resources, LLC
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:    Director, Business Management
Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309]
3.2    No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement will not otherwise be deemed to confer upon or give to any other third party any right, claim, cause of action, or other interest in this Agreement.
3.3    Amendment and Waiver. Neither this Agreement nor any term of this Agreement may be changed, amended or terminated orally, but only by written act of all of the Parties. No failure or delay on the part of a Party in the exercise of any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other of further exercise thereof or of any other right.
3.4    Binding Nature; Assignment; Consent to Assignment. Except as required by Section 2.1(k), no Party will assign its rights and obligations under this Agreement without the prior written consent of the other Parties, and any such assignment contrary to the terms of this Agreement will be null and void and of no force and effect; provided, however, that (i) each of the Parties will be entitled, without in any way being released from its obligations under this Agreement, to assign its rights and obligations under this Agreement to an Affiliate thereof, and (ii) NEP Renewables or the Subsequent Phase Owner may assign its rights under this Agreement to any lender as collateral for its obligations in connection with any financing documents providing financing for the Project or a Subsequent Phase. Upon request of NEP Renewables or the Subsequent Phase Owner, any Party will execute a consent to said assignment to any such lender on reasonably acceptable terms and conditions.
3.5    Governing Law. This Agreement will be deemed made and prepared and will be construed and interpreted in accordance with the internal laws of the State of New York, without
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regard to principles of conflicts of law thereof that may require the application of the law of another jurisdiction.
3.6    Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which, when taken together, will constitute one and the same instrument.
3.7    Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning and interpretation of this Agreement.
3.8    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the Parties waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.
3.9    Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all prior statements or agreements, whether oral or written, among the Parties with respect to such subject matter.
3.10    No Agents. No Party nor any Affiliate thereof has retained any broker, agent or finder or incurred any liability or obligation for any brokerage fees, commissions or finder fees with respect to this Agreement or the transactions contemplated hereby.
3.11    Expenses. No Party will be responsible for paying any fees, costs or expenses incurred by any other Party in connection with the preparation, negotiation, execution or performance of this Agreement, except as otherwise provided in this Agreement.
3.12    Specific Performance; Consequential Damages. Each Party hereto may enforce its rights and the obligations of the other Parties by the remedy of specific performance. Except as expressly provided herein, in no event shall any party be liable hereunder to any other party for any indirect, consequential damages of any nature whatsoever, whether based on contract or tort, or for any punitive or exemplary damages.
3.13    Further Assurances. Each Party hereto agrees to provide such information and to take such other actions as may be necessary or reasonably requested by another Party hereto, which are not inconsistent with the provisions of this Agreement and which do not involve assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement, including, without limitation, to amend this Agreement as reasonably requested by any lender or equity investor providing construction or term financing in connection with a Subsequent Phase; provided that any such amendment does not have a material adverse effect on any Project Owner or NEP Renewables.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

NEXTERA ENERGY RESOURCES LLC

By:
Name: [__________]
Title: [__________]

[Signature Page to Build-Out Agreement]

NEP RENEWABLES, LLC

By:
Name: [__________]
Title: [__________]

[Signature Page to Build-Out Agreement]

Exhibit E
Issuer Agreement

ISSUER AGREEMENT
August 31, 2018
NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, FL 33408

Ladies and Gentlemen:
Reference is made to (i) the Margin Loan Agreement dated as of August 31, 2018 (as amended or supplemented from time to time, the “Loan Agreement”) among WRP Investco L.P., a Delaware limited partnership, as Borrower (“Borrower”), WRP Investco GP LLC, a Delaware limited liability company as Borrower’s general partner, Citibank, N.A., as administrative agent (the “Administrative Agent”) and as calculation agent, and the lenders party thereto from time to time (each, a “Lender”, and collectively, the “Lenders”) and (ii) the Security Agreement to be entered into on the Funding Date (as defined below) between Borrower, the Administrative Agent and Lenders substantially in the form of Exhibit B to the Loan Agreement (as amended or supplemented from time to time, the “Security Agreement” and, together with the Loan Agreement, the “Loan Documents”).
Pursuant to the Security Agreement, Borrower will pledge to Lenders (i) all Non-Voting Common Units (the “Non-Voting Units”) of NextEra Energy Partners, LP, a Delaware limited partnership (the “Partnership”) the Borrower will receive from the Partnership pursuant to Section 5.9(b)(ii) of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as in effect on the date hereof (as it may be amended from time to time, the “Partnership Agreement”) and (ii) any Common Units of the Partnership issued upon conversion of the Non-Voting Units (the “Common Units” and, together with the Non-Voting Units, the “Collateral Units”), in each case to secure Borrower’s obligations pursuant to the Loan Agreement. The loan and the related pledge under the Loan Documents are referred to herein as the “Transactions.” Borrower represents and warrants to the Partnership that the pledge of the Collateral Units is a bona fide pledge and that the Loan Documents and the loans under the Loan Documents constitute Permitted Loans.
This letter agreement (this “Issuer Agreement”) memorializes certain understandings among the Partnership, Lenders and Borrower, and may be relied upon by parties that become Lenders under the Loan Agreement in accordance with the terms thereof (as in effect on the date hereof) on or following the date hereof. Capitalized terms used but not otherwise defined in this Issuer Agreement shall have the meanings given to them in the Partnership Agreement.
Definitions
“Call Option” has the meaning set forth in the JV Agreement.
“Collateral Account” means each of the collateral accounts pledged in connection with the Loan Agreement.

“Custodian” means Deutsche Bank Trust Company Americas, or any successor appointed by Borrower with the consent of the requisite lenders under the Loan Agreement).
“Funding Date” means the date on which the funding of the initial loans under the Loan Agreement has occurred.
“JV Agreement” means that certain Amended and Restated Limited Liability Company Agreement of NEP Renewables, LLC, a Delaware limited liability company, dated as of August 31, 2018.
“Restrictive Condition” means (i) any equityholders agreement, voting agreement, investor rights agreement, lock-up agreement or any similar agreement relating to Non-Voting Units or Common Units, and (ii) any restriction, condition or requirement (whether or not under any law, rule, regulation, regulatory order or organizational documents or contracts) relating to Non-Voting Units or Common Units or a holder thereof (whether beneficial, constructive or otherwise) or any pledgee thereof would be subject to, including without limitation, any registration requirement, ownership limitation, reporting or informational requirement or mandatory redemption or transfer.
“Transfer Restriction” means, with respect to any Non-Voting Units or Common Units , any condition to or restriction on the ability of the owner or any pledgee thereof to pledge, sell, assign or otherwise transfer such Non-Voting Units or Common Units, to convert the Non-Voting Units into Common Units or to enforce the provisions thereof or of any document related thereto whether set forth in such Non-Voting Units or Common Units or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement for such Non-Voting Units or Common Units be consented to or approved by any person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitation on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such Non-Voting Units or Common Units, and (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar or transfer agent for, such Non-Voting Units or Common Units, prior to the sale, pledge, assignment or other transfer or enforcement of such Non-Voting Units or Common Units.

Partnership Agreements
1.    The Partnership:

(a)	Confirms that

(i)	at the time of the pledge thereof by Borrower, the Collateral Units will have been duly authorized and validly issued, will be fully paid and will not be subject to any preemptive or similar rights,

(ii)
the Common Units issued upon conversion of the Non-Voting Units in accordance with Section 5.9(b)(v) of the Partnership Agreement, will have been duly authorized and validly issued, will be fully paid and will not be subject to any preemptive or similar rights, and

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(iii)	as of the date hereof, other than the Relevant Agreements and this Issuer Agreement, the Partnership has not entered into any agreements relating to the Collateral Units.
The term “Relevant Agreements” means the following agreements: (i) the Partnership Agreement, (ii) the Membership Interest Purchase Agreement by and among NEP Renewables, LLC, the Partnership, NEP JV Holdings, LLC and the Class B Purchasers party thereto (the “Membership Purchase Agreement”) and (iii) all other Transaction Documents (as defined in the Membership Purchase Agreement).

(b)
Confirms that (i) as of the Funding Date, the Partnership will not consider Borrower to be an “affiliate” (within the meaning of Rule 144) of the Partnership and (ii) the Partnership would not consider Lender to be an affiliate of the Partnership based solely on account of its rights and remedies under the Loan Documents or the exercise thereof in accordance with the terms of the Loan Documents following an event of default thereunder.

(c)
Agrees that, on or prior to the Funding Date, the Partnership will direct the Transfer Agent to transfer all Non-Voting Units that constitute Collateral Units in uncertificated, book entry form to Custodian, as a securities intermediary and record owner of such Non-Voting Units.

(d)
Agrees that, in connection with the removal of restrictive legends following receipt of the representation letter required by Section 8.08 of the Membership Purchase Agreement (as in effect on the date hereof) and in connection with a sale by Borrower of the Collateral Units consisting of the Common Units in reliance on Rule 144 under the Securities Act, as amended (“Rule 144”) in accordance with applicable law, it will also remove any restrictive “CUSIP” or similar restrictive identifier promptly (it being understood and agreed that this will not require the removal of any restriction required by the Partnership Agreement, including, without limitation, Section 4.7(c) thereof).

(e)
Agrees that, following receipt of notice from any Lender that an event of default under the Loan Documents has occurred, except as required by applicable law and stock exchange rules, it will not take any actions that are intended to hinder or delay the exercise of any remedies against Borrower with respect to the Collateral Units by such Lender under the Security Agreement; provided, however, that the Partnership is entitled to require that Borrower and such Lender comply with all provisions of the Partnership Agreement in connection with such Lender’s exercise of its remedies with respect to the Collateral Units, including any applicable restrictions on transfer; provided, further, that for purposes of this Section 1(e), the Partnership will not be considered to have taken any actions that are intended to hinder or delay the exercise of any remedies against Borrower with respect to the Collateral Units by such Lender under the Security Agreement if, with respect to the conversion of any Non-Voting Units into Common Units, (A) an Automatic Conversion Notice, substantially in the form of Exhibit A hereto, executed by Custodian at the direction of such Lender, has been delivered

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pursuant to Section 5.9(b)(v)(A) of the Partnership Agreement and (B) the Partnership issues the same number of Common Units as the Non-Voting Units subject to such Automatic Conversion Notice to such Lender no later than two Business Days after such Automatic Conversion Notice has been delivered pursuant to Section 5.9(b)(v)(A) of the Partnership Agreement, which Common Units will be (x) if the DTC Conditions are satisfied as of such date, deposited into the facilities of the Depository Trust Company (“DTC”) in global, book-entry form and without any restrictive legends (other than any restrictive legends required by the Partnership Agreement, including pursuant to Section 4.7(c) thereof) to be credited to the Collateral Account of such Lender as specified by such Lender in such Automatic Conversion Notice or (y) otherwise, transferred in uncertificated, book-entry form to Custodian, as a securities intermediary; provided that, in either case, the Partnership shall use commercially reasonable efforts to cause the delivery of such certificates and/or legal opinions as may be required for the Transfer Agent to effect such deposit and/or registration, subject only to the receipt of the Partnership of the opinion specified in Section 2(c) or 2(d), as the case may be, of this Issuer Agreement.
The term “DTC Conditions” means, as of any date, (i) such date has been (x) more than twelve months following the pledge of the Collateral Units pursuant to the Security Agreement or (y) more than six months following the pledge of the Collateral Units pursuant to the Security Agreement and the Partnership has filed all reports and other materials required to be filed by Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as applicable, during the preceding 12 months, other than Form 8-K reports or (ii) there is an effective registration statement on file with the Securities and Exchange Commission covering foreclosures and resales by each Lender (including any agent or trustee on its behalf) or any affiliate of each Lender of the applicable Common Units and such registration statement is available on such date.

(f)
Confirms that it shall use commercially reasonable efforts to provide prompt notice to each Lender of any proposed Transfer Restriction or Restrictive Condition on the Collateral Units pursuant to the Partnership Agreement at least 25 days prior to the effectiveness of such Transfer Restriction or Restrictive Condition.

(g)
Agrees that (i) the pledge under the Security Agreement does not constitute a “transfer” (within the meaning of the Partnership Agreement) of any Collateral Units to the Lenders, (ii) a pledgee who has foreclosed on such Non-Voting Units has the right to transfer any Common Units issued upon conversion of such Non-Voting Units in a manner permitted under applicable law and (iii) such transfer of Common Units shall not be considered a violation or breach of the Partnership Agreement.

Lender Agreements
2.    Each Lender hereby acknowledges that the Collateral Units will be “restricted securities” within the meaning of Rule 144, and agrees that the Collateral Units may not be sold, except:

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(a)	to the Partnership or any Subsidiary thereof;

(b)	pursuant to a transaction registered under the Securities Act;

(c)
in a transaction exempt from registration under the Securities Act; provided that as a condition to any such sale, the Partnership shall have received an opinion of counsel to Lender reasonably satisfactory to the Partnership, substantially in the form of Exhibit B; or

(d)
pursuant to Rule 144; provided that as a condition to any such sale, the Partnership shall have received an opinion of counsel to Lender reasonably acceptable to the Partnership, substantially in the form of Exhibit C; provided further that no such opinion is required if such sale occurs on or after the date that is one year following the date of the pledge of such Common Units (it being understood and agreed that any Common Units have been pledged on the date the Non-Voting Units were pledged).

3.    Each Lender agrees that the Partnership will not be liable to such Lender or any of its Affiliates for any claims, liabilities, or expenses arising out of or relating to the Partnership’s performance under this Issuer Agreement (including, without limitation, the taking of any action, or refraining from taking any action, at such Lender’s direction) other than those claims, liabilities, or expenses that result directly from its acts or omissions constituting (i) fraud, (ii) gross negligence, (iii) willful misconduct or (iv) a material breach of Section 1(e) or Section 1(f) of this Issuer Agreement (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgement), and in no event will the Partnership be liable for any punitive, special, indirect, or consequential damages, including without limitation, lost profits (it being understood that any damages resulting from the inability to sell or transfer Collateral Units, or the diminution in Collateral Unit value, shall not be considered punitive, special, indirect or consequential).
4.    Each Lender agrees that it will provide the Partnership with a notification of any termination or expiration of any of the Loan Documents or the repayment in full of all outstanding obligations under the Loan Documents.
5.    Each Lender acknowledges and agrees that, notwithstanding anything to the contrary contained in this Issuer Agreement, any Loan Document or any other agreement, in no event shall the Partnership be required to exercise the Call Option, and the Partnership may exercise, or refrain from exercising, its rights with respect to the Call Option in its sole discretion.
Borrower Acknowledgments and Agreements
5.    Borrower hereby consents and acknowledges with the foregoing provisions of Sections 1 through 4 of this Issuer Agreement and acknowledges that the Partnership is permitted to comply with instructions, directions or orders of Custodian or each Lender, as applicable, hereunder or under the Partnership Agreement. Borrower agrees that it will not assign its rights to cause the Partnership to register any Collateral Units or any other rights it has pursuant to the Registration Rights Agreement in connection with the exercise of each Lender’s rights under the Loan Documents. Borrower represents and warrants to the Partnership and each Lender that, as of the

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Funding Date, it will not be, and will not have been within the preceding three months, an “affiliate” (within the meaning of Rule 144) of the Partnership. Borrower represents and warrants that it is the beneficial owner of securities entitlements in respect of the Collateral Units that will be transferred in uncertificated, book entry form to Custodian, as a securities intermediary, on the Funding Date in connection with the Loan Documents.
6.    Borrower agrees that the Partnership will not be liable to Borrower or any of its Affiliates for any claims, liabilities, or expenses arising out of or relating to the Partnership’s performance under this Issuer Agreement (including, without limitation, the taking of any action, or refraining from taking any action, at Custodian’s direction, order or instruction or at the direction, order or instruction of any Lender) other than those claims, liabilities, or expenses that result directly from its acts or omissions constituting (i) fraud, (ii) gross negligence or (iii) willful misconduct (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgement), and in no event will the Partnership be liable for any punitive, special, indirect, or consequential damages, including without limitation, lost profits or the diminution in Collateral Unit value. Without limiting the generality of the foregoing, in no event shall Partnership be liable to Borrower for acting in accordance with or conclusively relying upon any power of attorney purported to be granted to Lenders by the Borrower. Partnership shall be entitled to conclusively rely upon any such power of attorney without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. Partnership may act in conclusive reliance upon any such power of attorney and may assume that any person purporting to execute such power of attorney has been duly authorized to do so. Partnership shall not be responsible in any respect for the form, execution, validity, value or genuineness of any such power of attorney, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document.
Miscellaneous
7.    Any notice hereunder may be given (i) to the Administrative Agent at the addresses set forth in Annex A or as otherwise identified to the Partnership in writing, (ii) to the Partnership by certified or registered mail or overnight courier delivered to the following addresses: NextEra Energy Partners, LP, 700 Universe Boulevard, Juno Beach, Florida, 33408 Attention: Treasurer and NextEra Energy Partners, LP, 700 Universe Boulevard, Juno Beach, Florida 33408, Attention: Daniel Lotano (with a copy to, which shall not constitute notice: NextEra Energy Partners, LP, 700 Universe Boulevard, Juno Beach, Florida 33408, Attention: Jessica L. Aldridge, Email: Jessica.Aldridge@nexteraenergy.com) and (iii) to the Borrower by electronic mail delivered to the following address: matthew.raben@blackrock.com or as otherwise provided in paragraph (a) immediately below. Any notice to the Partnership shall be effective upon receipt. Any notice to the Administrative Agent or the Borrower that is delivered by electronic mail shall be deemed delivered absent a failure to deliver notice is delivered within 30 minutes of such notice or communication being sent (it being understood that an “out of office” reply does not constitute a failure to deliver for this purpose). Notice to the Administrative Agent or Borrower may also be given by overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

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(a)    for Borrower: c/o BlackRock Real Assets

1 Lafayette Place,

Greenwich, CT 06830
Tel: 203‑863‑6000
Fax: 203‑863‑6031
Attn: Matthew Raben
Email: matthew.raben@blackrock.com

With a copy (which shall not constitute notice) to:

c/o BlackRock, Inc.
Office of the General Counsel
40 East 52nd Street
New York, NY 10022
Attn: David Maryles and Joe Roy
Email: legaltransactions@blackrock.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
T: +1‑212‑455‑2881
Attn: Jonathan Lindabury
Email: Jonathan.Lindabury@stblaw.com

8.    This Issuer Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
9.    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York state court sitting in New York, New York in any action or proceeding arising out of or relating to this Issuer Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to the Partnership at 700 Universe Boulevard, Juno Beach, Florida 33408, Attention: General Counsel shall be effective service of process against the Partnership for any suit, action or proceeding brought in any such court.

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10.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS ISSUER AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS ISSUER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.
11.    This Issuer Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Issuer Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Issuer Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Issuer Agreement shall become effective when it shall have been executed by each of the parties hereto and when each of the parties hereto shall have received counterparts hereof, which, when taken together, bear the signatures of each of the other parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Issuer Agreement by facsimile, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Issuer Agreement.
12.    Each party hereto hereby agrees that it will negotiate in good faith to amend the terms of this Issuer Agreement in order to preserve the substance and intent of this Issuer Agreement in the event that due to a change in circumstance following the date hereof, the Lenders determine in their commercially reasonable discretion that it is necessary to perfect their security interest in the Collateral Units in a manner other than as contemplated by this Issuer Agreement or would not be commercially practicable to do so (including, but not limited to, the issuance of the Collateral Units in certificated form, registered in the name of the Lenders, their nominee or any other securities intermediary identified by the Lenders, in accordance with the Loan Documentation).
13.    No provision of this Issuer Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or, in the case of a waiver, by the party against whom the waiver is to be effective. Except for Sections 3, 6, 7, 8, 9, 10 and 12 of this Issuer Agreement, this Issuer Agreement shall automatically terminate upon the payment in full of all outstanding obligations under the Loan Agreement.

[Remainder of this page intentionally left blank]

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If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this Issuer Agreement shall become a binding agreement between us.

Very truly yours,

WRP INVESTCO L.P., as Borrower

By:	WRP INVESTCO GP LLC, its general partner

By:	RYAN SHOCKLEY
Name: Ryan Shockley Title: President

CITIBANK, N.A., as a Lender

By:	JAMES HEATHCOTE
Name: James Heathcote Title: Authorized Signatory

MUFG UNION BANK, N.A., as a Lender

By:	MICHAEL GORDON
Name: Michael Gordon Title: Managing Director

Accepted and agreed:

NEXTERA ENERGY PARTNERS, LP

By:	MARK HICKSON
Name: Mark Hickson Title: Executive Vice President, Strategy and Corporate Development

ANNEX A
Citibank, N.A.
390 Greenwich Street
New York, New York 10013
Telephone: (212) 723-5757
Email: james.heathcote@citi.com;
eric.natelson@citi.com;
joseph.stoots@citi.com;
gabriel1.david@citi.com;
dustin.c.sheppard@citi.com;
eq.us.corporates.middle.office@citi.com;

with a copy (which shall not constitute notice) to:

adrien.gotti@citi.com; yin.wu@citi.com

Annex A

Exhibit A
Form of Automatic Conversion Notice
NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, FL 33408
Attention: Treasurer
NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, FL 33408
Attention: Daniel Lotano
With a copy to:
NextEra Energy Partners, LP
700 Universe Boulevard,
Juno Beach, FL
33408 Attention: Mark Patten

Re:	Notice of Automatic Conversion of Non-Voting Units (the “Non-Voting Units”) of NextEra Energy Partners, LP (the “Partnership”)
Ladies and Gentlemen:
Reference is made to the Third Amended and Restated Agreement of Limited Partnership, as in effect on the date hereof (the “Partnership Agreement”) and the Security Agreement dated as of [______] (the “Security Agreement”) between WRP Investco L.P. and [Name of Lender], as secured party (“Secured Party”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Partnership Agreement.
This letter serves as notice that Secured Party has foreclosed on [____] Non-Voting Units, which will be automatically converted into the same number of Common Units pursuant to Section 5.9(b)(v)(A) of the Partnership Agreement, and within two Business Days from the date hereof, such Common Units shall be delivered to [[Name of Custodian] in uncertificated, book entry form][[Collateral Account Instructions] through facilities of the Depository Trust Company in global, book-entry form].
Secured Party and Pledgor hereby reserve the right to exercise from time to time any additional rights, powers or privileges Pledgor has and/or to which Pledgor is entitled under the Partnership Agreement, any other agreement between Pledgor and the Partnership, applicable law or otherwise.
Very truly yours,

[Name of Custodian]

Exhibit A-1

By:
Name: Title:

Exhibit A-2

Exhibit B
Form of Opinion of Counsel
NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, FL 33408

Ladies and Gentlemen:
We are acting as counsel for [Name of Lender] (“Secured Party”) in connection with the sale by it of [____] Common Units (the “Common Units”) of NextEra Energy Partners, LP, a Delaware limited partnership (the “Partnership”) that were pledged, or received by Secured Party upon foreclosure of the Non-Voting Units of the Partnership pledged, to it by WRP Investco L.P. (“Borrower”) to secure Borrower’s obligations pursuant to the Margin Loan Agreement dated as of August 31, 2018 among, inter alia, Borrower and Secured Party.
We have examined a representation letter from Secured Party dated as of [____] (the “Seller’s Letter”) with respect to the sale of the Common Units. In rendering the opinion expressed herein, we have relied exclusively on the Seller’s Letter, a copy of which is attached hereto as Schedule I, as to matters of fact, and we have without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so and (v) all statements in the Seller’s Letter were and are accurate.
Based on the foregoing, we are of the opinion that the Common Units may be sold by Secured Party without registration under the Securities Act of 1933, as amended, it being understood that no opinion is expressed as to any subsequent offer or resale of any Common Units.
This opinion is limited to the federal securities laws of the United States of America.
This opinion is rendered solely to you in connection with the proposed sale of the Common Units by Secured Party. This opinion may not be relied upon by you for any other purpose or relied upon by any other person or furnished to any other person without our prior written consent (provided that this opinion (x) may be disclosed to persons having regulatory authority over you without our prior consent and (y) may be disclosed in connection with any litigation, arbitration or similar proceeding with respect to the sale of the Common Units by Secured Party).
Very truly yours,

Exhibit B-1

Exhibit C
Form of Opinion of Counsel
NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, FL 33408
Ladies and Gentlemen:
We are acting as counsel for [Name of Lender] (“Secured Party”) in connection with the sale by it of [____] Common Units (the “Common Units”) of NextEra Energy Partners, LP, a Delaware limited partnership (the “Partnership”) that were pledged, or received by Secured Party upon foreclosure of the Non-Voting Units of the Partnership pledged, to it by WRP Investco L.P. (“Borrower”) to secure Borrower’s obligations pursuant to the Margin Loan Agreement dated as of August 31, 2018 among, inter alia, Borrower and Secured Party.
We have examined a representation letter from Secured Party dated as of [____] (the “Seller’s Letter”) with respect to the sale of the Common Units. In rendering the opinion expressed herein, we have relied exclusively on the Seller’s Letter, a copy of which is attached hereto as Schedule I, as to matters of fact, and we have without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so and (v) all statements in the Seller’s Letter were and are accurate.
Based on the foregoing, we are of the opinion that the Common Units may be sold by Secured Party as described in the Seller’s Letter without registration under the Securities Act of 1933, as amended, in reliance of Rule 144 promulgated thereunder and that any restrictive legends concerning transfers of the Common Units may be removed.
This opinion is limited to the federal securities laws of the United States of America.
This opinion is rendered solely to you in connection with the proposed sale of the Common Units by Secured Party. This opinion may not be relied upon by you for any other purpose or relied upon by any other person or furnished to any other person without our prior written consent (provided that this opinion (x) may be disclosed to persons having regulatory authority over you without our prior consent and (y) may be disclosed in connection with any litigation, arbitration or similar proceeding with respect to the sale of the Common Units by Secured Party).

Very truly yours,

Exhibit C-1